Form 10KSB, Exhibit 13
period 1996-12-31
SLIPPERY ROCK FINANCIAL CORP
filed 1997-03-28
CIK 884782

     SLIPPERY ROCK FINANCIAL CORPORATION
     SELECTED FINANCIAL DATA
-----------------------------------

                                                          Five Years Ended December 31,

                                    ---------------------------------------------------------------------
                                       1996          1995           1994            1993            1992
                                    ---------------------------------------------------------------------
                                                 (Dollars in thousands except per share data)

SUMMARY OF EARNINGS

Interest income                     $  13,744      $  12,486      $  11,042      $  10,241      $  10,100

Interest expense                        5,761          4,878          4,049          3,871          4,244
                                    ---------------------------------------------------------------------
Net interest income                     7,983          7,608          6,993          6,370          5,856
Provision for loan losses                 200            275            163            250            275
                                    ---------------------------------------------------------------------
Net interest income after
    provision for loan losses            7,783         7,333          6,830          6,120          5,581
Other income                               846           902            809            917            755
Other expense                            4,964         4,680          4,534          4,080          3,956
                                    ---------------------------------------------------------------------
Income before income taxes               3,665         3,555          3,105          2,957          2,380
Applicable income tax expense              995         1,056            839            748            602
                                    ---------------------------------------------------------------------
NET INCOME                              $2,670        $2,499         $2,266         $2,209         $1,778
                                    =====================================================================

PER SHARE DATA (1)

Earnings per share                       $1.94         $1.81          $1.64          $1.60          $1.29
Dividends paid                           $0.57         $0.48          $0.39          $0.34          $0.27
Book value per share at period end      $14.73        $13.29         $11.85         $10.69          $9.44
Average number of shares
  outstanding                        1,378,124     1,378,124      1,378,124      1,378,124      1,378,124


STATEMENT OF
CONDITION STATISTICS
(At end of period)

Assets                                $195,713      $162,011       $147,374       $141,268       $126,783
Deposits                              $164,779      $140,664       $129,322       $124,471       $112,115
Loans                                 $141,286      $122,747       $112,613        $99,845        $91,937
Allowance for loan losses               $1,177        $1,098         $1,037           $981           $937
Interest-bearing deposits in
  other banks                            $287           $118           $127           $210           $771
Investment securities                 $37,346        $25,755        $19,638        $23,307        $18,800
Short-term borrowings                  $9,000         $1,300              -              -              -
Long term debt                           $754           $939         $1,109         $1,440         $1,070
Stockholders' equity                  $20,297        $18,313        $16,330        $14,739        $13,008


SIGNIFICANT RATIOS (2)

Return on average equity               13.78%         14.32%         14.51%         15.78%          14.43%
Return on average assets                1.52%          1.64%          1.56%          1.66%           1.45%
Loans as a percent of deposits         85.74%         87.26%         87.08%         80.22%          82.00%
Ratio of average equity to
  average assets                       11.05%         11.43%         10.75%         10.55%          10.08%
Dividends as a percent of
  net income                           29.38%         26.52%         23.78%         21.25%          21.93%


[FN]
(1) Per share data restated for the effects of a four for one stock split in 1996 and for 10% stock dividends paid during 1995, 1994, 1993, and 1992.

(2) Loans as a percent of deposits calculations use actual period end volume data, all other ratios use average daily volume data.

   SLIPPERY ROCK FINANCIAL CORPORATION
   CONSOLIDATED BALANCE SHEET
   ------------------------------------

                                                             December 31,
                                                       1996              1995
                                                 ----------------  ----------------

ASSETS
Cash and due from banks                         $      8,481,808  $      6,428,308
Interest-bearing deposits in other banks                 286,727           118,267
Federal funds sold                                           -             600,000
Mortgage loans held for sale                           1,296,047         1,592,950
Investment securities available for sale              26,291,321        12,360,004
Investment securities (market value
  of $11,107,779 and $13,494,347                      11,055,096        13,394,973
Loans                                                141,285,519       122,746,590
Less allowance for loan losses                         1,176,951         1,098,298
                                                 ----------------  ----------------
   Net loans                                         140,108,568       121,648,292

Premises and equipment                                 3,637,030         3,700,485
Accrued interest and other assets                      4,556,827         2,167,994
                                                 ----------------  ----------------

      TOTAL ASSETS                              $    195,713,424  $    162,011,273
                                                 ================ =================


LIABILITIES
Deposits:
   Noninterest-bearing demand                   $     24,737,745  $     21,707,304
   Interest-bearing demand                            20,696,978        18,477,697
   Savings                                            18,260,189        16,382,643
   Money market                                       23,942,880        17,287,064
   Time                                               77,141,411        66,809,687
                                                 ----------------  ----------------
      Total deposits                                 164,779,203       140,664,395

Short-term borrowings                                  9,000,000         1,300,000
Long-term debt                                           753,649           938,863
Accrued interest and other liabilities                   883,872           794,603
                                                 ----------------  ----------------
      TOTAL LIABILITIES                              175,416,724       143,697,861
                                                 ----------------  ----------------


STOCKHOLDERS' EQUITY
Common stock, par value $.25, authorized shares
   12,000,000, issued and outstanding 1,378,124          344,531           344,531
Capital surplus                                       10,676,129        10,676,129
Retained earnings                                      9,134,585         7,255,922
Net unrealized gain on securities                        141,455            36,830
                                                 ----------------  ----------------
      TOTAL STOCKHOLDERS' EQUITY                      20,296,700        18,313,412
                                                 ----------------  ----------------

      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                    $    195,713,424  $    162,011,273
                                                 ================  ================


See accompanying notes to the consolidated financial statements.

  SLIPPERY ROCK FINANCIAL CORPORATION
  CONSOLIDATED STATEMENT OF INCOME
-------------------------------------

                                                       Year Ended December 31,
                                                       1996              1995
                                                 ----------------  ----------------
INTEREST AND DIVIDEND INCOME
   Interest and fees on loans                   $     12,055,139  $     11,135,250
   Interest-bearing deposits in other banks               10,275            10,247
   Federal funds sold                                    172,601           271,141
   Interest and dividends on investment securities:
       Taxable interest                                  611,851           484,146
       Tax exempt interest                               841,668           539,249
       Dividends                                          51,934            46,167
                                                 ----------------  ----------------
                Total interest and
                  dividend income                     13,743,468        12,486,200
                                                 ----------------  ----------------

INTEREST EXPENSE
   Deposits                                            5,562,371         4,805,870
   Short-term borrowings                                 141,194            13,374
   Long-term debt                                         57,060            58,587
                                                 ----------------  ----------------
                Total interest expense                 5,760,625         4,877,831
                                                 ----------------  ----------------

NET INTEREST INCOME                                    7,982,843         7,608,369

PROVISION FOR LOAN LOSSES                                200,000           275,000
                                                 ----------------  ----------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                     7,782,843         7,333,369
                                                 ----------------  ----------------
OTHER INCOME
   Service charges on deposit accounts                   496,583           513,339
   Trust department income                                53,310            49,054
   Net gains (losses) on loan sales                      (21,223)           35,273
   Other income                                          317,631           304,435
                                                 ----------------  ----------------
                Total other income                       846,301           902,101
                                                 ----------------  ----------------
OTHER EXPENSE
   Salaries and employee benefits                      2,371,117         2,201,745
   Net occupancy expense                                 415,319           390,137
   Equipment expense                                     597,915           493,097
   Data processing expense                               177,438           204,705
   Pennsylvania shares tax                               164,430           147,272
   Stationery, printing and supplies                     156,126           146,425
   Other expense                                       1,081,188         1,096,259
                                                 ----------------  ----------------
                Total other expense                    4,963,533         4,679,640
                                                 ----------------  ----------------

Income before income taxes                             3,665,611         3,555,830

Income tax expense                                       995,123         1,056,331
                                                 ----------------  ----------------

NET INCOME                                      $      2,670,488  $      2,499,499
                                                 ================  ===============

EARNINGS PER SHARE                              $           1.94  $           1.81


See accompanying notes to the consolidated financial statements.

  SLIPPERY ROCK FINANCIAL CORPORATION
  CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------

                                                                                           Net Unrealized
                                        Common            Capital          Retained        Gain (Loss)
                                         Stock            Surplus          Earnings        on Securities         Total
                                      ----------        -----------       -----------       ----------        ------------

Balance, December 31, 1994           $  313,430        $  8,530,160      $ 7,608,244       $ (121,956)       $ 16,329,878

Net income                                                                 2,499,499                            2,499,499
Cash dividends ($.48 per share)                                             (658,203)                            (658,203)
Ten percent stock dividend
     (including fractional shares
      paid in cash)                      31,101           2,145,969       (2,193,618)                             (16,548)
Net unrealized gain on securities                                                             158,786             158,786
                                      ----------         -----------      -----------       ----------        ------------

Balance, December 31, 1995              344,531          10,676,129        7,255,922           36,830          18,313,412

Net income                                                                 2,670,488                            2,670,488
Cash dividends ($.57 per share)                                             (791,825)                            (791,825)
Net unrealized gain on securities                                                             104,625             104,625
                                      ----------         -----------       -----------      ----------        ------------

Balance, December 31, 1996           $  344,531        $ 10,676,129      $  9,134,585      $  141,455        $ 20,296,700
                                      ==========        ============      ============      ==========        ============

See accompanying notes to the consolidated financial statements.

   SLIPPERY ROCK FINANCIAL CORPORATION
   CONSOLIDATED STATEMENT OF CASH FLOWS
---------------------------------------

                                                      Year Ended December 31,
                                                       1996              1995
                                                 ----------------  ----------------

OPERATING ACTIVITIES
   Net income                                   $      2,670,488  $      2,499,499
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Provision for loan losses                          200,000           275,000
      Depreciation and amortization                      632,478           491,942
      Deferred taxes                                       9,870            87,607
      Mortgage loans held for sale                    (4,898,732)       (5,565,891)
      Proceeds from sales of mortgage loans            5,174,413         4,431,948
      Net (gain) loss on loan sales                       21,222           (35,273)
      Increase in accrued interest receivable           (328,939)         (142,966)
      Increase in accrued interest payable                25,807           133,047
      Other, net                                        (104,229)         (112,737)
                                                 ----------------  ----------------
                Net cash provided by
                  operating activities                 3,402,378         2,062,176
                                                 ----------------  ----------------

INVESTING ACTIVITIES
   Investment securities available for sale:
      Proceeds from maturities and repayments          2,792,298           719,196
      Purchases                                      (16,568,897)       (5,782,999)
   Investment securities:
      Proceeds from maturities and repayments          4,560,283         2,352,952
      Purchases                                       (2,231,508)       (3,171,308)
   Increase in loans, net                            (18,587,048)      (10,310,257)
   Purchases of premises and equipment                  (489,333)         (973,394)
   Premium paid on branch acquisition                 (2,093,982)              -
   Other, net                                                -             (40,691)
                                                 ----------------  ----------------
                Net cash used for
                  investing activities                (32,618,187)      (17,206,501)
                                                 ----------------  ----------------
FINANCING ACTIVITIES
   Increase in deposits, net                          24,114,808        11,342,594
   Proceeds from short-term borrowings                22,110,000         1,300,000
   Repayments of short-term borrowings               (14,410,000)              -
   Payments on long-term debt                           (185,214)         (170,336)
   Cash dividends paid including
     fractional shares                                  (791,825)         (674,751)
                                                 ----------------  ----------------
                Net cash provided by
                  financing activities                30,837,769        11,797,507
                                                 ----------------  ----------------

                Increase (decrease) in
                  cash and cash equivalents            1,621,960        (3,346,818)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR         7,047,575        10,394,393
                                                 ----------------  ----------------

CASH AND CASH EQUIVALENTS AT END OF YEAR        $      8,669,535  $      7,047,575
                                                 ================  ================


See accompanying notes to the consolidated financial statements.

 SLIPPERY ROCK FINANCIAL CORPORATION
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Slippery Rock Financial Corporation (the "Company") and its wholly-owned subsidiary, The First National Bank of Slippery Rock (the "Bank"). All significant intercompany transactions have been eliminated in consolidation. The investment in subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets.

Slippery Rock Financial Corporation is a Pennsylvania company organized to become the holding company of the Bank. The First National Bank of Slippery Rock is a national bank headquartered in Slippery Rock, Pennsylvania. The Company's principal sources of revenues emanate from its portfolio of residential real estate, commercial mortgage, commercial and consumer loans, as well as trust and a variety of deposit services provided to its customers through six locations. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The accounting principles followed by the Company and its wholly-owned subsidiary, the Bank, and the methods of applying these principles conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and statement of income. Actual results could differ significantly from those estimates.

Investment Securities
---------------------

The Company  has classified  investment securities  into two  categories:
Held to Maturity and Available for Sale. Debt securities acquired with the intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized security gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Loans
-----

Loans are reported at their principal amount net of unearned income. Interest from installment loans is recognized in income based on the sum-of-the-month's digits method or accrual method depending on the date the loans were granted. Both methods result in approximate level rates of return over the terms of the
loans.   Interest on real estate mortgages and commercial loans is recognized as income when earned on the accrual method. The Company's general policy has been to stop accruing interest on loans when it is determined that a reasonable doubt exists as to the collectibility of additional interest.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan yield. The Company is amortizing these amounts over the contractual lives of the related loans.

In general, fixed rate, permanent residential mortgage loans originated by the Bank are held for sale and are carried at the aggregate lower of cost or market. Such loans are sold to Federal Home Loan Mortgage Corporation ("Freddie Mac") and serviced by the Bank. In May, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," that became effective for the Company January 1, 1996. This statement allows enterprises engaged in mortgage banking activities to recognize as separate assets the rights to service mortgage loans originated for sale. Additionally, the Company must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The adoption of Statement No. 122 did not have a material effect on its consolidated financial condition or results of operations as of December 31, 1996.

Allowance for Loan Losses
-------------------------

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Company estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan

---------------------------------------------------------

-------------------------------------

repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Company's financial position or results of operation.

Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credit to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Real Estate Owned
-----------------

Real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Valuation allowances for estimated losses are provided when the carrying value exceeds the fair value. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Intangible Assets
-----------------

Intangible assets, the excess of cost over fair value of net assets acquired, is amortized to expense using the straight-line method over the period
estimated to be benefited.   Included in other assets is the premium resulting
from the August 19, 1996 purchase of the Harrisville, Pennsylvania branch office of Mellon Bank, N.A.

Trust Department
----------------

Trust Department assets (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers are not included in the balance sheet since such items are not assets of the Bank. In accordance with industry practice, trust fees are recorded on the cash basis and approximate the fees which would have been recognized on the accrual basis.

Income Taxes
------------

The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Employee Benefits
-----------------

Pension and employee benefits include contributions, determined actuarially, to a retirement plan covering the eligible employees of the Bank. The plan is funded on a current basis to the extent deductible under existing federal tax regulations.

---------------------------------------------------------

Earnings Per Share
------------------

Earnings per share are calculated using the weighted average number of shares outstanding. All per share amounts have been restated for the effect of the 10% stock dividend in 1995 and the four-for one stock split in 1996. The weighted average number of shares outstanding were 1,378,124 for 1996 and 1995.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Federal funds sold, and the demand deposit portion of Interest-bearing deposits in other banks.

Cash payments for interest in 1996 and 1995 were $5,734,818 and $4,744,784, respectively. Cash payments for income taxes for 1996 and 1995 amounted to $972,000 and $960,000, respectively.

Non cash investing activity for 1995 included mortgages originated for the sale of real estate owned totaling $388,200 and foreclosed mortgage loans transferred to real estate owned of $529,838.

Pending Accounting Pronouncement
--------------------------------

In June, 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement requires that, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards of distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not anticipate that implementation of this statement will have a material effect on its consolidated financial condition or results of operation.

Reclassification of Comparative Amounts
---------------------------------------

Certain comparative amounts for the prior year have been reclassified to conform to current year presentations. Such reclassifications had no effect on net income.

2. INVESTMENT SECURITIES
------------------------

Amortized cost and estimated market values of investment securities are summarized as follows:

                                                                  1996
                                        ---------------------------------------------------------
                                                           Gross          Gross        Estimated
   Available for Sale                     Amortized      Unrealized     Unrealized       Market
                                             Cost          Gains          Losses         Value
                                        -------------  -------------  -------------  ------------
   U. S. Treasury securities and
       obligations of U. S.
       Government corporations
       and agencies                    $   6,657,208  $      32,541  $      (7,668) $   6,682,081
   Obligations of states and
       political subdivisions             16,648,366        224,005        (17,936)    16,854,435
   Other securities                              357            -               (5)           352
   Mortgage-backed securities              1,796,764         23,075        (39,686)     1,780,153
                                        -------------  -------------  -------------  ------------
               Total debt securities      25,102,695        279,621        (65,295)    25,317,021
   Common stocks                             974,300            -              -          974,300
                                        -------------  -------------  -------------  ------------

               Total                   $  26,076,995  $     279,621  $     (65,295) $  26,291,321
                                        =============  =============  ============   ============

------------------------------------

                                                                  1996
                                        ---------------------------------------------------------

                                                           Gross          Gross        Estimated
   Held to Maturity                       Amortized      Unrealized     Unrealized       Market
                                             Cost          Gains          Losses         Value
                                        -------------  -------------  -------------  ------------
   U. S. Treasury securities and
       obligations of U. S.
       Government corporations
       and agencies                    $   2,624,653  $         446  $      (2,006) $   2,623,093
   Obligations of states and
       political subdivisions              8,154,334         56,593         (3,690)     8,207,237
   Other securities                          100,000            -              -          100,000
   Mortgage-backed securities                176,109          1,340            -          177,449
                                        -------------  -------------  -------------  ------------

               Total                   $  11,055,096  $      58,379  $      (5,696) $  11,107,779
                                        =============  =============  =============  ============

                                                                  1995
                                        ---------------------------------------------------------

                                                           Gross          Gross        Estimated
   Available for Sale                     Amortized      Unrealized     Unrealized       Market
                                             Cost          Gains          Losses         Value
                                        -------------  -------------  -------------  ------------
   U. S. Treasury securities and
      obligations of U. S.
      Government corporations
      and agencies                     $   4,473,565  $      36,278  $        (938) $   4,508,905
   Obligations of states and
       political subdivisions              4,500,073         37,180         (6,869)     4,530,384
   Mortgage-backed securities              2,605,263         32,502        (42,350)     2,595,415
                                        -------------  -------------  -------------  ------------
               Total debt securities      11,578,901        105,960        (50,157)    11,634,704
   Common stock                              725,300              -              -        725,300
                                        -------------  -------------  -------------  ------------

               Total                   $  12,304,201  $     105,960  $     (50,157) $  12,360,004
                                        =============  =============   ============  ============

                                                                  1995
                                        ---------------------------------------------------------
                                                           Gross          Gross        Estimated
   Held to Maturity                       Amortized      Unrealized     Unrealized       Market
                                             Cost          Gains          Losses         Value
                                        -------------  -------------  -------------  ------------

  U. S. Treasury securities and
      obligations of U. S.
      Government corporations
      and agencies                     $   2,499,333  $      11,726  $        (747) $   2,510,312
   Obligations of states and
       political subdivisions             10,444,821         94,212        (10,605)    10,528,428
   Other securities                          102,500              -            (63)       102,437
   Mortgage-backed securities                348,319          5,003           (152)       353,170
                                        -------------  -------------  -------------  ------------

               Total                   $  13,394,973  $     110,941  $     (11,567) $  13,494,347
                                        =============  =============  =============  ============

The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Available for Sale             Held to Maturity
                                        ----------------------------  ---------------------------
                                                         Estimated                     Estimated
                                          Amortized        Market       Amortized        Market
                                             Cost          Value           Cost          Value
                                        -------------  -------------  -------------  ------------
   Due in one year or less             $     410,000  $     415,093  $   3,713,336  $   3,717,003
   Due after 1 year through 5 years        7,622,851      7,649,767      3,970,960      4,009,837
   Due after 5 years through 10 years      7,407,317      7,437,312      3,095,524      3,103,489
   Due after 10 years                      9,662,527      9,814,849        275,276        277,450
                                        -------------  -------------  -------------  ------------

                 Total                 $  25,102,695  $  25,317,021  $  11,055,096  $  11,107,779
                                        =============  =============  =============  ============

Investment securities with a carrying value and estimated market value of $14,358,262 and $14,495,220, respectively, at December 31, 1996, and
$7,491,121 and $7,534,779, respectively, at December 31, 1995 were pledged to secure public deposits and other purposes as required by law.

3. LOANS
--------

Major classifications of loans are summarized as follows:

                                                          1996           1995
                                                     -------------  -------------
Real Estate:
  Construction                                      $   1,465,853  $   2,967,217
  Residential                                          70,900,718     58,432,522
  Commercial, financial and agricultural               23,312,222     23,283,073
Commercial                                             18,083,744     13,283,169
Consumer                                               27,539,532     24,852,564
                                                     -------------  -------------
                                                      141,302,069    122,818,545
Less unearned income                                       16,550         71,955
                                                     -------------  -------------
                                                      141,285,519    122,746,590
Less allowance for loan losses                          1,176,951      1,098,298
                                                     -------------  -------------

    Net loans                                       $ 140,108,568  $ 121,648,292
                                                     =============  =============

Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $20,341,070 and $16,887,433 at December 31, 1996 and 1995, respectively.

In the normal course of business, loans are extended to directors, executive officers, and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 1996, is as follows:

           Balance                                            Balance
         December 31,                      Amounts          December 31,
             1995         Additions       Collected             1996
        -------------    -----------     -----------       -------------

       $   1,161,820      6,715,008       5,891,723       $   1,985,105


The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Although the Company has a diversified loan portfolio at December 31, 1996, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the immediate trade area.

4. ALLOWANCE FOR LOAN LOSSES
----------------------------

Changes in the allowance for loan losses for the years ended December 31, 1996 and 1995, are as follows:

                                                          1996           1995
                                                     -------------  -------------

Balance, January 1                                  $   1,098,298  $   1,037,399
Add:
   Provision charged to operations                        200,000        275,000
   Recoveries                                              30,447         25,952
Less loans charged off                                    151,794        240,053
                                                     -------------  -------------

Balance, December 31                                $   1,176,951  $   1,098,298
                                                     ============   =============


At December 31, 1996 and 1995, the recorded investment in loans which are considered to be impaired was $738,551 and $999,535, of which $142,093 and
$593,893 was considered to be nonaccrual.   In addition, $110,783 and $150,000
of the related allowance for loan losses has been allocated for these impaired loans. At December 31, 1996 and 1995, there were commitments for unfunded letters of credit totaling $146,850 to a borrower with outstanding loans considered to be impaired.

The average recorded investment in impaired loans during the year ended December 31, 1996 and 1995, was approximately $824,611 and $987,378. For the years ended December 31, 1996 and 1995, interest income totaling $62,799 and $44,839 was recognized on impaired loans, of which $39,310 and $41,884 was recognized using the cash basis method of income recognition.

5. PREMISES AND EQUIPMENT
-------------------------

Major classifications of premises and equipment are summarized as follows:

                                                          1996           1995
                                                     -------------  -------------

Land                                                $     544,134  $     520,634
Bank buildings                                          3,739,186      3,604,426
Furniture, fixtures, and equipment                      3,614,432      3,283,359
                                                     -------------  -------------
                                                        7,897,752      7,408,419
Less accumulated depreciation                           4,260,722      3,707,934
                                                     -------------  -------------

     Total                                          $   3,637,030  $   3,700,485
                                                     =============  =============

Depreciation charged to operations was $552,788 in 1996 and $474,620 in 1995.

6. DEPOSITS
-----------

Time deposits include certificates of deposit and other time deposits in denominations of $100,000 or more. Such deposits totaled $15,077,000 and $14,962,000 at December 31, 1996 and 1995, respectively.

7. INCOME TAXES
---------------

The provision for Federal income taxes consists of:

                                                           1996           1995
                                                     -------------  -------------

Currently payable                                   $     985,253  $     968,724
Deferred                                                    9,870         87,607
                                                     -------------  -------------

     Total provision                                $     995,123  $   1,056,331
                                                     =============  =============

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are as follows:

                                                            1996           1995
                                                       -------------  -------------
Deferred tax assets:
  Allowance for loan losses                           $     337,421  $     282,317
  Deferred loan origination fees, net                        71,261         78,578
  Premises and equipment                                     12,650         51,411
  Fair market value in excess of
    carrying value of loans                                  41,466         45,251
  Other, net                                                  6,493            -
                                                       -------------  -------------
       Total                                                469,291        457,557
                                                       -------------  -------------
Deferred tax liabilities:
  Unrealized gain on securities                              72,871         18,973
  Prepaid pension asset                                      96,795         71,878
  Other                                                       3,714          7,027
                                                       -------------  -------------
       Total                                                173,380         97,878
                                                       -------------  -------------

       Net deferred tax assets                        $     295,911  $     359,679
                                                       =============  =============

The Company has paid sufficient taxes in the current and prior years to warrant recording the full deferred tax asset without a valuation allowance.

The reconciliation between the federal statutory rate and the Company's effective consolidated income tax rate is as follows:

                                                   1996                          1995
                                     -----------------------------  ----------------------------
                                                           % of                          % of
                                                          Pre-tax                       Pre-tax
                                        Amount            Income       Amount           Income
                                     -------------       --------   ------------       --------
Federal income tax at statutory
  rate                              $   1,246,308           34.0 % $  1,208,982           34.0 %
Tax-exempt income                        (310,905)          (8.5)      (184,665)          (5.2)
Non-deductible interest to carry
  tax exempt assets                        43,129            1.2         24,910            0.7
Other                                      16,591            0.4          7,104            0.2
                                     -------------       --------   ------------       --------
Actual expense and effective
  rate                              $     995,123           27.1 % $  1,056,331           29.7 %
                                     =============       ========   ============       ========

8. SHORT-TERM BORROWINGS
------------------------

Short-term borrowings include two types of borrowings with the Federal Home Loan Bank of Pittsburgh. FHLB "RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to
prepayment penalty.   As of December 31, 1996, the Company's total borrowing
limit was $49,396,000 for the RepoPlus advances.

FHLB "Flexline" advances also mature within one year and bear a variable rate of interest that adjusts daily. There are no prepayment penalties for these borrowings. As of December 31, 1996, the Company's total borrowing limit was $4,172,000 for the Flexline advances. Both FHLB credit products are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on outstanding residential mortgages. As of December 31, 1996 short-term borrowings were comprised of $9,000,000 in RepoPlus advances. FHLB Flexline advances in the amount of $1,300,000 were outstanding as of December 31, 1995.

9. LONG-TERM DEBT
-----------------

Long-term debt consists of the following:

                                                          1996           1995
                                                     -------------  -------------

Long-term FHLB advances                             $     720,568  $     898,350
Real estate mortgage payable,
  due in monthly installments
  of $945, including interest of 10.5%                     33,081         40,513
                                                     -------------  -------------
     Total                                          $     753,649  $     938,863
                                                     =============  =============

Long-term advances from the FHLB consist of a series of borrowings with maturities ranging from one to four years, each with fixed interest rates ranging from 4.87% to 6.91%. The weighted average interest rate as of December 31, 1996, was 6.11%. Pursuant to a collateral agreement entered into with the FHLB, these advances are secured by stock in the FHLB and qualifying first mortgage loans.


Principal repayments on long-term debt are scheduled as follows:

                                                                 Weighted
                                                                 Average
              Year                               Principal         Rate
            --------                           -------------    -----------
              1997                            $     193,146           5.85%
              1998                                  209,838           6.23%
              1999                                  227,996           6.39%
              2000                                   89,588           5.73%
                                               -------------

                 Total                        $     720,568
                                               =============
10.BENEFIT PLANS
----------------

Defined Benefit Plan
--------------------

The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement.

Pension expense includes the following components:

                                                          1996           1995
                                                     -------------  -------------

Service cost of the current period                  $     100,086  $      89,067
Interest cost on projected benefit obligation              73,403         59,374
Return on plan assets                                    (141,713)      (118,307)
Net amortization and deferral                              68,681         43,384
                                                     -------------  -------------

Net periodic pension cost                           $     100,457  $      73,518
                                                     =============  =============


The actuarial present value of accumulated benefit obligations at December 31, 1996 and 1995 was $573,573 and $456,165 including vested benefit obligations of $566,219 and $446,869. The following table sets forth the unfunded status and amounts recognized in the balance sheets at December 31, 1996 and 1995:

-----------------------------

                                                           1996           1995
                                                     -------------  -------------

Plan assets at fair value                           $   1,263,886  $     988,534
Projected benefit obligation                            1,091,394        978,706
                                                     -------------  -------------

Funded status                                             172,492          9,828
Unrecognized prior service cost                            11,610         13,015
Unrecognized net loss from past
  experience different from
  that assumed                                            126,931        246,094
Unrecognized net transition asset                         (36,799)       (41,049)
                                                     -------------  -------------

Prepaid pension cost                                $     274,234  $     227,888
                                                     =============  =============

Plan assets consist primarily of certificates of deposit, money market and equity mutual funds.

The weighted discount rate used to measure the projected benefit obligation is 7.5%, the rate of increase in future compensation levels is 5.0%, and the long-term rate of return on assets is 7.5%. The Bank uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

Stock Option Plan
-----------------

On January 21, 1997, the Board of Directors approved, subject to shareholder ratification at the annual meeting, the formation of the 1997 Incentive Stock Option Plan ("ISOP") and the 1997 Directors Stock Option Plan ("Directors Plan"). The ISOP will provide for granting up to 100,000 shares of authorized but unissued common stock to eligible salaried employees. The Directors Plan will provide for 36,000 authorized but unissued shares of common stock to be granted to nonemployee directors. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted.

11. COMMITMENTS AND CONTINGENT LIABILITIES
-----------------------------------------

Commitments
-----------

In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. These commitments were comprised of the following at December 31, 1996 and 1995:

                                                         1996           1995
                                                     -------------  -------------

Commitments to extend credit                        $  23,097,600  $  19,230,000
Standby letters of credit and financial guarantees        539,400        284,000
                                                     -------------  -------------

     Total                                          $  23,637,000  $  19,514,000
                                                     =============  =============

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements including commercial paper, bond financing, and similar transactions.

Such commitments and standby letters of credit involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. The amount of collateral obtained, if deemed necessary by the Company, upon the extension of credit is based on management's credit evaluation of the counterparty. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

Contingent Liabilities
----------------------

The Bank is involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such litigation will not have a material adverse effect on the Company's financial position.

12. COMMON STOCK
---------------

During the first quarter of 1996, the Board of Directors of the Company approved an increase in the number of shares authorized from 1,000,000 to 3,000,000. On April 9, 1996, the Board of Directors approved a four-for-one stock split to shareholders of record on June 1, 1996. The par value of the stock was reduced from $1.00 per share to $0.25 per share. As a result of the stock split, the number of authorized shares was increased to 12,000,000.

---------------------------

On October 17, 1995, the Board of Directors declared a 10% stock dividend to stockholders of record on November 15, 1995. The fractional shares resulting from the stock dividend were paid in cash.

Average shares outstanding and all per share amounts included in the financial statements are based on the increased number of shares giving retroactive effect to the stock split and stock dividend.

13. REGULATORY RESTRICTIONS
--------------------------

Cash and Due from Banks
-----------------------

Included in cash and due from banks are reserves required by the district Federal Reserve Bank of $1,215,000 and $1,043,000 and at December 31, 1996 and 1995. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and a balance maintained directly with the Federal Reserve Bank.

Dividends
---------

Under the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by the subsidiary bank in any one year exceed the net profits of that year as defined, combined with net retained profit from the two preceding years. Using this formula, the amount available for payment of dividends in 1997, without approval of the Comptroller, will be limited to $3,725,775 plus net profits retained up to the date of the dividend declaration.

14. CAPITAL REQUIREMENTS
------------------------

The Company and the Bank are subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes as of December 31, 1996 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Federal Reserve Board has categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's category.

The following table reflects the Company's capital ratios and minimum requirements at December 31. The Bank's capital ratios are substantially the same as the Company's.

                                              1996                          1995
                                  -----------------------------  -----------------------------
                                     Amount           Ratio        Amount           Ratio
                                  -------------     -----------  -------------    ------------

Total Capital (to Risk Weighted Assets)
---------------------------------------

Company                          $  19,303,842          14.52 % $  19,374,880          16.60 %
To be "Well Capitalized"            13,298,500          10.00      11,669,500          10.00
For Capital Adequacy Purposes       10,638,800           8.00       9,335,600           8.00

Tier I Capital (to Risk Weighted Assets)
---------------------------------------

Company                          $  18,126,891          13.63 % $  18,276,582          15.66 %
To be "Well Capitalized"             7,979,100           6.00       7,001,700           6.00
For Capital Adequacy Purposes        5,319,400           4.00       4,667,800           4.00

Tier I Capital (to Average Total Assets)
---------------------------------------

Company                          $  18,126,891           9.55 % $  18,276,582          11.59 %
To be "Well Capitalized"             9,491,100           5.00       7,884,815           5.00
For Capital Adequacy Purposes        7,592,880           4.00       6,307,852           4.00


15.FAIR VALUE DISCLOSURE
------------------------

Financial instruments are as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due from Banks, Interest-Bearing Deposits in Other Banks, Federal Funds Sold, Short-Term Borrowings, Accrued Interest Receivable, and Accrued Interest Payable
--------------------------------------------------------------------------

The fair value is equal to the current carrying value.

Investment Securities and Mortgage Loans Held for Sale
------------------------------------------------------

The fair value of investment securities held as investments and mortgage loans held for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities and loans. The fair value of investment securities available for sale is equal to the current carrying value.

Loans, Deposits, and Long-Term Debt
-----------------------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and employs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money-market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits, and long-term debt are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 11.

The estimated fair value of the Company's financial instruments are as follows:

                                                1996                          1995
                                   ----------------------------  ----------------------------
                                       Carrying         Fair         Carrying         Fair
                                        Value          Value          Value          Value
                                   -------------  -------------  -------------  -------------
Financial assets:
  Cash, interest-bearing
    deposits in other banks
    and federal funds             $   8,768,535  $   8,768,535  $   7,146,575  $   7,146,575
Mortgage loans held for sale          1,296,047      1,296,047      1,592,950      1,592,950
Investment securities                37,346,417     37,399,100     25,754,977     25,854,351
Net loans                           140,108,568    140,249,835    121,648,292    122,768,000
Accrued interest receivable           1,434,346      1,434,346      1,105,407      1,105,407
                                   -------------  -------------  -------------  -------------

            Total                 $ 188,953,913  $ 189,147,863  $ 157,248,201  $ 158,467,283
                                   =============  =============  =============  =============
Financial liabilities:
  Deposits                        $ 164,779,203  $ 165,319,536  $ 140,664,395  $ 141,735,891
  Short-term borrowings               9,000,000      9,000,000      1,300,000      1,300,000
  Long-term debt                        753,649        753,649        938,863      1,087,447
  Accrued interest payable              567,159        567,159        541,352        541,352
                                   -------------  -------------  -------------  -------------

            Total                 $ 175,100,011  $ 175,640,344  $ 143,444,610  $ 144,664,690
                                   =============  =============  =============  =============

16. BRANCH ACQUISITION
----------------------

On August 19, 1996, the Bank acquired certain assets and deposit liabilities of the Harrisville, Pennsylvania office of Mellon Bank, N.A. The transaction was accounted for as a purchase. The Bank assumed deposit liabilities of $19,754,546 and acquired cash and premises and equipment totaling $382,333.

The premium paid to acquire this office amounted to $2,093,982. This amount is shown in premises and equipment and other assets. The identifiable portion of the premium is being amortized over a seven year period, while the goodwill portion acquired is being amortized over a fifteen year period.

17. PARENT COMPANY
-----------------

Following are condensed financial statements for the parent company:

                            CONDENSED BALANCE SHEET
                                                               December 31,
                                                            1996           1995
                                                       -------------  -------------
ASSETS
  Cash                                                $       4,988  $       4,182
  Investment in bank subsidiary                          20,267,361     18,278,649
  Other assets                                               24,351         30,581
                                                       -------------  -------------
            Total assets                              $  20,296,700  $  18,313,412
                                                       =============  =============

STOCKHOLDERS' EQUITY
  Common Stock                                        $     344,531  $     344,531
  Additional Paid-In Capital                             10,676,129     10,676,129
  Retained Earnings                                       9,134,585      7,255,922
  Unrealized gain on investments                            141,455         36,830
                                                       -------------  -------------

            Total stockholders' equity                $  20,296,700  $  18,313,412
                                                       =============  =============

                              CONDENSED STATEMENT OF INCOME

                                                           Year Ended December 31,
                                                              1996           1995
                                                          -------------  -------------
INCOME
     Dividends from subsidiary                           $     822,428  $     683,443

EXPENSES                                                        54,586         38,837
                                                          -------------  -------------

     Income before income tax benefit                          767,842        644,606
Income tax benefit                                             (18,559)       (13,205)
                                                          -------------  -------------
     Income before equity in undistributed
       net income of subsidiary                                786,401        657,811

Equity in undistributed net income of subsidiary             1,884,087      1,841,688
                                                          -------------  -------------

NET INCOME                                               $   2,670,488  $   2,499,499
                                                          =============  =============

                         CONDENSED STATEMENT OF CASH FLOWS

                                                             Year Ended December 31,
                                                             1996           1995
                                                        -------------  -------------
OPERATING ACTIVITIES
   Net Income                                          $   2,670,488  $   2,499,499
   Adjustments to reconcile net income
     to net cash provided by
     operating activities:
     Equity in undistributed net income
       of subsidiary                                      (1,884,087)    (1,841,688)
     Amortization                                             11,584         11,584
     Other                                                    (5,354)        (3,838)
                                                        -------------  -------------
             Net cash provided
               by operating activities                       792,631        665,557
                                                        -------------  -------------
FINANCING ACTIVITIES
   Cash dividends                                           (791,825)      (658,203)
   Cash paid in lieu of fractional shares                        -          (16,548)
                                                        -------------  -------------
              Net cash used for financing activities        (791,825)      (674,751)
                                                        -------------  -------------
              Increase (decrease)  in cash                       806         (9,194)

CASH AT BEGINNING OF PERIOD                                    4,182         13,376
                                                        -------------  -------------

CASH AT END OF PERIOD                                  $       4,988  $       4,182
                                                        =============  =============

                                     16

REPORT OF INDEPENDENT AUDITORS
------------------------------

SNODGRASS
Certified Public Accountants




Board of Directors and Stockholders
Slippery Rock Financial Corporation

We have audited the accompanying consolidated balance sheet of Slippery Rock Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slippery Rock Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As explained in the notes to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for the impairment of loans and the related allowance for loan losses.



/s/  S.R.Snodgrass A.C.


Wexford, PA
March 1, 1997

S.R. Snodgrass, A.C.
101 Bradford Road Wexford, PA 15090-6909 Phone: 412-934-0344
Facsimile: 412-934-0345

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF OPERATING RESULTS AND FINANCIAL CONDITION
-----------------------------------------------------

OVERVIEW
--------

Slippery Rock Financial Corporation ("Company") is the parent holding company for The First National Bank of Slippery Rock ("Bank"). This discussion and the related financial data represent predominantly the financial condition and results of operations of the Bank for the two years ended December 31, 1996, and is presented to assist in the understanding and evaluation of the financial condition and the results of operations of the Company and is intended to supplement, and should be read in conjunction with, the consolidated financial statements and the related notes.

Management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity or capital of the Company.

RESULTS OF OPERATIONS
---------------------

Net income for 1996 was $2,670,000, an increase of $171,000 from 1995's earnings of $2,499,000. An increase in net interest income after provision for loan losses of $449,000 was offset by a net decrease in total other income of $56,000 and a net increase in total other expense of $284,000. Income before taxes at December 31, 1996 was $3,665,000 an increase of $110,000 or 3.09% from the $3,555,000 reported at December 31, 1995. Federal income taxes of $995,000 at December 31, 1996 represents a decrease of $61,000 from the $1,056,000 reported at December 31, 1995.

Earnings per share, after the retroactive effect of a four for one stock split on June 30, 1996 and a ten percent stock dividend paid on December 28, 1995, of $1.94 at December 31, 1996 compares to $1.81 at December 31, 1995, an increase of $0.13 per share.

NET INTEREST INCOME
-------------------

Net interest income is the amount by which interest generated from interest earning assets exceeds interest paid on interest-bearing liabilities. Net interest income, on a tax equivalent basis, which is the primary component of earnings, was $8,450,000 for 1996, as compared to $7,888,000 for 1995.


Annual Net Income
Thousands

(BAR GRAPH IN THIS AREA)

$1,778 $2,209 $2,266 $2,499 $2,670
----------------------------------
  1992   1993   1994   1995   1996


Earnings Per Share
Dollars

(BAR GRAPH IN THIS AREA)

$1.29   $1.60   $1.64   $1.81   $1.94
-------------------------------------
 1992   1993    1994    1995    1996



Dividends Paid Per Share
Dollars

(BAR GRAPH IN THIS AREA)

$0.27   $0.34   $0.39   $0.48   $0.57
--------------------------------------
 1992   1993    1994    1995    1996
-------------------------------------

The following table is an analysis of the average balance sheets and the net interest income for each of the years in the three year period ended December 31, 1996.

Slippery Rock Financial Corporation
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
------------------------------------------------

                                              1996                              1995                              1994
                                ------------------------------    ------------------------------    ------------------------------
                                 Average                          Average                           Average
                                Volume(4)   Interest    Yield     Volume(4)   Interest    Yield     Volume(4)    Interest   Yield
                                ---------   --------   -------    --------    --------   -------    --------     --------  -------
ASSETS                                                                (Dollars in Thousands)

Interest-earning assets
    Investment securities:
        Taxable                $  10,614    $    663     6.25%   $   8,374    $    531    6.34%     $   8,075    $    485     6.01%
        Non-taxable (2)           17,573       1,275     7.26       11,312         817    7.22         13,347         994     7.45
    Interest-bearing deposits
        in other banks               233          10     4.29          115          10    8.70            103          11    10.68
    Loans (1), (2), (3)          132,278      12,090     9.14      118,201      11,137    9.42        110,261       9,760     8.85
    Federal funds sold             3,260         173     5.31        4,615         271    5.87          3,089         134     4.34
                                ---------    --------             ---------    --------              ---------    --------
    Total interest-earning
      assets                     163,958      14,211     8.67      142,617      12,766    8.95        134,875      11,384     8.44
                                             --------                          --------                           --------
Noninterest-earning assets
    Cash and due from banks        5,896                             5,541                              6,348
    Allowance for loan losses     (1,153)                           (1,020)                            (1,025)
    Other assets                   6,663                             5,511                              5,065
                                 --------                          --------                           --------
    Total assets                $175,364                          $152,649                           $145,263
                                 ========                          ========                           ========
LIABILITIES AND
STOCKHOLDERS' EQUITY

Interest-bearing liabilities
    Interest bearing checking  $  18,717         407    2.17     $  16,137         367    2.27      $  15,525         378     2.43
    Money market accounts         21,609         828    3.83        15,442         438    2.84         17,617         458     2.60
    Savings deposits              17,904         450    2.51        17,500         470    2.69         19,501         554     2.84
    Time deposits                 70,481       3,878    5.50        63,080       3,531    5.60         55,116       2,569     4.66
    Borrowed funds                 3,297         198    6.01         1,121          72    6.42          1,556          90     5.78
                                ---------    --------             ---------    --------              ---------    --------
    Total interest-bearing
      liabilities                132,008       5,761    4.36       113,280       4,878    4.31        109,315       4,049     3.70
                                             --------                          --------                           --------
Noninterest-bearing liabilities
    Demand deposits               23,227                            21,311                              19,881
    Other liabilities                750                               609                                 446
    Stockholders' equity          19,379                            17,449                              15,621
                                 --------                          --------                           --------
    Total liabilities
        and stockholders'
        equity                 $175,364                          $152,649                            $145,263
                                ========                          ========                            ========
    Net interest income and net
      yield on interest-earning
      assets                                $  8,450    5.15%                 $  7,888    5.53%                  $  7,335     5.44%
                                             ========                          ========                           ========

[FN]
(1)  Interest on loans includes fee income.
(2) Yields on interest-earning assets have been computed on a taxable-equivalent basis using the federal income tax statutory rate of 34%.
(3)  Nonaccrual loans and loans held for sale included.
(4)  Daily average balances.

ANALYSIS OF CHANGES IN NET INTEREST INCOME
------------------------------------------
(Dollars in Thousands)

                                              1996 CHANGE FROM 1995               1995 CHANGE FROM 1994
                                          -------------------------------      -----------------------------

                                          TOTAL         CHANGE DUE TO          TOTAL        CHANGE DUE TO
                                          CHANGE    VOLUME(1)(5)  RATE(1)      CHANGE   VOLUME(1)(5) RATE(1)
                                          ------    ---------------------      ------   --------------------

INTEREST INCOME ON:
   Taxable investment securities         $   132    $    140    $     (8)     $    46   $     18    $    28
   Non-taxable investments(3)                458         453           5         (177)      (147)       (30)
   Interest-bearing deposits in
     other banks                               0           7          (7)          (1)         1         (2)
   Loans(2)(3)(4)                            953       1,292        (339)       1,377        728        649
   Federal funds sold                        (98)        (74)        (24)         137         80         57
                                          -------    --------    --------      -------   --------    -------
       Total interest income               1,445       1,818        (373)       1,382        680        702
                                          -------    --------    --------      -------   --------    -------

INTEREST EXPENSE ON:
   Interest bearing checking                  40          57         (17)         (11)       15         (26)
   Money market accounts                     390         209         181          (20)      (60)         40
   Savings deposits                          (20)         12         (32)         (84)      (56)        (28)
   Time deposits                             347         411         (64)         962       400         562
   Borrowed funds                            126         131          (5)         (18)      (27)          9
                                          -------    --------    --------      -------   --------    -------
       Total interest expense                883         820          63          829        272        557
                                          -------    --------    --------      -------   --------    -------
NET INTEREST INCOME                      $   562    $    998    $   (436)     $   553   $    408    $   145
                                          =======    ========    ========      =======   ========    =======

[FN]
(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.
(2)  Interest on loans includes fee income.
(3) Yields on interest-earning assets have been computed on a taxable-equivalent basis using the federal income tax statutory rate of 34%.
(4)  Nonaccrual loans and loans held for sale included.
(5)  Daily average balances.

Interest income and interest expense increases or decreases as the volumes of interest sensitive assets and liabilities and interest rates fluctuate. Average interest-earning assets increased $21,341,000 in 1996, while interest-bearing liabilities increased $18,728,000.

The yield on average interest-earning assets decreased in 1996 to 8.67% from a level of 8.95% in 1995. The decrease is due to lower market rates during the period. Prime rate, for example, which is the rate that banks charge to their highest credit quality commercial customers, declined steadily throughout 1995 from a peak level of 9.00% in February 1995 to 8.25% at December 31, 1996. Accordingly, tax equivalent loan yields decreased in 1996 to 9.14%, a decrease of 28 basis points from a yield of 9.42% in 1995.

Despite the general reduction in interest rates relative to their position at December 31, 1995, the yield on average interest-bearing liabilities increased from a level of 4.31% at December 31, 1995 to 4.36% at December 31, 1996. The increase in the Company's cost of funds is due to an increase in yields paid on money market accounts. In 1996, in an effort to maintain existing deposits and to attract new depositors, the Company began offering a tiered money market product. Three separate tiers were established, each paying an attractive market interest rate based on balances maintained in the account. Average volumes for the money market product also increased during the period, increasing from a level of $15,442,000 at December 31, 1995 to a level of $21,609,000 at December 31, 1996. The effect of the reduction in yields on interest-earning assets and the increase in the cost of interest-bearing liabilities was that the net interest margin at December 31, 1996 decreased from that of December 31, 1995. Net interest margin at December 31, 1996 was 5.15%, as compared to 5.53% at December 31, 1995. In addition, there is a time lag between changes in interest rates and their effect on the Bank's cost of funds. If interest rates rise, it would be expected that the yield on assets and the cost of funds would also increase, however, the effect upon the net interest margin would be dependent upon the extent of the increase in rates, the timing of the change and the general composition of the mix of interest-earning assets and interest-bearing liabilities.




Total Assets
Millions

(BAR GRAPH IN THIS AREA)

$126,783   $141,268   $147,374   $162,011   $195,713
----------------------------------------------------
   1992       1993      1994       1995       1996
----------------------------------------------------


Return on Average Assets
Percentage

(BAR GRAPH IN THIS AREA)

1.45%    1.66%    1.56%    1.64%    1.52%
----------------------------------------------------
1992     1993     1994     1995     1996
----------------------------------------------------


Return on Stockholders' Equity
Percentage

(BAR GRAPH IN THIS AREA)

14.43%    15.78%    14.51%    14.32%    13.78%
----------------------------------------------------
1992      1993      1994      1995       1996
----------------------------------------------------

OTHER INCOME AND OTHER EXPENSE
------------------------------

Other operating income for 1996 totaled $846,000, a decrease of $56,000 or 6.2% from $902,000 at December 31, 1995. The principal sources of other income are service charges, fees and commissions. The decrease in other income for 1996 resulted primarily from decreased fees and service charges on deposit accounts, which decreased $17,000 and to a reduction in gains and losses recorded on the sales of loans, which decreased $56,000. The reduction in deposit account service charges resulted from a reduction in non-sufficient funds ("NSF") check charges due to volume reductions. A net loss of $21,000 at December 31, 1996 on the sale of $5,197,000 of fixed rate, residential mortgages compared to a net gain of $35,000 on the sale of $4,432,000 at December 31, 1995.

Total other expenses of $4,964,000 at December 31, 1996 represents an increase of $285,000 from $4,679,000 at December 31, 1995. The increase in other expenses was brought about by those items that are generally thought to be recurring in nature. Those items would include salaries and benefits, occupancy, and supplies expense. In addition to the normal recurring increases, equipment expense increased $105,000 in 1996, due to increased depreciation expense of $63,000, of which $15,000 was attributed to the Harrisville branch acquisition, and to an increase in equipment maintenance expense of $42,000. The increase in maintenance expense was due primarily to annual hardware and software agreements purchased for the check imaging and loan and deposit document preparation systems recorded during the fourth quarter of 1995 and the first quarter of 1996. One-time expenses charged to operations for the branch purchase totaled $56,000 and was comprised of various legal fees, check printing fees and data processing conversion fees. In addition, amortization of the intangible asset resulting from the Harrisville acquisition was $65,000 at December 31, 1996. FDIC insurance expense was $2,000 at December 31, 1996, a reduction of $147,000 from the $149,000 paid in 1995. As a result of legislation enacted for the recapitalization of the Savings Insurance Fund ("SAIF") on September 30, 1996, the Company does expect FDIC insurance costs to increase to approximately $20,000 in 1997.

INCOME TAXES
------------

Federal income taxes for 1996 of $995,000 represented a 5.8% decrease from the $1,056,000 reported in 1995, the decline is due to an increase in tax-exempt interest income which increased 67.5% to $909,000 in 1996. Tax-exempt income increased due to an increase in tax-exempt bonds which were purchased with proceeds from the branch acquisition. Average tax-exempt investments at December 31, 1996 were $17,573,000 an increase of $6,261,000 from the $11,312,000 reported at December 31, 1995. As a result, the Company's effective tax rate decreased to 27.1% in 1996 from 29.7% in 1995.

FINANCIAL CONDITION
-------------------

Average total interest-earning assets increased $21.3 million in 1996, primarily from increases in average loan balances, which increased $14 million or 11.9% and increases in average tax-exempt investment securities of $6.2 million. The increase in average interest earning assets was funded by an increase in average deposits of $18.5 million or 13.8%. Total assets at December 31, 1996 were $195,713,000, an increase of $33.7 million or 20.8% from the $162,011,000 reported at December 31, 1995. Total deposits at December 31, 1996 were $164,779,000, an increase of $24,115,000 or 17.1%.
Exclusive of the branch acquisition, total deposits at December 31, 1996 were $145,305,000.

On August 19, 1996, the Bank acquired certain assets and deposit liabilities of the Harrisville, Pennsylvania office of Mellon Bank, N.A. The transaction was recorded as a branch purchase. The Bank assumed deposit liabilities of approximately $19.8 million and acquired cash and premises and equipment totaling $382,000. The premium paid to acquire this office amounted to $2,094,000. These amounts are shown in premises and equipment and other assets. The identifiable portion of the premium is being amortized over a seven year period, while the goodwill portion acquired is being amortized over a fifteen year period. Management views the Harrisville community to be a natural extension of the Bank's market. Proceeds from the purchase not initially used to fund loan growth were used to purchase tax-exempt securities within the available for sale portfolio. The securities purchased have short term staggered maturities to fulfill future loan funding needs.

As part of the Bank's strategies for liquidity and managing interest rate risk exposure in the loan portfolio, the Bank sold approximately $5 million in fixed rate, 1-4 family mortgages in 1996. The ratio of total net loans to total deposits of 85.7% at December 31, 1996, compares to the 87.3% value reported at December 31, 1995.

LIQUIDITY
---------

Liquidity represents the ability of the Company to meet normal cash flow requirements of both borrowers and depositors efficiently. Asset liquidity is provided by repayments of and the management of maturity distributions for loans and securities. One measure that the Bank uses to monitor liquidity is the liquidity ratio which assesses the relationship between certain earning assets, customer deposits and short-term interest-bearing liabilities. This ratio was 3.7% of total assets as of December 31, 1996 compared to 4.8% at December 31, 1995. This decrease was due primarily to a reduction in daily federal funds sold, which is a component of the liquidity ratio. Federal funds sold declined $600,000.

As exhibited by the Statement of Cash Flows in the Company's 1996 annual report, cash was used to fund the Company's investing activities which totaled $32.6 million. Cash was used to fund net increases in loans of $18.6 million, the purchase of available for sale securities of $16.6 million, the purchase of investment securities of $2.2 million and the premium paid for the branch acquisition of $2.1 million. Financing activities totaling $30.8 million were used to fund the investing activities. A net increase in deposits of $24.1 million, $19.8 million of which resulted from the branch acquisition, was the primary component of the net cash provided by financing activities. Advances on short-term lines of credit available through the Federal Home Loan Bank ("FHLB") totaled $22.1 million in 1996. These advances were used primarily as a source of funding to purchase available for sale securities in anticipation of final closing on the branch acquisition. FHLB advances allowed management to take advantage of what it believed were favorable yields in the bond market prior to final settlement of the branch acquisition and therefore was able to lock in favorable interest rate spreads. All of the advances pertaining to the securities purchases were then paid off after final settlement on the branch purchase. Cash dividends paid in 1996 were $792,000, an increase of $117,000 from $675,000 paid in 1995.

The Company's liquidity plan allows for the use of long-term advances or short-term lines of credit with the FHLB as a source of funds. Borrowing from the FHLB not only provides a source of liquidity for the Company, but also serves as a tool to reduce interest rate risk as well. The Company may structure borrowings from FHLB to match those of customer credit requests, and therefore, lock in interest rate spreads over the lives of the loans. At December 31, 1996, the Company had one such matched funding loan outstanding totaling $720,000.

The Company's short-term borrowings with FHLB are of two types, "RepoPlus" advances and "Flexline". "RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty. At December 31, 1996, the Company's total borrowing limit was $49,396,000 for this product. Short-term borrowings at December 31, 1996 were $9.0 million which were comprised of RepoPlus advances used for general liquidity purposes and were subsequently paid in January, 1997.

"Flexline" advances also mature within one year and bear a variable rate of interest that reprices daily. There are no repayment penalties for these borrowings. At December 31, 1996, the Company's borrowing limit was $4,172,000 for Flexline advances. The Company had no Flexline advances outstanding at December 31, 1996, but did have $1.3 million outstanding at December 31, 1995.

In addition to borrowing from the FHLB as a source for liquidity, the Company also continued activity in the secondary mortgage market. Specifically, the Company sold fixed rate residential real estate mortgages to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The sales to Freddie Mac not only provided an opportunity for the Bank to remain competitive in the market place, by allowing it to offer a fixed rate mortgage product, but also provided an additional source of liquidity and an additional tool for management to limit interest rate risk exposure. Total fixed rate mortgage sales in 1996 were $5.2 million, with net losses of $21,000. In 1995, sales totaled $4.4 million with net gains of $35,000. The Bank continues to service all loans sold to Freddie Mac. The retaining of the servicing also provides a source of fee income, which totaled $46,000 and $40,000 in 1996 and 1995 respectively. Although the Company anticipates the sale of approximately $1.3 million in the first quarter of 1997, there were no unfunded commitments to sell at December 31, 1996.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement requires that, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards of distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not anticipate that implementation of this statement will have a material effect on its consolidated financial condition or results of operations.

The following table is a schedule of the maturity distributions and weighted average yield of investment securities as of December 31, 1996:

Available for Sale

                                                                  Amortized Cost Maturing:
                                     ------------------------------------------------------------------------------------
                                                     After 1       After 5
                                        Within      but within    but within       After         No Fixed
                                        1 Year       5 Years       10 Years       10 Years       Maturity         Total
                                     ------------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)

U. S. Treasury securities             $      -      $  4,929      $       -      $       -      $        -      $  4,929
Securities of U. S.
    Government agencies                                1,728                                                       1,728
Obligations of states and political
    subdivisions                            410          966           7,262         8,011                        16,649
Mortgage-backed securities (2)                                           145         1,652                         1,797
                                       ---------     --------       ---------     ---------      ----------      --------
     Total debt securities                  410        7,623           7,407         9,663               -        25,103
Common Stocks                                                                                          974           974
                                       ---------     --------       ---------     ---------      ----------      --------

     Total                            $     410    $   7,623       $   7,407     $   9,663      $      974      $ 26,077
                                       =========    =========       =========     =========      ==========      ========

Weighted average yield (1)                 8.50%        6.28%           5.22%         7.83%              -%         7.24%
                                       =========    =========       =========     =========      ==========      ========


Held to Maturity

                                                                  Amortized Cost Maturing:
                                     ------------------------------------------------------------------------------------
                                                     After 1       After 5
                                        Within      but within    but within       After         No Fixed
                                        1 Year       5 Years       10 Years       10 Years       Maturity         Total
                                     ------------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)

U. S. Treasury securities             $   1,623    $     501       $       -     $       -      $        -      $  2,124
Securities of U. S.
    Government agencies                                  500                                                         500
Obligations of states and political
    subdivisions                          2,090        2,970           2,996            99                         8,155
Other                                                                    100                                         100
Mortgage-backed securities (2)                                                         176                           176
                                       ---------     --------       ---------     ---------      ----------      --------
    Total                             $   3,713     $   3,971      $   3,096     $     275      $        -      $ 11,055
                                       =========    =========       =========     =========      ==========      ========

Weighted average yield (1)                 6.63%        7.15%           7.51%         7.41%              -%         7.04%
                                       =========    =========       =========     =========      ==========      ========

[FN]
(1) Weighted average yields were computed on a tax equivalent basis using the federal income tax statutory rate and were determined on the basis of cost, adjusted for amortization of premium or accretion of discount.

(2) Mortgage-backed securities provide for periodic principal repayments. It is anticipated that these securities will be repaid prior to their contractual maturity dates.

Investments maturing within one year and other short-term investments such as interest-bearing deposits with other banks and federal funds sold were 2.2% of total assets at December 31, 1996, a decrease from 3.1% in 1995. The reduction is due primarily to a reduction in federal funds sold and to the total asset growth as a result of the branch acquisition.


INTEREST RATE SENSITIVITY
-------------------------

One of the principal functions of the Company's asset/liability management program is to monitor the level to which the balance sheet is subject to interest rate risk. The goal of the asset/liability program is to manage the relationship between interest rate sensitive assets and liabilities, thereby minimizing the fluctuations in the net interest margin, which achieves consistent growth of net interest income during periods of changing interest rates.

Interest rate sensitivity is the result of differences in the amounts and repricing dates of a bank's rate sensitive assets and rate sensitive liabilities. These differences, or interest rate repricing "gaps", provide an indication of the extent that the Company's net interest income is effected by future changes in interest rates. During a period of rising interest rates, a positive gap, a position of more rate sensitive assets than rate sensitive liabilities, is desired. During a falling interest rate environment, a negative gap is desired, that is, a position in which rate sensitive liabilities exceed rate sensitive assets. However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, the Company's gap position does not necessarily predict the impact on interest income given a change in interest rate levels.

The following table shows the Company's gap position for December 31, 1996, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities, while fixed rate products are measured to contractual maturity without any consideration for prepayments:

                                                                 91 days
                                                    0-90           to           1 to 5           Over
                                                    Days         1 Year          Years         5 Years          Total
                                                ----------      ---------      ---------      ----------      ----------
                                                                         (Dollars in Thousands)
Assets
    Interest-bearing deposits                  $        -      $      99      $       -      $        -      $       99
    Investments (2), (3)                              818          6,115         14,382          16,031          37,346
    Federal funds sold                                                                                                -
    Loans (1)                                      41,244         28,804         18,737          52,501         141,286
                                                ----------      ---------      ---------      ----------      ----------
           Total                                   42,062         35,018         33,119          68,532         178,731
                                                ----------      ---------      ---------      ----------      ----------
Liabilities
    Interest-bearing demand                        20,697                                                        20,697
    Savings                                        18,260                                                        18,260
    Money market                                   23,943                                                        23,943
    Certificates  > $100,000                        4,701          4,286          5,581             509          15,077
    Other time deposits                            12,125         25,518         22,671           1,750          62,064
    Borrowed funds                                  9,003            203            548                           9,754
                                                ----------      ---------      ---------      ----------      ----------
           Total                                   88,729         30,007         28,800           2,259         149,795
                                                ----------      ---------      ---------      ----------      ----------

Interest sensitivity gap                       $  (46,667)     $   5,011      $   4,319      $   66,273      $   28,936
                                                ==========      =========      =========      ==========      ==========

Cumulative interest sensitivity gap               (46,667)       (41,656)       (37,337)         28,936               -
                                                ==========      =========      =========      ==========      ==========
Rate sensitive assets/rate sensitive
  liabilities                                       0.47            1.17            1.15              -            1.19


[FN]
(1)  Includes nonaccrual loans, excludes loans held for sale.
(2)  Includes investments available for sale.
(3) Investments are classified by the earlier of call date or maturity date for repricing purposes.

At December 31, 1996, the Company had a cumulative negative gap of $41,656,000 at the one year horizon. This value compares to a negative gap of $19,654,000 at December 31, 1995. The change is due to the increase in deposits from the Harrisville branch acquisition and the short term advances from the FHLB, both of which increased the Company's rate sensitive liabilities in the 0-90 day time frame.

CAPITAL RESOURCES
-----------------

Capital adequacy is the ability of the Company to support growth while protecting the interests of shareholders and depositors. Total capital consists of common stock, surplus, retained earnings and net unrealized gains / losses on securities. Equity capital increased $1,983,000 or 10.8% in 1996. This increase is attributed, primarily, to retained net income. Historically, the Company has generated net retained profits sufficient to support normal growth and expansion.

Bank regulatory agencies have designated certain capital ratio requirements which they use to assist in monitoring the safety and soundness of financial institutions.

Effective January 27, 1995, regulators issued a final rule with respect to the implementation of Financial Accounting Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", for regulatory capital reporting purposes. Under this final rule, net unrealized holding losses on available for sale equity securities (but not debt securities) with readily determinable fair values will be included when calculating the Company's Tier 1 capital. All other unrealized holding gains and losses on available for sale securities will be excluded from the Company's Tier 1 capital. Based upon the composition of the Company's investment portfolio, such final rule will have no material effect on the Company's Tier 1 capital.

For 1996, management has calculated and monitored risk-based and leverage capital ratios in order to assess compliance with regulatory guidelines. The following schedule presents certain regulatory capital ratio requirements along with the Company's position at December 31, 1996:

                                                  Actual
                                         -----------------------       Minimum
                                          Amount          Ratio         Ratio
                                         --------        -------       -------

         Tier 1 risk - based capital    $  18,127         13.63%         4.00%

         Total risk - based capital        19,304         14.52          8.00

         Leverage capital                  18,127          9.55          3.00


As the above table illustrates, all regulatory capital requirements have been complied with at December 31, 1996. In addition, management does not anticipate any future activity that would have a negative impact on any of these ratios.

INFLATION AND CHANGING PRICES
------------------------------

Management is aware of the impact inflation has on interest rates and the resulting impact it can have on the Company's performance. The ability of a financial institution to cope with inflation can only be determined by the analysis and monitoring of its asset and liability structure. The Company


                                    24

-----------------------------------------

does monitor its asset and liability position, with particular emphasis on the mix of interest rate sensitive assets and liabilities, in order to reduce the effect of inflation upon its performance. However, it must be remembered that the asset and liability structure of a financial institution is substantially different from that of an industrial corporation, in that virtually all assets and liabilities are monetary in nature, meaning that they have been or will be converted into a fixed number of dollars regardless of changes in prices. Examples of monetary items include cash, loans and deposits. Nonmonetary items are those assets and liabilities which do not gain or lose purchasing power solely as a result of general price level changes. Examples of nonmonetary items are premises and equipment.

Inflation can have a more direct impact on the categories of other operating income and other operating expense, such as salaries, employee benefit costs and supplies. These expenses are closely monitored by management for both the effects of inflation and increases relating to such items as staffing levels, usage of supplies and occupancy costs.

INVESTMENT SECURITIES
---------------------

The following schedule presents the composition of the investment portfolio as of the two most recent years ended:

                                                                 Amortized Cost
                                         -----------------------------------------------------------------
                                                                   December 31,
                                         -----------------------------------------------------------------
                                                    1996                                   1995
                                         ----------------------------          ---------------------------
                                         Available          Held to            Available          Held to
                                         for Sale           Maturity           for Sale           Maturity
                                         ---------          ---------          ---------          --------
                                                               (Dollars in Thousands)

          U.S. Treasury securities      $   4,929          $   2,125          $   2,474          $  1,999
          Securities of U. S.
             Government agencies            1,728                500              2,000               500
          Obligation of states and
              political subdivisions       16,649              8,154              4,500            10,445
          Other                                                  100                                  103
          Mortgage backed securities        1,797                176              2,605               348
                                         ---------          ---------          ---------          --------
                                           25,103             11,055             11,579            13,395
          Restricted common stock             974                                   725
                                         ---------          ---------          ---------          --------
                  Total                 $  26,077          $  11,055          $  12,304          $ 13,395
                                         =========          =========          =========          ========

There are no securities in excess of 10% of stockholders' equity at December 31, 1996, deemed to be payable from and secured by the same source of revenue or taxing authority.

LOANS
-----

The following table presents the composition of the loan portfolio as of the five most recent year ends:

                                                                     December 31,
                                         -----------------------------------------------------------------------
                                           1996           1995           1994           1993             1992
                                         ---------      ---------      ---------      ---------        ---------
                                                                (Dollars in Thousands)
          Commercial, financial and
             agricultural               $  18,084      $  13,283      $   9,677      $   9,807        $  11,710
          Real estate construction          1,466          2,967          4,516          2,862            1,548
          Real estate mortgage             94,213         81,717         76,012         63,019           56,039
          Loans to individuals             27,539         24,852         22,638         24,551           23,399
                                         ---------      ---------      ---------      ---------        ---------
                                          141,302        122,819        112,843        100,239           92,696
          Less unearned income                 17             72            230            394              759
                                         ---------      ---------      ---------      ---------        ---------
          Total loans                   $ 141,285      $ 122,747      $ 112,613      $  99,845        $  91,937
                                         =========      =========      =========      =========        =========


The following table presents the maturity distribution sensitivity of real estate construction and commercial loans:

                                                                           December 31, 1996
                                                    ------------------------------------------------------------------
                                                                        Due After
                                                    Due in 1             1 Year
                                                    Year or             Through          Due After
                                                      Less              5 Years           5 Years             Total
                                                    ---------          ---------          ---------          --------
                                                                         (Dollars in Thousands)

         Commercial, financial and agricultural    $   5,773          $   6,453          $   5,858          $ 18,084
         Real estate construction                      1,466                                                   1,466
                                                    ---------          ---------          ---------          --------
                                                   $   7,239          $   6,453          $   5,858          $ 19,550
                                                    =========          =========          =========          ========

          Predetermined interest rates             $   1,286          $   4,431          $   2,542          $  8,259
          Floating interest rates                      5,953              2,022              3,316            11,291
                                                    ---------          ---------          ---------          --------
                                                   $   7,239          $   6,453          $   5,858          $ 19,550
                                                    =========          =========          =========          ========

Generally, loans with maturities of 1 year or less consist of funds drawn on commercial lines of credit, short-term notes, and demand notes written without alternative maturity schedules. All lines of credit and demand loans are subject to an annual review where the account may be approved for up to one year. Real estate construction loans have a six month maturity, after which the loans are generally transferred to the real estate mortgage portfolio and amortized over their contractual lives.

ALLOWANCE FOR LOAN LOSSES
-------------------------

The following table presents a summary of loan loss experience for each of the years in the five years ended December 31, 1996:

                                                                                  Year Ended December 31,
                                        -------------------------------------------------------------------------------------
                                          1996               1995               1994                1993              1992
                                        ---------          ---------          ---------          ---------          ---------
                                                                                  (Dollars in Thousands)

Loans outstanding at end of period     $ 141,285          $ 122,747          $ 112,613          $  99,845          $  91,937
                                        =========          =========          =========          =========          =========

Average loans outstanding (1)          $ 132,278          $ 118,201          $ 110,261          $  98,648          $  87,794
                                        =========          =========          =========          =========          =========
Allowance for loan losses:
          Balance, beginning
            of period                  $   1,098          $   1,037          $     981          $     937          $     780
          Loans charged off:
              Commercial, financial
                and agricultural               8                                    38                125                 34
              Real estate mortgages            5                 50                  4                 23                 38
              Consumer                       139                190                 89                 85                 57
                                        ---------          ---------          ---------          ---------          ---------
                  Total loans
                    charged off              152                240                131                233                129

Recoveries:
          Commercial, financial
            and agricultural                   5                  4                  5                  6                  1
          Real estate mortgages                4                  1
          Consumer                            22                 21                 19                 21                 10
                                        ---------          ---------          ---------          ---------          ---------
                  Total recoveries            31                 26                 24                 27                 11
                                        ---------          ---------          ---------          ---------          ---------

                  Net loans
                    charged off              121                214                107                206                118
                                        ---------          ---------          ---------          ---------          ---------
Provision charged to expense                 200                275                163                250                275
                                        ---------          ---------          ---------          ---------          ---------

Balance, end of period                 $   1,177          $   1,098          $   1,037          $     981          $     937
                                        =========          =========          =========          =========          =========

Ratio of net charge offs during the
  period to average loans
  outstanding during the period             0.09%              0.18%              0.10%              0.21%              0.13%


[FN]
(1)   Daily average balances.

The following table presents non - performing loans including nonaccrual accounts and loans past due 90 days or more as to interest or principal. In addition, interest data on nonaccrual and restructured loans at December 31, 1996 is also presented:

                                                                           December 31,
                                            -------------------------------------------------------------------------
                                              1996            1995            1994             1993           1992
                                            ---------       ---------       ---------       ---------       ---------
                                                                      (Dollars in Thousands)
Non-performing and restructured loans:
    Loans past due 90 days or more         $     177       $     87        $      78       $     175       $     702
    Nonaccrual loans                             798            783              733             850             446
    Restructured loans                           597            306
                                            ---------       ---------       ---------       ---------       ---------
    Total non-performing and
      restructured loans                       1,572           1,176             811           1,025           1,148
                                            ---------       ---------       ---------       ---------       ---------
Non-performing assets
    Other real estate owned                      221             149              20              83             124
    Repossessed assets                            24              24               5              53              11
                                            ---------       ---------       ---------       ---------       ---------
    Total other non-performing assets            245             173              25             136             135
                                            ---------       ---------       ---------       ---------       ---------
    Total non-performing assets            $   1,817       $   1,349       $     836       $   1,161       $   1,283
                                            =========       =========       =========       =========       =========
Non-performing and restructured loans
    as a percentage of total loans              1.1%            1.0%            0.7%            1.0%            1.2%
Non-performing assets as a percentage of
  total assets                                  0.9%            0.8%            0.6%            0.8%            1.0%
Non-performing and restructured loans
    as a percentage of loan loss allowance    133.6%          107.1%           78.2%          104.5%          122.5%

Nonaccrual and restructured loan interest data:
          Interest computed at
            original terms:                $    100
                                            ========

          Interest recognized in income    $     70
                                            ========

Other real estate owned of $221,000, at December 31, 1996 is comprised primarily of three properties, two of which resulted from foreclosure activities during December 1996. Management believes that each of the parcels will sell within a reasonable time period and that the sales will not pose any significant risk to the operations, liquidity or capital position of the Company.

A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1996, the Company had impaired loans of $739,000, of which $142,000 was in nonaccrual status. Impaired loans at December 31, 1995 were $999,000. The average investment in impaired loans was $825,000 and $987,000 for the periods ended December 31, 1996 and 1995, respectively. Impaired loans had a general loan loss reserve allocation of $111,000 at December 31, 1996 and $150,000 at December 31, 1995.

Of the total impaired loans, $596,000 were restructured loans which consisted of loans to a single borrower. Upon completion of the sale of a significant portion of its business operations in 1996, the Bank restructured the borrower's accounts to allow for the repayment of the debt from the remaining business operations. The restructured loans at December 31, 1996 were classified as nonaccrual at December 31, 1995. There were no additions to the impaired loan classifications during 1996. Although the composition of nonaccrual loans that did not meet the definition of impaired at December 31, 1996 varied from those at December 31, 1995, the aggregate dollars in the nonaccrual classification were not significantly different. Non-performing loans as a percentage of total loans at December 31, 1996 were 1.11% compared to 1.0% at December 31, 1995. Management does not consider any of the non-performing loans to pose any significant risk to the capital position of future earnings of the Company.

Commercial, financial and agricultural loans are classified as nonaccrual when the loans become 90 days or more past due, and all other loans 120 days or more past due. In addition, a loan may also be classified as nonaccrual if, in the opinion of management, doubts as to the collectibility of the account arise prior to reaching certain past due parameters. At the time the account is placed on nonaccrual status, all previously accrued interest is charged against current earnings. At the time the accrual of interest is discontinued, future income is recognized only when cash is received.

Management is not aware of any trends or uncertainties related to any loans classified as doubtful or substandard which might have a material effect on future earnings, liquidity or capital resources. In addition, management is not aware of any information pertaining to material credits which would cause it to doubt the ability of such borrowers to comply with the loan repayment terms.

The risk of loan losses is one of the inherent risks associated with lending. Management recognizes and experience indicates, that at any point in time, possible losses may exist in the loan portfolio. Therefore, based upon management's best estimate, each year provisions are charged against earnings to maintain the allowance for loan losses at a level sufficient to recognize this potential risk. For 1996, management provided $200,000 to the allowance for loan losses.

In determining the level at which the allowance for loan losses should be maintained, management relies on in-house quarterly reviews of significant loans and commitments outstanding, including a continuing review of problem or non-performing loans and overall portfolio quality. Based upon this evaluation, allocations of the current allowance are made, with accounts not subject to specific review having fixed factors applied. The unallocated portion of the allowance is then assessed to determine if it is deemed sufficient to absorb any unidentified losses. A quarterly report is presented to and approved by the Board of Directors.

To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at December 31, 1996 is adequate. Management believes the allowance can be allocated to commercial, real estate and consumer categories as follows:

                                                          1996                           1995
                                                -----------------------         ---------------------
                                                                 % of                          % of
                                                               Loans in                      Loans in
                                                               Category                      Category
                                                               to Total                      to Total
                                                 Amount         Loans            Amount       Loans
                                                ---------      -------          --------     --------
                                                                  (Dollars in Thousands)

  Commercial, financial and agricultural       $     139         12.8%         $    169         10.8%
  Real estate - construction                                      1.0                            2.4
  Real estate mortgage                               315         66.7               196         66.6
  Consumer                                           299         19.5               312         20.2
  Unallocated                                        424                            421
                                                ---------      -------          --------     --------
                Total                          $   1,177        100.0%         $  1,098        100.0%
                                                =========      =======          ========     ========

Deposits
--------

The following table presents average deposits by type and the average interest rates paid as of 1996, 1995 and 1994:

                                                                December 31,
                                --------------------------------------------------------------------------
                                       1996                        1995                       1994
                                -------------------        -------------------         -------------------
                                                          (Dollars in thousands)

                                           Average                     Average                    Average
                                Average     Rate            Average     Rate            Average    Rate
                                Balance     Paid            Balance     Paid            Balance    Paid
                               ---------   -------         ---------   -------         ---------  --------
  Noninterest-bearing
      demand                  $  23,227        - %        $  21,311        - %       $   19,881        - %
  Interest-bearing demand        18,717     2.17             16,137     2.27             15,525     2.43
  Money market                   21,609     3.83             15,442     2.84             17,617     2.60
  Savings                        17,904     2.51             17,500     2.69             19,501     2.84
  Time                           70,481     5.50             63,080     5.60             55,116     4.66
                               ---------                   ---------                   ---------
  Total                       $ 151,938     4.32%         $ 133,470     4.28%         $ 127,640     3.67%
                               =========   ======          =========   ======          =========   ======


The following table presents the maturity schedule of time deposits of $100,000 and over:

  Three months or less                     $    4,702
  Over three through six months                 2,053
  Over six months through twelve months         2,234
  Over twelve months                            6,088
                                            ----------

                       Total               $   15,077
                                            ==========

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Prior to fourth quarter 1995, the Company's common stock was traded locally. There was no established public trading market for Slippery Rock Financial Corporation's common stock at that time. During the fourth quarter of 1995, the Company began trading its stock in the local over-the-counter market through the National Association of Securities Dealers OTC "Bulletin Board" system, which is its automated system for reporting non-NASDAQ quotes and the National Quotation Bureau's "Pink Sheets". Price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The Company uses the following firms in establishing a market for its stock:

  Legg Mason Wood Walker - Pittsburgh, PA
  F. J. Morrissey & Co. - Philadelphia, PA
  Monroe Securities, Inc. - Rochester, NY
  Ryan Beck & Co. - West Orange, NJ

The following table summarizes the high and low prices and dividend information since January 1, 1995, price quotes and cash dividend payments have been restated for the four for one stock split on June 28, 1996. Prices are based on information made available to the Company. The Company paid cash dividends semi-annually in 1996 and 1995 and will begin paying quarterly dividends in 1997.

                                   1996                           1995
                     ------------------------------   -----------------------------
                          Stock Price                     Stock Price
                     -------------------              ------------------
                                           Dividend                        Dividend
                       High        Low     Declared     High       Low     Declared
                     --------   ---------  --------   --------   --------  --------
First Quarter       $  25.38   $   24.63   $  None   $  13.75   $  13.75   $ None
Second Quarter         25.38       24.63     0.275                          0.230
Third Quarter          29.50       22.00      None      17.50      13.75     None
Fourth Quarter                               0.300      19.00      19.00    0.250


The Company paid cash dividends of $0.575 per share in 1996, adjusted for the four for one split on June 28, 1996. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, future dividends must depend upon earnings, financial condition and any other factors relevant at the time the Board of Directors consider such dividends. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, any restrictions on the Bank's dividend payments are directly applicable to the Company.

As of December 31, 1996, the Company had approximately 532 shareholders of record.


                                    28

page 39