Form 10KSB, Exhibit 13
period 1997-12-31
SLIPPERY ROCK FINANCIAL CORP
filed 1998-03-31
CIK 884782

(MAP IN CENTER PAGE IDENTIFYING SLIPPERY ROCK FINANCIAL CORPORATION'S AREA MARKET AREA INCLUDING MERCER, VENANGO, LAWRENCE, BUTLER, BEAVER, AND ALLEGHENY COUNTIES - PLOTTED CITIES ARE GROVE CITY, HARRISVILLE, SLIPPERY ROCK, PORTERSVILLE, AND PROSPECT)






INDEX                                             Page
President's Letter . . . . . . . . . . . . . . . . . 1
Selected Financial Data. . . . . . . . . . . . . . . 2
Consolidated Financial Statements. . . . . . . . . .3-6
Notes to Consolidated Financial Statements . . . . .7-18
Report of Independent Auditors . . . . . . . . . . . 19
Management's Discussion and Analysis of
    Operating Results and Financial Condition. . . 20-30
Market for Common Equity and
    Related Stockholder Matters. . . . . . . . . . . 30

Dear Shareholders:

     1997 was a record year for your Corporation as consolidated net income reached a new high of $2,883,000, an increase of $213,000 or 8.0% from the $2,670,000 reported at December 31, 1996. Earnings per share was $2.09, an increase of $0.15 cents from the $1.94 per share earned in 1996. Total assets for the corporation reached a new high of $207,148,000 at year end, December 31, 1997, an increase of $11,435,000 or 5.8% from December 31, 1996. Total deposits were $181,224,000 at December 31, 1997 compared to $164,779,000 at December 31, 1996, an increase of $16,446,000 or 10%. Return on average assets of 1.46% at December 31, 1997 compared to a return of 1.52% at December 31, 1996 while the return on average equity of 13.52% at December 31, 1997 compared to 13.78% at December 31, 1996.

     1997 was a year of steady growth for your bank that was augmented by the purchase of the Slippery Rock Office of First Western Bank, F.S.B. on September 4, 1997. This purchase increased our deposit base in Slippery Rock by $3.7 million and added approximately 1,000 new account holders. As consolidations increase throughout the financial services industry we will continue to look for acquisitions such as this to further enhance the growth of The First National Bank of Slippery Rock.

     During 1997 several new products and services were offered by our bank. Xpress 24, a telephone banking system was introduced early in 1997 and has been a very successful addition to our line of customer service products. Xpress 24 allows customers 24 hour access to account information and, in addition, customers may make account balance inquiries, verify transactions, make transfers and loan payments. This service is offered to our customers with no additional charge and enables your bank to provide enhanced service with reduced costs. We are now averaging approximately 10,000 calls per month and believe this has been one of the most successful new products in recent years.

     Another new service that was offered during 1997 was the MASTERMONEY DEBIT Card. The MASTERMONEY DEBIT card replaces the traditional ATM card and allows the customer to use their DEBIT card at over 14 million MasterCard merchants worldwide. The MASTERMONEY CARD is a product that many of our customers were requesting, and we believe this is an excellent improvement to one of our existing products.

     1998 promises to be a busy year for your corporation as we have just announced that the former First Western building will be expanded and remodeled to become the new home of The First National Bank of Slippery Rock Trust Division. This move will allow the Trust Department to be more visible and be located at ground level to facilitate easier walk-in traffic. In conjunction with this move and our expansion we have begun to sell mutual funds through our Trust Division. Mutual funds have been one of the fastest growing financial service products in the last ten years and changes in regulations make it easier now for banks to be involved in that market. The sale of mutual funds will not take away from our existing traditional bank deposit products but offer those customers that so desire, an alternative investment product.

     Another project for 1998 will be the relocation of our Plaza Office in Slippery Rock. The existing Plaza Office has been sold to the Giant Eagle Corporation, and we will be constructing a new, larger full service facility directly across the road from where our current branch is located. With the growth in the community of Slippery Rock, we believe that this new Plaza Office will better serve our local market.

     In addition to the expansion of the Plaza Office we have signed a lease with Giant Eagle to open a grocery store branch in the newly expanded Giant Eagle upon completion in 1999. This facility will be located in the Giant Eagle store and be open extended hours on the weekends and evenings to better serve the growing Slippery Rock community.

     The challenge for the Management of your bank is to offer new products and services as they become feasible and profitable and yet continue to offer traditional walk-in banking services that many of our customers still enjoy. We believe that we will be able to do this as we have a very qualified and dedicated staff. The future of banking continues to be one of change with reduction in regulation and a blending of the entire financial services industry. Many banks are now selling insurance and annuities and are beginning to establish banking on the internet. Your Officers, Directors, and staff will continue to explore all these possibilities and when such new services can be offered profitably we will introduce them to our customers.

     I am pleased to report these financial results and expansion plans. Our growth and progress would not be possible without the support of all the employees and shareholders. I would like to personally thank everyone involved with our Corporation this past year and pledge to continue to promote community banking throughout our market area. I encourage all of you to attend the Annual Meeting on April 21, 1998 at the Slippery Rock Township Building. We look forward to seeing you there.

                                            Sincerely,

                                            /s/ William C. Sonntag

                                            William C. Sonntag
                                            President & CEO

SLIPPERY ROCK FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

                                                           Five Years Ended December 31,
                                          -----------------------------------------------------------------
                                            1997          1996          1995          1994          1993
                                          ---------     ---------     ---------     ---------     ---------
                                                     (Dollars in thousands except per share data)

SUMMARY OF EARNINGS

Interest income. . . . . . . . . . . . . .$  15,152     $  13,744     $  12,486     $  11,042     $  10,241

Interest expense . . . . . . . . . . . . .    6,515         5,761         4,878         4,049         3,871
                                          -----------------------------------------------------------------

Net interest income. . . . . . . . . . . .    8,637         7,983         7,608         6,993         6,370
Provision for loan losses. . . . . . . . .      275           200           275           163           250
                                          -----------------------------------------------------------------

Net interest income after
    provision for loan losses. . . . . . .    8,362         7,783         7,333        6,830          6,120
Other income . . . . . . . . . . . . . . .    1,053           846           902          809            917
Other expense. . . . . . . . . . . . . . .    5,432         4,964         4,680        4,534          4,080
                                          -----------------------------------------------------------------

Income before income taxes . . . . . . . .    3,983         3,665         3,555         3,105         2,957
Applicable income tax expense. . . . . . .    1,100           995         1,056           839           748
                                          -----------------------------------------------------------------

NET INCOME . . . . . . . . . . . . . . . .$   2,883     $   2,670     $   2,499     $   2,266     $   2,209
                                          =================================================================

PER SHARE DATA (1)

Earnings per share . . . . . . . . . . . .$   2.09      $    1.94     $    1.81     $    1.64     $    1.60
Dividends paid . . . . . . . . . . . . . .$   0.70      $    0.57     $    0.48     $    0.39     $    0.34
Book value per share at period end . . . .$  16.08      $   14.73     $   13.29     $   11.85     $   10.69
Average number of shares outstanding . . 1,379,324      1,378,124     1,378,124     1,378,124     1,378,124

STATEMENT OF
CONDITION STATISTICS
(At end of period)
Assets . . . . . . . . . . . . . . . . . .$ 207,148     $ 195,713     $ 162,011     $ 147,374     $ 141,268
Deposits . . . . . . . . . . . . . . . . .$ 181,225     $ 164,779     $ 140,664     $ 129,322     $ 124,471
Loans. . . . . . . . . . . . . . . . . . .$ 157,501     $ 141,286     $ 122,747     $ 112,613     $  99,845
Allowance for loan losses. . . . . . . . .$   1,299     $   1,177     $   1,098     $   1,037     $     981
Interest-bearing deposits in other banks  $      68     $     287     $     118     $     127     $     210
Investment securities. . . . . . . . . . .$  20,030     $  37,346     $  25,755     $  19,638     $  23,307
Short-term borrowings. . . . . . . . . . .$   2,000     $   9,000     $   1,300             -             -
Long term debt . . . . . . . . . . . . . .$     552     $     754     $     939     $   1,109     $   1,440
Stockholders' equity . . . . . . . . . . .$  22,175     $  20,297     $  18,313     $  16,330     $  14,739


SIGNIFICANT RATIOS (2)

Return on average equity . . . . . . . . .    13.52%        13.78%        14.32%        14.51%        15.78%
Return on average assets . . . . . . . . .     1.46%         1.52%         1.64%         1.56%         1.66%
Loans as a percent of deposits . . . . . .    86.91%        85.74%        87.26%        87.08%        80.22%
Ratio of average equity to average assets.    10.83%        11.05%        11.43%        10.75%        10.55%
Dividends as a percent of net income . . .    33.49%        29.38%        26.52%        23.78%        21.25%

(1) Per share data restated for the effects of a four for one stock split in 1996 and for 10% stock dividends paid during 1995, 1994, and 1993.

(2) Loans as a percent of deposits calculations use actual period end volume data, all other ratios use average daily volume data.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEET


                                                         December 31,
                                                    1997             1996
                                              -------------    -------------
ASSETS
Cash and due from banks                       $  12,948,894    $   8,481,808
Interest-bearing deposits in other banks             68,200          286,727
Federal funds sold                                8,800,000              -
Mortgage loans held for sale                        898,000        1,296,047
Investment securities available for sale         13,080,018       26,291,321
Investment securities held to maturity (market value
   of  $7,029,625 and $11,107,779)                6,950,367       11,055,096
Loans                                           157,501,063      141,285,519

Less allowance for loan losses                    1,298,981        1,176,951
                                              -------------    -------------

   Net loans                                    156,202,082      140,108,568



Premises and equipment                            3,647,420        3,637,030
Accrued interest and other assets                 4,553,065        4,556,827
                                              -------------    -------------

      TOTAL ASSETS                            $ 207,148,046    $ 195,713,424
                                              =============    =============

LIABILITIES
Deposits:
   Noninterest-bearing demand                 $  27,861,267    $  24,737,745
   Interest-bearing demand                       22,841,536       20,696,978
   Savings                                       19,410,397       18,260,189
   Money market                                  20,789,596       23,942,880
   Time                                          90,321,772       77,141,411
                                              -------------    -------------
   Total deposits                               181,224,568      164,779,203

Short-term borrowings                             2,000,000        9,000,000
Other borrowings                                    552,252          753,649
Accrued interest and other liabilities            1,196,100          883,872
                                              -------------    -------------
      TOTAL LIABILITIES                         184,972,920      175,416,724
                                              -------------    -------------

STOCKHOLDERS' EQUITY
Common stock, par value $.25, authorized
   shares 12,000,000, issued and outstanding
   1,379,324 and 1,378,124                          344,831          344,531
Capital surplus                                  10,710,629       10,676,129
Retained earnings                                11,052,496        9,134,585
Net unrealized gain on securities                    67,170          141,455
                                              -------------    -------------
      TOTAL STOCKHOLDERS' EQUITY                 22,175,126       20,296,700
                                              -------------    -------------

      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                                 $ 207,148,046    $ 195,713,424
                                              =============    =============


See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                 Year Ended December 31,
                                                   1997             1996
                                              -------------    -------------
INTEREST AND DIVIDEND INCOME
   Interest and fees on loans                 $  13,318,221    $  12,055,139
   Interest-bearing deposits in other banks           7,427           10,275
   Federal funds sold                               347,358          172,601
   Interest and dividends on investment securities:
       Taxable interest                             685,142          611,851
       Tax exempt interest                          738,424          841,668
       Dividends                                     55,711           51,934
                                              -------------    -------------
           Total interest and dividend income    15,152,283       13,743,468
                                              -------------    -------------

INTEREST EXPENSE
   Deposits                                       6,439,824        5,562,371
   Short-term borrowings                             29,038          141,194
   Other borrowings                                  46,212           57,060
                                              -------------    -------------
           Total interest expense                 6,515,074        5,760,625
                                              -------------    -------------

NET INTEREST INCOME                               8,637,209        7,982,843

PROVISION FOR LOAN LOSSES                           275,000          200,000
                                              -------------    -------------

NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                     8,362,209        7,782,843
                                              -------------    -------------

OTHER INCOME
   Service charges on deposit accounts              539,122          496,583
   Trust department income                           75,882           53,310
   Net gains (losses) on loan sales                  66,062          (21,223)
   Investment securities losses, net                (14,872)              -
   Other income                                     387,416          317,631
                                              -------------    -------------
           Total other income                     1,053,610          846,301
                                              -------------    -------------

OTHER EXPENSE
   Salaries and employee benefits                 2,641,258        2,371,117
   Net occupancy expense                            355,920          415,319
   Equipment expense                                636,231          597,915
   Data processing expense                          176,584          177,438
   Pennsylvania shares tax                          182,898          164,430
   Stationery, printing, and supplies               160,405          156,126
   Other expense                                  1,279,108        1,081,188
                                              -------------    -------------
           Total other expense                    5,432,404        4,963,533
                                              -------------    -------------

Income before income taxes                        3,983,415        3,665,611

Income tax expense                                1,100,214          995,123
                                              -------------    -------------

NET INCOME                                    $   2,883,201    $   2,670,488
                                              =============    =============

EARNINGS PER SHARE:
   Basic                                      $        2.09    $        1.94
   Diluted                                    $        2.09    $        1.94

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              Net Unrealized
                                        Common        Capital      Retained     Gain (Loss)
                                         Stock        Surplus      Earnings    on Securities     Total
                                      -----------   -----------   -----------   -----------   -----------

Balance, December 31, 1995            $   344,531   $10,676,129   $ 7,255,922   $    36,830   $18,313,412


Net income                                                          2,670,488                   2,670,488

Cash dividends ($.57 per share)                                      (791,825)                   (791,825)

Net unrealized gain on securities                                                   104,625       104,625
                                      -----------   -----------   -----------   -----------   -----------

Balance, December 31, 1996                344,531    10,676,129     9,134,585       141,455    20,296,700

Net income                                                          2,883,201                   2,883,201

Cash dividends ($.70 per share)                                      (965,290)                   (965,290)

Stock options exercised                       300        34,500                                    34,800

Net unrealized loss on securities                                                   (74,285)      (74,285)
                                      -----------   -----------   -----------   -----------   -----------

Balance, December 31, 1997            $   344,831   $10,710,629   $11,052,496   $    67,170   $22,175,126
                                      ===========   ===========   ===========   ===========   ===========





See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                 Year Ended December 31,
                                                   1997             1996
                                              -------------    -------------

OPERATING ACTIVITIES
   Net income                                 $   2,883,201    $   2,670,488
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Provision for loan losses                     275,000          200,000
      Depreciation and amortization                 757,725          632,478
      Mortgage loans held for sale               (8,915,878)      (4,898,732)
      Proceeds from sales of mortgage loans       9,379,987        5,174,413
      Net (gains) losses on loan sales              (66,062)          21,223
      Investment securities losses, net              14,872              -
      Decrease (increase) in accrued interest
        receivable                                   50,549         (328,939)
      Increase in accrued interest payable          214,720           25,807
      Other, net                                     86,977          (94,360)
                                              -------------    -------------
                Net cash provided by operating
                  activities                      4,681,091        3,402,378
                                              -------------    -------------

INVESTING ACTIVITIES
   Decrease in time deposits in other banks          99,000              -
   Investment securities available for sale:
      Proceeds from sales                        11,521,498              -
      Proceeds from maturities and repayments     2,204,295        2,792,298
      Purchases                                    (650,790)     (16,568,897)
   Investment securities held to maturity:
      Proceeds from maturities and repayments     4,400,876        4,560,283
      Purchases                                    (323,705)      (2,231,508)
   Increase in loans, net                       (16,435,867)     (18,587,048)
   Purchases of premises and equipment             (524,603)        (489,333)
   Premium paid on branch acquisition              (325,310)      (2,093,982)
   Proceeds from sales of other real estate         187,597                -
                                              -------------    -------------
                Net cash provided by (used for)
                  investing activities              152,991      (32,618,187)
                                              -------------    -------------

FINANCING ACTIVITIES
   Increase in deposits, net                     16,445,364       24,114,808
   Proceeds from short-term borrowings                    -       22,110,000
   Repayments of short-term borrowings           (7,000,000)     (14,410,000)
   Payments on other borrowings                    (201,397)        (185,214)
   Proceeds from stock options exercised             34,800                -
   Cash dividends paid including fractional
     shares cash paid                              (965,290)        (791,825)
                                              -------------    -------------
                Net cash provided by financing
                  activities                      8,313,477       30,837,769
                                              -------------    -------------

                Increase in cash and cash
                  equivalents                    13,147,559        1,621,960

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR    8,669,535        7,047,575
                                              -------------    -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR      $  21,817,094    $   8,669,535
                                              =============    =============



See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

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

The Company is a Pennsylvania company organized to become the holding company of the Bank. The Bank is a national bank headquartered in Slippery Rock, Pennsylvania. The Company's principal sources of revenues emanate from its portfolio of residential real estate, commercial mortgage, commercial and consumer loans, as well as trust and a variety of deposit services provided to its customers through six locations. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

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

INVESTMENT SECURITIES

Investment securities are classified, at the time of purchase, based upon management's intentions, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a method which approximates a level yield and recognized as adjustments of interest income. Certain other securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses, if any, are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank and Federal Reserve Bank represent ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified with equity securities available for sale.



LOANS

Loans are reported at their principal amount net of unearned income. Interest from installment loans is recognized in income based on the sum-of-the-month's digits method or accrual method depending on the date the loans were granted. Both methods result in approximate level rates of return over the terms of
the loans.   Interest on real estate mortgages and commercial loans is
recognized as income when earned on the accrual method. The Company's general policy has been to stop accruing interest on loans when it is determined that a reasonable doubt exists as to the collectibility of additional interest. Income is subsequently recognized only to the extent that cash payments are received until the loan is current and, in management's judgment, the borrower has the ability and intent to make periodic interest and principal payments, at which time the loan is returned to accrual status.

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

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it.
The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

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

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

REAL ESTATE OWNED

Real estate owned acquired by foreclosure is classified as a component of other assets at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included in operations of other real estate.

INTANGIBLE ASSETS

Intangible assets, the excess of cost over fair value of net assets acquired, is amortized to expense using the straight-line method over the period
estimated to be benefited.   Included in other assets is the premium resulting
from the August 19, 1996 purchase of the Harrisville, Pennsylvania branch office of Mellon Bank, N.A. and from the September 4, 1997 purchase of the Slippery Rock, Pennsylvania office of First Western Bank, F.S.B.

TRUST DEPARTMENT

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

EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Statement No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement No. 128 requirements.

CASH FLOW INFORMATION

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Federal funds sold, and the demand deposit portion of Interest-bearing deposits in other banks.

Cash payments for interest in 1997 and 1996 were $6,300,354 and $5,734,818, respectively. Cash payments for income taxes for 1997 and 1996 amounted to $1,013,000 and $972,000, respectively.

PENDING ACCOUNTING PRONOUNCEMENT

In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of Statement No. 125." The adoption of the provisions of Statement No. 127 is not expected to have a material impact on financial position or results of operations.

In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The provisions of the statement are effective for all fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on financial position or results of operations.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts for the prior year have been reclassified to conform to current year presentations. Such reclassifications had no effect on net income.

2. EARNINGS PER SHARE

There are no convertible securities which would affect the net income required to be used in calculating basic and diluted earnings per share, as such, net income as presented on the consolidated statement of income is used for computation purposes.

The average shares outstanding for both basic and diluted earnings per share are 1,378,139 and 1,378,124 for the years ended December 31, 1997 and 1996, respectively. As described in Note 12, the Company implemented a stock option plan during 1997. Although stock options were granted in September, there is no dilutive effect since the option exercise prices approximate the average market price for the Company's stock during 1997.

3. INVESTMENT SECURITIES

Amortized cost and estimated market values of investment securities are summarized as follows:

                                                                     1997
                                        --------------------------------------------------------------
                                                             Gross           Gross          Estimated
Available for Sale                         Amortized      Unrealized       Unrealized         Market
                                             Cost            Gains           Losses           Value
                                        ------------    ------------    -------------    -------------
U.S. Treasury securities and
    obligations of U.S. Government
    agency securities                   $  5,653,359    $     36,806    $      (1,210)   $   5,688,955
Obligations of states and
    political subdivision                  5,039,208          80,065               -         5,119,273
Mortgage-backed securities                 1,394,778          14,969          (28,857)       1,380,890
                                        ------------    ------------    -------------    -------------
   Total debt securities                  12,087,345         131,840          (30,067)      12,189,118
Common stocks                                890,900              -                -           890,900
                                        ------------    ------------    -------------    -------------

   Total                                $ 12,978,245    $    131,840    $     (30,067)   $  13,080,018
                                        ============    ============    =============    =============

                                                                     1997
                                        --------------------------------------------------------------
                                                             Gross           Gross          Estimated
Held to Maturity                           Amortized      Unrealized       Unrealized         Market
                                             Cost            Gains           Losses           Value
                                        ------------    ------------    -------------    -------------
U.S. Treasury securities and
    obligations of U.S. Government
    agency securities                   $  1,000,390    $      1,640    $          -     $   1,002,030
Obligations of states and
    political subdivisions                 5,839,559          76,848               -         5,916,407
Mortgage-backed securities                   110,418             770               -           111,188
                                        ------------    ------------    -------------    -------------

   Total                                $  6,950,367    $     79,258    $          -     $   7,029,625
                                        ============    ============    =============    =============

                                                                     1996
                                        --------------------------------------------------------------
                                                             Gross           Gross          Estimated
Available for Sale                         Amortized      Unrealized       Unrealized         Market
                                             Cost            Gains           Losses           Value
                                        ------------    ------------    -------------    -------------
U.S. Treasury securities and
    obligations of U.S. Government
    agency securities                   $  6,657,208    $     32,541    $      (7,668)   $   6,682,081
Obligations of states and
    political subdivisions                16,648,723         224,005          (17,941)      16,854,787
Mortgage-backed securities                 1,796,764          23,075          (39,686)       1,780,153
                                        ------------    ------------    -------------    -------------
   Total debt securities                  25,102,695         279,621          (65,295)      25,317,021
Common stocks                                974,300              -                -           974,300
                                        ------------    ------------    -------------    -------------

   Total                                $ 26,076,995    $    279,621    $     (65,295)   $  26,291,321
                                        ============    ============    =============    =============



                                                                     1996
                                        --------------------------------------------------------------
                                                             Gross           Gross          Estimated
Held to Maturity                           Amortized      Unrealized       Unrealized         Market
                                             Cost            Gains           Losses           Value
                                        ------------    ------------    -------------    -------------
U.S. Treasury securities and
    obligations of U.S. Government
    agency securities                   $  2,624,653    $        446    $      (2,006)   $   2,623,093
Obligations of states and
    political subdivisions                 8,254,334          56,593           (3,690)       8,307,237
Mortgage-backed securities                   176,109           1,340               -           177,449
                                        ------------    ------------    -------------    -------------

   Total                                $ 11,055,096    $     58,379    $      (5,696)   $  11,107,779
                                        ============    ============    =============    =============

The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Available for Sale                Held to Maturity
                                        ----------------------------    ------------------------------
                                                          Estimated                        Estimated
                                          Amortized        Market         Amortized          Market
                                            Cost            Value            Cost            Value
                                        ------------    ------------    -------------    -------------

Due in one year or l                    $  3,134,778    $  3,140,639    $   2,600,390    $   2,607,424
Due after 1 year through 5 years           3,610,108       3,643,411        1,878,711        1,909,644
Due after 5 years through 10 years         3,967,426       4,037,363        2,261,518        2,299,470
Due after 10 years                         1,375,033       1,367,705          209,748          213,087
                                        ------------    ------------    -------------    -------------

   Total                                $ 12,087,345    $ 12,189,118    $   6,950,367    $   7,029,625
                                        ============    ============    =============    =============

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities during the year ended
December 31, 1997. There were no security sales during the year ended December 31, 1996.

                                                                   1997
                                                              -------------
Proceeds from sales                                           $  11,521,498
Gross gains                                                          55,574
Gross losses                                                         70,446

Investment securities with an amortized cost and estimated market value of $15,293,000 and $15,457,812, respectively, at December 31, 1997, and
$14,358,262 and $14,495,220, respectively, at December 31, 1996 were pledged to secure public deposits and other purposes as required by law.

4. LOANS

Major classifications of loans are summarized as follows:

                                                   1997             1996
                                              -------------    -------------
   Real Estate:
        Construction                          $   2,587,193    $   1,465,853
        Residential                              82,009,195       70,900,718
        Commercial, financial, and agricultural  24,299,164       23,312,222
   Commercial                                    18,222,841       18,083,744
   Consumer                                      30,382,670       27,522,982
                                              -------------    -------------
                                                157,501,063      141,285,519
   Less allowance for loan losses                 1,298,981        1,176,951
                                              -------------    -------------

       Net loans                              $ 156,202,082    $ 140,108,568
                                              =============    =============

Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $27,116,482 and $20,341,070 at December 31, 1997 and 1996, respectively.

In the normal course of business, loans are extended to directors, executive officers, and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 1997, is as follows:

                                         Amounts
           1996        Additions        Collected         1997
      -----------     -----------      -----------     -----------

      $ 1,985,105     $10,363,478      $10,899,431     $ 1,449,152

The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Although the Company has a diversified loan portfolio at December 31, 1997, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the immediate trade area.

At December 31, 1997 and 1996, the recorded investment in loans which are considered to be impaired was $738,227 and $738,551, of which $738,227 and $142,093 was considered to be nonaccrual. In addition, $110,734 and $110,783 of the related allowance for loan losses has been allocated for these impaired loans. At December 31, 1996 there were commitments for unfunded letters of credit totaling $146,850 to a borrower with outstanding loans considered to be impaired.

The average recorded investment in impaired loans during the year ended December 31, 1997 and 1996, was approximately $736,805 and $824,611. For the years ended December 31, 1997 and 1996, interest income totaling $5,491 and $62,799 was recognized on impaired loans, of which $5,491 and $39,310 was recognized using the cash basis method of income recognition.

5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1997 and 1996, are as follows:

                                                  1997              1996
                                              -------------    -------------

Balance, January 1                            $   1,176,951    $   1,098,298
Add:
  Provision charged to operations                   275,000          200,000
  Recoveries                                         35,459           30,447
Less loans charged off                              188,429          151,794
                                              -------------    -------------

Balance, December 31                          $   1,298,981    $   1,176,951
                                              =============    =============

6. PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                                   1997             1996
                                              -------------    -------------

Land                                         $     694,134    $     544,134
Bank buildings                                   3,993,244        3,739,186
Furniture, fixtures, and equipment               2,909,653        3,614,432
                                              -------------    -------------
                                                 7,597,031        7,897,752
Less accumulated depreciation                    3,949,611        4,260,722
                                              -------------    -------------

     Total                                   $   3,647,420    $   3,637,030
                                              =============    =============

Depreciation charged to operations was $514,213 in 1997 and $552,788 in 1996.

7. DEPOSITS

Time deposits include certificates of deposit and other time deposits in denominations of $100,000 or more. Such deposits totaled $23,181,972 and $15,077,000 at December 31, 1997 and 1996, respectively. Interest expense on certificates of deposit over $100,000 amounted to $1,057,378 and $884,822.

The following table sets forth the remaining maturity of time certificates of deposits of $100,000 or more at December 31, 1997.

3 months or less                                               $   7,026,626
Over 3 through 6 months                                            5,202,279
Over 6 through 12 months                                           2,777,260
Over 12 months                                                     8,175,807
                                                               -------------
     Total                                                     $  23,181,972
                                                               =============

8. SHORT-TERM BORROWINGS

The outstanding balances and related information for short-term borrowings are summarized as follows:

                                       1997                  1996
                               ------------------     ------------------
                                 Amount     Rate        Amount     Rate
                               ----------   -----     ----------   -----

Balance at year end            $2,000,000    6.86%    $9,000,000    5.60%
Average balance outstanding
   during the year                489,247    5.93      2,366,943    5.96
Maximum amount outstanding
   at any month end             2,000,000             13,110,000

Short-term borrowings include two types of borrowings with the Federal Home Loan Bank ("FHLB") of Pittsburgh. FHLB "RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are
subject to prepayment penalty.   As of December 31, 1997, the Company's total
borrowing limit was $55,153,000 for the RepoPlus advances.

FHLB "Flexline" advances also mature within one year and bear a variable rate of interest that adjusts daily. There are no prepayment penalties for these borrowings. As of December 31, 1997, the Company's total borrowing limit was $4,940,000 for the Flexline advances. Both FHLB credit products are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on outstanding residential mortgages. As of December 31, 1997 short-term borrowings were comprised of $2,000,000 in Flexline advances. FHLB RepoPlus advances in the amount of $9,000,000 were outstanding as of December 31, 1996.

9. OTHER BORROWINGS

Other borrowings consists of the following:
                                                   1997             1996
                                              -------------    -------------

   Long-term FHLB advances                    $     527,422    $     720,568
   Real estate mortgage payable, due in monthly
      installments of $945, including
      interest of 10.5%                              24,830           33,081
                                              -------------    -------------

        Total                                 $     552,252    $     753,649
                                              =============    =============

Long-term advances from the FHLB consist of a series of borrowings with maturities ranging from one to three years, each with fixed interest rates ranging from 5.35% to 6.91%. The weighted average interest rate as of December 31, 1997, was 6.21%. Pursuant to a collateral agreement entered into with the FHLB, these advances are secured by stock in the FHLB and qualifying first mortgage loans.

Principal repayments on advances from the FHLB are scheduled as follows:

                                                           Weighted
                                                           Average
         Year                            Principal           Rate
       --------                        ------------       ----------

         1998                          $    209,838             6.23%
         1999                               227,996             6.39%
         2000                                89,588             5.73%
                                       ------------
              Total                    $    527,422
                                       ============

10.INCOME TAXES

The provision for Federal income taxes consists of:
                                                   1997             1996
                                              -------------    -------------

Currently payable                             $   1,105,150    $     985,253
Deferred                                             (4,936)           9,870
                                              -------------    -------------

     Total provision                          $   1,100,214    $     995,123
                                              =============    =============

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996, are as follows:

                                                   1997             1996
                                              -------------    -------------
Deferred tax assets:
   Allowance for loan losses                  $     350,550    $     337,421
   Deferred loan origination fees, net               71,858           71,261
   Premises and equipment                            12,053           12,650
   Fair market value in excess of carrying
     value of loans held for sale                    38,551           41,466
   Other, net                                        26,979            6,493
                                              -------------    -------------
        Total                                       499,991          469,291
                                              -------------    -------------

Deferred tax liabilities:
   Unrealized gain on securities                     34,603           72,871
   Prepaid pension asset                            122,559           96,795
   Other                                              3,714            3,714
                                              -------------    -------------
        Total                                       160,876          173,380
                                              -------------    -------------

        Net deferred tax assets               $     339,115    $     295,911
                                              =============    =============

No valuation allowance was established at December 31, 1997, in view of the Company's ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

The reconciliation between the federal statutory rate and the Company's effective consolidated income tax rate is as follows:

                                    1997                    1996
                            --------------------    --------------------
                                           % of                    % of
                                          Pre-tax                 Pre-tax
                               Amount     Income      Amount      Income
                            -----------   ------    -----------   ------

Federal income tax at
  statutory rate            $ 1,354,361     34.0%   $ 1,246,308     34.0%
Tax-exempt income              (306,171)    (7.7)      (310,905)    (8.5)
Non-deductible interest to carry
   tax exempt assets             40,138      1.0         43,129      1.2
Other                            11,886      0.3         16,591      0.4
                            -----------   ------    -----------   ------
Actual expense and
    effective rate          $ 1,100,214    27.6%    $   995,123     27.1%
                            ===========   ======    ===========   ======

11.PENSION PLAN

The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement.

Pension expense includes the following components:

                                                   1997             1996
                                              -------------    -------------

   Service cost of the current period         $     109,855    $     100,086
   Interest cost on projected benefit
     obligation                                      81,855           73,403
   Return on plan assets                           (251,244)        (141,713)
   Net amortization and deferral                    147,315           68,681
                                              -------------    -------------

   Net periodic pension cost                  $      87,781    $     100,457
                                              =============    =============

The actuarial present value of accumulated benefit obligations at December 31, 1997 and 1996 was $719,444 and $573,573 including vested benefit obligations of $711,154 and $566,219. The following table sets forth the unfunded status and amounts recognized in the balance sheets at December 31, 1997 and 1996:

                                                   1997             1996
                                              -------------    -------------

   Plan assets at fair value                  $   1,682,945    $   1,263,886
   Projected benefit obligation                   1,268,681        1,091,394
                                              -------------    -------------

   Funded status                                    414,264          172,492
   Unrecognized prior service cost                   10,203           11,610
   Unrecognized net loss (gain) from past experience
      different from that assumed                   (37,651)         126,931
   Unrecognized net transition asset                (32,549)         (36,799)
                                              -------------    -------------

   Prepaid pension cost                       $     354,267    $     274,234
                                              =============    =============

Plan assets primarily consist of certificates of deposit, money market and equity mutual funds.

The weighted discount rate used to measure the projected benefit obligation is 7.5%, the rate of increase in future compensation levels is 5.0%, and the long-term rate of return on assets is 7.5%. The Bank uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

12.STOCK OPTION PLAN

In 1997, the Company adopted an Incentive Stock Option Plan ("ISOP") and a Directors Stock Option Plan ("Directors Plan"). The ISOP provides for granting up to 100,000 shares of authorized but unissued common stock to eligible salaried employees. The Directors Plan provides for 36,000 authorized but unissued shares of common stock to be granted to nonemployee directors. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted.

Effective January 21, 1997, the Company adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require the Company to recognize compensation expense for all awards of equity instruments issued. The statement establishes a fair value based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement No. 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," but requires disclosure in a note to the financial statements pro forma net income and earnings per share as if the Company had applied the new method of accounting.

Under Accounting Principles Board Opinion No. 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                                    1997
                                                               -------------
   Net Income:
      As reported                                              $   2,883,201
                                                               =============

      Pro forma                                                $   2,874,205
                                                               =============

   Basic Earnings Per Share:
      As reported                                              $        2.09
                                                               =============

      Pro forma                                                $        2.09
                                                               =============

   Diluted Earnings Per Share:
      As reported                                              $        2.09
                                                               =============

      Pro forma                                                $        2.09
                                                               =============

The following table presents share data related to the stock option plans:

                                                                    1997
                                                               -------------

   Outstanding, January 1                                                  -
        Granted                                                       11,700
        Exercised                                                      1,200
        Forfeited                                                          -
                                                               -------------

   Outstanding, December 31 (at $29 per share)                        10,500
                                                               =============

13.COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS

In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. These commitments were comprised of the following at December 31, 1997 and 1996:

                                                   1997             1996
                                              -------------    -------------

   Commitments to extend credit               $  18,965,701    $  23,097,600
   Standby letters of credit and financial
     guarantees                                     706,544          539,400
                                              -------------    -------------

        Total                                 $  19,672,245    $  23,637,000
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

14.COMMON STOCK

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

15.REGULATORY RESTRICTIONS

Cash and Due from Banks

Included in cash and due from banks are reserves required by the district Federal Reserve Bank of $1,250,000 and $1,215,000 at December 31, 1997 and 1996. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and a balance maintained directly with the Federal Reserve Bank.

DIVIDENDS

Under the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by the subsidiary bank in any one year exceed the net profits of that year as defined, combined with net retained profit from the two preceding years. Using this formula, the amount available for payment of dividends in 1997, without approval of the Comptroller, will be limited to $3,797,324 plus net profits retained up to the date of the dividend declaration.

16.CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the entity's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weighting, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes as of December 31, 1997 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Company's and Bank's primary regulatory authorities have categorized the entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum Total Risk-based, Tier I Risk-based, and Tier I Leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The following table reflects the Company's capital ratios and minimum requirements at December 31. The Bank's capital ratios are substantially the same as the Company's.

                                                      1997                             1996
                                          ----------------------------     ----------------------------
                                             Amount          Ratio            Amount           Ratio
                                          ------------    ------------     ------------    ------------
Total Capital (to Risk-weighted Assets)

   Company                                $ 21,260,353           14.88%    $ 19,303,842           14.52%
   For Capital Adequacy Purposes            11,432,640            8.00       10,638,800            8.00
   To be "Well Capitalized"                 14,290,800           10.00       13,298,500           10.00

Tier I Capital (to Risk-weighted Assets)

   Company                                $ 19,961,372           13.97%    $ 18,126,891           13.63%
   For Capital Adequacy Purposes             5,716,320            4.00        5,319,400            4.00
   To be "Well Capitalized"                  8,574,480            6.00        7,979,100            6.00

Tier I Capital (to Average Total Assets)

   Company                                $ 19,961,372            9.98%    $ 18,126,891            9.55%
   For Capital Adequacy Purposes             8,000,012            4.00        7,592,880            4.00
   To be "Well Capitalized"                 10,000,015            5.00        9,491,100            5.00

17.FAIR VALUE DISCLOSURE

The estimated fair value of the Company's financial instruments are as follows:

                                                      1997                             1996
                                          ----------------------------     ----------------------------
                                            Carrying          Fair           Carrying          Fair
                                              Value           Value            Value           Value
                                          ------------    ------------     ------------    ------------
Financial assets:
  Cash, interest-bearing deposits
   in other banks and
   federal funds sold                     $ 21,817,094    $ 21,817,094     $  8,768,535    $  8,768,535
  Mortgage loans held for sale                 898,000         898,000        1,296,047       1,296,047
  Investment securities                     20,030,385      20,109,643       37,346,417      37,399,100
  Net loans                                156,202,082     157,036,856      140,108,568     140,249,835
  Accrued interest receivable                1,383,797       1,383,797        1,434,346       1,434,346
                                          ------------    ------------     ------------    ------------
   Total                                  $200,331,358    $201,245,390     $188,953,913    $189,147,863
                                          ============    ============     ============    ============

Financial liabilities:
  Deposits                                $181,224,568    $181,115,377     $164,779,203    $165,319,536
  Short-term borrowings                      2,000,000       2,000,000        9,000,000       9,000,000
  Other borrowings                             552,252         478,091          753,649         753,649
  Accrued interest payable                     781,879         781,879          567,159         567,159
                                          ------------    ------------     ------------    ------------
   Total                                  $184,558,699    $184,375,347     $175,100,011    $175,640,344
                                          ============    ============     ============    ============

                                      16

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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN OTHER BANKS, FEDERAL FUNDS SOLD, SHORT-TERM BORROWINGS, ACCRUED INTEREST RECEIVABLE, AND ACCRUED INTEREST PAYABLE.

The fair value is equal to the current carrying value.

INVESTMENT SECURITIES AND MORTGAGE LOANS HELD FOR SALE

The fair value of investment securities and mortgage loans held for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities and loans.

LOANS, DEPOSITS, AND OTHER BORROWINGS

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and employs discount rates that consider reinvestment opportunities, operating expenses, non- interest income, credit quality, and prepayment risk. Demand, savings, and money-market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 13.

18.BRANCH ACQUISITION

On August 19, 1996, the Bank acquired certain assets and deposit liabilities of the Harrisville, Pennsylvania office of Mellon Bank, N.A. The transaction was accounted for as a purchase. The Bank assumed deposit liabilities of $19,754,546 and acquired cash and premises and equipment totaling $382,333.

On September 4, 1997, the Bank acquired certain assets and deposit liabilities of the Slippery Rock, Pennsylvania office of First Western Bank, F.S.B. The transaction was accounted for as a purchase. The Bank assumed deposit liabilities of $3,730,857 and acquired premises and equipment totaling $77,331. The purchased branch was subsequently closed with all assets and liabilities being combined with the Bank's Main Street branch.

19.PARENT COMPANY

Following are condensed financial statements for the parent company:

                           CONDENSED BALANCE SHEET

                                                        December 31,
                                                   1997             1996
                                               -------------    -------------
ASSETS
   Cash                                        $      52,009    $       4,988
   Investment in bank subsidiary                  22,106,313       20,267,361
   Other assets                                       17,888           24,351
                                               -------------    -------------

             TOTAL ASSETS                      $  22,176,210    $  20,296,700

                                               =============    =============
LIABILITIES
   Other liabilities                           $       1,084    $          -

STOCKHOLDERS' EQUITY                              22,175,126       20,296,700
                                               -------------    -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $  22,176,210    $  20,296,700
                                               =============    =============



                              CONDENSED STATEMENT OF INCOME

                                                  Year Ended December 31,
                                                   1997             1996
                                               -------------    -------------
INCOME
   Dividends from subsidiary                   $   1,004,687    $     822,428

EXPENSES                                              52,611           54,586
                                               -------------    -------------

   Income before income tax benefit                  952,076          767,842
Income tax benefit                                   (17,888)         (18,559)
                                               -------------    -------------
   Income before equity in undistributed net income
        of subsidiary                                969,964          786,401

Equity in undistributed net income of subsidiary   1,913,237        1,884,087
                                               -------------    -------------

NET INCOME                                     $   2,883,201    $   2,670,488
                                               =============    =============


                       CONDENSED STATEMENT OF CASH FLOWS


                                                  Year Ended December 31,
                                                   1997             1996
                                               -------------    -------------
OPERATING ACTIVITIES
   Net Income                                  $   2,883,201    $   2,670,488
   Adjustments to reconcile net income to
        net cash provided by operating activities:
       Equity in undistributed net income
        of subsidiary                             (1,913,237)      (1,884,087)
       Amortization                                    5,788           11,584
       Other                                          36,559           (5,354)
                                               -------------    -------------
              Net cash provided by operating
               activities                          1,012,311          792,631
                                               -------------    -------------

FINANCING ACTIVITIES
   Cash dividends                                   (965,290)        (791,825)
                                               -------------    -------------
              Net cash used for financing
               activities                           (965,290)        (791,825)
                                               -------------    -------------

              Increase in cash                        47,021              806

CASH AT BEGINNING OF PERIOD                            4,988            4,182
                                               -------------    -------------

CASH AT END OF PERIOD                          $      52,009    $       4,988
                                               =============    =============

Board of Directors and Stockholders
Slippery Rock Financial Corporation


We have audited the accompanying consolidated balance sheet of Slippery Rock Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slippery Rock Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ S.R. Snodgrass, A.C.


Wexford, PA
February 13, 1998



S.R. Snodgrass, A.C.
101 Bradford Road  Wexford, PA 15090-6909  Phone: 412-934-0344
Facsimile: 412-934-0345

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATING RESULTS AND FINANCIAL
CONDITION

OVERVIEW

Slippery Rock Financial Corporation ("Company") is the parent holding company for The First National Bank of Slippery Rock ("Bank"). This discussion and the related financial data represent predominantly the financial condition and results of operations of the Bank for the two years ended December 31, 1997 and December 31, 1996, and is presented to assist in the understanding and evaluation of the financial condition and the results of operations of the Company and is intended to supplement, and should be read in conjunction with, the audited consolidated financial statements and the related notes.

RESULTS OF OPERATIONS

Net income for 1997 was $2,883,000, an increase of $213,000 from 1996's earnings of $2,670,000. An increase in net interest income after provision for loan losses of $579,000 and a net increase in total other income of $207,000 was offset by a net increase in total other expense of $468,000 and an increase in federal income tax expense of $105,000. Income before taxes at December 31, 1997 was $3,983,000 an increase of $318,000 or 8.68% from the $3,665,000 reported at December 31, 1996. Federal income taxes of $1,100,000 at December 31, 1997 represents an increase of $105,000 from the $995,000 reported at December 31, 1996.

Earnings per share, on a fully diluted basis, of $2.09 at December 31, 1997 compares to $1.94 at December 31, 1996 an increase of $0.15 per share.

NET INTEREST INCOME

Net interest income is the amount by which interest generated from interest earning assets exceeds interest paid on interest-bearing liabilities. Net interest income and the related yields on interest earning assets is presented on a taxable-equivalent basis and have been computed using the federal income tax statutory rate of 34%. Net interest income, on a tax equivalent basis, which is the primary component of earnings, was $9,099,000 for 1997, as compared to $8,450,000 for 1996.

(BAR GRAPH AT BOTTOM OF PAGE - LEFT SIDE)
Annual Net Income
Thousands
$2,209     $2,266     $2,499     $2,670     $2,883
--------------------------------------------------
 1993       1994       1995       1996       1997


(BAR GRAPH AT BOTTOM OF PAGE - CENTER)
Earnings Per Share
Dollars
$1.60     $1.64     $1.81     $1.94     $2.09
---------------------------------------------
 1993      1994      1995      1996      1997

(GRAPH AT BOTTOM OF PAGE - RIGHT SIDE)
Dividends Paid Per Share
Dollars
$0.34     $0.39     $0.48     $0.57     $0.70
---------------------------------------------
 1993      1994      1995      1996      1997

The following table is an analysis of the average balance sheets and the net interest income for each of the years in the three years ended December 31, 1997, 1996 and 1995.

                                                             Slippery Rock Financial Corporation
                                                      AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
                                               1997                          1996                           1995
                                 -----------------------------  -----------------------------  -----------------------------
                                  Average                        Average                        Average
                                  Volume    Interest    Yield    Volume    Interest    Yield    Volume    Interest    Yield
                                 ---------  ---------  -------  ---------  ---------  -------  ---------  ---------  -------
ASSETS                                                              (Dollars in Thousands)
Interest-earning assets
  Investment securities:
  Taxable                        $  11,828  $     741     6.26% $  10,614  $     663     6.25% $   8,374  $     531     6.34%
  Non-taxable (2)                   15,315      1,118     7.30     17,573      1,275     7.26     11,312        817     7.22
  Interest-bearing deposits in
    other banks                        290          8     2.76        233         10     4.29        115         10     8.70
  Loans (1), (2), (3)              149,370     13,400     8.97    132,278     12,090     9.14    118,201     11,137     9.42
  Federal funds sold                 6,349        347     5.47      3,260        173     5.31      4,615        271     5.87
                                 ---------  ---------           ---------  ---------           ---------  ---------

  Total interest-earning assets    183,152     15,614     8.53    163,958     14,211     8.67    142,617     12,766     8.95
                                            ---------                      ---------                      ---------

Noninterest-earning assets
  Cash and due from banks            6,906                          5,896                          5,541
  Allowance for loan losses         (1,205)                        (1,153)                        (1,020)
  Other assets                       8,033                          6,663                          5,511
                                 ---------                      ---------                      ---------

  Total assets                   $ 196,886                      $ 175,364                      $ 152,649
                                 =========                      =========                      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
  Interest bearing checking      $  22,780        492     2.16  $  18,717        407     2.17  $  16,137        367    2.27
  Money market accounts             23,842        912     3.83     21,609        828     3.83     15,442        438    2.84
  Savings deposits                  18,709        462     2.47     17,904        450     2.51     17,500        470    2.69
  Time deposits                     81,840      4,574     5.59     70,481      3,878     5.50     63,080      3,531    5.60
  Borrowed funds                     1,216         75     6.17      3,297        198     6.01      1,121         72    6.42
                                 ---------  ---------           ---------  ---------           ---------  ---------

  Total interest-bearing
    liabilities                    148,387      6,515     4.39    132,008      5,761     4.36    113,280      4,878     4.31
                                            ---------                      ---------                      ---------

Noninterest-bearing liabilities
  Demand deposits                   26,195                         23,227                         21,311
  Other liabilities                    983                            750                            609
  Stockholders' equity              21,321                         19,379                         17,449
                                 ---------                      ---------                      ---------

  Total liabilities and
    stockholders' equity         $ 196,886                      $ 175,364                      $ 152,649
                                 =========                      =========                      =========


  Net interest income and net yield on
    interest-earning assets                 $   9,099     4.97%            $   8,450     5.15%            $   7,888     5.53%
                                            =========                      =========                      =========

  Net interest rate spread                                4.13%                          4.30%                          4.64%
                                                       =======                        =======                        =======

(1) Interest on loans includes fee income.
(2) Yields on interest-earning assets have been computed on a taxable-equivalent basis using the federal income tax statutory rate of 34%.
(3) Nonaccrual loans and loans held for sale included.

                                                  ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                                            (Dollars in Thousands)

                                             1997 CHANGE FROM 1996          1996 CHANGE FROM 1995
                                          ----------------------------  ----------------------------
                                                       CHANGE DUE TO                 CHANGE DUE TO
                                           TOTAL    ------------------   TOTAL    ------------------
                                           CHANGE   VOLUME(1)  RATE(1)   CHANGE   VOLUME(1)  RATE(1)
                                          --------  --------  --------  --------  --------  --------

INTEREST INCOME ON:
  Taxable investment securities           $     78  $     77  $      1  $    132  $    140  $     (8)
  Non-taxable investments                     (157)     (164)        7       458       453         5
  Interest-bearing deposits in
    other banks                                 (2)        3        (5)        -         7        (7)
  Loans                                      1,310     1,539      (229)      953     1,292      (339)
  Federal funds sold                           174       169         5       (98)      (74)      (24)
                                          --------  --------  --------  --------  --------  --------

    Total interest income                    1,403     1,624      (221)    1,445     1,818      (373)
                                          ========  ========  ========  ========  ========  ========

INTEREST EXPENSE ON:
  Interest-bearing checking                     85        87        (2)       40        57       (17)
  Money market accounts                         84        84         -       390       209       181
  Savings deposits                              12        19        (7)      (20)       12       (32)
  Time deposits                                696       632        64       347       411       (64)
  Borrowed funds                              (123)     (128)        5       126       131        (5)
                                          --------  --------  --------  --------  --------  --------

    Total interest expense                     754       694        60       883       820        63
                                          --------  --------  --------  --------  --------  --------

NET INTEREST INCOME                       $    649  $    930  $   (281) $    562  $    998  $   (436)
                                          ========  ========  ========  ========  ========  ========

(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

Interest income and interest expense increases or decreases as the volumes of interest sensitive assets and liabilities and interest rates fluctuate. Average interest-earning assets increased $19.1 million in 1997, principally due to an increase in loans of $17.1 million, while interest-bearing liabilities increased $16.4 million. In addition to normal annual growth within the earning asset and paying liability categories, 1997's statistics were also affected by branch acquisitions. On August 19, 1996, the Bank acquired approximately $19.8 million in deposits from the former Harrisville, Pennsylvania office of Mellon Bank, N.A.. On September 4, 1997, the Bank acquired approximately $3.7 million in deposits from the former Slippery Rock office of First Western Bank, F.S.B. Each of these transactions increased the interest-bearing liabilities of the Bank and provided the funding for the growth within the loan portfolio. Although the most significant growth, $11.0 million, occurred within the residential real estate segment of the loan portfolio, there were no concentrated efforts on managements part to target growth within any one particular segment of the loan portfolio.

Although total average earning assets and average loans increased during 1997, the yield on average interest-earning assets decreased in 1997 to 8.53% from a level of 8.67% in 1996. The decline occurred despite the fact that interest rates in general remained relatively stable. The downward pressure was brought about by demand in the market place among various financial institutions competing for loan growth. As in the case of the national economy, the Bank's local economy was strong in 1997, consumer and commercial credit demand was also strong with loan business being awarded to the lowest (rate) bidder among financial institutions. Mortgage rates also hit a record low during the period. Accordingly, loan yields declined from a level of 9.14% for the twelve month period ended December 31, 1996 to a level of 8.97% at December 31, 1997. The analysis of changes in net interest income indicates that the total change in interest income on loans of $1,310,000, is comprised of an increase in loan income of $1,539,000, due to volume increases with in the loan portfolio, and a reduction in loan income of $229,000 due to changes in interest rates.

The yield on interest-bearing liabilities increased 3 basis points (0.03%) during the twelve month period ended December 31, 1997 from a level of 4.36% at December 31,1996 to 4.39% at December 31,1997. The net yield paid ("cost of funds") for interest-bearing checking, money market accounts and savings all were virtually unchanged during the period. The most notable

(BAR GRAPH AT BOTTOM OF PAGE - LEFT SIDE)
Total Assets
Millions
$141,268    $147,374    $162,011    $195,713    $207,148
--------------------------------------------------------
  1993        1994        1995        1996        1997


(BAR GRAPH AT BOTTOM OF PAGE - CENTER)
Return on Average Assets
Percentage

1.66%     1.56%     1.64%     1.52%     1.46%
---------------------------------------------
 1993      1994      1995      1996      1997

(GRAPH AT BOTTOM OF PAGE - RIGHT SIDE)
Return on Average Equity
Percentage
15.78%     14.51%     14.32%     13.78%     13.52%
--------------------------------------------------
 1993       1994       1995       1996       1997
increase occurred within the certificate of deposit area which had a net increase of 9 basis points from 5.50% at December 31, 1996 to 5.59% at December 31, 1997. In addition, the time certificate product was the deposit product to have the most significant growth during the period. Average time deposits increased $11.4 million, from a level of $70.4 million at December 31,1996 to $81.8 million at December 31, 1997. The Bank's total interest expense increased $754,000 in 1997 with $696,000 of that increase due to increased interest expense on certificates of deposit. The $696,000 increase in certificate interest expense is allocated to an increase in volume of $632,000 and $64,000 due to an increase in rates.

The effect of the reduction in yields on interest-earning assets and the increase in the cost of interest-bearing liabilities was that the net interest margin at December 31, 1997 decreased from that of December 31, 1996. Net interest margin at December 31, 1997 was 4.97%, as compared to 5.15% at
December 31, 1996.   It should also be noted  that there is a time lag between
changes in interest rates and their effect on the Bank's yield on earning assets and its cost of funds. If interest rates rise, it would be expected that the yield on assets and the cost of funds would also increase, however, the effect upon the net interest margin would be dependent upon the extent of the increase in rates, the timing of the change and the general composition of the mix of interest-earning assets and interest-bearing liabilities.

OTHER INCOME

Other operating income for 1997 totaled $1,053,000 an increase of $207,000 or 24.5% from $846,000 at December 31, 1996. The principal sources of other income are service charges, fees and commissions. Income from service charges on deposit accounts increased $42,000 for the twelve month period ended December 31, 1997 due to pricing restructurings that took effect during the second quarter of 1997. Trust department fee income increased $23,000 from $53,000 at December 31, 1996 to $76,000 at December 31, 1997 due to growth of trust assets within the department. Trust assets, which are not included in the Bank's balance sheet, increased $4.4 million in 1997.

Gains recorded on the sale of fixed rate, 1-4 family residential mortgages totaled $66,000 at December 31, 1997, an increase of $87,000 from the net loss of $21,000 recorded at December 31, 1996. Mortgage sales to the Federal Home Loan Mortgage Corporation ("Freddie Mac") were $9.3 million and $5.3 million
in 1997 and 1996 respectively.   The Bank retains the servicing on all loans
sold to Freddie Mac. Serviced loans totalled $27.1 million at December 31, 1997. Other miscellaneous fee income of $387,000 at December 31, 1997 compared to $317,000 at December 31, 1996, an increase of $70,000. The increase is comprised of an increase in miscellaneous fee income of $42,000 due to pricing increases in the second quarter, an increase in loan servicing fees of $14,000 due to volume increases in the serviced loan portfolio and to an increase in ATM surcharge fee income of $22,000. The Bank began surcharging foreign ATM activity in August in an effort to offset costs associated with providing ATM services to its customers.

OTHER EXPENSE

Total other expenses of $5,432,000 at December 31, 1997 represents an increase of $469,000 from $4,963,000 at December 31, 1996. The increase in other expenses was brought about by those items that are generally thought to be recurring in nature. Those items would include occupancy expense and supply expense. In addition to the normal, recurring increases, salary and benefit expense increased $270,000 or 11.4% in 1997, due to increased costs associated with the branch office acquisitions mentioned earlier and to operational staff additions in the lending and trust areas to facilitate growth within those departments.

Other miscellaneous expense at December 31, 1997 of $1.3 million compared to $1.1 million at December 31, 1996, an increase of $200,000 or 18.2%. The increase is attributed principally to increased amortization expense resulting from the branch acquisitions and to a loss recorded on the disbandonment of computer software. Intangible asset amortization, the excess of cost over fair value of the net assets acquired in the branch acquisitions is amortized to expense annually. Intangible amortization expense at December 31, 1997 was $207,000 an increase of $141,000 from $66,000 at December 31, 1996. During the fourth quarter of 1997, the Bank purchased a new computer software system for processing teller transactions. Although no hardware changes were required, the Bank did have a $25,000, before tax, loss on the disbandonment of the existing computer system.

INCOME TAXES

Federal income taxes for 1997 of $1,100,000 represented a 10.6% increase from the $995,000 reported in 1996. The increase is due to an increase in taxable income which increased $323,000 or 10.89% to $3.3 million in 1997. As a result, the Company's effective tax rate increased to 27.6% in 1997 as compared to 27.1% in 1996.

FINANCIAL CONDITION

Average total assets at December 31, 1997 were $196.9 million, an increase of $21.5 million or 12.3% from $175.4 million at December 31,1996. Average total interest-earning assets increased $19.2 million in 1997, primarily from increases in average loan balances, which increased $17.1 million or 12.9%. Although growth occurred within all loan products, the most significant growth occurred within the residential real estate portfolio and the consumer loan portfolio. Residential real estate loans, which includes first and secondary lien positions, increased $11.1 million from $70.9 million at December 31, 1996 to $82.0 million at

December 31, 1997. Consumer loans increased $2.9 million or 10.39% from $27.5 million at December 31, 1996 to $30.4 million at December 31,1997. As previously mentioned, the increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically were funded by an increase in average deposit liabilities.

Average deposit liabilities at December 31, 1997 were $173.4 million, an increase of $21.4 million or 14.10% from $151.9 million at December 31,1996. While the average balance increased across all deposit products, the product which had the largest net average increase occurred within the time certificate product, which increased $11.4 million or 16.1% from $70.4 million at December 31, 1996 to $81.8 million at December 31, 1997.

Total assets at December 31, 1997 were $207.1 million, an increase of $11.4 million or 5.8% from $195.7 million at December 31, 1996. Total deposits at December 31, 1997 were $181.2 million, an increase of $16.4 million from $164.8 million at December 31, 1996. Exclusive of the branch acquisition, total deposits at December 31, 1997 were $177.5 million.

As part of the Bank's strategies for liquidity and managing interest rate risk exposure in the loan portfolio, the Bank sold $9.3 million in fixed rate, 1-4 family mortgages in 1997. The ratio of total net loans (including loans held for sale) to total deposits of 86.6% at December 31, 1997 compared to 85.7% at December 31, 1996, an increase of 0.9%.

DATA PROCESSING ISSUES FOR THE YEAR 2000

Many older computer systems use two digits to identify the year. These systems, if not adapted to accurately identify years beyond 1999, could fail or produce erroneous results for the year 2000 and beyond. The Company's primary computer processing system was purchased from and is maintained by a national computer software vendor that produces software for financial
institutions.   As a result, the Company is significantly dependent upon their progress toward a resolution of this problem. The Company plans to monitor the progress of the vendor and will implement a testing procedure to verify year 2000 compliance of its core loan and deposit applications.

In addition to its core processing applications, management has begun an overall assessment of the potential impact to ancillary computer processing
systems as well.   The Company's plan will also address potential issues with the various vendors and customers of the Company. Although management does not anticipate them to be material, costs for development and implementation of the plan have yet to be determined, as well as any potential impact to the future earnings, capital or liquidity of the Company.

LIQUIDITY

Liquidity represents the ability of the Company to meet normal cash flow requirements of both borrowers and depositors efficiently. Asset liquidity is provided by repayments of and the management of maturity distributions for loans and securities. One measure that the Bank uses to monitor liquidity is the liquidity ratio which assesses the relationship between certain earning assets, customer deposits and short-term interest-bearing liabilities. This ratio was 7.3% of total assets as of December 31, 1997 compared to 3.7% at December 31, 1996. The increase was due primarily to an increase in daily
federal funds sold, which is a component of the liquidity ratio.   Federal
funds sold increased $8.8 million.

The Statement of Cash Flows in the Company's 1997 annual report indicates that net cash was provided from operating activities and financing activities of $4.7 million and $8.3 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $16.4 million, of which $7.0 million was used to repay short-term borrowings from the Federal Home Loan Bank. Investing activities for the twelve month period ended December 31, 1997 indicated that proceeds from the sale of investment securities available for sale of $11.5 million, net maturities of investment securities available for sale of $2.2 million and maturities of investment securities held to maturity of $4.4 million funded the net increase in loans of $16.4 million. Cash dividends paid in 1997 were $965,000, an increase of $173,000 from the $792,000 paid in 1996.

The Company's liquidity plan allows for the use of long-term advances or short-term lines of credit with the FHLB as a source of funds. Borrowing from FHLB not only provides a source of liquidity for the Company, but also serves as a tool to reduce interest rate risk as well. The Company may structure borrowings from FHLB to match those of customer credit requests, and therefore, lock in interest rate spreads over the lives of the loans. FHLB borrowings, generally, have a lower cost than deposits. At December 31, 1997, the Company continued to have one such matched funding loan outstanding totaling $527,000.

The Company's short-term borrowings with FHLB are of two types, "RepoPlus" advances and "Flexline". "RepoPlus" advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty. At December 31, 1997, the Company's total borrowing limit was $50,213,000 for this product. Short-term borrowings at December 31, 1996 were $9.0 million which were comprised of RepoPlus advances used for general liquidity purposes and were subsequently paid in January of 1997.

"Flexline" advances also mature within one year and bear a variable rate of interest that reprices daily. There are no repayment penalties for these borrowings. At December 31, 1997, the Company's borrowing limit was $4,940,000 for Flexline advances. Both FHLB credit products are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on outstanding residential mortgages. As of December 31, 1997 short-term borrowings were comprised of $2.0 million in Flexline advances used for general liquidity purposes.

In addition to borrowing from the FHLB as a source for liquidity, the Company also continued activity in the secondary mortgage market. Specifically, the Company sold fixed rate residential real estate mortgages to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The sales to Freddie Mac not only provided an opportunity for the Bank to remain competitive in the market place, by allowing it to offer a fixed rate mortgage product, but also provided an additional source of liquidity and an additional tool for management to limit interest rate risk exposure. Total fixed rate mortgage sales in 1997 were $9.3 million, with gains recorded of $67,000. In 1996, sales totaled $5.2 million with a net loss of $21,000. The Bank continues to service all loans sold to Freddie Mac. The retaining of the servicing provides a source of fee income, which totalled $60,000 and $46,000 in 1997 and 1996 respectively. Although the Company anticipates the sale of approximately $900,000 in the first quarter of 1998, there were no unfunded commitments to sell at December 31, 1997.

The following table is a schedule of the maturity distributions and weighted average yield of investment securities as of December 31, 1997:

Available for Sale
------------------
                                                              Amortized Cost Maturing:
                                          ----------------------------------------------------------------
                                                      After 1    After 5
                                           Within   but within but within   After     No Fixed
                                           1 Year     5 Years   10 Years   10 Years   Maturity     Total
                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                               (Dollars in Thousands)

U.S. Treasury securities                  $   2,495  $   2,430  $       -  $       -  $       -  $   4,925
Securities of U. S.
  Government agencies                             -        728          -          -          -        728
Obligations of states and political
  subdivisions                                  640        353      3,776        270          -      5,039
Other
Mortgage-backed securities (2)                    -         97        192      1,106          -      1,395
                                          ---------  ---------  ---------  ---------  ---------  ---------
  Total debt securities                       3,135      3,608      3,968      1,376          -     12,087
Common Stocks                                                                               891        891
                                          ---------  ---------  ---------  ---------  ---------  ---------
Total                                     $   3,135  $   3,608  $   3,968  $   1,376  $     891  $  12,978
                                          =========  =========  =========  =========  =========  =========

Weighted average yield (1)                     5.66%      6.87%      7.38%      7.25%         =%      6.77%
                                          =========  =========  =========  =========  =========  =========

Held to Maturity
----------------
                                                              Amortized Cost Maturing:
                                          ----------------------------------------------------------------
                                                      After 1    After 5
                                           Within   but within but within   After     No Fixed
                                           1 Year     5 Years   10 Years   10 Years   Maturity     Total
                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                               (Dollars in Thousands)
U.S. Treasury securities                  $     500  $       -  $       -  $       -  $       -  $     500
Securities of U.S.
   Government agencies                          500          -          -          -          -        500
Obligations of states and political
   subdivisions                               1,600      1,879      2,262         99          -      5,840
Mortgage-backed securities (2)                    -          -          -        110          -        110
                                          ---------  ---------  ---------  ---------  ---------  ---------
Total                                     $   2,600  $   1,879  $   2,262  $     209  $       -  $   6,950
                                          =========  =========  =========  =========  =========  =========

Weighted average yield (1)                     6.35%      5.57%      7.51%      7.38%         -%      7.13%
                                          =========  =========  =========  =========  =========  =========

(1) Weighted average yields were computed on a tax equivalent basis using the federal income tax statutory rate and were determined on the basis of cost, adjusted for amortization of premium or accretion of discount.

(2) Mortgage-backed securities provide for periodic principal repayments. It is anticipated that these securities will be repaid prior to their contractual maturity dates.

Investments maturing within one year and other short-term investments such as interest-bearing deposits with other banks and federal funds sold were 7.05% of total assets at December 31, 1997, an increase from 2.23% in 1996 . The increase is due primarily to an increase in federal funds sold, which increased $8.8 million.

INTEREST RATE SENSITIVITY

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

Interest rate sensitivity is the result of differences in the amounts and repricing dates of a bank's rate sensitive assets and rate sensitive liabilities. These differences, or interest rate repricing "gap", provide an indication of the extent that the Company's net interest income is effected by future changes in interest rates. During a period of rising interest rates, a positive gap, a position of more rate sensitive assets than rate sensitive liabilities, is desired. During a falling interest rate environment, a negative gap is desired, that is, a position in which rate sensitive liabilities exceed rate sensitive assets.

The following table shows the Company's gap position for December 31, 1997, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities, while fixed rate products are measured to contractual maturity without any consideration for prepayments:

                                                      91 days
                                           0-90         to         1 to 5        Over
                                           Days       1 Year        Years       5 Years       Total
                                       -----------  -----------  -----------  -----------  -----------
                                                           (Dollars in Thousands)
Assets
  Investments (2) (3)                  $     2,444  $     5,020  $     8,143  $     4,423  $    20,030
  Federal funds sold                         8,800            -            -            -        8,800
  Loans (1)                                 48,838       32,319       20,122       56,222      157,501
                                       -----------  -----------  -----------  -----------  -----------

      Total                                 60,082       37,339       28,265       60,645      186,331
                                       -----------  -----------  -----------  -----------  -----------

Liabilities
  Interest-bearing demand                   22,842            -            -            -       22,842
  Savings                                   19,410            -            -            -       19,410
  Money market                              20,790            -            -            -       20,790
  Certificates > $100,000                    7,027        7,979        7,489          698       23,193
  Other time deposits                       14,684       28,836       18,444        5,165       67,129
  Borrowed funds                             2,003          218          331            -        2,552
                                       -----------  -----------  -----------  -----------  -----------

      Total                                 86,756       37,033       26,264        5,863      155,916
                                       -----------  -----------  -----------  -----------  -----------

Interest sensitivity gap               $   (26,674) $       306  $     2,001  $    54,782  $    30,415
                                       ===========  ===========  ===========  ===========  ===========

Cumulative interest sensitivity gap        (26,674)     (26,368)     (24,367)      30,415            -
                                       ===========  ===========  ===========  ===========  ===========
Rate sensitive assets/rate
  sensitive liabilities                       0.69         1.01         1.08            -         1.20

Cumulative gap/Total assets                  (0.13)       (0.13)       (0.12)        0.15            -

(1) Includes nonaccrual loans, excludes loans held for sale.
(2) Includes investments available for sale
(3) Investments are classified by the earlier of call date or maturity date for repricing purposes.

At December 31, 1997, the Company had a cumulative negative gap of $26,368,000 at the one year horizon. This value compares to a negative gap of $41,656,000 at December 31, 1996. The gap analysis indicates that if interest rates were to rise 100 basis points (1.00%), the Company's net interest income would decline $263,000 at the one year horizon because the Company's rate sensitive liabilities would reprice faster than rate sensitive assets. Conversely, if rates were to fall 100 basis points, the Company would earn $263,000 more in
net interest income.   However, not all assets and liabilities with similar
maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, the Company's gap position does not necessarily predict the impact on interest income given a change in interest rate levels.

The change in interest rate sensitivity from December 31, 1996 to December 31, 1997 is due to an increase in loan volumes, especially variable rate loans and an increase in daily federal funds sold of $8.8 million which increased the Company's rate sensitive assets within the one year horizon.

CAPITAL RESOURCES

Capital adequacy is the ability of the Company to support growth while protecting the interests of shareholders and depositors. Total capital consists of common stock, surplus, retained earnings and net unrealized gains/losses on securities. Equity capital increased $1.9 million or 9.25% in 1997. This increase is attributed, primarily, to retained net income. Historically, the Company has generated net retained profits sufficient to support normal growth and expansion.

Bank regulatory agencies have designated certain capital ratio requirements which they use to assist in monitoring the safety and soundness of financial institutions. For 1997, management has calculated and monitored risk-based and leverage capital ratios in order to assess compliance with regulatory guidelines. The following schedule presents certain regulatory capital ratio requirements along with the Company's position at December 31, 1997:

                                         Actual
                                 -------------------   Minimum    Well
                                   Amount     Ratio     Ratio  Capitalized
                                 ---------   -------   -------   -------
   Tier 1 risk-based capital     $  19,961     13.97%     4.00%     6.00%

   Total risk-based capital         21,260     14.88      8.00     10.00

   Leverage capital                 19,961      9.98      3.00      5.00

As the above table illustrates, the Company exceeds both the minimum and "well capitalized" regulatory capital requirements at December 31, 1997. Management does not anticipate any future activity that would have a negative impact on any of these ratios. Also, management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity or capital of the Company.

INFLATION AND CHANGING PRICES

Management is aware of the impact inflation has on interest rates and the resulting impact it can have on the Company's performance. The ability of a financial institution to cope with inflation can only be determined by the analysis and monitoring of its asset and liability structure. The Company does monitor its asset and liability position, with particular emphasis on the mix of interest rate sensitive assets and liabilities, in order to reduce the effect of inflation upon its performance. However, it must be remembered that the asset and liability structure of a financial institution is substantially different from that of an industrial corporation, in that virtually all assets and liabilities are monetary in nature, meaning that they have been or will be converted into a fixed number of dollars regardless of changes in prices. Examples of monetary items include cash, loans and deposits. Nonmonetary items are those assets and liabilities which do not gain or lose purchasing power solely as a result of general price level changes. Examples of nonmonetary items are premises and equipment.

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

INVESTMENT SECURITIES

The following schedule presents the composition of the investment portfolio as of the two most recent years ended:

                                            Amortized Cost
                               ------------------------------------------
                                              December 31,
                               ------------------------------------------
                                       1997                  1996
                               --------------------  --------------------
                               Available   Held to   Available   Held to
                               for Sale   Maturity   for Sale   Maturity
                               ---------  ---------  ---------  ---------

   U.S. Treasury securities    $   4,925  $     500  $   4,929  $   2,125
   Securities of U.S.
      Government agencies            728        500      1,728        500
   Obligation of states and
      political subdivisions       5,039      5,840     16,649      8,254
   Mortgage backed securities      1,395        110      1,797        176
                               ---------  ---------  ---------  ---------

                                  12,087      6,950     25,103     11,055
   Restricted common stock           891          -        974          -
                               ---------  ---------  ---------  ---------

          Total                $  12,978  $   6,950  $  26,077  $  11,055
                               =========  =========  =========  =========

There are no securities in excess of 10% of stockholders' equity at December 31, 1997, deemed to be payable from and secured by the same source of revenue or taxing authority.

LOANS

The following table presents the composition of the loan portfolio as of the five most recent year ends:

                                                                     December 31,
                                           ---------------------------------------------------------------
                                              1997         1996         1995         1994         1993
                                           -----------  -----------  -----------  -----------  -----------
                                                               (Dollars in Thousands)
   Commercial, financial and
      agricultural                         $    18,223  $    18,084  $    13,283  $     9,677  $     9,807
   Real estate construction                      2,587        1,466        2,967        4,516        2,862
   Real estate mortgage                        106,308       94,213       81,717       76,012       63,019
   Loans to individuals                         30,385       27,539       24,852       22,638       24,551
                                           -----------  -----------  -----------  -----------  -----------

                                               157,503      141,302      122,819      112,843      100,239
   Less unearned income                              2           17           72          230          394
                                           -----------  -----------  -----------  -----------  -----------

   Total loans                             $   157,501  $   141,285  $   122,747  $   112,613  $    99,845
                                           ===========  ===========  ===========  ===========  ===========

The following table presents the maturity distribution sensitivity of real estate construction and commercial loans:

                                                               December 31, 1997
                                                --------------------------------------------------
                                                              Due After
                                                  Due in 1     1 Year
                                                  Year or      Through     Due After
                                                    Less       5 Years      5 Years       Total
                                                -----------  -----------  -----------  -----------
                                                                       (Dollars in Thousands)

   Commercial, financial and agricultural       $     5,703  $     7,491  $     5,029  $    18,223
   Real estate construction                           2,587            -            -        2,587
                                                -----------  -----------  -----------  -----------

                                                $     8,290  $     7,491  $     5,029  $    20,810
                                                ===========  ===========  ===========  ===========


   Predetermined interest rates                 $     2,298  $     4,472  $     2,717  $     9,487
   Floating interest rates                            5,992        3,019        2,312       11,323
                                                -----------  -----------  -----------  -----------

                                                $     8,290  $     7,491  $     5,029  $    20,810
                                                ===========  ===========  ===========  ===========

                                      27

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

ALLOWANCE FOR LOAN LOSSES

The following table presents a summary of loan loss experience for each of the years in the five years ended December 31, 1997:

                                                               Year Ended December 31,
                                           ---------------------------------------------------------------
                                              1997         1996         1995         1994         1993
                                           -----------  -----------  -----------  -----------  -----------
                                                               (Dollars in Thousands)
Loans outstanding at
 end of period                             $   157,501  $   141,285  $   122,747  $   112,613  $    99,845
                                           ===========  ===========  ===========  ===========  ===========

Average loans outstanding (1)              $   149,370  $   132,278  $   118,201  $   110,261  $    98,648
                                           ===========  ===========  ===========  ===========  ===========

Allowance for loan losses:
Balance, beginning of period               $     1,177  $     1,098  $     1,037  $       981  $       937
Loans charged off:
 Commercial, financial and agricultural             35            8            -           38          125
 Real estate mortgages                               -            5           50            4           23
 Consumer                                          153          139          190           89           85
                                           -----------  -----------  -----------  -----------  -----------
   Total loans charged off                         188          152          240          131          233

Recoveries:
 Commercial, financial and agricultural              5            5            4            5            6
 Real estate mortgages                               -            4            1            -            -
 Consumer                                           30           22           21           19           21
                                           -----------  -----------  -----------  -----------  -----------
   Total recoveries                                 35           31           26           24           27
                                           -----------  -----------  -----------  -----------  -----------

   Net loans charged off                           153          121          214          107          206
                                           -----------  -----------  -----------  -----------  -----------

Provision charged to expense                       275          200          275          163          250
                                           -----------  -----------  -----------  -----------  -----------

Balance, end of period                     $     1,299  $     1,177  $     1,098  $     1,037  $       981
                                           ===========  ===========  ===========  ===========  ===========

Ratio of net charge offs during
 the period to average loans
 outstanding during the period                    0.10%        0.09%        0.18%        0.10%        0.21%

(1) Daily average balances.

The following table presents non-performing loans including nonaccrual accounts and loans past due 90 days or more as to interest or principal. In addition, interest data on nonaccrual and restructured loans at December 31, 1997 is also presented:

                                                                     December 31,
                                           ---------------------------------------------------------------
                                              1997         1996         1995         1994         1993
                                           -----------  -----------  -----------  -----------  -----------
                                                               (Dollars in Thousands)
Non-performing and restructured
  loans:
    Loans past due 90 days or more         $        18  $       177  $        87  $        78  $       175
    Nonaccrual loans                             1,335          798          783          733          850
    Restructured loans                               -          597          306            -            -
                                           -----------  -----------  -----------  -----------  -----------
    Total non-performing and
      restructured loans                         1,353        1,572        1,176          811        1,025
                                           -----------  -----------  -----------  -----------  -----------


Other non-performing assets
    Other real estate owned                          1          221          149           20           83
    Repossessed assets                              24           24           24            5           53
                                           -----------  -----------  -----------  -----------  -----------
    Total other non-performing
      assets                                        25          245          173           25          136
                                           -----------  -----------  -----------  -----------  -----------
    Total non-performing assets            $     1,378  $     1,817  $     1,349  $       836  $     1,161
                                           ===========  ===========  ===========  ===========  ===========

  Non-performing and restructured
  loans as a percentage of total loans:            0.9%         1.1%         1.0%         0.7%         1.0%

  Non-performing assets as a
  percentage of total assets                       0.7%         0.9%         0.8%         0.6%         0.8%

  Non-performing and restructured
  loans as a percentage of loan loss
  allowance                                      104.2%       133.6%       107.1%        78.2%       104.5%

  Allowance for loan losses/loans                 0.82%        0.83%        0.89%        0.92%        0.98%

  Nonaccrual and restructured loan
   interest data:

   Interest computed at
    original terms:                        $       124
                                           ===========

   Interest recognized in income           $        24
                                           ===========

                                      28

Other real estate owned declined $220,000 during 1997 as a result of the disposition of several properties. No additions were made to other real estate owned in 1997. Net gains recorded on the sales totaled $32,000.

A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1997, the Company had impaired loans of $738,000,
all of which were restructured and considered to be nonaccrual.   In addition,
$111,000 of the related allowance for loan losses has been allocated for these impaired loans. There were no impaired loans at December 31, 1997 for which there were no allowance for loan loss allocations.

Of the total impaired loans, $593,000 were restructured loans which consisted of loans to a single borrower. The average recorded investment in impaired loans during the year ended December 31, 1997 was approximately $737,000. Non-performing loans as a percentage of total loans at December 31, 1997 were 0.9% compared to 1.1% at December 31, 1996. Management does not consider any of the non-performing loans to pose any significant risk to the capital position or future earnings of the Company.

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

The risk of loan losses is one of the inherent risks associated with lending. Management recognizes and experience indicates, that at any point in time, possible losses may exist in the loan portfolio. Therefore, based upon management's analysis, each year provisions are charged against earnings to maintain the allowance for loan losses at a level sufficient to recognize this potential risk. For 1997, management provided $275,000 to the allowance for loan losses.

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

To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at December 31, 1997 is adequate. Management believes the allowance can be allocated to commercial, real estate and consumer categories as follows:

                                         1997                1996
                                  ------------------  ------------------
                                              % of                % of
                                            Loans in            Loans in
                                            Category            Category
                                            to Total            to Total
                                   Amount    Loans     Amount    Loans
                                  --------  --------  --------  --------
                                           (Dollars in Thousands)

   Commercial, financial and
      agricultural                $    269      11.6% $    139      12.8%
   Real estate-construction              -       1.6         -       1.0
   Real estate mortgage                247      67.5       315      66.7
   Consumer                            271      19.3       299      19.5
   Unallocated                         512         -       424         -
                                  --------  --------  --------  --------

                                  $  1,299     100.0% $  1,177     100.0%
                                  ========  ========  ========  ========

Deposits

The following table presents average deposits by type and the average interest rates paid as of 1997, 1996 and 1995:

                                                              December 31,
                               ----------------------------------------------------------------------------
                                         1997                      1996                      1995
                               ------------------------  ------------------------  ------------------------
                                                          (Dollars in thousands)
                                              Average                   Average                  Average
                                 Average       Rate        Average       Rate        Average       Rate
                                 Balance       Paid        Balance       Paid        Balance       Paid
                               -----------  -----------  -----------  -----------  -----------  -----------
   Non interest-bearing
      demand                   $    26,195            -% $    23,227            -% $    21,311            -%
   Interest-bearing demand          22,780         2.16       18,717         2.17       16,137         2.27
   Money market                     23,842         3.83       21,609         3.83       15,442         2.84
   Savings                          18,709         2.47       17,904         2.51       17,500         2.69
   Time                             81,840         5.59       70,481         5.50       63,080         5.60
                               -----------               -----------               -----------

      Total                    $   173,366         4.38% $   151,938         4.32% $   133,470         4.28%
                               ===========  ===========  ===========  ===========  ===========  ===========

The following table presents the maturity schedule of time deposits of $100,000 and over:

   Three months or less                                 $     7,027
   Over three through six months                              5,202
   Over six months through twelve months                      2,777
   Over twelve months                                         8,176
                                                        -----------

                                             Total      $    23,182
                                                        ===========

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

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

The following table summarizes the high and low prices and dividend information since January 1, 1996. Prices are based on information made available to the Company. Cash dividends were declared on a quarterly basis in 1997 and on a semi-annual basis in 1996.

                                          1997                              1996
                           ------------------------------     ------------------------------
                               Stock Price                            Stock Price
                           --------------------  Dividend     --------------------  Dividend
                             High        Low     Declared       High        Low     Declared
                           ---------  ---------  ---------    ---------  ---------  ---------

First Quarter              $   35.00  $   26.00  $   0.150    $   25.38  $   24.63  $    None
Second Quarter                 35.00      32.50      0.150        25.38      24.63      0.275
Third Quarter                  40.50      32.50      0.150        29.50      22.00       None
Fourth Quarter                 43.75      32.50      0.250          N/A        N/A      0.300

The Company paid cash dividends of $0.70 per share in 1997 and $0.575 per share in 1996, adjusted for the four for one split on June 28, 1996, as appropriate. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, future dividends must depend upon earnings, financial condition and any other factors relevant at the time the Board of Directors consider such dividends. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, any restrictions on the Bank's dividend payments are directly applicable to the Company.

As of December 31, 1997, the Company had approximately 562 shareholders of record.

NEW PRODUCTS


  XPRESS24...

  the bank's 24 hour customer service line was implemented in early 1997. The toll-free number, 1-888-794-BANK(2265) and the local access number, 794-BANK(2265) provide customers with immediate access to the information they need. Over 77,000 calls were logged to the system throughout the year by people checking account information and the bank's rates. In addition, customers may make account balance inquiries, verify transactions, and make transfers and loan payments.





The bank also introduced the MasterMoney debit card in 1997. The card is the convenient way to pay for purchases directly from a checking account. The debit card is used like a check, without the hassle of check writing. Customers can use the card to get cash at thousands of

ATMs and at millions of MasterCard  locations worldwide.

EXPANSION AND GROWTH


(DRAWING IN THIS AREA OF NEW BRANCH)

In 1998, the Bank plans to break ground for the relocation of its Slippery Rock Plaza Branch. The new branch will be located across from where the bank is situated currently on route 173. The Plaza Office will convert from a limited service facility to a full service branch, with lending and safe deposit boxes being added to its list of services. The Bank also plans to begin operation of a grocery store branch when the Slippery Rock Giant Eagle completes its expansion. That branch will be open seven days a week. These expanded hours will provide The First National Bank of Slippery Rock's customers with more convenience than ever.

(DRAWING IN THIS AREA OF NEW BUILDING)

Another site of growth is the new Trust Division building which will be located at 234 South Main Street in Slippery Rock. At this office, customers will have the opportunity to meet with Trust Officers and gather information on traditional trust services and estate planning as well as alternative investment products.

                                   OFFICERS

WILLIAM C. SONNTAG, President and      MICHELLE L. KAYS, Loan Operations
   Chief Executive Officer                Supervisor
DALE R. WIMER, Executive Vice          KARA S. MAXWELL, Document/Loan Support
   President                              Officer
ELEANOR L. CRESS, Vice President,      SHARON E. McCLUSKEY, Manager Customer
   Branch Administration                  Service
MARK A. VOLPONI, Controller            LINDA L. McDOWELL, Loan Officer
DAWM BALDAUFF, Management Trainee      WILLIAM R. McKEE, Senior Mortgage Loan
DORIS R. BLACKWOOD, Executive             Officer
   Secretary                           MARTIN B. PRESSAU, Auditor
HOLLY A. DALTON, Marketing Officer     SANDRA M. RODGERS, Deposit Operations
DEBRA G. DIXON, Collection Manager        Supervisor
Michael R. Hemmerlin, Management       WILLIAM A. STANLEY, Manager Information
   Trainee                                Systems
DIANE E. HOGG, Accounting Supervisor   H. KEITH WARCUP, Senior Commercial Loan
                                          Officer



TRUST DEPARTMENT                       GROVE CITY OFFICE
SANDRA D. CIMINI, Trust Officer        BRADLEY W. CRAWSHAW, Manager
Mark F. Lumley, Assistant Trust        DONALD I. OILL, Assistant Manager
   Officer
                                       PROSPECT OFFICE
CONSUMER LOAN DEPARTMENT               JEFFREY A. DANIELS, Manager
SUZANNE BARRON, Assistant Vice         PAMELA C. STOOPS,  Assistant Manager
   President Consumer Lending
ETHEL L. MAXWELL, Assistant Manager    PORTERSVILLE OFFICE
   Consumer Lending                    MICHAEL A. HUFNAGEL, Manager
                                       NORMA J. MARTIN, Assistant Manager
MAIN OFFICE
RUTH E. WIGTON, Assistant Vice         HARRISVILLE OFFICE
   President and Manager               DEBORAH S. CORNER, Manager
KATHLEEN D. LOWERS, Assistant Cashier BETTE J. SOMMERS, Assistant Manager and Savings Officer

PLAZA OFFICE
K. SUE BARKLEY, Manager