Form 10-K, Exhibit 13
period 1998-12-31
SLIPPERY ROCK FINANCIAL CORP
filed 1999-03-31
CIK 884782

Dear Shareholders:

   Consolidated net income reached a new high of $3,054,000, an increase of $171,000 or 5.9% from the $2,883,000 reported the previous year. Earnings per share of $1.11 compared to $1.05 per share for the same twelve month period in 1997, an increase of 5.7%. Total assets for the corporation reached a new high of $215,773,000 at year end, December 31, 1998, an increase of $8,625,000 or 4.2% from December 31, 1997. Total deposits were $190,149,000 at December 31, 1998 compared to $181,225,000 at December 31, 1997, an increase of $8,924,000 or 4.9%. Return on average assets of 1.45% at December 31, 1998 compared to a return of 1.46% at December 31, 1997 while the return on average equity of 13.06% at December 31, 1998 compared to 13.52% at December 31, 1997.
   During 1998, two major construction projects were completed for our Bank. The old First Western Bank branch on South Main Street in Slippery Rock was remodeled to house the Trust Division. The new trust building consists of three offices, a reception area, a work area and lobby. This new facility provides easier access for our customers and expanded space in which to market alternative investment products. In addition to the traditional services, such as estate planning and trusts, we are now able to offer new products such as mutual funds, annuities and life insurance as well as individual stock purchases. As the banking industry continues to change, the addition of these new products will enable your Bank to compete with the many other financial service companies.
   The second building project completed in 1998 was the construction of the new Plaza Office on Route 173 in Slippery Rock. The original office was sold to the Giant Eagle Plaza and the new expanded facility was built directly across the road. The new Office is a full service branch offering retail lending services, safe deposit boxes, a drive-thru ATM and a drive-up night depository. This office was built to accommodate the growth that we anticipate in the Slippery Rock market in the coming years.
   As I mentioned last year, the Bank has signed a lease with Giant Eagle to open a grocery store branch when the expansion of the Giant Eagle is complete. That construction has been delayed, but we anticipate the grocery store branch would be open during the year 2000. The Giant Eagle branch will be open extended hours on weekends and evenings to better serve our modern fast paced society.
   You have probably heard quite a bit of discussion about the Year 2000 or Y2K issue in the news media recently. During 1999, there will be a great amount of publicity about possible problems with the year-end date change. Our Bank has had a Year 2000 committee working on this issue since 1997. We have assessed all of our internal and external systems and have successfully completed testing of the Bank's main computer processing systems. The Bank is also working closely with our third party service providers to monitor their readiness for Year 2000. We are confident that we will be prepared for the Year 2000 date change.
   In light of the increasing competition from many commission based financial service companies, our Bank has initiated a formal sales training program for all employees. Every employee, including senior management, will have training related to their area of responsibility within the Bank. Your Board of Directors and management believe that in order to be competitive in the future with many non-bank businesses, that we must be begin to change our culture. We will still be a service oriented community bank, but we must focus more on selling our products. Banks can no longer afford to sit back and wait for customers to walk through the door. Sales training will become an ongoing part of the Bank's operating philosophy in the future.
   Work on a Home Page/Website for the Bank is nearing completion. Current or potential customers will be able to access key information about the Bank's rates, products, and services, by using the Internet. Our website address will be www.FNBSR.COM, and we hope to have this project completed and operational by third quarter of 1999.
   As a result of numerous mergers of competing banks within our market area, the Board of Directors has made the decision to purchase two building sights in Lawrence County. The Board of Directors and management believe that there are sound business opportunities in that market due to the fact that there are no longer any community banks based in Lawrence County. We believe that our philosophy of accepting deposits and returning those deposits back to the community in the form of loans to local businesses and consumers will be well accepted in that market. No definite date has been set to begin construction, but both locations will be full service branch banks with drive up facilities.
   As we approach the new millennium I am pleased to report that your Bank continues to be a strong progressive financial institution. The financial service industry continues to change rapidly and your Board of Directors and management believe that our Bank is poised to take advantage of new opportunities as they arise. The success of the Bank is dependent upon the Board, management, employees and shareholders all working together. I would like to take this opportunity to thank everyone for all of their efforts this past year and I encourage all of you to attend the Annual Meeting on April 20, 1999 at the Slippery Rock Township Building. We look forward to seeing you there.
    Sincerely,


    William C. Sonntag
    President & CEO

SLIPPERY ROCK FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

                                                        Five Years Ended December 31,
                                      -----------------------------------------------------------------
                                         1998          1997          1996          1995          1994
                                      -----------------------------------------------------------------
                                                (Dollars in thousands except per share data)

SUMMARY OF EARNINGS

Interest income                       $  16,091     $  15,152     $  13,744     $  12,486     $  11,042

Interest expense                          6,986         6,515         5,761         4,878         4,049
                                      -----------------------------------------------------------------

Net interest income                       9,105         8,637         7,983         7,608         6,993
Provision for loan losses                   310           275           200           275           163
                                      -----------------------------------------------------------------

Net interest income after
    provision for loan losses             8,795         8,362         7,783         7,333         6,830
Other income                              1,629         1,053           846           902           809
Other expense                             6,017         5,432         4,964         4,680         4,534
                                      -----------------------------------------------------------------

Income before income taxes                4,407         3,983         3,665         3,555         3,105
Applicable income tax expense             1,353         1,100           995         1,056           839
                                      -----------------------------------------------------------------
NET INCOME                            $   3,054     $   2,883     $   2,670     $   2,499     $   2,266
                                      =================================================================

PER SHARE DATA (1)

Earnings per share                    $    1.11     $    1.05     $    0.97     $    0.91     $    0.82
Dividends paid                        $    0.39     $    0.35     $    0.29     $    0.24     $    0.20
Book value per share at period end    $    8.79     $    8.05     $    7.36     $    6.64     $    5.92
Average number of shares outstanding  2,759,802     2,756,278     2,756,248     2,756,248     2,756,248

STATEMENT OF
CONDITION STATISTICS
(At end of period)

Assets                                $ 215,773     $ 207,148     $ 195,713     $ 162,011     $ 147,374
Deposits                              $ 190,149     $ 181,225     $ 164,779     $ 140,664     $ 129,322
Loans                                 $ 160,854     $ 157,501     $ 141,286     $ 122,747     $ 112,613
Allowance for loan losses             $   1,410     $   1,299     $   1,177     $   1,098     $   1,037
Interest-bearing deposits
  in other banks                      $   8,016     $      68     $     287     $     118     $     127
Investment securities                 $  21,841     $  20,030     $  37,346     $  25,755     $  19,638
Short-term borrowings                               $   2,000     $   9,000     $   1,300
Long term debt                        $     333     $     552     $     754     $     939     $   1,109
Stockholders' equity                  $  24,255     $  22,175     $  20,297     $  18,313     $  16,330


SIGNIFICANT RATIOS (2)

Return on average equity                  13.06%        13.52%        13.78%        14.32%        14.51%
Return on average assets                   1.45%         1.46%         1.52%         1.64%         1.56%
Loans as a percent of deposits            84.59%        86.91%        85.74%        87.26%        87.08%
Ratio of average equity to average assets 11.07%        10.83%        11.05%        11.43%        10.75%
Dividends as a percent of net income      35.14%        33.33%        29.90%        26.37%        24.39%

(1) Per share data restated for the effects of 10% stock dividends paid during 1995, 1994, and 1993; and for the effects of a four for one stock split in 1996 and a two for one split in 1998.

(2) Loans as a percent of deposits calculations use actual period end volume data, all other ratios use average daily volume data.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEET

                                                         December 31,
                                                     1998           1997
                                                 ------------   ------------
ASSETS
 Cash and due from banks                         $  8,619,657   $ 12,948,894
 Interest-bearing deposits in other banks           8,015,617         68,200
 Federal funds sold                                 6,400,000      8,800,000
 Mortgage loans held for sale                       2,467,803        898,000
 Investment securities available for sale          18,196,864     13,080,018
 Investment securities held to maturity
   (market value of $3,735,582 and $7,029,625)      3,644,197      6,950,367
 Loans                                            160,853,908    157,501,063
 Less allowance for loan losses                     1,410,309      1,298,981
                                                 ------------   ------------
      Net loans                                   159,443,599    156,202,082
                                                 ============   ============

 Premises and equipment                             4,404,766      3,647,420
 Accrued interest and other assets                  4,580,645      4,553,065
                                                 ------------   ------------

      TOTAL ASSETS                               $215,773,148   $207,148,046
                                                 ============   ============

LIABILITIES
 Deposits:
  Noninterest-bearing demand                     $ 31,244,022   $ 27,861,267
  Interest-bearing demand                          22,821,004     22,841,536
  Savings                                          20,698,137     19,410,397
  Money market                                     23,703,562     20,789,596
  Time                                             91,682,212     90,321,772
                                                 ------------   ------------
      Total deposits                              190,148,937    181,224,568

 Short-term borrowings                                      -      2,000,000
 Other borrowings                                     333,254        552,252
 Accrued interest and other liabilities             1,035,883      1,196,100
                                                 ------------   ------------
      TOTAL LIABILITIES                           191,518,074    184,972,920

STOCKHOLDERS' EQUITY
 Common stock, par value $.25; authorized
   shares 12,000,000; issued and outstanding
   2,763,648 and 1,379,324                            690,912        344,831
 Capital surplus                                   10,447,869     10,710,629
 Retained earnings                                 13,029,794     11,052,496
 Net unrealized gain on securities                     86,499         67,170
                                                 ------------   ------------
      TOTAL STOCKHOLDERS' EQUITY                   24,255,074     22,175,126
                                                 ------------   ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $215,773,148   $207,148,046
                                                 ============   ============

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                            Year Ended December 31,
                                                      1998            1997          1996
                                                  ------------   ------------   ------------
INTEREST AND DIVIDEND INCOME
 Interest and fees on loans                       $ 14,139,576   $ 13,318,221   $ 12,055,139
 Interest-bearing deposits in other banks                1,996         20,852         19,230
 Federal funds sold                                    745,412        347,358        172,601
 Interest and dividends on investment securities:
  Taxable interest                                     692,959        671,717        602,896
  Tax-exempt interest                                  449,258        738,424        841,668
  Dividends                                             62,016         55,711         51,934
                                                  ------------   ------------   ------------
      Total interest and dividend income            16,091,217     15,152,283     13,743,468
                                                  ------------   ------------   ------------

INTEREST EXPENSE
 Deposits                                            6,949,151      6,439,824      5,562,371
 Short-term borrowings                                   2,374         29,038        141,194
 Other borrowings                                       34,227         46,212         57,060
                                                  ------------   ------------   ------------
            Total interest expense                   6,985,752      6,515,074      5,760,625
                                                  ------------   ------------   ------------

NET INTEREST INCOME                                  9,105,465      8,637,209      7,982,843

PROVISION FOR LOAN LOSSES                              310,000        275,000        200,000
                                                  ------------   ------------   ------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                          8,795,465      8,362,209      7,782,843
                                                  ------------   ------------   ------------

OTHER INCOME
 Service charges on deposit accounts                   593,112        539,122        496,583
 Trust department income                                75,452         75,882         53,310
 Net gains (losses) on loan sales                      289,932         66,062        (21,223)
 Investment securities losses, net                           -        (14,872)             -
 Other income                                          670,340        387,416        317,631
                                                  ------------   ------------   ------------
      Total other income                             1,628,836      1,053,610        846,301
                                                  ------------   ------------   ------------

OTHER EXPENSE
 Salaries and employee benefits                      2,857,553      2,641,258      2,371,117
 Net occupancy expense                                 242,570        355,920        415,319
 Equipment expense                                     756,845        636,231        597,915
 Data processing expense                               292,761        176,584        177,438
 Pennsylvania shares tax                               203,272        182,898        164,430
 Stationery, printing, and supplies                    156,896        160,405        156,126
 Other expense                                       1,506,921      1,279,108      1,081,188
                                                  ------------   ------------   ------------
      Total other expense                            6,016,818      5,432,404      4,963,533
                                                  ------------   ------------   ------------

Income before income taxes                           4,407,483      3,983,415      3,665,611

Income tax expense                                   1,353,457      1,100,214        995,123
                                                  ------------   ------------   ------------

NET INCOME                                        $  3,054,026   $  2,883,201   $  2,670,488
                                                  ============   ============   ============

EARNINGS PER SHARE
 Basic                                            $       1.11   $       1.05   $       0.97
 Diluted                                          $       1.11   $       1.05   $       0.97

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             Net Unrealized
                                    Common        Capital        Retained      Gain (Loss)                  Comprehensive
                                    Stock         Surplus        Earnings     on Securities      Total         Income
                                 ------------   ------------   ------------   ------------   ------------   ------------

Balance, December 31, 1995       $    344,531   $ 10,676,129   $  7,255,922   $     36,830   $ 18,313,412

Net income                                                        2,670,488                     2,670,488   $  2,670,488
Other comprehensive income:
  Unrealized gain on
    available for sale securities                                                  104,625        104,625        104,625
                                                                                                            ------------
Comprehensive income                                                                                        $  2,775,113
                                                                                                            ============

Cash dividends ($.29 per share)                                    (791,825)                     (791,825)
                                 ------------   ------------   ------------   ------------   ------------
Balance, December 31, 1996            344,531     10,676,129      9,134,585        141,455     20,296,700

Net income                                                        2,883,201                     2,883,201   $  2,883,201
Other comprehensive income:
    Unrealized loss on
    available for sale securities                                                  (74,285)       (74,285)       (74,285)
                                                                                                            ------------
Comprehensive income                                                                                        $  2,808,916
                                                                                                            ============
Cash dividends ($.35 per share)                                   (965,290)                      (965,290)
Stock options exercised                   300         34,500                                       34,800
                                 ------------   ------------   ------------   ------------   ------------
Balance, December 31, 1997            344,831     10,710,629     11,052,496         67,170     22,175,126

Net income                                                        3,054,026                     3,054,026   $  3,054,026
Other comprehensive income:
  Unrealized gain on
    available for sale securities                                                   19,329        19,329          19,329
                                                                                                            ------------
Comprehensive income                                                                                        $  3,073,355
                                                                                                            ------------
Cash dividends ($.39 per share)                                  (1,076,728)                   (1,076,728)
Stock options exercised                   625         82,696                                       83,321
Stock split                           345,456       (345,456)                                           -
                                 ------------   ------------   ------------   ------------   ------------

Balance, December 31, 1998       $    690,912   $ 10,447,869   $ 13,029,794   $     86,499   $ 24,255,074
                                 ============   ============   ============   ============   ============

                                                                    1998           1997          1996
                                                               ------------   ------------   ------------
Components of comprehensive income:
  Change in net unrealized gain (loss) on
    investment securities available for sale                   $     19,329   $    (84,101)  $    104,625
  Realized losses included in net income, net of tax                      -          9,816              -
                                                               ------------   ------------   ------------

Total                                                          $     19,329   $    (74,285)  $    104,625
                                                               ============   ============   ============

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                            Year Ended December 31,
                                                      1998           1997           1996
                                                  ------------   ------------   ------------

OPERATING ACTIVITIES
 Net income                                       $  3,054,026   $  2,883,201   $  2,670,488
 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Provision for loan losses                            310,000        275,000        200,000
  Depreciation and amortization                        812,004        757,725        632,478
  Originations of mortgage loans held for sale     (15,528,429)    (8,915,878)    (4,898,732)
  Proceeds from sales of mortgage loans             14,248,558      9,379,987      5,174,413
  Net (gains) losses on mortgage loan sales           (289,932)       (66,062)        21,223
  Investment securities losses, net                          -         14,872              -
  Decrease (increase) in accrued
    interest receivable                                  2,079         50,549       (328,939)
  Increase (decrease) in accrued interest payable      (48,215)       214,720         25,807
  Other, net                                          (334,363)        86,977        (94,360)
                                                  ------------   ------------   ------------

            Net cash provided by operating
              activities                             2,225,728      4,681,091      3,402,378
                                                  ------------   ------------   ------------

INVESTING ACTIVITIES
 Decrease (increase) in time deposits in
   other banks                                      (8,000,000)        99,000              -
 Investment securities available for sale:
  Proceeds from sales                                        -     11,521,498              -
  Proceeds from maturities and repayments            8,021,601      2,204,295      2,792,298
  Purchases                                        (13,133,296)      (650,790)   (16,568,897)
 Investment securities held to maturity:
  Proceeds from maturities and repayments            3,306,670      4,400,876      4,560,283
  Purchases                                                  -       (323,705)    (2,231,508)
 Increase in loans, net                             (3,689,028)   (16,435,867)   (18,587,048)
 Purchases of premises and equipment                (1,225,459)      (524,603)      (489,333)
 Premium paid on branch acquisition                          -       (325,310)    (2,093,982)
 Proceeds from sales of other real estate owned              -        187,597              -
                                                  ------------   ------------   ------------
            Net cash provided by (used for)
              investing activities                 (14,719,512)       152,991    (32,618,187)
                                                  ------------   ------------   ------------

FINANCING ACTIVITIES
 Increase in deposits, net                           8,924,368     16,445,364     24,114,808
 Proceeds from short-term borrowings                         -              -     22,110,000
 Repayments of short-term borrowings                (2,000,000)    (7,000,000)   (14,410,000)
 Payments on other borrowings                         (218,998)      (201,397)      (185,214)
 Proceeds from stock options exercised                  83,321         34,800              -
 Cash dividends paid                                (1,076,728)      (965,290)      (791,825)
                                                  ------------   ------------   ------------

            Net cash provided by financing
              activities                             5,711,963      8,313,477     30,837,769
                                                  ------------   ------------   ------------

            Increase (decrease) in cash and
              cash equivalents                      (6,781,821)    13,147,559      1,621,960

CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR                               21,817,094      8,669,535      7,047,575
                                                  ------------   ------------   ------------

CASH AND CASH EQUIVALENTS
 AT END OF YEAR                                   $ 15,035,273   $ 21,817,094   $  8,669,535
                                                  ============   ============   ============

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

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

The Company is a Pennsylvania corporation organized to become the holding company of the Bank. The Bank is a national bank headquartered in Slippery Rock, Pennsylvania. The Company's principal sources of revenue emanate from interest earnings on its portfolio of residential real estate, commercial mortgage, commercial, and consumer loans as well as interest earnings on investment securities and a variety of deposit and trust services provided to its customers through six locations. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The accounting principles followed by the Company and its wholly-owned subsidiary, the Bank, and the methods of applying these principles conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and statement of income. Actual results could differ significantly from those estimates.

Investment Securities
---------------------

Investment securities are classified at the time of purchase, based upon management's intentions and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a method which approximates a level yield and recognized as adjustments of interest income. Certain other securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses, if any, are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank and Federal Reserve Bank represent ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified with equity securities available for sale.

Loans
-----

Loans are reported at their principal amount net of the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. The Company's general policy has been to stop accruing interest on loans when it is determined a reasonable doubt exists as to the collectibility of additional interest. Income is subsequently recognized only to the extent that cash payments are received provided the loan is not delinquent in payment and, in management's judgment, the borrower has the ability and intent to make future interest and principal payments.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual lives of the related loans.

In general, fixed rate, permanent residential mortgage loans originated by the Bank are held for sale and are carried in the aggregate at the lower of cost or market. Such loans are sold to Federal Home Loan Mortgage Corporation ("Freddie Mac") and serviced by the Bank.

Allowance for Loan Losses
-------------------------

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

Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all of the circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

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

Intangible Assets
-----------------


Intangible assets are comprised solely of a core deposit acquisition premium. This core deposit acquisition premium, which was quantified by a specific core deposit life study, is amortized using the straight-line method over the estimated average lives of the deposit accounts. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments as deemed necessary. Intangible assets are a component of other assets on the balance sheet.

Trust Department
----------------

Trust department assets (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers are not included in the balance sheet since such items are not assets of the Company. In accordance with industry practice, trust fees are recorded on the cash basis and approximate the fees which would have been recognized on the accrual basis.

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

Earnings Per Share
------------------

The Company provides dual presentation of Basic and Diluted earnings per share. Basic earnings per share utilizes net income as reported as the numerator, and the actual average shares outstanding as the denominator. Diluted earnings per share includes any dilutive effects of options, warrants, and convertible securities.

Employee Benefits
-----------------

Pension and employee benefits include contributions, determined actuarially, to a retirement plan covering the eligible employees of the Bank. The plan is funded on a current basis to the extent deductible under existing federal tax regulations.

Pension and other employee benefits also include contributions to a defined contribution Section 401(k) plan covering eligible employees. Contributions matching those made by eligible employees and an elective contribution are made annually at the discretion of the Board of Directors.

Stock Options
-------------

The Company maintains stock option plans for the directors and for officers and employees. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been affected based on the fair value of the stock options granted under this plan.

Mortgage Servicing Rights (MSR)
-------------------------------

The Company has loan agreements for the express purpose of selling these loans in the secondary market. The Company maintains all servicing rights for these loans. The loans are carried at cost. Originated MSRs are to be recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio.

Comprehensive Income
--------------------

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company has elected to report the effects of Statement No. 130 as part of the Consolidated Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Federal funds sold, and the demand deposit portion of Interest-bearing deposits in other banks.

Cash payments for interest in 1998, 1997, and 1996 were $7,033,967, $6,300,354 and $5,734,818, respectively. Cash payments for income taxes for 1998, 1997, and 1996 amounted to $1,353,000, $1,013,000, and $972,000, respectively.

Pending Accounting Pronouncements
---------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held-to-maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. The Company will adopt SOP 98-1 in the first quarter of 1999 and does not believe the effect of adoption will be material.

Reclassification of Comparative Amounts
---------------------------------------

Certain comparative amounts for the prior year have been reclassified to conform to current year presentations. Such reclassifications had no effect on net income or stockholders' equity.

2.     EARNINGS PER SHARE

There were no convertible securities which would affect the numerator in calculating Basic and Diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the Basic and Diluted earnings per share computation.

                                                                    1998
                                                                -----------
   Denominator:
     Denominator for Basic earnings per share-
       weighted-average shares                                    2,759,802
     Employee stock options                                           2,167
                                                                -----------

   Denominator for Diluted earnings per share-
     adjusted weighted-average assumed conversions                2,761,969
                                                                ===========

The average shares outstanding for both basic and diluted earnings per share are 2,756,278 and 2,756,248 for the years ended December 31, 1997 and 1996, respectively. As described in Note 12, the Company implemented a stock option plan during 1997. Although stock options were granted in September 1997, there is no dilutive effect since the option exercise prices approximate the average market price for the Company's stock during 1997.


3.     INVESTMENT SECURITIES

Amortized cost and estimated market values of investment securities are summarized as follows:

                                                           1998
                                   -----------------------------------------------------
                                                     Gross        Gross      Estimated
Available for Sale                  Amortized     Unrealized    Unrealized     Market
------------------                     Cost          Gains        Losses        Value
                                   -----------   -----------   -----------   -----------
U.S. Treasury and
  obligations of U.S. Government
  agency securities                $ 8,447,960   $    46,649   $   (11,510)  $ 8,483,099
Obligations of states and
  political subdivisions             7,518,126       110,602       (16,974)    7,611,754
Foreign debt securities                100,000                                   100,000
Mortgage-backed securities           1,007,820        11,971        (9,680)    1,010,111
                                   -----------   -----------   -----------   -----------
      Total debt securities         17,073,906       169,222       (38,164)   17,204,964
Common stocks                          991,900                                   991,900
                                   -----------   -----------   -----------   -----------

       Total                       $18,065,806   $   169,222   $   (38,164)  $18,196,864
                                   ===========   ===========   ===========   ===========

                                                           1998
                                   -----------------------------------------------------
                                                     Gross        Gross      Estimated
Held to Maturity                    Amortized     Unrealized    Unrealized     Market
----------------                       Cost          Gains        Losses        Value
                                   -----------   -----------   -----------   -----------
Obligations of states and
  political subdivisions           $ 3,365,361   $    85,798   $             $ 3,451,159
Foreign debt securities                200,000         4,218                     204,218
Mortgage-backed securities              78,836         1,369                      80,205
                                   -----------   -----------   -----------   -----------

         Total                     $ 3,644,197   $    91,385   $             $ 3,735,582
                                   ===========   ===========   ===========   ===========

                                                           1997
                                   -----------------------------------------------------
                                                     Gross        Gross      Estimated
Available for Sale                  Amortized     Unrealized    Unrealized     Market
------------------                     Cost          Gains        Losses        Value
                                   -----------   -----------   -----------   -----------
U.S. Treasury and
  obligations of U. S. Government
  agency securities                $ 5,653,359   $    36,806   $    (1,210)  $ 5,688,955
Obligations of states and
  political subdivisions             5,039,208        80,065                   5,119,273
Mortgage-backed securities           1,394,778        14,969       (28,857)    1,380,890
                                   -----------   -----------   -----------   -----------
          Total debt securities     12,087,345       131,840       (30,067)   12,189,118
Common stocks                          890,900                                   890,900
                                   -----------   -----------   -----------   -----------

          Total                    $12,978,245   $   131,840   $   (30,067)  $13,080,018
                                   ===========   ===========   ===========   ===========

                                                           1997
                                   -----------------------------------------------------
                                                     Gross        Gross      Estimated
Held to Maturity                    Amortized     Unrealized    Unrealized     Market
----------------                       Cost          Gains        Losses        Value
                                   -----------   -----------   -----------   -----------
U.S. Treasury  and
  obligations of U. S. Government
  agency securities                $ 1,000,390   $     1,640   $      -      $ 1,002,030
Obligations of states and
  political subdivisions             5,639,559        75,130          -        5,714,689
Foreign debt securities                200,000         1,718          -          201,718
Mortgage-backed securities             110,418           770          -          111,188
                                   -----------   -----------   -----------   -----------

      Total                        $ 6,950,367   $    79,258   $      -      $ 7,029,625
                                   ===========   ===========   ===========   ===========

The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Available for Sale           Held to Maturity
                                   -------------------------   -------------------------
                                                  Estimated                   Estimated
                                    Amortized       Market      Amortized       Market
                                       Cost         Value          Cost         Value
                                   -----------   -----------   -----------   -----------

Due in one year or less            $ 2,643,488   $ 2,673,801   $    355,000  $   356,058
Due after 1 year through 5 years     4,746,491     4,769,055      1,199,313    1,225,716
Due after 5 years through 10 years   5,027,580     5,108,003      2,011,048    2,073,603
Due after 10 years                   4,656,347     4,654,105         78,836       80,205
                                   -----------   -----------   -----------   -----------

     Total                         $17,073,906   $17,204,964   $  3,644,197  $ 3,735,582
                                   ===========   ===========   ===========   ===========

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities during the year ended December 31, 1997. There were no security sales during the years ended December 31, 1998 and 1996.

    Proceeds from sales           $11,521,498
    Gross gains                        55,574
    Gross losses                       70,446

Investment securities with an amortized cost and estimated market value of $14,243,162 and $14,475,512, respectively, at December 31, 1998, and
$15,293,000 and $15,457,812, respectively, at December 31, 1997 were pledged to secure public deposits and other purposes as required by law.

4.     LOANS

Major classifications of loans are summarized as follows:

                                                    1998          1997
                                                ------------  ------------
  Real Estate:
    Construction                                $  2,693,310  $  2,587,193
    ResidentIal                                   84,379,052    82,009,195
    Commercial, financial and agricultural        27,793,438    24,299,164
  Commercial                                      15,761,254    18,222,841
  Consumer                                        30,226,854    30,382,670
                                                ------------  ------------
                                                 160,853,908   157,501,063
  Less allowance for loan losses                   1,410,309     1,298,981
                                                ------------  ------------

        Net loans                               $159,443,599  $156,202,082
                                                ============  ============

Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $34,009,862 and $27,116,482 at December 31, 1998 and 1997, respectively.

In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 1998 is as follows:
                                           Amounts
           1997          Additions        Collected           1998
       -----------      -----------      -----------      -----------
       $ 1,449,152      $13,398,611      $13,771,097      $ 1,076,666

The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Although the Company has a diversified loan portfolio at December 31, 1998 and 1997, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the immediate trade area.

The Company had nonaccrual loans, exclusive of impaired loans, of $1,278,262 and $596,898 at December 31, 1998 and 1997, respectively. Interest income on loans would have increased by approximately $72,012 and $50,368 during 1998 and 1997, respectively, if these loans had performed in accordance with their original terms.

Information with respect to impaired loans as of and for the years ended December 31, is as follows:

                                                    1998          1997
                                                ------------  ------------
   Impaired loans                              $    592,787  $    738,227
   Related allowance for loan losses                 88,918       110,734
   Average recorded balance of impaired loans       651,047       736,805
   Interest income recognized on impaired loans          -         39,310

5.     ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, are as follows:

                                        1998          1997          1996
                                     -----------   -----------   -----------
   Balance, January 1                $ 1,298,981   $ 1,176,951   $ 1,098,298

   Add:

     Provision charged to operations     310,000       275,000       200,000
     Recoveries                           44,246        35,459        30,447
   Less loans charged off                242,918       188,429       151,794
                                     -----------   -----------   -----------

   Balance, December 31              $ 1,410,309   $ 1,298,981   $ 1,176,951
                                     ===========   ===========   ===========


6.     PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                                       1998          1997
                                                   -----------   -----------
   Land                                            $   654,134   $   694,134
   Bank buildings                                    4,732,771     3,993,244
   Furniture, fixtures, and equipment                3,335,273     2,909,653
                                                   -----------   -----------
                                                     8,722,178     7,597,031
   Less accumulated depreciation                     4,317,412     3,949,611
                                                   -----------   -----------

        Total                                      $ 4,404,766   $ 3,647,420
                                                   ===========   ===========

Depreciation charged to operations was $553,848, $514,213, and $552,788 in 1998, 1997, and 1996, respectively.

7.     DEPOSITS

Time deposits include certificates of deposit and other time deposits in denominations of $100,000 or more. Such deposits totaled $22,682,188 and $23,181,972 at December 31, 1998 and 1997, respectively. Interest expense on certificates of deposit over $100,000 amounted to $1,291,458, $1,057,378 and $884,822 for the years ended December 31, 1998, 1997, and 1996, respectively.

The following table sets forth the remaining maturity of time certificates of deposits of $100,000 or more at December 31, 1998.

   Three months or less                            $ 6,912,060
   Over 3 months through 6 months                    3,271,335
   Over 6 months through 12 months                   4,105,833
   Over 12 months                                    8,392,960
                                                   -----------
        Total                                      $22,682,188
                                                   ===========


8.     SHORT-TERM BORROWINGS

As of December 31, 1997, short-term borrowings were comprised of $2,000,000 in Flexline advances, which were repaid on January 8, 1998. The outstanding balances and related information for short-term borrowings are summarized as follows:
                                      1998               1997
                              ------------------   -----------------
                                 Amount     Rate     Amount     Rate
                              -----------   ----   ----------   ----

Balance at year end           $        -      -    $2,000,000   6.86%
Average balance outstanding
  during the year                  38,356   6.19%     489,247   5.93%
Maximum amount outstanding
  at any month end                     -      -     2,000,000     -

Short-term borrowings include two types of borrowings with the Federal Home Loan Bank of Pittsburgh (FHLB), "RepoPlus" and "Flexline." RepoPlus advances are short-term borrowings maturing within one year, bearing a fixed rate of interest and subject to prepayment penalties. Flexline advances also mature within one year and have a variable rate of interest, which adjusts daily. There are no prepayment penalties for Flexline advances.

Both FHLB credit products are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on qualifying residential mortgages. As of December 31, 1998, the Company's total borrowing limit was $58,457,000.

9.     OTHER BORROWINGS

Other borrowings consists of the following:
                                                     1998          1997
                                                  -----------   -----------

   Long-term FHLB advances                        $   317,584   $   527,422
   Real estate mortgage payable, due in monthly
     installments of $945, including
     interest at 10.5 percent                          15,670        24,830
                                                  -----------   -----------

          Total                                   $   333,254   $   552,252
                                                  ===========   ===========

Long-term advances from the FHLB consist of a series of borrowings maturing within two years, each with fixed interest rates ranging from 5.47 percent to
6.91 percent. The weighted-average interest rate as of December 31, 1998, was
6.20 percent. Pursuant to a collateral agreement entered into with the FHLB, these advances are secured by stock in the FHLB and qualifying first mortgage loans.

Principal repayments on advances from the FHLB are scheduled as follows:

                                             Weighted-
                                             Average
                      Year      Principal       Rate
                   ---------    ---------    ---------
                      1999      $ 227,996     6.39%
                      2000         89,588     5.73%
                                ---------
                        Total   $ 317,584
                                =========


10.     INCOME TAXES

The provision for Federal income taxes consists of:

                                       1998          1997          1996
                                   -----------   ------------  -----------

   Currently payable               $ 1,353,202   $  1,105,150  $   985,253
   Deferred                                255         (4,936)       9,870
                                   -----------   ------------  -----------

        Total provision            $ 1,353,457   $  1,100,214  $   995,123
                                   ===========   ============  ===========

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:
                                                     1998          1997
                                                 -----------   -----------
Deferred tax assets:
   Allowance for loan losses                      $   388,401   $   350,550
   Deferred loan origination fees, net                              71,858
   Premises and equipment                              22,240        12,053
   Fair market value in excess of carrying
     value of loans held for sale                      36,011        38,551
   Other                                               49,482        26,979
                                                  -----------   -----------
          Total                                       496,134       499,991
                                                  -----------   -----------
Deferred tax liabilities:
   Unrealized gain on securities                       44,559        34,603
   Prepaid pension asset                              114,515       122,559
   Deferred loan origination fees, net                  3,469
   Other                                                4,687         3,714
                                                  -----------   -----------
          Total                                       167,230       160,876
                                                  -----------   -----------
             Net deferred tax assets              $   328,904   $   339,115
                                                  ===========   ===========

No valuation allowance was established at December 31, 1998 and 1997 in view of the Company's ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

The reconciliation between the federal statutory rate and the Company's effective consolidated income tax rate is as follows:

                                       1998                     1997                     1996
                               -------------------      -------------------      -------------------
                                             % of                     % of                     % of
                                            Pre-tax                  Pre-tax                  Pre-tax
                                 Amount     Income        Amount     Income        Amount     Income
                               ----------    -----      ----------    -----      ----------    -----
Federal income tax
    at statutory rate          $1,498,544     34.0%     $1,354,361     34.0%     $1,246,308     34.0%
Tax-exempt income                (177,373)    (4.0)       (306,171)    (7.7)       (310,905)    (8.5)
Nondeductible interest to
    carry tax-exempt assets        23,799      0.5          40,138      1.0          43,129      1.2
Other                               8,487      0.2          11,886      0.3          16,591      0.4
                               ----------     -----     ----------     -----     ----------     -----
Actual expense and
    effective rate             $1,353,457     30.7%     $1,100,214     27.6%     $  995,123     27.1%
                               ==========     =====     ==========     =====     ==========     =====


11.     EMPLOYEE BENEFITS

Defined Benefit Plan

The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank's policy is to make annual contributions, if needed, based upon the funding formula developed by the plan's actuary.

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                     1998          1997
                                                 -----------   -----------
  Plan assets at fair value, beginning of year   $ 1,682,945   $ 1,263,886
  Actual return on plan assets                       255,354       251,244
  Employer contribution                               72,542       167,815
  Benefits paid                                     (268,664)           -
                                                 -----------   -----------
  Plan assets at fair value, end of year           1,742,177     1,682,945
                                                 -----------   -----------

  Benefit obligation, beginning of year            1,268,681     1,091,394
  Service cost                                       134,789       109,855
  Interest cost                                       82,464        81,855
  Actuarial adjustments                              606,487       (14,423)
  Benefits paid                                     (268,664)           -
                                                 -----------   -----------
  Benefit obligation, end of year                  1,823,757     1,268,681
                                                 -----------   -----------

  Funded status                                      (81,580)      414,264
  Prior service cost                                   8,797        10,203
  Unrecognized transition asset                      (28,299)      (32,549)
  Unrecognized net (gain) loss from past experience
    different from that assumed                      428,275       (37,651)
                                                 -----------   -----------
    Prepaid pension cost                         $   327,193   $   354,267
                                                 ===========   ===========

Plan assets consist primarily of certificates of deposit, money market and equity mutual funds.

Assumptions used in determining net period pension cost are as follows:

                                        1998          1997          1996
                                     -----------   -----------   -----------
  Discount rate                         6.50%         7.50%         7.50%
  Expected return on plan assets        6.50%         7.50%         7.50%
  Rate of compensation increase         5.00%         5.00%         5.00%

Net period pension costs include the following components:


                                       1998          1997          1996
                                   -----------   -----------   -----------

  Service cost of the current
    period                         $   134,789   $    109,855   $   100,086
  Interest cost on projected
    benefit obligation                  82,464         81,855        73,403
  Actual return on plan assets        (255,354)      (251,244)     (141,713)
  Net amortization and deferral        137,717        147,315        68,681
                                   -----------   ------------    ----------
  Net periodic pension cost        $    99,616   $     87,781    $  100,457
                                   ===========   ============    ==========

401(k) Plan
-----------

The Bank maintains a trusteed Section 401(k) plan. The Bank makes matching contributions of eligible officers and employees of 50 percent of the officers and employees contributions annually, to a maximum of four percent of base salary. Substantially all officers and employees are eligible to participate in the plan. The Bank's contribution to this plan was $33,503 and $31,679 for the years ended December 31, 1998 and 1997. No contributions were made in 1996.


12.     STOCK OPTION PLAN

In 1997, the Company adopted an Incentive Stock Option Plan ("ISOP") and a Directors Stock Option Plan ("Directors Plan"). The ISOP provides for granting up to 200,000 shares of authorized but unissued common stock to eligible salaried officers and employees. The Directors Plan provides for 72,000 authorized but unissued shares of common stock to be granted to nonemployee directors. The per share exercise price of an option granted cannot be less than the fair value of a share of common stock on the date the option is granted. The options granted under the Directors Plan are immediately vested while the option granted under the ISOP are not exercisable for two years and then are vested in equal installments over the next three years. The stock options typically have expiration terms of ten years subject to certain extensions and terminations.

No compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value net income and earnings per share would have been reduced as follows:

                                     1998           1997
                                  ----------     ----------
    Net Income:
        As reported               $3,054,026     $2,883,201
                                  ==========     ==========
        Pro forma                 $3,049,812     $2,874,205
                                  ==========     ==========

    Basic earnings per share:
        As reported               $     1.11     $     1.05
                                  ==========     ==========
        Pro forma                 $     1.10     $     1.04
                                  ==========     ==========

    Diluted earnings per share:
        As reported               $     1.11     $     1.05
                                  ==========     ==========
        Pro forma                 $     1.10     $     1.04
                                  ==========     ==========

The following table presents share data related to the stock option plans:

                                         Weighted-           Weighted-
                                          average             average
                                         Exercise            Exercise
                                 1998     Price      1997     Price
                                ------    ------    ------    ------
  Outstanding, January 1        21,000    $14.50        -     $   -
    Granted                     23,650     18.50    23,400     14.50
    Exercised                    5,000     15.94     2,400     14.50
    Forfeited                       -                   -
                                ------              ------
  Outstanding, December 31      39,650     16.70    21,000     14.50
                                ======              ======

13.     COMMITMENTS AND CONTINGENT LIABILITIES

Commitments
-----------
In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. These commitments were comprised of the following at December 31:

                                                     1998          1997
                                                 -----------   -----------

  Commitments to extend credit                   $33,871,291   $30,065,224
  Standby letters of credit and financial
    guarantees                                       620,231       706,544
                                                 -----------   -----------
        Total                                    $34,491,522   $30,771,768
                                                 ===========   ===========

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

Such commitments and standby letters of credit involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. The amount of collateral obtained, if deemed necessary by the Company, upon the extension of credit is based on management's credit evaluation of the counterparty. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

Contingent Liabilities
----------------------

The Bank is involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such litigation will not have a material adverse effect on the Company's financial position.

14.     COMMON STOCK

On November 17, 1998, the Board of Directors of the Company approved a two-for -one stock split to shareholders of record December 4, 1998. The par value of the stock was maintained at $.25 per share. As a result of the stock split the outstanding shares increased by 1,381,824. All reference to per share amounts in the accompanying financial statements for 1997 and 1996 has been restated to reflect the stock split.

On April 9, 1997, the Board of Directors approved a four-for-one stock split to stockholders of record on June 1, 1997. The par value of the stock was reduced from $1.00 per share to $0.25 per share.

15.     REGULATORY RESTRICTIONS

Cash and Due from Banks
-----------------------

Included in cash and due from banks are reserves required by the district Federal Reserve Bank of $1,969,000 and $1,250,000 at December 31, 1998 and 1997. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and a balance maintained directly with the Federal Reserve Bank.

Dividends
---------

Under the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by the subsidiary bank in any one year exceed the net profits of that year as defined, combined with net retained profit from the two preceding years. Using this formula, the amount available for payment of dividends in 1998, without approval of the Comptroller, will be limited to $3,918,561 plus net profits retained up to the date of the dividend declaration.

16.     CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the entity's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, Risk-weighting, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to Risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes as of December 31, 1998 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Company's and Bank's primary regulatory authorities have categorized the entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum Total Risk -based, Tier I Risk-based, and Tier I Leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The following table reflects the Company's capital ratios and minimum requirements at December 31. The Bank's capital ratios are substantially the same as the Company's.

                                            1998                       1997
                                    ---------------------      ---------------------
                                       Amount      Ratio          Amount      Ratio
                                    -----------   -------      -----------   -------

Total Capital (to Risk-weighted Assets)

  Company                           $23,659,772     15.83%     $21,260,353     14.88%
  For Capital Adequacy Purposes      11,956,160      8.00       11,432,640      8.00
  To be Well Capitalized             14,945,200     10.00       14,290,800     10.00

Tier I Capital (to Risk-weighted Assets)

  Company                           $22,249,463     14.89%     $19,961,372     13.97%
  For Capital Adequacy Purposes       5,978,080      4.00        5,716,320      4.00
  To be Well Capitalized              8,967,120      6.00        8,574,480      6.00

Tier I Capital (to Average Total Assets)

  Company                           $22,249,463     10.43%     $19,961,372      9.98%
  For Capital Adequacy Purpose        8,530,676      4.00        8,000,012      4.00
  To be Well Capitalized             10,663,344      5.00       10,000,015      5.00

17.     FAIR VALUE DISCLOSURE

The estimated fair value of the Company's financial instruments are as follows:

                                                     1998                          1997
                                          ---------------------------   ---------------------------
                                            Carrying         Fair         Carrying         Fair
                                              Value          Value          Value          Value
                                          ------------   ------------   ------------   ------------
Financial assets:
  Cash, interest-bearing deposits in
    other banks and federal funds sold    $ 23,035,274   $ 23,035,274   $ 21,817,094   $ 21,817,094
  Mortgage loans held for sale               2,467,803      2,467,803        898,000        898,000
  Investment securities                     21,841,061     21,932,446     20,030,385     20,109,643
  Net loans                                160,853,908    161,356,213    156,202,082    157,036,856
  Accrued interest receivable                1,381,719      1,381,719      1,383,797      1,383,797
                                          ------------   ------------   ------------   ------------

       Total                              $209,579,765   $210,173,455   $200,331,358   $201,245,390
                                          ============   ============   ============   ============

Financial liabilities:
  Deposits                                $190,148,937   $191,773,942   $181,224,568   $181,115,377
  Short-term borrowings                                                    2,000,000      2,000,000
  Other borrowings                             333,254        205,513        552,252        478,091
  Accrued interest payable                     733,664        733,664        781,879        781,879
                                          ------------   ------------   ------------   ------------
       Total                              $191,215,855   $192,713,119   $184,558,699   $184,375,347
                                          ============   ============   ============   ============

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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due from Banks, Interest-bearing Deposits in Other Banks, Federal
--------------------------------------------------------------------------
Funds Sold, Short-term Borrowings,  Accrued Interest Receivable, and
--------------------------------------------------------------------
Accrued Interest Payable
------------------------

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

Loans, Deposits, and Other Borrowings
-------------------------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and employs discount rates that consider reinvestment opportunities, operating expenses, noninterest income, credit quality, and prepayment risk. Demand, savings, and money-market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

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


18.     BRANCH ACQUISITION

On August 19, 1996, the Bank acquired certain assets and deposit liabilities of the Harrisville, Pennsylvania office of Mellon Bank, N.A. The transaction was accounted for as a purchase. The Bank assumed deposit liabilities of $19,754,546 and acquired cash and premises and equipment totaling $382,333.

On September 4, 1997, the Bank acquired certain assets and deposit liabilities of the Slippery Rock, Pennsylvania office of First Western Bank, F.S.B. The transaction was also accounted for as a purchase. The Bank assumed deposit liabilities of $3,730,857 and acquired premises and equipment totaling $77,331. The purchased branch was subsequently closed with all assets and liabilities being combined with the Bank's Main Street branch.


19.     PARENT COMPANY
Following are condensed financial statements for the parent company:

                           CONDENSED BALANCE SHEET

                                                       December 31,
                                                     1998          1997
                                                 -----------   -----------
ASSETS

  Cash in subsidiary bank                        $    103,119  $    52,009
  Investment in bank subsidiary                    24,130,966   22,106,313
  Other assets                                         22,391       17,888
                                                 -----------   -----------

          Total assets                           $24,256,476   $22,176,210
                                                 ===========   ===========


LIABILITIES

  Other liabilities                              $     1,402   $     1,084

STOCKHOLDERS' EQUITY                              24,255,074    22,175,126
                                                 -----------   -----------
TOTAL LIABILITIES
   AND STOCKHOLDERS' EQUITY                      $24,256,476   $22,176,210
                                                 ===========   ===========

                       CONDENSED STATEMENT OF INCOME

                                            Year Ended December 31,
                                       1998          1997          1996
                                   -----------   -----------   -----------
INCOME
  Dividends from subsidiary        $ 1,076,728   $ 1,004,687   $   822,428
EXPENSES                                42,463        52,611        54,586
                                   -----------   -----------   -----------

  Income before income tax benefit   1,034,265       952,076       767,842
  Income tax benefit                   (14,437)      (17,888)      (18,559)
                                   -----------   -----------   -----------
  Income before equity in undistributed
    net income of subsidiary         1,048,702       969,964       786,401
Equity in undistributed net income
    of subsidiary                    2,005,324     1,913,237     1,884,087
                                   -----------   -----------   -----------
NET INCOME                         $ 3,054,026   $ 2,883,201   $ 2,670,488
                                   ===========   ===========   ===========


                        CONDENSED STATEMENT OF CASH FLOWS

                                            Year Ended December 31,
                                       1998          1997          1996
                                   -----------   -----------   -----------
OPERATING ACTIVITIES
  Net Income                       $ 3,054,026   $ 2,883,201   $ 2,670,488
  Adjustments to reconcile net income
   to net cash provided by
   operating activities:
    Equity in undistributed net
     income of subsidiary           (2,005,324)   (1,913,237)   (1,884,087)
    Other                               (4,185)        7,547         6,230
                                   -----------   -----------   -----------
      Net cash provided by
       operating activities          1,044,517       977,511       792,631
                                   -----------   -----------   -----------
FINANCING ACTIVITIES
  Proceeds from stock options
   exercised                            83,321        34,800
  Cash dividends paid               (1,076,728)     (965,290)     (791,825)
                                   -----------   -----------   -----------
      Net cash used for financing
       activities                     (993,407)     (930,490)     (791,825)
                                   -----------   -----------   -----------
      Increase in cash                  51,110        47,021           806
CASH AT BEGINNING OF PERIOD             52,009         4,988         4,182
                                   -----------   -----------   -----------
CASH AT END OF PERIOD              $   103,119   $    52,009   $     4,988
                                   ===========   ===========   ===========

Board of Directors and Stockholders
Slippery Rock Financial Corporation

We have audited the accompanying consolidated balance sheet of Slippery Rock Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slippery Rock Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




/s/ S.R. Snodgrass, A.C.



Wexford, PA

February 19, 1999

OVERVIEW

Slippery Rock Financial Corporation
("Company") is the parent holding       Annual Net Income
company for The First National Bank     $ in thousands
of Slippery Rock ("Bank"). This
discussion and the related financial    (Bar graph belongs in this area)
data represent the financial condition
and results of operations of the        $2,266  $2,499  $2,670  $2,883  $3,054
Bank for the three years ended          --------------------------------------
December 31, 1998, and is presented      1994    1995    1996    1997    1998
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

RESULTS OF OPERATIONS

Net income for 1998 was $3,054,000,
an increase of $171,000 from 1997's     Earnings Per Share
earnings of $2,883,000. An increase     Dollars
in net interest income after provision
for loan losses of $433,000 and a       (Bar graph belongs in this area)
net increase in total other income of
$575,000 was offset by a net increase   $0.82  $0.91  $0.97  $1.05  $1.11
in total other expense of $585,000.     ---------------------------------
Income before taxes at December 31,      1994   1995   1996   1997   1998
1998 was $4,407,000 an increase of
$424,000 or 10.65% from the $3,983,000
reported at December 31, 1997. Federal
income taxes of $1,353,000 at
December 31, 1998 represents an
increase of $253,000 from the
$1,100,000 reported at December 31, 1997.

Net income for 1997 was $2,883,000,
an increase of $213,000 from 1996's
earnings of $2,670,000. An increase
in net interest income after provision
for loan losses of $579,000 and a net
increase in total other income of
$207,000 was offset by a net increase
in total other expense of $468,000
and an increase in federal income
tax expense of $105,000.

Earnings per share, on a fully diluted
basis, of $1.11 at December 31, 1998
compared to $1.05 at December 31, 1997
and $0.97 at December 31, 1996,
increases of $0.06 and $0.08 per
share respectively.

NET INTEREST INCOME                     Dividends Paid Per Share
                                        Dollars
Net interest income is the amount by
which interest generated from interest- (Bar graph belongs in this area) earning assets exceeds interest paid
on interest-bearing liabilities. Net    $0.20  $0.24  $0.29  $0.33  $0.39
interest income, on a tax equivalent    ---------------------------------
basis, which is the primary component    1994   1995   1996   1997   1998
of earnings, was $9,375,000 for 1998,
as compared to $9,099,000 for 1997
and $8,450,000 for 1996.

The following table is an analysis of the average balance sheets and the net interest income for each of the years in the three years ended December 31, 1998, 1997 and 1996.

                                           Slippery Rock Financial Corporation
                                    AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

                                            1998                          1997                          1996
                                 --------------------------    --------------------------    --------------------------
                                  Average                       Average                       Average
                                  Volume    Interest  Yield     Volume    Interest  Yield     Volume    Interest  Yield
                                 --------   --------   ----    --------   --------   ----    --------   --------   ----

ASSETS(Dollars in Thousands)

Interest-earning assets
Investment securities:
    Taxable                      $ 12,565   $    755   6.01%   $ 11,828   $    741   6.26%   $ 10,614   $    663   6.25%
    Non-taxable (2)                 9,246        680   7.35      15,315      1,118   7.30      17,573      1,275   7.26
Interest-bearing deposits in
    other banks                        33          2   6.06         290          8   2.76         233         10   4.29
Loans (1), (2), (3)               160,218     14,179   8.85     149,370     13,400   8.97     132,278     12,090   9.14
Federal funds sold                  3,955        746   5.35       6,349        347   5.47       3,260        173   5.31
                                 --------   --------   ----    --------   --------   ----    --------   --------   ----

Total interest-earning assets     196,017     16,362   8.34     183,152     15,614   8.53     163,958     14,211   8.67
                                            --------                      --------                      --------

Noninterest-earning assets
Cash and due from banks             7,918                         6,906                         5,896
Allowance for loan losses          (1,353)                       (1,205)                       (1,153)
     Other assets                   8,706                         8,033                         6,663
                                 --------                      --------                      --------

     Total assets                $211,288                      $196,886                      $175,364
                                 ========                      ========                      ========

LIABILITIES AND
STOCKHOLDERS' EQUITY

Interest-bearing liabilities
     Interest-bearing checking   $ 24,052        523   2.17    $ 22,780        492   2.16    $ 18,717        407   2.17
     Money market accounts         22,694        866   3.82      23,842        912   3.83      21,609        828   3.83
     Savings deposits              20,736        508   2.45      18,709        462   2.47      17,904        450   2.51
     Time deposits                 88,928      5,053   5.68      81,840      4,574   5.59      70,481      3,878   5.50
     Borrowed funds                   551         37   6.72       1,216         75   6.17       3,297        198   6.01
                                 --------   --------   ----    --------   --------   ----    --------   --------   ----

     Total interest-bearing
      liabilities                 156,961      6,987   4.45     148,387      6,515   4.39     132,008      5,761   4.36
                                            --------                      --------                      --------

Noninterest-bearing liabilities
     Demand deposits               29,910                        26,195                        23,227
     Other liabilities              1,028                           983                           750
     Stockholders' equity          23,389                        21,321                        19,379
                                 --------                      --------                      --------

     Total liabilities
      and stockholders' equity   $211,288                      $196,886                      $175,364
                                 ========                      ========                      ========

     Net interest income and
      net yield on interest-
      earning assets                        $  9,375   4.78%              $  9,099   4.97%           $  8,450   5.15%
                                            ========   ====               ========   ====            ========   ====

     Net interest spread                               3.89%                         4.13%                      4.30%
                                                       ====                          ====                       ====

(1)  Interest on loans includes fee income.
(2) Yields on interest-earning assets have been computed on a taxable-equivalent basis using the federal income tax statutory rate of 34%.
(3)  Nonaccrual loans and loans held for sale included.

                                ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                          (Dollars in Thousands)

                                               1998 CHANGE FROM 1997            1997 CHANGE FROM 1996
                                            ---------------------------      ---------------------------
                                                        CHANGE DUE TO                    CHANGE DUE TO
                                             TOTAL    -----------------       TOTAL    -----------------
                                             CHANGE  VOLUME(1)  RATE(1)       CHANGE  VOLUME(1)  RATE(1)
                                            -------   -------   -------      -------   -------   -------
INTEREST INCOME ON:
   Taxable investment securities            $    14   $    45   $   (31)     $    78   $    77   $     1
   Non-taxable investments                     (438)     (446)        8         (157)     (164)        7
   Interest-bearing deposits in other banks      (6)       (2)       (4)          (2)        3        (5)
   Loans                                        779       960      (181)       1,310     1,539      (229)
   Federal funds sold                           399       407        (8)         174       169         5
                                            -------   -------   -------      -------   -------   -------

      Total interest income                     748       964      (216)       1,403     1,624      (221)
                                            -------   -------   -------      -------   -------   -------

INTEREST EXPENSE ON:
   Interest bearing checking                     31        29         2           85        87        (2)
   Money market accounts                        (46)      (44)       (2)          84        84         -
   Savings deposits                              46        50        (4)          12        19        (7)
   Time deposits                                479       404        75          696       632        64
   Borrowed funds                               (38)      (44)        6         (123)     (128)        5
                                            -------   -------   -------      -------   -------   -------

      Total interest expense                    472       395        77          754       694        60
                                            -------   -------   -------      -------   -------   -------

  NET INTEREST INCOME                       $   276   $   569   $  (293)     $   649   $   930   $  (281)
                                            =======   =======   =======      =======   =======   =======

  (1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

Interest income and interest expense increases or decreases as the volumes of interest sensitive assets and liabilities and interest rates fluctuate. Average interest-earning assets increased $12.9 million in 1998, principally due to an increase in average loans of $10.8 million. Although the most significant growth, $7.9 million, occurred within the real estate segment of the loan portfolio, there were no concentrated efforts on management's part to target growth within any one particular segment of the loan portfolio.
Average interest-bearing liabilities increased $8.6 million for the period ended December 31, 1998, with the most significant growth, $7.1 million, occurring in average certificates of deposit. Growth within the certificate product resulted from various short term special offerings throughout the year. The specials resulted from market pressures from competing institutions vying for deposit growth. As a result, the Bank offered an eleven month and a nineteen month certificate, both of which offered aggressive interest rates relative to certificates of more traditional term and pricing. At December 31, 1998, the Bank had $5.9 million in the eleven month certificate and $3.0 million in the nineteen month product.

Average interest-earning assets increased $19.2 million in 1997, principally due to an increase in average loans of $17.1 million. The most significant average loan growth, $11.0 million, occurred within the residential real estate portfolio. As in 1998, there were no concentrated efforts on management's part to target growth within any one particular segment of the portfolio. Average interest-bearing liabilities increased $16.4 million in 1997. In addition to normal annual growth within the earning asset and paying liability categories, 1997's statistics were also affected by branch acquisitions. On August 19,1996, the Bank acquired approximately $19.8 million in deposits from the former Harrisville, Pennsylvania office of Mellon Bank, N.A.. On September 4, 1997, the Bank acquired approximately $3.7 million in deposits from the former Slippery Rock office of First Western Bank, F.S.B. Each of these transactions increased the interest-bearing liabilities of the Bank and provided the funding for the growth within the loan portfolio.

Although total average earning assets and average loans increased during 1998, the yield on average interest-earning assets decreased in 1998 to 8.34% from a level of 8.53% in 1997. The decline occurred principally from a reduction on loan yields which fell from a level of 9.14% at December 31, 1996 to 8.97% at December 31, 1997 to 8.85% at December 31, 1998. Lower


                   (3 Bar Graphs side by side in this area)

Total Assets
$ in Millions

$147,374   $162,011   $195,713   $207,148   $215,773
----------------------------------------------------
  1994       1995       1996       1997       1998


Return on Average Assets
Percentage

1.56%   1.64%   1.52%   1.46%   1.45%
-------------------------------------
 1994    1995    1996    1997    1998


Return on Average Equity
Percentage

14.51%   14.32%   13.78%   13.52%   13.06%
------------------------------------------
 1994     1995     1996     1997     1998
interest rate pricings for new loan originations brought about by general market pressures as well as lower interest rate repricings within the Bank's existing adjustable rate mortgage product contributed to the decline in loan yields. As a result of the strong National and local economies and Federal Reserve Board action to keep the economy expanding, interest rates, in general, remained at all time lows during the period. This drove interest rates on new loan originations down. In addition, the Bank's existing portfolio of adjustable rate mortgages also repriced downward as they reprice annually to current market pricing. With no significant changes anticipated in economic forecasts, and that it takes the Bank's adjustable rate mortgage portfolio a full year to reprice in its entirety, management anticipates that loan yields will continue to decline. The analysis of changes in net interest income indicates that the total change in interest income on loans of $779,000 is comprised of an increase in loan income of $960,000 due to volume increases within the loan portfolio, and a reduction in loan income of $181,000 due to changes in interest rates.

The yield on interest-bearing liabilities increased 6 basis points (0.06%) during the twelve month period ended December 31, 1998 from a level of 4.39% at December 31, 1997 to 4.45% at December 31, 1998. The increase was due principally to an increase in the yield paid on certificates of deposit. The yield on time certificates increased from 5.50% at December 31, 1996 to 5.59% at December 31, 1997 to 5.68% at December 31, 1998. The increase in the yield paid on deposits is due in part to the two certificate "specials" mentioned earlier and due to an increase in pricing brought about in the deposit market place. As financial institutions attempted to not only gain market share, but to also maintain existing deposit relationships, they bid up deposit pricing in general. As a result, the Bank was able to increase average deposits, but those funds came at a higher cost. Average time deposits increased $7.1 million in 1998, from a level of $81.8 million at December 31, 1997 to $88.9 million at December 31, 1998. Average time deposits were $70.5 million at December 31, 1996.

The rate volume table indicates an increase in interest expense of $472,000 in 1998 due primarily to an increase in interest expense on certificates of deposit of $479,000. The increase in certificate interest expense is allocated to an increase in volume of $404,000 and $75,000 due to an increase in rates.

The effect of the reduction in yields on interest-earning assets and the increase in cost of interest-bearing liabilities was that the net yield on interest-earning assets ("net interest margin") at December 31, 1998 decreased from that of December 31, 1997 and December 31, 1996. Net interest margin at December 31, 1998 was 4.78% as compared to 4.97% at December 31, 1997 and 5.15% at December 31, 1996. It should also be noted that there is a time lag between changes in interest rates and their effect on the Bank's yield on earning assets and its cost of funds. If interest rates rise, it would be expected that the yield on assets and the cost of funds would also increase, however, the effect upon the net interest margin would be dependent upon the extent of the increase in rates, the timing of the change and the general composition of the mix of interest-earning assets and interest-bearing liabilities.

OTHER INCOME

1998 - 1997
-----------

The principal sources of other income are service charges, fees and commissions. Other income for 1998 totaled $1,629,000, an increase of $575,000 or 54.6% from $1,054,000 at December 31, 1997. The increase is derived principally from three sources, an increase in service charges on deposit accounts, an increase in net gains recorded on the sale of loans and an increase in other miscellaneous income.

Income from service charges on deposit accounts increased $54,000 from $539,000 at December 31, 1997 to $593,000 at December 31, 1998 due to volume activity.

In 1998, the Bank recorded gains of $149,000 on the sale of $14.1 million of fixed rate, 1-4 family, residential mortgages. Gains recorded on the sale of $9.3 million of residential mortgages in 1997 totaled $66,000. Because the Bank maintains the servicing on the sold loans, additional income of $141,000 was recorded in 1998 pertaining to mortgage servicing rights ("MSR"). MSRs are amortized to expense in proportion to the estimated servicing income over the estimated life of the servicing portfolio.

Other miscellaneous income of $670,000 at December 31, 1998 compared to $387,000 at December 31, 1997 an increase of $283,000. The increase is due to an increase in mortgage loan servicing fee income of $21,000 due to volume increases in the loan servicing portfolio, an increase in ATM surcharge fee income of $52,000 and an increase in debit card interchange fee income of $68,000. ATM surcharge income of $74,000 at December 31, 1998 compared to $22,000 at December 31, 1997. The Bank began surcharging other bank's ATM cardholders using the Bank's ATM machines in August of 1997, therefore, 1998 represents the first full year of the fee's implementation.

In December of 1997, the Bank introduced a debit card product. Fee income to the Bank for this product, based on volume and paid by participating merchants, totaled $72,000 at December 31, 1998 compared to $4,000 at December 31, 1997. The Bank also recorded a gain of $145,000 from the sale of its former Plaza office as part of a general reconstruction project at the local shopping plaza where the office was located. A new office was subsequently constructed directly across the street from the former location.

1997 - 1996
-----------

Other operating income for 1997 totaled $1,054,000 an increase of $208,000 or 24.5% from $846,000 at December 31, 1996. Income from service charges on deposit accounts increased $42,000 for the twelve month period ended December 31, 1997 due to pricing restructurings that took effect during the second quarter of 1997. Trust department fee income increased $23,000 from $53,000 at December 31, 1996 to $76,000 at December 31, 1997 due to growth of trust assets within the department. Trust assets, which are not included in the Bank's balance sheet, increased $4.4 million in 1997.

Gains recorded on the sale of fixed rate, 1-4 family residential mortgages totaled $66,000 at December 31 , 1997, an increase of $87,000 from the net loss of $21,000 recorded at December 31, 1996. Mortgage sales to the Federal Home Loan Mortgage Corporation ("Freddie Mac"), were $9.3 million and $5.3 million in 1997 and 1996 respectively. Serviced loans totaled $27.1 million at December 31, 1997.

Other miscellaneous fee income of $387,000 at December 31, 1997 compared to $317,000 at December 31, 1996, an increase of $70,000. The increase is comprised of an increase in miscellaneous fee income of $42,000 due to pricing increases in the second quarter, an increase in loan servicing fees of $14,000 due to volume increases in the serviced loan portfolio and to an increase in ATM surcharge fee income of $22,000. The Bank began surcharging foreign ATM activity in August 1997 in an effort to offset costs associated with providing ATM services to its customers.

OTHER EXPENSE

1998 - 1997
-----------

Total other expenses of $6,017,000 at December 31, 1998 represented an increase of $585,000 from $5,432,000 at December 31, 1997. The major contributors of the increase are salary and employee benefits of $217,000, equipment expense of $121,000, data processing expense of $117,000 and miscellaneous expense of $228,000. The increase in salary and employee benefits is attributed to normal annual increases. Equipment expense increased due to acquisitions and increased depreciation expense. Data processing increased due to increased processing costs of $39,000 for volume increases in the Bank's ATM and debit card products and due to one time fee assessments of $45,000 pertaining to the debit card program. In addition, the Bank incurred direct billings of $18,000 pertaining to year 2000 testing of its core data processing system.

The increase in other miscellaneous expense is comprised of several items. One is a $ 34,000 increase in net losses recorded on the disbandondment of computer hardware and software. Legal and professional expense increased $29,000 in 1998 due to costs incurred for the expansion of trust services to include the sales of mutual funds and annuities. Also included in the increase in legal and professional fees were costs associated with a site study performed for possible branch locations. An increase in collection expense of $44,000 in 1998 pertaining to foreclosure proceedings on a single parcel also contributed to the overall increase in other miscellaneous expense. The Bank uses a third party data processor for its student loan portfolio, accordingly, processing fees are based on the size of the loan portfolio being serviced and increased $19,000 in 1998. The increase in servicing fee expense is attributed to increased volumes within the Bank's student loan portfolio. Another item contributing to the overall increase in other miscellaneous expense was an increase in net losses on the sale of other real estate owned. Net gains of $32,000 were recorded on sales of property in 1997, however, there were no gains or losses recorded on the sale of other real estate in 1998. The final item to effect the increase in other expense was an increase in amortization expense for intangible assets. Intangible asset amortization increased $20,000 for the period ended December 31, 1998. The increase was due to increased amortization pertaining to acquisition of the Slippery Rock office of First Western Bank, F.S.B. mentioned earlier.

1997 - 1996
-----------

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

Other miscellaneous expense at December 31, 1997 of $1.3 million compared to $1.1 million at December 31, 1996, an increase of $200,000 or 18.2%. The increase is attributed principally to increased amortization expense resulting from the branch acquisitions and to a loss recorded on the disbandondment of computer software. Intangible asset amortization, the excess of cost over fair value of the net assets acquired in the branch acquisitions is amortized to expense annually. Intangible amortization expense at December 31, 1997 was $207,000 an increase of $141,000 from $66,000 at December 31, 1996. During the fourth quarter of 1997, the Bank purchased a new computer software system for processing teller transactions. Although no hardware changes were required, the Bank did have a $25,000, before tax, loss on the disbandondment of the existing computer system.

INCOME TAXES

Federal income taxes for 1998 of $1,353,000 represented a 23.0% increase from the $1,100,000 reported in 1997. The increase is due to an increase in taxable income which increased $745,000 or 23.0% to $4.0 million in 1998. The increase in taxable income not only resulted from an increase in total earnings, but also from a reduction in tax-exempt income. Tax-exempt income declined $289,000 in 1998 as a result of net declines in average non-taxable municipal securities. As a result, the Company's effective tax rate increased to 30.7% in 1998 compared to 27.6% in 1997.

Federal income taxes for 1997 of $1,100,000 represented a 10.6% increase from the $995,000 reported in 1996. The increase is due to an increase in taxable income which increased $323,000 or 10.89% to $3.3 million in 1997. As a result. the Company's effective tax rate increased to 27.6% in 1997 as compared to 27.1% in 1996.

FINANCIAL CONDITION

1998 - 1997
-----------

Average total assets at December 31, 1998 were $211.3 million, an increase of $14.4 million or 7.3% from $196.9 million at December 31, 1997. Average total interest-earning assets increased $12.9 million in 1998, primarily from increases in average loan balances, which increased $10.8 million or 7.3%. The most significant growth in the loan portfolio, occurred within the commercial real estate portfolio and the 1-4 family residential real estate portfolio. Commercial real estate loans increased $3.5 million or 14.4% from $24.3 million at December 31, 1997 to $27.8 million at December 31, 1998. Residential real estate loans, which includes first and secondary lien positions, increased $5.6 million from $75.0 million at December 31, 1997 to $80.6 million at December 31, 1998. As previously mentioned, the increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically were funded by an increase in average deposit liabilities.

Average deposit liabilities at December 31, 1998 were $186.3 million, an increase of $12.9 million or 7.4% from $173.4 million at December 31, 1997. Average balances increased across all deposit products except average money markets, which declined $1.2 million during the period. The greatest net increase occurred within the average time certificate product, which increased $7.1 million or 8.7% from $81.8 million at December 31, 1997 to $88.9 million at December 31, 1998. The increase is due to the offering of the 11 month and 19 month certificate specials discussed earlier.

Total assets at December 31, 1998 were $215.8 million, an increase of $8.7 million or 4.2% from $207.1 million at December 31, 1997. Total deposits at December 31, 1998 were $190.1 million, an increase of $8.9 million or 4.9% from $181.2 million at December 31, 1997.

The Bank continued to sell fixed rate, 1-4 family, residential mortgages as part of its strategies for managing liquidity and interest rate risk within the loan portfolio. The Bank sold approximately $14.1 million of these loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of total loans to total deposits of 84.6% at December 31, 1998, compared to 86.9% at December 31, 1997.

1997 - 1996
-----------
Average total assets at December 31, 1997 were $196.9 million, an increase of $21.5 million or 12.3% from $175.4 million at December 31, 1996. Average total interest-earning assets increased $19.2 million in 1997, primarily from increases in average loan balances, which increased $17.1 million or 12.9%. Although growth occurred within all loan products, the most significant growth occurred within the residential real estate portfolio and the consumer loan portfolio. Residential real estate loans, including first and secondary lien positions, increased $8.6 million from $66.4 million at December 31, 1996 to $75.0 million at December 31, 1997. Consumer loans increased $2.9 million or 10.6% from $27.5 million at December 31, 1996 to $30.4 million at December 31, 1997. The increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically were funded by an increase in average deposit liabilities.

Average deposit liabilities at December 31, 1997 were $173.4 million, an increase of $21.5 million or 14.2% from $151.9 million at December 31, 1996. While the average balance increased across all deposit products, the product which had the largest net average increase occurred within the time certificate product, which increased $11.4 million or 16.2 % from $70.4 million at December 31, 1996 to $81.8 million at December 31, 1997.

Total assets at December 31, 1997 were $207.1 million, an increase of $11.4 million or 5.8% from $195.7 million at December 31, 1996. Total deposits at December 31, 1997 were $181.2 million, an increase of $16.4 million from $164.8 million at December 31, 1996. Exclusive of the branch acquisition, total deposits at December 31, 1997 were $177.5 million.

As part of the Bank's strategies for liquidity and managing interest rate risk exposure in the loan portfolio, the Bank sold $9.3 million in fixed rate, 1-4 family mortgages in 1997. The ratio of total loans to total deposits of 86.9% at December 31, 1997 compared to 85.7% at December 31, 1996, an increase of 1.2%.

YEAR 2000

State of Readiness
------------------

Many older computer systems use two digits to identify the year. These systems, if not adapted to accurately identify years beyond 1999, could fail or produce erroneous results for the year 2000 and beyond, which could result in entire system failures or disruptions of normal daily business operations.

The Company's primary computer processing system was purchased from and is maintained by a national computer software vendor, Jack Henry & Associates, ("JHA"). During the second quarter of 1998, JHA issued a Y2K certification letter for its products. In addition, JHA also issued a software warranty to all banks that have a valid license agreement and support/maintenance agreement. The Company has such valid agreements with JHA. Despite the certification and software warranty, the Company was still required to perform Y2K testing, accordingly, during the third quarter of 1998, the Company performed its testing of its mission critical core processing applications with results producing no foreseeable Year 2000 problems. Testing of ancillary applications occurred throughout 1998 and will continue in 1999.

Risk Assessment
---------------

Although the Company views the Y2K issue to pose little or no effect on its core processing systems, the Company recognizes that computer systems are very much interdependent. Accordingly, the Company, through the use of letters and questionnaires, has communicated with third party vendors of ancillary systems, suppliers and various utilities as to their Y2K preparedness. In addition, the Company, through the use of questionnaires and Company sponsored seminars, provided Y2K information to and solicited information from its own significant loan and deposit customers as to their Y2K preparedness. Management does not believe that any exposure to the Company from its vendors or customers as they relate to Y2K issues pose any significant risk to the Company.


Costs
-----

Because Management views its core processing system to be Y2K ready, little or no programming costs will be incurred for its core systems. Most costs are related to planning and internal testing and validation which will be expensed as incurred. Exclusive of costs for planning and testing, management anticipates direct billing costs of approximately $50,000 over the course of the project. Direct billings of $18,000 had been expensed through the period ended December 31, 1998 for costs pertaining to off site testing of core processing applications. There can be no guarantee that these estimates will be achieved and actual results could differ from forecasted.

Contingency Plan
----------------

Should any unforeseen problems arise, the Company continues to update and modify its contingency plan for the Year 2000. Primarily, manual or personal computer processing would substitute for application failures. The plan also allows for procedural methods and acceptable time frames for problem resolution within both JHA and the Company.

LIQUIDITY

Liquidity represents the ability of the Company to meet normal cash flow requirements of both borrowers and depositors efficiently. Asset liquidity is provided by repayments of and the management of maturity distributions for loans and securities. One measure that the Bank uses to monitor liquidity is the liquidity ratio which assesses the relationship between certain earning assets, customer deposits and short-term interest-bearing liabilities. This ratio was 9.0% of total assets as of December 31, 1998 compared to 7.3% at December 31, 1997. The increase was due primarily to an increase in daily federal funds sold and an increase in certificates of deposit with others, which increased $5.6 million. At December 31, 1998, the Bank had two short-term certificates of deposit at the Federal Home Loan Bank ("FHLB"), totaling $8.0 million. Daily federal funds sold at December 31, 1998 totaled $6.4 million, a decline of $2.4 million from $8.8 million at December 31, 1997.

The Statement of Cash Flows indicates that net cash was provided from operating activities and financing activities of $2.2 million and $5.7 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $8.9 million, of which $2.0 million was used to repay short-term borrowings from the Federal Home Loan Bank. Investing activities for the twelve month period ended
December 31, 1998 indicated that net maturities of investment securities available for sale of $8.0 million and maturities of investment securities held to maturity of $3.3 million offset the net purchases of investment securities available for sale of $13.1 million and the net increase in loans of $3.7 million. Cash dividends paid in 1998 were $1.1 million, an increase of $111,000 from the $965,000 paid in 1997.

For the period ended December 31, 1997, the Statement of Cash Flows indicates that net cash was provided from operating activities and financing activities of $4.7 million and $8.3 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $16.4 million, of which $7.0 million was used to repay short-term borrowings from the Federal Home Loan Bank. Investing activities for the twelve month period ended December 31, 1997 indicated that proceeds from the sale of investment securities available for sale of $11.5 million, net maturities of investment securities available for sale of $2.2 million and maturities of investment securities held to maturity of $4.4 million funded the net increase in loans of $16.4 million. Cash dividends paid in 1997 were $965,000, an increase of $173,000 from the $792,000 paid in 1996.

The Company's liquidity plan allows for the use of long-term advances or short-term lines of credit with the FHLB as a source of funds. Borrowing from FHLB not only provides a source of liquidity for the Company, but also serves as a tool to reduce interest risk as well. The Company may structure borrowings from FHLB to match those of customer credit requests, and therefore, lock in interest rate spreads over the lives of the loans. FHLB borrowings, generally, have a lower cost than deposits. At December 31, 1998, the Company continued to have one such matched funding loan outstanding totaling $318,000.

The Company's short-term borrowings with FHLB are of two types, "RepoPlus" advances and "Flexline" advances. RepoPlus advances are short-term borrowings maturing within one year, bear a fixed rate of interest and are subject to prepayment penalty.

The Flexline advances also mature within one year and bear a variable rate of interest that reprices daily. There are no prepayment penalties for these borrowings. 1998 is the last year that the Flexline product will be offered by FHLB. Both FHLB credit products are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on outstanding residential mortgages. At December 31, 1997, short-term borrowings were comprised of $2.0 million in Flexline advances.

At December 31, 1998, the Company had no advances outstanding for either the RepoPlus or Flexline products. At December 31, 1997, short-term borrowings were comprised of $2.0 million in Flexline advances that were repaid in January 1998. The Company's total borrowing capacity with FHLB was $58.5 million at December 31, 1998.

In addition to borrowing from the FHLB as a source for liquidity, the Company also continued activity in the secondary mortgage market. Specifically, the Company sold fixed rate residential real estate mortgages to Freddie Mac. The sales to Freddie Mac not only provided an opportunity for the Bank to remain competitive in the market place, by allowing it to offer a fixed rate mortgage product, but also provided an additional source of liquidity and an additional tool for management to limit interest rate risk exposure. Total fixed rate mortgage sales in 1998 were $14.1 million, with gains of $149,000. In 1997, sales totaled $9.3 million with gains of $66,000. The Bank continues to service all loans sold to Freddie Mac. As discussed earlier, the Bank recorded approximately $141,000 in income for the establishment of mortgage servicing rights ("MSR"). The MSRs will be amortized to expense in future periods over the estimated life of the servicing portfolio. The Bank serviced $34.0 million and $27.1 million in sold loans to Freddie Mac at December 31, 1998 and 1997 respectively. The retaining of the servicing also provides a source of fee income to the Bank, which totalled $82,000 and $60,000 in 1998 and 1997 respectively. The Bank anticipates the sale of approximately $2.5 million in the first quarter of 1999 and has a single commitment to fund $7.5 million in 1999.

The following table is a schedule of the maturity distributions and weighted average yield of investment securities as of December 31, 1998:

Available for Sale                                      Amortized Cost Maturing:
                                        ---------------------------------------------------------
                                                  After 1   After 5
                                        Within  but within but within   After   No Fixed
                                        1 Year    5 Years   10 Years  10 Years  Maturity   Total
                                        ---------------------------------------------------------
                                                         (Dollars in Thousands)

U.S. Treasury securities                $ 2,415   $    -    $    -    $    -    $    -    $ 2,415
Securities of U. S.
  Government agencies                       228     4,333       495       977        -      6,033
Obligations of states and political
 subdivisions                                -        355     4,084     3,079        -      7,518
Other                                        -         -        100        -         -        100
Mortgage - backed securities (2)             -         59       348       601        -      1,008
                                        -------   -------   -------   -------   -------   -------
 Total debt securities                    2,643     4,747     5,027     4,657        -     17,074
Common Stocks                                -         -         -         -        992       992
                                        -------   -------   -------   -------   -------   -------
 Total                                  $ 2,643   $ 4,747   $ 5,027   $ 4,657   $   992   $18,066
                                        =======   =======   =======   =======   =======   =======

Weighted average yield (1)                 6.42%     5.81%     6.60%     4.96%       - %     5.90%
                                        =======   =======   =======   =======   =======   =======

Held to Maturity                                        Amortized Cost Maturing:
                                        ---------------------------------------------------------
                                                  After 1   After 5
                                        Within  but within but within   After   No Fixed
                                        1 Year    5 Years   10 Years  10 Years  Maturity   Total
                                        ---------------------------------------------------------
                                                         (Dollars in Thousands)
Obligations of states and political
    subdivisions                        $   355   $ 1,099   $ 1,911   $    -    $   -     $ 3,365
Other                                                 100       100        -        -         200
Mortgage-backed securities (2)               -         -         -         79       -          79
                                        -------   -------   -------   -------   -------   -------
    Total                               $   355   $ 1,199   $ 2,011   $    79   $   -     $ 3,644
                                        =======   =======   =======   =======   =======   =======
Weighted average yield (1)                 6.31%     8.00%     7.50%     7.02%      -  %     7.54%
                                        =======   =======   =======   =======   =======   =======

(1) Weighted average yields were computed on a tax equivalent basis using the federal income tax statutory rate and were determined on the basis of cost, adjusted for amortization of premium or accretion of discount.

(2) Mortgage-backed securities provide for periodic principal repayments. It is anticipated that these securities will be repaid prior to their contractual maturity dates.

Investments maturing within one year and other short-term investments such as interest-bearing deposits with other banks and federal funds sold were 8.07% of total assets at December 31, 1998, an increase from 7.05% in 1997. The increase is due primarily to an increase in interest-bearing balances at other banks which increased $8.0 million as a result of the short-term certificates purchased from the FHLB.

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

Interest rate sensitivity is the result of differences in the amounts and repricing dates of a bank's rate sensitive assets and rate sensitive liabilities. These differences, or interest rate repricing "gap," provide an indication of the extent that the Company's net interest income is effected by future changes in interest rates. During a period of rising interest rates, a positive gap, a position of more rate sensitive assets than rate sensitive liabilities, is desired. During a falling interest rate environment, a negative gap is desired, that is, a position in which rate sensitive liabilities exceed rate sensitive assets.

The following table shows the Company's gap position for December 31, 1998, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities, while fixed rate products are measured to contractual maturity without any consideration for prepayments:

                                                  91 days
                                        0-90        to       1 to 5      Over
                                        Days      1 Year     Years      5 Years      Total
                                      --------   --------   --------   --------   --------
                                                    (Dollars in Thousands)
Assets
    Intrest-bearing deposits          $  8,000   $          $          $          $  8,000
    Investments (2) (3)                  2,386      2,770      8,720      7,965     21,841
    Federal funds sold                   6,400                                       6,400
    Loans (1)                           47,112     30,792     19,870     63,080    160,854
                                      --------   --------   --------   --------   --------

           Total                        63,898     33,562     28,590     71,045    197,095
                                      --------   --------   --------   --------   --------

Liabilities
    Interest-bearing demand             22,821                                      22,821
    Savings                             20,698                                      20,698
    Money market                        23,704                                      23,704
    Certificates  > $100,000             6,912      7,377      6,474      1,915     22,678
    Other time deposits                 11,726     31,714     20,049      5,515     69,004
    Borrowed funds                           3        237         93                   333
                                      --------   --------   --------   --------   --------

           Total                        85,864     39,328     26,616      7,430    159,238
                                      --------   --------   --------   --------   --------

Interest sensitivity gap              $(21,966)  $ (5,766)  $  1,974   $ 63,615   $ 37,857
                                      ========   ========   ========   ========   ========

Cumulative interest sensitivity gap    (21,966)   (27,732)   (25,758)    37,857         -
                                      ========   ========   ========   ========   ========

Rate sensitive assets/rate sensitive
 liabilities                              0.74       0.85       1.07         -        1.24
Cumulative gap/Total assets              (0.10)     (0.13)     (0.12)      0.18         -

(1)     Includes nonaccrual loans, excludes loans held for sale.
(2)     Includes investments available for sale.
(3) Investments are classified by the earlier of call date or maturity date for repricing purposes.

At December 31, 1998, the Company had a cumulative negative gap of $27,732,000 at the one year horizon. This value compares to a negative gap of $26,368,000 at December 31, 1997. The gap analysis indicates that if interest rates were to rise 100 basis points (1.00%), the Company's net interest income would decline $277,000 at the one year horizon because the Company's rate sensitive liabilities would reprice faster than rate sensitive assets. Conversely, if rates were to fall 100 basis points, the Company would earn $277,000 more in net interest income. However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, the Company's gap position does not necessarily predict the impact on interest income given a change in interest rate levels.

Management also manages interest rate risk with the use of simulation modeling which measures the sensitivity of future net interest income as a result of changes in interest rates. The analysis is based on repricing opportunities for variable rate assets and liabilities and upon contractual maturities of fixed rate instruments.

The simulation also calculates net interest income based upon estimates of the largest foreseeable rate increase or decrease, (+ or - 200 basis points or 2.00%). The current analysis indicates that, given a 200 basis point overnight movement in interest rates, the Bank would experience a potential $220,000 or 2% change in net interest income. It is important to note, however, that this exercise would be of a worst case scenario. It would be more likely to have incremental changes in interest rates, rather than a single significant increase or decrease. When management believes interest rate movements will occur, it can restructure the balance sheet and thereby the ratio of rate sensitive assets to rate sensitive liabilities which in turn will effect the net interest income. As mentioned earlier, in gap analysis, as well as simulation analysis, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree and therefore, could effect forecasted results.

CAPITAL RESOURCES


Capital adequacy is the ability of the Company to support growth while protecting the interests of shareholders and depositors. Total capital consists of common stock, surplus, retained earnings and net unrealized gains/losses on securities. Equity capital increased $2,080,000 or 9.4% in 1998. This increase is attributed, primarily, to retained net income. Historically, the Company has generated net retained profits sufficient to support normal growth and expansion.

Bank regulatory agencies have designated certain capital ratio requirements which they use to assist in monitoring the safety and soundness of financial institutions. For 1998, management has calculated and monitored risk-based and leverage capital ratios in order to assess compliance with regulatory guidelines. The following schedule presents certain regulatory capital ratio requirements along with the Company's position at December 31, 1998:

                                     Actual
                               -------------------   Minimum      Well
                                Amount     Ratio      Ratio   Capitalized
                               --------   --------   --------   --------

  Tier I risk-based capital    $ 22,250       14.9%      4.00%      6.00%

  Total risk-based capital       23,660       15.8       8.00      10.00

  Leverage capital               22,250       10.4       4.00       5.00

As the above table illustrates, the Company exceeds both the minimum and "well capitalized" regulatory capital requirements at December 31, 1998. Management does not anticipate any future activity that would have a negative impact on any of these ratios. Also, management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity or capital of the Company.

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

INVESTMENT SECURITIES

The following schedule presents the composition of the investment portfolio as of the three most recent years ended:

                                                              Amortized Cost
                                        ---------------------------------------------------------
                                                                December 31,
                                        ---------------------------------------------------------
                                               1998                1997                1996
                                        -----------------   -----------------   -----------------
                                       Available  Held to  Available  Held to  Available  Held to
                                        for Sale  Maturity  for Sale  Maturity  for Sale  Maturity
                                        -------   -------   -------   -------   -------   -------
                                                         (Dollars in Thousands)

     U. S. Treasury securities          $ 2,415   $         $ 4,925   $   500   $ 4,929   $ 2,125
     Securities of U. S.
        Government agencies               6,033                 728       500     1,728       500
     Obligations of states and
         political subdivisions           7,518     3,365     5,039     5,640    16,649     8,154
     Foreign debt securities                100       200                 200                 100
     Mortgage-backed securities           1,008        79     1,395       110     1,797       176
                                        -------   -------   -------   -------   -------   -------

                                         17,074     3,644    12,087     6,950    25,103    11,055
     Restricted common stock                992                 891                 974
                                        -------   -------   -------   -------   -------   -------

             Total                      $18,066   $ 3,644   $12,978   $ 6,950   $26,077   $11,055
                                        =======   =======   =======   =======   =======   =======

There are no securities in excess of 10% of stockholders' equity at December 31, 1998, deemed to be payable from and secured by the same source of revenue or taxing authority.

LOANS

The following table presents the composition of the loan portfolio as of the five most recent year ends:

                                                             December 31,
                                        ----------------------------------------------------
                                          1998       1997       1996       1995       1994
                                        --------   --------   --------   --------   --------
                                                       (Dollars in Thousands)
     Commercial, financial and
        agricultural                    $ 15,761   $ 18,223   $ 18,084   $ 13,283   $  9,677
     Real estate construction              2,693      2,587      1,466      2,967      4,516
     Real estate mortgage                112,173    106,308     94,213     81,717     76,012
     Loans to individuals                 30,227     30,385     27,539     24,852     22,638
                                        --------   --------   --------   --------   --------
                                         160,854    157,503    141,302    122,819    112,843
     Less unearned income                     -           2         17         72        230
                                        --------   --------   --------   --------   --------

     Total loans                        $160,854   $157,501   $141,285   $122,747   $112,613
                                        ========   ========   ========   ========   ========

The following table presents the maturity distribution sensitivity of real estate construction and commercial loans:

                                                                December 31, 1998
                                                   -----------------------------------------
                                                              Due After
                                                   Due in 1     1 Year
                                                    Year or    Through   Due After
                                                     Less      5 Years    5 Years    Total
                                                   --------   --------   --------   --------
                                                            (Dollars in Thousands)

   Commercial, financial and agricultural          $  5,225   $  6,906   $  3,630   $ 15,761
   Real estate construction                           2,693         -          -       2,693
                                                   --------   --------   --------   --------
                                                   $  7,918   $  6,906   $  3,630   $ 18,454
                                                   ========   ========   ========   ========
   Predetermined interest rates                    $  2,442   $  4,472   $    896   $  7,810
   Floating interest rates                            5,476      2,434      2,734     10,644
                                                   --------   --------   --------   --------
                                                   $  7,918   $  6,906   $  3,630   $ 18,454
                                                   ========   ========   ========   ========

Generally, loans with maturities of one year or less consist of funds drawn on commercial lines of credit, short-term notes, and demand notes written without alternative maturity schedules. All lines of credit and demand loans are subject to an annual review where the account may be approved for up to one year. Real estate construction loans have a six month maturity, after which the loans are generally transferred to the real estate mortgage portfolio and amortized over their contractual lives.

ALLOWANCE FOR LOAN LOSSES

The following table presents a summary of loan loss experience for each of the years in the five years ended December 31, 1998:

                                                        Year Ended December 31,
                                        ----------------------------------------------------
                                          1998       1997       1996       1995       1994
                                        --------   --------   --------   --------   --------
                                                      (Dollars in Thousands)

Loans outstanding at end of period      $160,854   $157,501   $141,285   $122,747   $112,613
                                        ========   ========   ========   ========   ========

Average loans outstanding (1)           $160,218   $149,370   $132,278   $118,201   $110,261
                                        ========   ========   ========   ========   ========

Allowance for loan losses:
  Balance, beginning of period          $  1,299   $  1,177   $  1,098   $  1,037   $    981
  Loans charged off:
    Commercial, financial and agricultural    14         35          8         -          38
    Real estate mortgages                      8         -           5         50          4
    Consumer                                 221        153        139        190         89
                                        --------   --------   --------   --------   --------
             Total loans charged off         243        188        152        240        131

Recoveries:
  Commercial, financial and agricultural       9          5          5          4          5
  Real estate mortgages                       -          -           4          1         -
  Consumer                                    35         30         22         21         19
                                        --------   --------   --------   --------   --------
             Total recoveries                 44         35         31         26         24
                                        --------   --------   --------   --------   --------

             Net loans charged off           199        153        121        214        107
                                        --------   --------   --------   --------   --------
Provision charged to expense                 310        275        200        275        163
                                        --------   --------   --------   --------   --------

Balance, end of period                  $  1,410   $  1,299   $  1,177   $  1,098   $  1,037
                                        ========   ========   ========   ========   ========

Ratio of net charge offs during the
   period to average loans outstanding
   during the period                        0.12%      0.10%      0.09%      0.18%      0.10%

(1)     Daily average balances.

The following table presents non-performing loans including nonaccrual accounts and loans past due 90 days or more as to interest or principal. In addition, interest data on nonaccrual and restructured loans at December 31, 1998 is also presented:

                                                                     December 31,
                                               --------------------------------------------------------
                                                 1998        1997        1996        1995        1994
                                               --------    --------    --------    --------    --------
                                                                (Dollars in thousands)

Non-performing and restructured loans:
  Loans past due 90 days or more               $     50    $     18    $    177    $     87    $     78
  Nonaccrual loans                                1,871       1,335         798         783         733
  Restructured loans                                 -           -          597         306
                                               --------    --------    --------    --------    --------
  Total non-performing and restructured loans     1,921       1,353       1,572       1,176         811
                                               --------    --------    --------    --------    --------

Other non-performing assets
  Other real estate owned                           138           1         221         149          20
  Repossessed assets                                 38          24          24          24           5
                                               --------    --------    --------    --------    --------

  Total other non-performing assets                 176          25         245         173          25
                                               --------    --------    --------    --------    --------
  Total non-performing assets                  $  2,097    $  1,378    $  1,817    $  1,349    $    836
                                               ========    ========    ========    ========    ========

Non-performing and restructured loans
 as a percentage of total loans                    1.2%        0.9%         1.1%        1.0%        0.7%
Non-performing assets as a percentage of
 total assets                                      1.0%        0.7%         0.9%        0.8%        0.6%
Non-performing and restructured loans
 as a percentage of loan loss allowance          136.2%      104.2%       133.6%      107.1%       78.2%
Allowance for loan losses/loans                    0.88%       0.82%        0.83%       0.89%       0.92%

Nonaccrual and restructured loan interest data:
  Interest computed at original
   terms: ($ in 000)                           $    72
                                               =======

     Interest recognized in income ($ in 000)  $    61
                                               =======

Other real estate owned increased to $138,000 during 1998, which is the result of foreclosure activity during the second quarter on a single commercial property.

A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1998, the Company had impaired loans of $593,000, all of which were restructured accounts.

Impaired loans at December 31, 1998 consisted of loans to a single borrower which were also classified as nonaccrual. However, as a result of the sale of the borrower's business enterprise during the first quarter of 1999, the Bank not only received payment in full on all outstanding principal, but also recovered all forgone interest as well as miscellaneous expenses incurred by the Bank. Management does not consider any of the remaining non-performing loans to pose any significant risk to the capital position or future earnings of the Company.

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

Non-performing loans as a percentage of total loans at December 31, 1998 were 1.2% compared to 0.9% at December 31, 1997, the increase is due principally to an increase in nonaccrual loans, which increased $536,000 during the period. The increase is due primarily to the credit deterioration of two borrowers. Management views the collateral positions on both credits to be sufficient to cover the outstanding debts and does not believe the increase in nonaccrual loans or any of the accounts classified as non-performing will have a significant effect on operations or liquidity during 1999. Exclusive of the payoff mentioned above, nonaccrual loans, total nonperforming and restructured loans and total non-performing assets at December 31, 1998 would have been $1.28 million, $1.33 million and $1.50 million respectively. Non-performing and restructured loans as a percentage of total loans would be 0.8% and non-performing assets as a percentage of total assets would be 0.7%.

Management is not aware of any trends or uncertainties related to any loans classified as doubtful or substandard which might have a material effect on future earnings, liquidity or capital resources. In addition, management is not aware of any information pertaining to material credits which would cause it to doubt the ability of such borrowers to comply with the loan repayment terms.

The risk of loan losses is one of the inherent risks associated with lending. Management recognizes and experience indicates, that at any point in time, possible losses may exist in the loan portfolio. Therefore, based upon management's best estimate, each year provisions are charged against earnings to maintain the allowance for loan losses at a level sufficient to recognize this potential risk. For 1998, management provided $310,000 to the allowance for loan losses.

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

To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at December 31, 1998 is adequate. Management believes the allowance can be allocated to commercial, real estate and consumer categories as follows:

                                             1998            1997            1996            1995            1994
                                        -------------   -------------   -------------   -------------   -------------
                                                 % of            % of            % of            % of            % of
                                               Loans in        Loans in        Loans in        Loans in        Loans in
                                               Category        Category        Category        Category        Category
                                               to Total        to Total        to Total        to Total        to Total
                                        Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans
                                        ------  -----   ------  -----   ------  -----   ------  -----   ------  -----
                                                                   (Dollars in Thousands)

Commercial, financial and agricultural  $  249    9.8%  $  269   11.6%  $  139   12.8%  $  169   10.8%  $  186    8.6%
Real estate-construction                    -     1.7        -    1.6        -    1.0        -    2.4        -    4.0
Real estate mortgage                       279   69.7      247   67.5      315   66.7      196   66.6      254   67.5
Consumer                                   298   18.8      271   19.3      299   19.5      312   20.2      202   19.9
Unallocated                                584    -        512    -        424    -        421    -        395    -
                                        ------  -----   ------  -----   ------  -----   ------  -----   ------  -----

    Total                               $1,410  100.0%  $1,299  100.0%  $1,177  100.0%  $1,098  100.0%  $1,037  100.0%
                                        ======  =====   ======  =====   ======  =====   ======  =====   ======  =====

Deposits

The following table presents average deposits by type and the average interest rates paid as of 1998, 1997 and 1996:

                                                   December 31,
                            ----------------------------------------------------------
                                  1998                 1997                 1996
                            ----------------     ----------------     ----------------
                                              (Dollars in thousands)
                                      Average              Average              Average
                            Average    Rate      Average    Rate      Average    Rate
                            Balance    Paid      Balance    Paid      Balance    Paid
                            --------   -----     --------   -----     --------   -----
  Noninterest-bearing
   demand                   $ 29,910      - %    $ 26,195     -  %    $ 23,227      - %
  Interest-bearing demand     24,052    2.17       22,780    2.16       18,717    2.17
  Money market                22,694    3.82       23,842    3.83       21,609    3.83
  Savings                     20,736    2.45       18,709    2.47       17,904    2.51
  Time                        88,928    5.68       81,840    5.59       70,481    5.50
                            --------             --------             --------

  Total                     $186,320    4.44%    $173,366   4.38%     $151,938   4.32%
                            ========   =====     ========   =====     ========   =====

The following table presents the maturity schedule of time deposits of $100,000 and over:

     Three months or less                      $    6,912
     Over three months through six months           3,271
     Over six months through twelve months          4,106
     Over twelve months                             8,393
                                               ----------

                          Total                $   22,682
                                               ==========

Market for Common Equity and Related Stockholder Matters

Prior to fourth quarter 1995, the Company's common stock was traded locally. There was no established public trading market for Slippery Rock Financial Corporation's common stock at that time. During the fourth quarter of 1995, the Company began trading its stock in the local over-the-counter market through the National Association of Securities Dealers OTC "Bulletin Board") system, which is its automated system for reporting non-NASDAQ quotes and the National Quotation Bureau's "Pink Sheets". Price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The Company uses the following firms in establishing a market for its stock:

     Legg Mason Wood Walker   Pittsburgh, PA
     F. J. Morrissey & Co.   Philadelphia, PA
     Monroe Securities, Inc.   Rochester, NY
     Ryan Beck & Co.   West Orange, NJ

The following table summarizes the high and low prices and dividend information since January 1, 1997. Prices are based on information made available to the Company. Cash dividends were declared on a quarterly basis. Pricing and dividends have been adjusted for the effect of a two-for-one split in December 1998.

                           1998                        1997
                 -------------------------  -------------------------
                   Stock Price                Stock Price
                 ---------------- Dividend  ---------------- Dividend
                  High      Low   Declared   High      Low   Declared
                 -------  -------  -------  -------  -------  -------

First Quarter    $ 25.00  $ 21.88  $ 0.075  $ 17.50  $ 13.00  $ 0.075
Second Quarter     25.50    23.25    0.080    17.50    16.25    0.075
Third Quarter      27.18    23.25    0.085    20.25    16.25    0.075
Fourth Quarter     26.00    21.75    0.150    21.88    16.25    0.125

The Company paid cash dividends of $0.39 and $0.35 per share in 1998 and 1997 respectively, after adjustment for the stock split. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, future dividends must depend upon earnings, financial condition and any other factors relevant at the time the Board of Directors consider such dividends. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, any restrictions on the Bank's dividend payments are directly applicable to the Company.

As of December 31, 1998, the Company had approximately 592 shareholders of record.