Form 10-K, Exhibit 13
period 1999-12-31
SLIPPERY ROCK FINANCIAL CORP
filed 2000-03-31
CIK 884782

Dear Shareholders:

     I am pleased to report that total assets reached a new high of $233,019,000 compared to $215,773,000 at year-end 1998. Consolidated net income was $3,097,000 in 1999, an increase of $43,000 or 1.4% from the $3,054,000 reported at December 31, 1998. Earnings per share of $1.12 at December 31, 1999 compared to $1.11 per share for the same twelve-month period in 1998. Total deposits of $197,124,000 at December 31, 1999 compared to $190,149,000 at December 31, 1998, an increase of $6,975,000 or 3.7%.
Profitability measures produced a return on average assets of 1.37% for 1999 compared 1.45% for 1998, and a return on average equity of 12.34% compared to 13.06% at December 31, 1998.

     No discussion of 1999 would be complete without mentioning Y2K. Thanks to the diligent efforts of your bank's staff and our software provider, year-end 1999 came and passed without incident. The intense review of our software and hardware configurations has prepared us well to enter the next century.

     As I indicated last year in my comments, our bank has implemented a sales training program for every employee in our institution. In addition, The First National Bank of Slippery Rock now employs a full-time training officer, devoted not only to operations training but to sales training as well. The traditional banker can no longer wait for the customer to ask about services. We must continue to enhance our selling skills as competition increases from all parts of the financial services industry.

     In October 1999, we began construction of our first Lawrence County office in New Wilmington, Pennsylvania. Today, this full service branch is open and operational and has been very well received by the New Wilmington community. Due to mergers of several Lawrence County banks with out of state institutions, your Board of Directors and management believe that a locally owned community bank can compete very effectively in the Lawrence County market. With that in mind, construction will begin early this summer on a second Lawrence County office at the intersection of Routes 388 and 108 in Hickory Township. The Laurel office will also be a full service branch and will be able to serve a very large geographic portion of Lawrence County. All indications are that the Laurel office is a much needed, much desired addition to that community.

     Construction will begin in June on our first ever supermarket branch in the newly expanded Giant Eagle in Slippery Rock. When finished the office will be open extended hours in the evenings and on the weekends to better serve the modern American family lifestyle. Another service geared toward the busy American family is Internet banking. Currently your bank is in the test phase for our first Internet banking product called "NetTeller". With "NetTeller" the customers will be able to access their account balances and account histories, transfer between accounts, view images of their checks, and be able to pay bills directly through the Internet. This is one of the most technologically exciting products that we have ever offered and with the growth of the Internet, we believe that it will be well received by those interested in banking on the Internet. We must continue to offer traditional banking services but at the same time keep pace with the rapidly changing Internet environment.

     The Trust Division continues to grow with both traditional trust services and alternative investment products. I am pleased to report the addition of two staff members to that department to meet the increased demand by our customers for financial planning and alternative investments.

     Entering the next millennium, your Board of Directors and management are committed to traditional community banking while at the same time, keeping current with ever changing technological innovations. I would like to thank the shareholders, directors, and dedicated employees for all of their support this past year and I encourage all of you to attend the Annual Meeting on April 18, 2000 at the Slippery Rock Township Building. We look forward to seeing you there.

                              Sincerely,



                              William C. Sonntag
                              President & CEO

Slippery Rock Financial Corporation
SELECTED FINANCIAL DATA

                                                                Five Years Ended December 31,
                                             --------------------------------------------------------------
                                              1999          1998          1997          1996          1995
                                             --------------------------------------------------------------
                                                         (Dollars in thousands except per share data)

SUMMARY OF EARNINGS
Interest income                              16,619        16,091        15,152        13,744       $12,486
Interest expense                              6,796         6,986         6,515         5,761         4,878
                                             --------------------------------------------------------------

Net interest income                           9,823         9,105         8,637         7,983         7,608
Provision for loan losses                       720           310           275           200           275
                                             --------------------------------------------------------------

Net interest income after
 provision for loan losses                    9,103         8,795         8,362         7,783         7,333
Other income                                  1,735         1,629         1,053           846           902
Other expense                                 6,485         6,017         5,432         4,964         4,680
                                             --------------------------------------------------------------

Income before income taxes                    4,353         4,407         3,983         3,665         3,555
Applicable income tax expense                 1,256         1,353         1,100           995         1,056
                                             --------------------------------------------------------------
NET INCOME                                   $3,097        $3,054        $2,883        $2,670        $2,499
                                             ==============================================================

PER SHARE DATA (1)
Earnings per share                            $1.12         $1.11         $1.05         $0.97         $0.91
Dividends paid                                $0.43         $0.39         $0.35         $0.29         $0.24
Book value per share at period end            $9.26         $8.79         $8.05         $7.36         $6.64
Average number of shares outstanding      2,765,086     2,759,802     2,756,278     2,756,248     2,756,248

STATEMENT OF CONDITION STATISTICS
        (At end of period)
Assets                                     $233,019      $215,773      $207,148      $195,713      $162,011
Deposits                                   $197,124      $190,149      $181,225      $164,779      $140,664
Loans                                      $183,142      $160,854      $157,501      $141,286      $122,747
Allowance for loan losses                  $  1,681      $  1,410      $  1,299      $  1,177      $  1,098
Interest-bearing deposits in other banks   $     38      $  8,016      $     68      $    287      $    118
Investment securities                      $ 29,573      $ 21,841      $ 20,030      $ 37,346      $ 25,755
Short - term borrowings                    $  9,000             -      $  2,000      $  9,000      $  1,300
Long term debt                             $    304      $    333      $    552      $    754      $    939
Stockholders' equity                       $ 25,610      $ 24,255      $ 22,175      $ 20,297      $ 18,313



SIGNIFICANT RATIOS (2)
Return on average equity                     12.34%        13.06%        13.52%        13.78%        14.32%
Return on average assets                      1.37%         1.45%         1.46%         1.52%         1.64%
Loans as a percent of deposits               92.91%        84.59%        86.91%        85.74%        87.26%
Ratio of average equity to average assets    11.11%        11.07%        10.83%        11.05%        11.43%
Dividends as a percent of net income         38.39%        35.14%        33.33%        29.90%        26.37%

(1) Per share data restated for the effects of 10% stock dividends paid during 1995, and for the effects of a four for one stock split in 1996 and a two for one split in 1998.

(2) Loans as a percent of deposits calculations use actual period end volume data, all other ratios use average daily volume data.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEET


                                                                              December 31,
                                                                      1999                     1998
                                                                ---------------           --------------
ASSETS
  Cash and due from banks                                       $    10,067,615           $    8,619,657
  Interest-bearing deposits in other banks                               38,018                8,015,617
         Federal funds sold                                           1,200,000                6,400,000
         Mortgage loans held for sale                                       -                  2,467,803
         Investment securities available for sale                    26,600,031               18,196,864
         Investment securities held to maturity (market value
           of $2,985,634 and $3,735,582)                              2,972,549                3,644,197
         Loans                                                      183,142,466              160,853,908
         Less allowance for loan losses                               1,681,172                1,410,309
                                                                ---------------           --------------
                      Net loans                                     181,461,294              159,443,599

         Premises and equipment                                       5,177,550                4,404,766
         Accrued interest and other assets                            5,502,232                4,580,645
                                                                ---------------           --------------
                      TOTAL ASSETS                              $   233,019,289           $  215,773,148
                                                                ===============           ==============

LIABILITIES
  Deposits:
                  Noninterest-bearing demand                    $    32,469,443           $   31,244,022
                  Interest-bearing demand                            24,547,131               22,821,004
                  Savings                                            22,187,257               20,698,137
                  Money market                                       27,349,379               23,703,562
                  Time                                               90,570,491               91,682,212
                                                                ---------------           --------------
                      Total deposits                                197,123,701              190,148,937

         Short-term borrowings                                        9,000,000                      -
         Other borrowings                                               303,705                  333,254
         Accrued interest and other liabilities                         982,177                1,035,883
                                                                ---------------           --------------
                      TOTAL LIABILITIES                             207,409,583              191,518,074
                                                                ---------------           --------------

STOCKHOLDERS' EQUITY
         Common stock, par value $.25; 12,000,000 shares authorized;

           2,769,048 and 2,763,648 issued and outstanding               692,262                  690,912
         Capital surplus                                             10,547,408               10,447,869
         Retained earnings                                           14,937,380               13,029,794
         Accumulated other comprehensive income (loss)                 (567,344)                  86,499
                                                                ---------------           --------------
                      TOTAL STOCKHOLDERS' EQUITY                     25,609,706               24,255,074
                                                                ---------------           --------------
                      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $  233,019,289           $  215,773,148
                                                                ===============           ==============

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                                             Year Ended December 31,
                                                                   1999               1998                1997
                                                               -------------      --------------      -------------
INTEREST AND DIVIDEND INCOME

         Interest and fees on loans                            $   14,694,862      $   14,139,576      $   13,318,221
         Interest-bearing deposits in other banks                     185,339               1,996              20,852
         Federal funds sold                                           266,915             745,412             347,358
         Interest and dividends on investment securities:
                  Taxable interest                                    640,032             692,959             671,717
                  Tax-exempt interest                                 765,205             449,258             738,424
                  Dividends                                            66,528              62,016              55,711
                                                               --------------      --------------      --------------
                      Total interest and dividend income           16,618,881          16,091,217          15,152,283
                                                               --------------      --------------      --------------
INTEREST EXPENSE
         Deposits                                                   6,693,959           6,949,151           6,439,824
         Short-term borrowings                                         76,513               2,374              29,038
         Other borrowings                                              25,959              34,227              46,212
                                                               --------------      --------------      --------------
                            Total interest expense                  6,796,431           6,985,752           6,515,074
                                                               --------------      --------------      --------------
NET INTEREST INCOME                                                 9,822,450           9,105,465           8,637,209

PROVISION FOR LOAN LOSSES                                             720,000             310,000             275,000
                                                               --------------      --------------      --------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                         9,102,450           8,795,465           8,362,209
                                                               --------------      --------------      --------------
OTHER INCOME
         Service charges on deposit accounts                          640,387             593,112             539,122
         Trust Department income                                      122,928              75,452              75,882
         Net gains on loan sales                                      219,636             289,932              66,062
         Investment securities losses, net                                -                   -               (14,872)
         Other income                                                 752,145             670,340             387,416
                                                                -------------      --------------      --------------
                      Total other income                            1,735,096           1,628,836           1,053,610
                                                                -------------      --------------      --------------
OTHER EXPENSE
         Salaries and employee benefits                             3,142,051           2,857,553           2,641,258
         Occupancy expense                                            371,050             242,570             355,920
         Equipment expense                                            812,032             756,845             636,231
         Data processing expense                                      226,087             292,761             176,584
         Pennsylvania shares tax                                      224,889             203,272             182,898
         Stationery, printing, and supplies                           156,131             156,896             160,405
         Other expense                                              1,552,463           1,506,921           1,279,108
                                                                -------------      --------------      --------------
                      Total other expense                           6,484,703           6,016,818           5,432,404
                                                                -------------      --------------      --------------
Income before income taxes                                          4,352,843           4,407,483           3,983,415

Income tax expense                                                  1,255,863           1,353,457           1,100,214
                                                                -------------      --------------      --------------
NET INCOME                                                      $   3,096,980      $    3,054,026      $    2,883,201
                                                                =============      ==============      ==============
EARNINGS PER SHARE
         Basic                                                  $        1.12      $         1.11      $         1.05
         Diluted                                                $        1.12      $         1.11      $         1.05


See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                 Accumulated
                                                                                    Other
                                        Common        Capital       Retained    Comprehensive               Comprehensive
                                         Stock        Surplus       Earnings    Income (Loss)    Total         Income
                                      ------------  ------------  ------------  ------------  ------------  ------------
Balance, December 31, 1996            $    344,531  $ 10,676,129  $  9,134,585  $    141,455  $ 20,296,700

Net income                                                           2,883,201                   2,883,201  $  2,883,201
Other comprehensive income (loss):
  Net unrealized loss on available
    for sale securities, net of tax
    benefit of $38,268                                                               (74,285)      (74,285)      (74,285)

                                                                                                            ------------
Comprehensive income                                                                                        $  2,808,916
                                                                                                            ============
Cash dividends ($.35 per share)                                       (965,290)                   (965,290)
Stock options exercised                        300        34,500                                    34,800
                                      ------------  ------------  ------------  ------------  ------------
Balance, December 31, 1997                 344,831    10,710,629    11,052,496        67,170    22,175,126

Net income                                                           3,054,026                   3,054,026  $  3,054,026
Other comprehensive income:
  Net unrealized gain on available
    for sale securities, net of
    taxes of $9,957                                                                  19,329         19,329        19,329
                                                                                                            ------------
Comprehensive income                                                                                        $  3,073,355
                                                                                                            ============
Cash dividends ($.39 per share)                                     (1,076,728)                 (1,076,728)
Stock options exercised                        625        82,696                                    83,321
Stock split                                345,456      (345,456)                                      -
                                      ------------  ------------  ------------  ------------  ------------
Balance, December 31, 1998                 690,912    10,447,869    13,029,794        86,499    24,255,074

Net income                                                           3,096,980                   3,096,980  $  3,096,980
Other comprehensive income (loss):
  Net unrealized loss on available
    for sale securities, net of tax
    benefit of $336,827                                                             (653,843)     (653,843)     (653,843)
                                                                                                             -----------
Comprehensive income                                                                                           2,443,137
                                                                                                             ===========
Cash dividends ($.43 per share)                                     (1,189,394)                 (1,189,394)
Stock options exercised                      1,350        99,539                                   100,889
                                      ------------  ------------  ------------  ------------  ------------
Balance, December 31, 1999            $    692,262  $ 10,547,408  $ 14,937,380  $   (567,344) $ 25,609,706
                                      ============  ============  ============  ============  ============


                                                           1999                  1998                    1997
                                                      ---------------         ---------------        --------------
Components of other comprehensive income (loss):
  Change in net unrealized gain (loss) on
    investment available for sale securities          $      (653,843)        $        19,329        $      (84,101)
  Realized losses included in net income,
    net of taxes of $5,057 in 1997                                -                       -                   9,816
                                                      ---------------         ---------------        --------------
Total                                                 $      (653,843)        $        19,329        $      (74,285)
                                                      ===============         ===============        ==============

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        Year Ended December 31,
                                                                         1999           1998            1997
                                                                     ------------   ------------   ------------
OPERATING ACTIVITIES
         Net income                                                   $  3,096,980   $  3,054,026   $  2,883,201
         Adjustments to reconcile net income to net cash
           provided by operating activities:
                  Provision for loan losses                                720,000        310,000        275,000
                  Depreciation and amortization                            606,838        812,004        757,725
                  Originations of mortgage loans held for sale         (12,024,053)   (15,528,429)    (8,915,878)
                  Proceeds from sales of mortgage loans                 14,498,222     14,248,558      9,379,987
                  Net gains on mortgage loan sales                        (219,636)      (289,932)       (66,062)
                  Investment securities losses, net                            -              -           14,872
                  Decrease in accrued interest receivable                   35,198          2,079         50,549
                  Increase (decrease) in accrued interest payable          (26,583)       (48,215)       214,720
                  Other, net                                              (358,849)      (334,363)        86,977
                                                                      ------------   ------------   ------------
                            Net cash provided by operating activities    6,328,117      2,225,728      4,681,091
                                                                       ------------   ------------   ------------
INVESTING ACTIVITIES
         Decrease (increase) in time deposits in other banks, net         8,000,000     (8,000,000)        99,000
         Investment securities available for sale:
                  Proceeds from sales                                           -              -       11,521,498

                  Proceeds from maturities and repayments                 5,512,358      8,021,601      2,204,295
                  Purchases                                             (14,913,651)   (13,133,296)      (650,790)
         Investment securities held to maturity:
                  Proceeds from maturities and repayments                   672,341      3,306,670      4,400,876
                  Purchases                                                     -              -         (323,705)
         Increase in loans, net                                         (32,192,223)    (3,689,028)   (16,435,867)
         Purchases of premises and equipment                             (1,409,130)    (1,225,459)      (524,603)
         Premium paid on branch acquisition                                     -              -         (325,310)
         Proceeds from loan sales                                         9,181,939            -              -
         Proceeds from sales of other real estate owned                     235,366            -          187,597
                                                                       ------------   ------------   ------------
                            Net cash provided by (used for)
                              investing activities                      (24,913,000)   (14,719,512)       152,991
                                                                       ------------   ------------   ------------
FINANCING ACTIVITIES
         Increase in deposits, net                                        6,974,766      8,924,368     16,445,364
         Increase (decrease) in short-term borrowings, net                9,000,000     (2,000,000)    (7,000,000)
         Proceeds from other borrowings                                     223,000            -              -
         Payments on other borrowings                                      (252,549)      (218,998)      (201,397)
         Proceeds from stock options exercised                               99,420         83,321         34,800
         Cash dividends paid                                             (1,189,394)    (1,076,728)      (965,290)
                                                                       ------------   ------------   ------------
                            Net cash provided by financing activities    14,855,243      5,711,963      8,313,477
                                                                       ------------   ------------   ------------
                            Increase (decrease) in cash and
                              cash equivalents                           (3,729,640)    (6,781,821)    13,147,559

CASH AND CASH EQUIVALENTS
         AT BEGINNING OF YEAR                                            15,035,273     21,817,094      8,669,535

                                                                       ------------   ------------   ------------
CASH AND CASH EQUIVALENTS
         AT END OF YEAR                                                $ 11,305,633   $ 15,035,273   $ 21,817,094
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

The Company is a Pennsylvania corporation organized to become the holding company of the Bank. The Bank is a national bank headquartered in Slippery Rock, Pennsylvania. The Company's principal sources of revenue emanate from interest earnings on its portfolio of residential real estate, commercial mortgage, and commercial and consumer loans as well as interest earnings on investment securities and a variety of deposit and trust services provided to its customers through six locations. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

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

INVESTMENT SECURITIES
---------------------

Investment securities are classified at the time of purchase, based upon management's intentions and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the level yield interest method and recognized as adjustments of interest income. Certain other securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses, if any, are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned on the accrual method.

Common stock of the Federal Home Loan Bank, Federal Reserve Bank, and Atlantic Central Bankers Bank represents ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified as equity securities available for sale.

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

ALLOWANCE FOR LOAN LOSSES
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

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

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

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

INTANGIBLE ASSETS
-----------------

Such assets are comprised of branch acquisition core deposit premiums. These core deposit premiums, which were quantified by specific core deposit life studies, are amortized using the straight-line method over the estimated average lives of the deposit accounts. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments as deemed necessary. Intangible assets are a component of other assets on the balance sheet.

TRUST DEPARTMENT
----------------

Trust Department assets (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers are not included in the consolidated balance sheet since such items are not assets of the Company. In accordance with industry practice, Trust fees are recorded on the cash basis and approximate the fees which would have been recognized on the accrual basis.

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

EARNINGS PER SHARE
------------------

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

EMPLOYEE BENEFITS
-----------------

Pension and employee benefits include contributions, determined actuarially, to a retirement plan covering the eligible employees of the Bank. The plan is funded on a current basis to the extent that it is deductible under existing federal tax regulations.

Pension and other employee benefits also include contributions to a defined contribution Section 401(k) plan covering eligible employees. Contributions matching those made by eligible employees and an elective contribution are made annually at the discretion of the Board of Directors.

STOCK OPTIONS
-------------

The Company maintains a stock option plan for the directors, officers, and employees. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under the plan.

MORTGAGE SERVICING RIGHTS ("MSRs")
----------------------------------

The Company has loan agreements for the express purpose of selling these loans in the secondary market. The Company maintains all servicing rights for these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. MSRs are a component of other assets on the consolidated balance sheet.

COMPREHENSIVE INCOME
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders' Equity.

CASH FLOW INFORMATION
---------------------

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Federal funds sold, and the Demand deposit portion of Interest-bearing deposits in other banks.

Cash payments for interest in 1999, 1998, and 1997 were $6,823,014, $7,033,967, and $6,300,354, respectively. Cash payments for income taxes for 1999, 1998, and 1997 amounted to $1,472,000, $1,353,000, and $1,013,000, respectively.

PENDING ACCOUNTING PRONOUNCEMENTS
---------------------------------

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended in June 1999 by
SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held to maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held to maturity security into the available for sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 2000. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

RECLASSIFICATION OF COMPARATIVE AMOUNTS
---------------------------------------

Certain comparative amounts for the prior year have been reclassified to conform to current year presentations. Such reclassifications had no effect on net income or stockholders' equity.

2.     EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                             1999          1998          1997
                                           ---------     ---------     ---------
Weighted-average common shares
  outstanding used to calculate
  basic earnings per share                 2,765,086     2,759,802     2,756,278

Additional common stock equivalents
  (stock options) used to calculate
  diluted earnings per share                   4,637         2,167             -
                                           ---------     ---------     ---------
Weighted-average common shares and
  common stock equivalents used
  to calculate diluted earnings per share  2,769,723     2,761,969     2,756,278
                                           =========     =========     =========

3.     INVESTMENT SECURITIES

Amortized cost and estimated market values of investment securities are summarized as follows:

                                                           1999
                            ---------------------------------------------------------------------
                                                  Gross             Gross            Estimated
                              Amortized         Unrealized        Unrealized           Market
                                Cost              Gains             Losses              Value
                            -------------       ----------       ------------       -------------
AVAILABLE FOR SALE
------------------
U.S. Government agency
  securities                $   7,287,943       $    1,096       $    (92,503)      $   7,196,536
Obligations of states and
  political subdivisions       15,513,032            8,319           (705,726)         14,815,625
Other debt securities           1,027,092              -              (12,535)          1,014,557
Mortgage-backed securities      2,603,977            4,293            (62,557)          2,545,713
                            -------------       ----------       ------------       -------------
     Total debt securities     26,432,044           13,708           (873,321)         25,572,431
Common stocks                   1,027,600              -                  -             1,027,600
                            -------------       ----------       ------------       -------------
     Total                  $  27,459,644       $   13,708       $   (873,321)      $  26,600,031
                            =============       ==========       ============       =============

                                                           1999
                            ---------------------------------------------------------------------
                                                  Gross             Gross            Estimated
                              Amortized         Unrealized        Unrealized           Market
                                Cost              Gains             Losses              Value
                            -------------       ----------       ------------       -------------
HELD TO MATURITY
----------------
Obligations of states and
  political subdivisions    $   2,720,987       $   20,257       $     (2,424)      $   2,738,820
Other debt securities             200,000              -               (4,219)            195,781
Mortgage-backed securities         51,562              -                 (529)             51,033
                            -------------       ----------       ------------       -------------
     Total                  $   2,972,549       $   20,257       $     (7,172)      $   2,985,634
                            =============       ==========       ============       =============

                                                           1998
                            ---------------------------------------------------------------------
                                                  Gross             Gross            Estimated
                              Amortized         Unrealized        Unrealized           Market
                                Cost              Gains             Losses              Value
                            -------------       ----------       ------------       -------------
AVAILABLE FOR SALE
------------------
U.S. Treasury securities    $   2,415,227       $   30,741       $        -         $   2,445,968
U.S. Government agency
  securities                    6,032,733           15,908            (11,510)          6,037,131
Obligations of states and
  political subdivisions        7,518,126          110,602            (16,974)          7,611,754
Other debt securities             100,000              -                  -               100,000
Mortgage-backed securities      1,007,820           11,971             (9,680)          1,010,111
                            -------------       ----------       ------------       -------------
     Total debt securities     17,073,906          169,222            (38,164)         17,204,964
Common stocks                     991,900              -                  -               991,900
                            -------------       ----------       ------------       -------------
     Total                  $  18,065,806       $  169,222       $    (38,164)      $  18,196,864
                            =============       ==========       ============       =============

                                                           1998
                            ---------------------------------------------------------------------
                                                  Gross             Gross            Estimated
                              Amortized         Unrealized        Unrealized           Market
                                Cost              Gains             Losses              Value
                            -------------       ----------       ------------       -------------
HELD TO MATURITY
----------------
Obligations of states and
  political subdivisions    $   3,365,361       $   85,798       $        -         $   3,451,159
Other debt securities             200,000            4,218                -               204,218
Mortgage-backed securities         78,836            1,369                -                80,205
                            -------------       ----------       ------------       -------------
     Total                  $   3,644,197       $   91,385       $        -         $   3,735,582
                            =============       ==========       ============       =============

The amortized cost and estimated market value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Available for Sale                    Held to Maturity
                                 -----------------------------------------------------------------------
                                                       Estimated                            Estimated
                                   Amortized            Market            Amortized          Market
                                     Cost                Value               Cost             Value
                                 -------------       -------------       -------------     -------------
Due in one year or less          $   1,827,615       $   1,823,750       $         -       $         -
Due after one year through
  five years                         6,501,542           6,395,462           1,263,398         1,274,075
Due after five years through
  ten years                         10,436,319          10,133,830           1,657,589         1,660,526
Due after ten years                  7,666,568           7,219,389              51,562            51,033
                                 -------------       -------------       -------------     -------------
     Total                       $  26,432,044       $  25,572,431       $   2,972,549     $   2,985,634
                                 =============       =============       =============     =============

During the year ended December 31, 1997, proceeds from security sales totaled $11,521,498 resulting in gross gains of $55,574 and gross losses of $70,446. There were no security sales during the years ended December 31, 1999 and 1998.

Investment securities with an amortized cost and estimated market value of $22,159,763 and $21,545,025 respectively, at December 31, 1999, and
$14,243,162 and $14,475,512, respectively, at December 31, 1998, were pledged to secure public deposits and other purposes as required by law.

4.     LOANS

Major classifications of loans are summarized as follows:

                                                   1999                  1998
                                             --------------       --------------
    Real estate:
         Construction                        $    4,662,680       $    2,693,310
         Residential                            100,426,388           84,379,052
         Commercial                              36,426,608           27,793,438
    Commercial, financial, and agricultural      17,727,489           15,761,254
    Consumer                                     23,899,301           30,226,854
                                             --------------       --------------
                                                183,142,466          160,853,908
    Less allowance for loan losses                1,681,172            1,410,309
                                             --------------       --------------
        Net loans                            $  181,461,294       $  159,443,599
                                             ==============       ==============

Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $42,834,475 and $34,009,862 at December 31, 1999 and 1998, respectively.

In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 1999 is as follows:


                                              Amounts
          1998            Advances           Collected            1999
     ------------       ------------       ------------       ------------
     $  1,076,666       $ 14,567,572       $ 14,336,749       $  1,307,489


The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Although the Company has a diversified loan portfolio at December 31, 1999 and 1998, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the immediate trade area.

The Company had nonaccrual loans, exclusive of impaired loans, of $376,391 and $1,278,262 at December 31, 1999 and 1998, respectively. Interest income on loans would have increased by approximately $33,560 and $72,012 during 1999 and 1998, respectively, if these loans had performed in accordance with their original terms.

Information with respect to impaired loans as of and for the years ended December 31, is as follows:

                                                      1999            1998
                                                 ------------      ------------

     Impaired loans                              $  2,149,846      $    592,787
     Related allowance for loan losses                322,477            88,918
     Average recorded balance of impaired loans       947,725           651,047
     Interest income recognized on impaired loans       6,125               -

5.     ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, are as follows:

                                             1999          1998          1997
                                         -----------   -----------   -----------
    Balance, January 1                   $ 1,410,309   $ 1,298,981   $ 1,176,951
    Add:
       Provision charged to operations       720,000       310,000       275,000
       Recoveries                             73,477        44,246        35,459
    Less loans charged off                   522,614       242,918       188,429
                                         -----------   -----------   -----------

    Balance, December 31                 $ 1,681,172   $ 1,410,309   $ 1,298,981
                                         ===========   ===========   ===========

6.     PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                                  1999                  1998
                                          ----------------       ---------------
     Land                                 $      1,107,484       $       654,134
     Bank buildings                              5,280,262             4,732,771
     Furniture, fixtures, and equipment          3,743,561             3,335,273
                                          ----------------       ---------------
                                                10,131,307             8,722,178
     Less accumulated depreciation               4,953,757             4,317,412
                                          ----------------       ---------------
          Total                           $      5,177,550       $     4,404,766
                                          ================       ===============

Depreciation charged to operations was $636,345, $553,848, and $514,213 in 1999, 1998, and 1997, respectively.

7.     DEPOSITS

Time deposits include certificates of deposit and other time deposits in denominations of $100,000 or more. Such deposits totaled $23,599,092 and $22,682,188 at December 31, 1999 and 1998, respectively. Interest expense on certificates of deposit over $100,000 amounted to $1,252,337, $1,291,458, and $1,057,378 for the years ended December 31, 1999, 1998, and 1997, respectively.

The following table sets forth the remaining maturity of time certificates of deposit of $100,000 or more at December 31, 1999.

     Three months or less                                   $      7,506,686
     Over three months through six months                          3,654,971
     Over six months through twelve months                         5,655,025
     Over twelve months                                            6,782,410
                                                            ----------------
          Total                                             $     23,599,092
                                                            ================

8.     SHORT-TERM BORROWINGS

The outstanding balances and related information for short-term borrowings are summarized as follows:

                                        1999                    1998
                             ------------------------------------------------
                               Amount         Rate        Amount       Rate
                             -----------     -------     ---------    -------
Balance at year-end          $ 9,000,000       5.81%     $      -           -
Average balance outstanding
  during the year              1,367,671       5.59%        38,356        6.19%
Maximum amount outstanding
  at any month-end             9,000,000         -              -           -

Short-term borrowings include "RepoPlus" advances with the Federal Home Loan Bank of Pittsburgh ("FHLB"). RepoPlus advances are subject to annual renewal, incur no service charges, bear a fixed rate of interest, and are secured by a blanket security agreement on qualifying residential mortgages.

9.     OTHER BORROWINGS

Other borrowings consists of the following:

                                                                      1999                 1998
                                                                 -------------       ---------------
     Long-term FHLB advances                                     $      89,588       $       317,584
     Real estate mortgage payable, due in monthly
       installments of $3,157 including interest at 8.5 percent         97,552                   -
     Real estate mortgage payable, due in monthly
       installments of $2,521 including interest at 8.5 percent        111,065                   -
     Real estate mortgage payable, due in monthly
       installments of $945 including interest at 10.5 percent           5,500                15,670
                                                                 -------------       ---------------
          Total                                                  $     303,705       $       333,254
                                                                 =============       ===============

Long-term advances from the FHLB consist of a borrowing maturing within one year with a fixed interest rate of 5.73 percent. Pursuant to a collateral agreement entered into with the FHLB, these advances are secured by stock in the FHLB and qualifying first mortgage loans. As December 31, 1999, the Company's remaining borrowing capacity was $56 million.

10.     INCOME TAXES

The provision for federal income taxes consists of:

                                   1999                    1998                    1997
                             ----------------       -----------------       -----------------
     Currently payable       $      1,392,429       $       1,353,202       $       1,105,150
     Deferred                        (136,566)                    255                  (4,936)
                             ----------------       -----------------       -----------------
          Total provision    $      1,255,863       $       1,353,457       $       1,100,214
                             ================       =================       =================

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                             1999                 1998
                                                       --------------       ---------------
Deferred tax assets:
     Allowance for loan losses                         $      480,495       $       388,401
     Unrealized loss on securities                            292,268                   -
     Premises and equipment                                    54,154                22,240
     Fair market value in excess of carrying value
       of loans held for sale                                  26,472                36,011
     Other                                                     71,985                49,482
                                                       --------------       ---------------
          Total                                               925,374               496,134
                                                       --------------       ---------------
Deferred tax liabilities:
     Unrealized gain on securities                                -                  44,559
     Prepaid pension asset                                    120,286               114,515
     Deferred loan origination fees, net                        2,791                 3,469
     Other                                                        -                   4,687
                                                       --------------       ---------------
          Total                                               123,077               167,230
                                                       --------------       ---------------
          Net deferred tax assets                      $      802,297       $       328,904
                                                       ==============       ===============

No valuation allowance was established at December 31, 1999 and 1998 in view of the Company's ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

The reconciliation between the federal statutory rate and the Company's effective consolidated income tax rate is as follows:

                                     1999                          1998                            1997
                           ------------------------      ------------------------      ------------------------
                                             % of                         % of                          % of
                                           Pre-tax                       Pre-tax                       Pre-tax
                              Amount        Income         Amount         Income         Amount         Income
                           ------------     -------      -------------    -------      ------------     -------
Federal income tax at
  statutory rate           $  1,479,967      34.0 %      $  1,498,544      34.0 %      $  1,354,361      34.0 %
Tax-exempt income              (270,636)     (6.2)           (177,373)     (4.0)           (306,171)     (7.7)
Nondeductible interest to
  carry tax-exempt assets        35,956       0.8               23,799      0.5              40,138       1.0
Other                            10,576       0.3                8,487      0.2              11,886       0.3
                           ------------     -------      -------------    -------      ------------     -------
Actual expense and
  effective rate           $  1,255,863      28.9 %      $   1,353,457     30.7 %      $  1,100,214      27.6 %
                           ============     =======      =============    =======      ============     =======


11. EMPLOYEE BENEFITS

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

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                      1999            1998
                                                -------------    -------------
   Plan assets at fair value, beginning of year  $   1,742,177    $   1,682,945
   Actual return on plan assets                        283,727          255,354
   Employer contribution                               158,587           72,542
   Benefits paid                                       (26,133)        (268,664)
                                                 -------------    -------------
   Plan assets at fair value, end of year            2,158,358        1,742,177
                                                 -------------    -------------
   Benefit obligation, beginning of year             1,823,757        1,268,681
   Service cost                                        137,433          134,789
   Interest cost                                       118,544           82,464
   Actuarial adjustments                               136,130          606,487
   Benefits paid                                       (26,133)        (268,664)
                                                 -------------    -------------
   Benefit obligation, end of year                   2,189,731        1,823,757
                                                 -------------    -------------
   Funded status                                       (31,373)         (81,580)
   Prior service cost                                    7,391            8,797
   Unrecognized transition asset                       (24,049)         (28,299)
   Unrecognized net (gain) loss from past experience
     different from that assumed                       401,121          428,275
                                                 -------------    -------------
   Prepaid pension cost                          $     353,090    $      27,193
                                                 =============    =============

Plan assets consist primarily of certificates of deposit, money market, and equity mutual funds.

Assumptions used in determining net period pension cost are as follows:

                                             1999          1998          1997
                                            ------        ------        ------
     Discount rate                           6.50%         6.50%         7.50%
     Expected return on plan assets          7.50%         6.50%         7.50%
     Rate of compensation increase           5.00%         5.00%         5.00%


Net period pension costs include the following components:

                                                      1999       1998      1997
                                                   ---------  ---------  ---------
     Service cost of the current period            $ 137,433  $ 134,789  $ 109,855
     Interest cost on projected benefit obligation   118,544     82,464     81,855
     Actual return on plan assets                   (283,727)  (255,354)  (251,244)
     Net amortization and deferral                   188,190    137,717    147,315
                                                   ---------  ---------  ---------
     Net periodic pension cost                     $ 160,440  $   99,616  $ 87,781
                                                   =========  =========  =========

                                          14

401(K) PLAN
-----------

The Bank maintains a trusteed Section 401(k) plan. The Bank makes matching contributions of 50 percent of eligible officers and employees contributions annually, to a maximum of four percent of base salary. Substantially all officers and employees are eligible to participate in the plan. The Bank's contribution to this plan was $40,418, $33,503, and $31,679 for the years ended December 31, 1999, 1998, and 1997, respectively.

12.     STOCK OPTION PLAN

The Company maintains an Incentive Stock Option Plan ("ISOP") and a Directors Stock Option Plan ("Directors Plan"). The ISOP provides for granting up to 200,000 shares of authorized but unissued common stock to eligible salaried officers and employees. The Directors Plan provides for 72,000 authorized but unissued shares of common stock to be granted to nonemployee directors. The per share exercise price of an option granted cannot be less than the fair value of a share of common stock on the date the option is granted. The options granted under the Directors Plan are immediately vested while the option granted under the ISOP are not exercisable for two years and then are vested in equal installments in years three through five. The stock options typically have expiration terms of ten years subject to certain extensions and terminations. The following table presents share data related to the outstanding options:

                                              Weighted-                   Weighted-
                                              average                     average
                                              Exercise                    Exercise
                                  1999         Price          1998         Price
                                 ------      ----------      -------     ----------
     Outstanding, January 1      39,650      $    16.70      21,000      $    14.50
          Granted                24,100           19.30      23,650           18.50
          Exercised               5,400           18.41       5,000           15.94
          Forfeited                 -                -          -                -
                                 ------                      -------
     Outstanding, December 31    58,350           18.37       39,650          16.70
                                 ======                      =======

The following table summarizes the characteristics of stock options outstanding at December 31, 1999:

                                     Outstanding                          Exercisable
                         ------------------------------------         ----------------------
                                                      Average                       Average
                                        Average      exercise                       exercise
     Exercise price      Shares          life          price          Shares          price
     --------------     -------         -------      --------        -------        --------
         $14.50          17,200          7.75         $14.50           5,719         $14.50
          18.50          19,450          8.75          18.50           1,800          18.50
          19.30          21,700          9.75          19.30           3,600          19.30
                        -------                                      -------
                         58,350                                       11,119
                        =======                                       ======

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions which can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 1999, 1998, and 1997: (1) expected dividend yields ranged from 2.0 percent to 2.3 percent; (2) risk-free interest rates ranging from 6.4 percent to 6.5 percent; (3) expected volatility of 3.0; and (4) expected lives of options ranged from 7.75 to 9.75 years.

The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock and basic and diluted net income per common share for the years ended December 31, 1999, 1998, and 1997 would have been as follows:

                                               1999          1998          1997
                                        ------------   ------------   ------------
Net income applicable to common stock:
     As reported                        $  3,096,980   $  3,054,026   $  2,883,201
     Pro forma                             3,060,619      3,049,812      2,874,205
Basic net income per common share:
     As reported                        $       1.12   $       1.11   $       1.05
     Pro forma                                  1.11           1.10           1.04
Diluted net income per common share:
     As reported                        $       1.12   $       1.11   $       1.05
     Pro forma                                  1.11           1.10           1.04

13.     COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS
-----------

In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments were comprised of the following at December 31:

                                                            1999          1998
                                                       -------------  -------------
     Commitments to extend credit                      $  34,904,154  $  33,871,291
     Standby letters of credit and financial guarantees    1,214,087        620,231
                                                       -------------  -------------
          Total                                        $  36,118,241  $  34,491,522
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

CONTINGENT LIABILITIES
----------------------

The Company is involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such litigation will not have a material adverse effect on the Company's financial position.

14.     COMMON STOCK

On November 17, 1998, the Board of Directors of the Company approved a two-for-one stock split to shareholders of record December 4, 1998. The par value of the stock was maintained at $.25 per share. As a result of the stock split the outstanding shares increased by 1,381,824. All references to per share amounts in the accompanying financial statements for 1997 have been restated to reflect the stock split.

15.     REGULATORY RESTRICTIONS

CASH AND DUE FROM BANKS
-----------------------

Included in cash and due from banks are reserves required by the district Federal Reserve Bank of $2,606,000 and $1,969,000 and at December 31,
1999 and 1998. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and a balance maintained directly with the Federal Reserve Bank.

DIVIDENDS
---------

Under the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by the subsidiary bank in any one year exceed the net profits of that year as defined, combined with net retained profit from the two preceding years. Using this formula, the amount available for payment of dividends in 2000, without approval of the Comptroller, will be limited to approximately $3,948,000 plus net profits retained up to the date of the dividend declaration.

16.     REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 1999 and 1998, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.
To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

The Company's actual capital ratios are presented in the following table which shows that both met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

                                             1999                           1998
                               ----------------------------    ---------------------------
                                   Amount           Ratio         Amount          Ratio
                               -------------      ---------    -------------     ---------
Total Capital
  (to Risk-weighted Assets)
Company                        $  26,164,754        15.70 %    $  23,659,772       15.83 %
For Capital Adequacy Purposes     13,333,280         8.00         11,956,160        8.00
To Be Well Capitalized            16,666,600        10.00         14,945,200       10.00

Tier I Capital
  (to Risk-weighted Assets)
Company                        $  24,483,582        14.69 %    $  22,249,463       14.89 %
For Capital Adequacy Purposes      6,666,640         4.00          5,978,080        4.00
To Be Well Capitalized             9,999,960         6.00          8,967,120        6.00

Tier I Capital
  (to Average Assets)
Company                        $  24,483,582        10.63 %    $  22,249,463       10.43 %
For Capital Adequacy Purposes      9,217,342         4.00          8,530,676        4.00
To Be Well Capitalized            11,521,678         5.00         10,663,344        5.00

17.     FAIR VALUE DISCLOSURE

The estimated fair value of the Company's financial instruments are as follows:

                                                1999                                      1998
                                 ---------------------------------       ---------------------------------
                                    Carrying             Fair              Carrying              Fair
                                      Value              Value               Value               Value
                                 -------------       -------------       -------------       -------------
Financial assets:
  Cash, interest-bearing deposits
     in other banks, and
     federal funds sold          $  11,305,633       $  11,305,633       $  23,035,274       $  23,035,274
  Mortgage loans held for sale             -                   -             2,467,803           2,467,803
  Investment securities             29,572,580          29,585,665          21,841,061          21,932,446
  Net loans                        181,461,294         180,460,824         159,443,599         159,945,904
  Accrued interest receivable        1,346,521           1,346,521           1,381,719           1,381,719
                                 -------------       -------------       -------------       -------------
     Total                       $ 223,686,028       $ 222,698,643       $ 208,169,456       $ 208,763,146
                                 =============       =============       =============       =============
Financial liabilities:
  Deposits                       $ 197,123,701       $ 197,546,534       $ 190,148,937       $ 191,773,942
  Short-term borrowings              9,000,000           9,000,000                 -                   -
  Other borrowings                     303,705             303,705             333,254             205,513
  Accrued interest payable             707,081             707,081             733,664             733,664
                                 -------------       -------------       -------------       -------------
     Total                       $ 207,134,487       $ 207,557,320       $ 191,215,855       $ 192,713,119
                                 =============       =============       =============       =============

                                                    17

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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN OTHER BANKS, FEDERAL
--------------------------------------------------------------------------
FUNDS SOLD, SHORT-TERM BORROWINGS, ACCRUED INTEREST RECEIVABLE, AND ACCRUED
---------------------------------------------------------------------------
INTEREST PAYABLE
----------------
The fair value is equal to the current carrying value.

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

LOANS, DEPOSITS, AND OTHER BORROWINGS
-------------------------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and employs discount rates that consider reinvestment opportunities, operating expenses, noninterest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

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

18.     PARENT COMPANY

Following are condensed financial statements for the parent company:

                                       CONDENSED BALANCE SHEET

                                                                   December 31,
                                                               1999           1998
                                                           -------------   -------------
ASSETS
     Cash in subsidiary bank                                $    169,131   $     103,119
     Investment in bank subsidiary                            25,419,846      24,130,966
     Other assets                                                 22,132          22,391
                                                           -------------   -------------
               TOTAL ASSETS                                $  25,611,109   $  24,256,476
                                                           =============   =============

LIABILITIES
     Other liabilities                                     $       1,403   $       1,402

STOCKHOLDERS' EQUITY                                          25,609,706      24,255,074
                                                           -------------   -------------
               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $  25,611,109   $  24,256,476
                                                           =============   =============


CONDENSED STATEMENT OF INCOME

                                                                       Year Ended December 31,
                                                            1999               1998                1997
                                                        ------------       ------------       ------------
INCOME
     Dividends from subsidiary                          $  1,189,395       $  1,076,728       $  1,004,687

EXPENSES                                                      53,240             42,463             52,611
                                                        ------------       ------------       ------------
     Income before income tax benefit                      1,136,155          1,034,265            952,076
     Income tax benefit                                      (18,102)           (14,437)           (17,888)
                                                        ------------       ------------       ------------
     Income before equity in undistributed net income
       of subsidiary                                       1,154,257          1,048,702            969,964

Equity in undistributed net income of subsidiary           1,942,723          2,005,324          1,913,237
                                                        ------------       ------------       ------------
NET INCOME                                              $  3,096,980       $  3,054,026       $  2,883,201
                                                        ============       ============       ============



CONDENSED STATEMENT OF CASH                                                                              Year Ended December 31,
                                                              1999                    1998                      1997
                                                         -------------            -------------            -------------
OPERATING ACTIVITIES
  Net income                                             $   3,096,980            $   3,054,026            $   2,883,201
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed net income of subsidiary      (1,942,723)              (2,005,324)              (1,913,237)
      Other                                                      1,729                   (4,185)                   7,547
                                                         -------------            -------------            -------------
        Net cash provided by operating activities            1,155,986                1,044,517                  977,511
                                                         -------------            -------------            -------------
FINANCING ACTIVITIES
  Proceeds from stock options exercised                         99,420                   83,321                   34,800
  Cash dividends paid                                       (1,189,394)              (1,076,728)                (965,290)
                                                         -------------            -------------            -------------
         Net cash used for financing activities             (1,089,974)                (993,407)                (930,490)
                                                         -------------            -------------            -------------
         Increase in cash                                       66,012                   51,110                   47,021

CASH AT BEGINNING OF PERIOD                                    103,119                   52,009                    4,988
                                                         -------------            -------------            -------------
CASH AT END OF PERIOD                                    $     169,131            $     103,119            $      52,009
                                                         =============            =============            =============

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Slippery Rock Financial Corporation

We have audited the accompanying consolidated balance sheet of Slippery Rock Financial Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slippery Rock Financial Corporation and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ S.R. Snodgrass, A.C.


Wexford, PA
February 4, 2000

S.R. Snodgrass, A.C.
1000 Stonewood Drive
Suite 200
Wexford, PA 15090-8399
Phone: 724-934-0344
Facsimile: 724-934-0345

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATING RESULTS AND FINANCIAL
-----------------------------------------------------------------------
CONDITION
---------

FORWARD LOOKING STATEMENT

The Private Securities Litigation Act of
1995 contains safe harbor provisions
regarding forward looking statements.
When used in this discussion, the words
"believes," "anticipates," "contemplates,"
"expects," and similar expressions
are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.
Those risks and uncertainties include
changes in interest rates, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

OVERVIEW

Slippery Rock Financial Corporation
("Company") is the parent holding company
for The First National Bank of Slippery       Annual Net Income
Rock ("Bank"). This discussion and the        $ in thousands
related financial data represent the
financial condition and results of            (Bar graph belongs in this area)
operations of the Bank for the three
years ended December 31, 1999, and is     $2,499  $2,670  $2,883  $3,054  $3,097
presented to assist in the understanding  --------------------------------------
and evaluation of the financial            1995    1996    1997    1998     1999
condition and the results of operations
of the Company and is intended to
supplement, and should be read in
conjunction with, the consolidated financial statements and the related notes.

Management is not aware of any current
recommendations by the regulatory
agencies that will have a material effect on future earnings, liquidity or capital of the Company.

RESULTS OF OPERATIONS

Net income for 1999 was $3,097,000, an
increase of $43,000 from 1998's
earnings of $3,054,000. An increase in      Earnings Per Share
net interest income after provision for     Dollars
loan losses of $307,000 and a net
increase in  total other income of          (Bar graph belongs in this area)
$106,000 was offset by a net increase
in total other expense of $468,000.         $0.91  $0.97  $1.05  $1.11  $1.12
Income before taxes at December 31,         ---------------------------------
1999 was $4,353,000 a decrease of            1995   1996   1997   1998   1999
$55,000 or 1.24% from the $4,408,000
reported at December 31, 1998.
Federal income taxes of
$1,256,000 at December 31, 1999
represents a decrease of $98,000 from
the $1,354,000 reported at December 31,
1998.

Net income for 1998 was $3,054,000, an
increase of $171,000 from 1997's
earnings of $2,883,000. An increase in      Dividends Paid Per Share
net interest income after provision for     Dollars
loan losses of $433,000 and a net
increase in total other income of           (Bar graph belongs in this area)
$575,000 was offset by a net increase
in total other expense of $585,000 and      $0.24 $0.29  $0.35  $0.39  $0.43
an increase in federal income tax           --------------------------------
expense of $253,000.                         1995  1996   1997   1998   1999

Earnings per share, on a fully diluted basis, of $1.12 at December 31,1999 compared to $1.11 at December 31, 1998 and $1.05 at December 31, 1997, increases of $0.01 and $0.06 per share respectively.

NET INTEREST INCOME

Net interest income is the amount by which interest generated from interest earning assets exceeds interest paid on interest-bearing liabilities. Net interest income, on a tax equivalent basis, which is the primary component of earnings, was $10,239,000 for 1999, as compared to $9,375,000 for 1998 and $9,099,000 for 1997.

                          Slippery Rock Financial Corporation
                   AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
                               (Dollars in Thousands)

                                                     1999                    1998                     1997
                                           -----------------------------------------------------------------------
                                           Average                  Average                 Average
                                           Volume  Interest  Yield  Volume  Interest  Yield  Volume  Interest Yield
                                           -----------------------------------------------------------------------
ASSETS
  Interest-earning assets
    Taxable investment securities          $ 11,497 $   707  6.15% $ 12,565     755  6.01% $ 11,828  $  741  6.26%
    Non-taxable investment securities (2)    16,688   1,159  6.95     9,246     680  7.35    15,315   1,118  7.30
    Interest-bearing deposits in other
      banks                                   3,781     185  4.89        33       2  6.06       290       8  2.76
    Loans (1, (3)                           171,974  14,717  8.56   160,218  14,179  8.85   149,370  13,400  8.97
    Federal funds sold                        5,241     267  5.09    13,955     746  5.35     6,349     347  5.47
                                           ----------------        ----------------         ---------------
      Total interest-earning assets         209,181  17,035  8.14%  196,017  16,362  8.34%  183,152  15,614  8.53%
                                                    -------                 -------                 -------
Noninterest-earning assets
    Cash and due from banks                   8,769                   7,918                   6,906
    Allowance for loan losses                (1,533)                 (1,353)                 (1,205)
    Other assets                              9,606                   8,706                   8,033
                                           --------                --------                --------
      Total assets                         $226,023                $211,288                $196,886
                                           ========                ========                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing liabilities
    Interest bearing checking              $ 25,691     434  1.69% $ 24,052     523  2.17% $ 22,780     492  2.16%
    Money market accounts                    25,994     911  3.50    22,694     866  3.82    23,842     912  3.83
    Savings deposits                         22,324     478  2.14    20,736     508  2.45    18,709     462  2.47
    Time deposits                            91,512   4,871  5.32    88,928   5,053  5.68    81,840   4,574  5.59
    Borrowed funds                            1,779     102  5.73       551      37  6.72     1,216      75  6.17
                                           ----------------        ----------------         ---------------
      Total interest-bearing
         liabilities                        167,300   6,796  4.06   156,961   6,987  4.45   148,387   6,515  4.39
                                                    -------                 -------                  ------
Noninterest-bearing liabilities
    Demand deposits                          32,699                  29,910                  26,195
    Other liabilities                           917                   1,028                     983
    Capital                                  25,107                  23,389                  21,321
                                           --------                --------                --------
      Total liabilities and stockholders'
       equity                              $226,023                $211,288                $196,886
                                           ========                ========                --------
Net interest income and net yield on
         interest-earning assets                   $ 10,239  4.89%          $ 9,375  4.78%          $ 9,099  4.97%
                                                   ======== ======          ======= ======          ======= ======
Net interest spread                                          4.08%                   3.89%                   4.13%
                                                            ======                  ======                  ======


(1) - Interest on loans includes fee income.
(2) - Yields on interest-earning assets have been computed on a taxable-equivalent basis using the federal income tax statutory rate of 34%.
(3) - Non-accrual loans and loans held for sale included.

                               ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                        (Dollars in Thousands)

                                         1999 CHANGE FROM 1998             1998 CHANGE FROM 1997
                                      -------------------------------    ----------------------------
                                      TOTAL         CHANGE DUE TO        TOTAL      CHANGE DUE TO
                                      CHANGE     VOLUME(1)    RATE(1)    CHANGE   VOLUME(1)   RATE(1)
                                      ------     ---------    -------    ------   ---------   -------
 INTEREST INCOME ON:
      Taxable investment securities   $  (48)    $    (66)    $   18    $    14    $    45    $  (31)
      Non-taxable investments            479          518        (39)      (438)      (446)        8

      Interest-bearing deposits in
         other banks                     183          148         35         (6)        (2)       (4)
      Loans                              538        1,014       (476)       779        960      (181)
      Federal funds sold                (479)        (445)       (34)       399        407        (8)
                                      -------------------------------   -----------------------------
             TOTAL INTEREST INCOME       673        1,169       (496)       748        964      (216)
                                      -------------------------------   -----------------------------
      INTEREST EXPENSE ON:
      Interest-bearing checking          (89)          32       (121)        31         29         2
      Money market accounts               45          122        (77)       (46)       (44)       (2)
      Savings deposits                   (30)          37        (67)        46         50        (4)
      Time deposits                     (182)         144       (326)       479        404        75
      Borrowed funds                      65           71         (6)       (38)       (44)        6
                                      -------------------------------   -----------------------------
             TOTAL INTEREST EXPENSE     (191)         406       (597)       472        395        77
                                      -------------------------------   -----------------------------
      NET INTEREST INCOME             $  864     $    763     $  101    $   276    $   569     $(293)
                                      ===============================   =============================

       (1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

Interest income and interest expense increases or decreases as the volumes of interest sensitive assets and liabilities and interest rates fluctuate. Average interest-earning assets increased $13.0 million in 1999, principally due to an increase in average loans of $11.8 million. Although the most significant growth, $ 6.9 million, occurred within the commercial real estate segment of the loan portfolio, there were no concentrated efforts on management's part to target growth within any one particular segment of the loan portfolio. In additon to the increase in average loans, average non-taxable investments increased $7.4 million and average interest-bearing balances with others increased $3.6 million. These increases were offset by a decline in average federal funds sold balances, which declined $8.7 million during the period. The changes were brought about by the use of general liquidity available in federal funds sold, which was used to fund the net increases in loans and tax-free investments.

Average interest-bearing liabilities increased $10.3 million for the period ended December 31,1999. Although each of interest-bearing products had net increases for the period, average money market accounts, which increased $3.3 million, had the most significant growth. Money market accounts were followed by net increases in average time deposits of $2.6 million and interest-bearing checking of $1.6 million. Average interest-bearing deposits increased $9.1 million or 5.8% without any concentrated efforts on management's part to target growth within any one particular product.

As in 1999, average interest-earning assets increased $13.0 million in 1998, principally due to an increase in average loans of $10.8 million. The most significant average loan growth, $7.9 million, occurred within the residential real estate portfolio. There were no concentrated efforts on management's part to target growth within any one particular segment of the portfolio.

Average interest-bearing liabilities increased $8.6 million in 1998, with the most significant growth, $7.1 million, occurring in average certificates of deposits. Growth within the certificate product resulted from various short-term special offerings throughout the year. The specials resulted from market pressures from competing institutions vying for deposit growth. As a result, the bank offered an eleven month and a nineteen month certificate, both of which offered aggressive interest rates relative to certificates of more traditional terms and pricing. At December 31, 1998, the Bank had $5.9 million in the eleven month certificate and $3.0 million in the nineteen month product.

(3 Bar graphs side by side in this area)

Total Assets
$ in Millions

$162.011  $195.713  $207.148  $215.773  $233.019
------------------------------------------------
  1995      1996      1997      1998      1999

Return on Average Assets
Percentage

1.64%  1.52%  1.46%  1.45%  1.37%
---------------------------------
1995   1996   1997   1998   1999

Return on Average Equity
Percentage

14.32%  13.78%  13.52%  13.06%  12.34%
--------------------------------------
 1995    1996    1997    1998    1999

Although total average earning assets and average loans increased during 1999, the yield on average interest-earning assets decreased in 1999 to 8.14% from a level of 8.34% in 1998. The decline occurred principally from a reduction on loan yields which fell from a level of 8.97% at December 31,1997 to 8.85% at December 31, 1998 to 8.56% at December 31,1999. Lower interest rate pricings for new loan ordinations brought about by general market pressures as well as lower interest rate repricings within the Bank's existing adjustable rate
products contributed to the decline in loan yields.   Downward pressure
continued on yields on earning assets despite Federal Reserve Board ("Fed") action in the third quarter to raise interest rates. The Bank's existing portfolio of adjustable rate loans, specifically mortgages, continued to reprice downward due to natural repricing time lags that occur within the portfolio. Given that it takes the Bank's adjustable rate mortgage portfolio a full year to reprice in its entirety, management anticipates that loan yields will continue to decline, although the extent to which the portfolio reprices will be dependent on future Fed action and the overall condition of the National and local economies.

The analysis of changes in net interest income indicates that the total change in interest income on loans of $538,000 is comprised of an increase in loan income of $1,014,000 due to volume increases within the loan portfolio, and a reduction in loan income of $476,000 due to changes in interest rates.

The yield on interest-bearing liabilities decreased 39 basis points (0.39%) during the twelve month period ended December 31,1999 from a level of 4.45% at December 31,1998 to 4.06% at December 31,1999. The decrease was due to reductions in the yield paid on all interest bearing deposit products. The yield paid on certificates of deposit declined from a level of 5.68% at December 31, 1998 to a level of 5.32 at December 31, 1999, principally due to market activity. The reductions in other "core" interest-bearing products, specifically interest bearing checking, money market accounts, and savings accounts were brought about by management's interest rate risk management program. In June of 1999, management strategically reduced the rates paid on these core products in management of the Bank's net interest margin. Although these core deposit products are variable rate and fluctuate with market activity, management has limited ability to control the timing and extent of these repricings.

The rate volume table indicates a decrease in interest expense of $191,000 in 1999 due primarily to a decrease in interest expense on certificates of deposit of $182,000. Interest expense on certificates increased $144,000 due to volume but declined $326,000 due to reductions in interest rates.

The effect of the reduction in yields on interest-earning assets and the decrease in cost of interest-bearing liabilities was that the net yield on interest-earning assets ("net interest margin") at December 31,1999 increased from that of December 31,1998. Net interest margin at December 31,1999 was 4.89% as compared to 4.78% at December 31,1998 and 4.97% at December 31, 1997.

It should be noted that there is a time lag between changes in interest rates and their effect on the Bank's yield on earning assets and its cost of funds. If interest rates rise, it would be expected that the yield on assets and the cost of funds would also increase, however, the effect upon the net interest margin would be dependent upon the extent of the increase in rates, the timing of the change and the general composition of the mix of interest-earning assets and interest-bearing liabilities.

OTHER INCOME
------------
1999- 1998
----------
The principal sources of other income are service charges, fees and commissions. Other income for 1999 totaled $1,735,000 an increase of $106,000 or 6.5% from $1,629,000 at December 31,1998. Total other income increased due to increases in service charges on deposit accounts of $47,000, an increase in trust fees of $47,000 and an increase in other miscellaneous income of $101,000. These items were offset by a decline on net gains recorded on loan sales of $89,000.

The increase in service charges on deposit accounts is due to volume activity and pricing changes that became effective during the third quarter. Trust fee income increased due to volume activity within the department.

The increase in other miscellaneous income is comprised of several items; an increase in mortgage servicing fees of $20,000, an increase in insurance commissions of $46,000, an increase in fees associated with the Bank's debit card program of $147,000 and an increase in brokerage commission fees of $26,000. These items were offset by a one-time gain recorded in 1998 pertaining to the sale of the Bank's former Plaza office of $145,000. No such gains were recorded in 1999. Income from mortgage servicing increased due to volume increases within the sold loan portfolio. Commissions from insurance sales increased due to greater marketing efforts on the part of the Bank's lenders to sell life and accident and health insurance on consumer and mortgage loans. The increase in debit card fee income is due to the implementation of an annual fee assessment and due to increased volumes. In October 1999, in an effort to offset costs associated with the product, the Bank implemented an annual fee for customers using the debit card product. In addition, the Bank records interchange fees from merchants who accept the debit card as a payment method. The fee, which is transaction based, increases as the volume and average ticket amount increase.

In 1999, The Bank recorded gains of $7,000 on the sale of $14.0 million of fixed rate, 1-4 family, residential mortgages, a decline of $142,000 from 1998. Gains recorded on the sale of $14.1 million of residential mortgages in 1998 totaled $149,000. Because the Bank maintains the servicing on the sold loans, additional income of $145,000 was recorded in 1999 pertaining to mortgage servicing rights ("MSR"). MSRs are amortized to expense in proportion to the estimated servicing income over the estimated life of the servicing portfolio. In addition to mortgage sales, the Bank also sold approximately $9.2 million in student loans in 1999 and recorded net gains of $68,000 on the sale.

1998 - 1997
-----------

Other income for 1998 totaled $1,629,000, an increase of $575,000 or 54.6%
from $1,054,000 at December 31, 1997.   The increase is derived principally
from three sources, an increase in service charges on deposit accounts, an increase in net gains recorded on the sale of loans and an increase in other miscellaneous income.

Income from service charges on deposit accounts increased $54,000 from $539,000 at December 31, 1997 to $593,000 at December 31,1998 due to volume activity.

In 1998, The Bank recorded gains of $149,000 on the sale of $14.1 million of fixed rate, 1-4 family, residential mortgages. Gains recorded on the sale of $9.3 million of residential mortgages in 1997 totaled $66,000. MSR income totaled $141,000 in 1998.

Other miscellaneous income of $670,000 at December 31,1998 compared to $387,000 at December 31,1997 an increase of $283,000. The increase is due to an increase in mortgage loan servicing fee income of $21,000 due to volume increases in the loan servicing portfolio, an increase in ATM surcharge fee income of $52,000 and an increase in debit card interchange fee income of $68,000. ATM surcharge income of $74,000 at December 31,1998 compared to $22,000 at December 31,1997. The Bank began surcharging other bank's ATM cardholders using the Bank's ATM machines in August of 1997, therefore, 1998 represents the first full year of the fee's implementation.

In December of 1997, the Bank introduced a debit card product. Fee income to the Bank for this product, based on volume and paid by participating merchants, totaled $72,000 at December 31, 1998 compared to $4,000 at December 31,1997. The Bank also recorded a gain of $145,000 from the sale of its former Plaza office as part of a general reconstruction project at the local shopping plaza where the office was located. A new office was subsequently constructed directly across the street from the former location.

OTHER EXPENSE
-------------

1999-1998
---------

Total other expenses of $6,485,000 at December 31,1999 represented an increase of $468,000 from $6,017,000 at December 31, 1998. The major contributors of the increase are salary and employee benefits of $285,000, net occupancy expense of $129,000, and equipment expense of $55,000. The increase in salary and employee benefits is attributed to normal annual increases and staff additions to accommodate three new offices anticipated to open in 2000. In 1999, the Bank acquired land in New Wilmington Borough and Hickory Township, Lawrence County, Pennsylvania for the construction of two new full service branch facilities. In addition, the Bank anticipates opening a grocery store branch in a local Slippery Rock establishment in third quarter 2000.

Occupancy expense and equipment expense increased in 1999 due to increased costs associated with the new Plaza facility and the new Trust Division building. These increases were offset by a decline in data processing expense of $67,000 which was due to one-time, third party data processing charges recorded in 1998 associated with the Bank's debit card product.

1998 - 1997
-----------

Total other expenses of $6,017,000 at December 31,1998 represented an increase of $585,000 from $5,432,000 at December 31, 1997. The major contributors of the increase are salary and employee benefits of $217,000, equipment expense of $121,000, data processing expense of $117,000 and miscellaneous expense of $232,000. The increase in salary and employee benefits is attributed to normal annual increases. Equipment expense increased due to acquisitions and increased depreciation expense. Data processing increased due to increased processing costs of $39,000 for volume increases in the Bank's ATM and debit card products and due to one-time fee assessments of $45,000 pertaining to the debit card program. In addition, the Bank incurred direct billings of $18,000 pertaining to year 2000 testing of its core data processing system.

The increase in other miscellaneous expense is comprised of several items. One is a $ 34,000 increase in net losses recorded on the disbandondment of computer hardware and software. Legal and professional expense increased $29,000 in 1998 due to costs incurred for the expansion of trust services to include the sales of mutual funds and annuities. Also included in the increase in legal and professional fees were costs associated with a site study performed for possible branch locations. An increase in collection expense of $44,000 in 1998 pertaining to foreclosure proceedings on a single parcel also contributed to the overall increase in other miscellaneous expense. The Bank uses a third party data processor for its student loan portfolio, accordingly, processing fees are based on the size of the loan portfolio being serviced and increased $19,000 in 1998. The increase in servicing fee expense is attributed to increased volumes within the Bank's student loan portfolio. Another item contributing to the overall increase in other miscellaneous expense was an increase in net losses on the sale of other real estate owned. Net gains of $32,000 were recorded on sales of property in 1997, however, there were no gains or losses recorded on the sale of other real estate in 1998. The final item to affect the increase in other expense was an increase in amortization expense for intangible assets. Intangible asset amortization increased $20,000 for the period ended December 31, 1998. The increase was due to increased amortization pertaining to acquisition of the Slippery Rock office of First Western Bank, F.S.B.

INCOME TAXES
------------

Federal income taxes for 1999 of $1,256,000 represented a 7.2% decrease from the $1,353,000 reported in 1998. The decrease is due to a decrease in taxable income, which decreased $295,000 or 7.4% to $3,690,000 in 1999. The decrease in taxable income resulted from an increase in tax-exempt income. Tax-exempt income increased $308,000 in 1999 as a result of net increases in average non-taxable municipal securities. These changes resulted in the Company's effective tax rate decreasing to 28.9% in 1999 from 30.7% in 1998.

Federal income taxes for 1998 of $1,353,000 represented a 23.0% increase from the $1,100,000 reported in 1997. The increase is due to an increase in taxable income, which increased $745,000 or 23.0% to $4.0 million in 1998. The increase in taxable income not only resulted from an increase in total earnings, but also from a reduction in tax-exempt income. Tax-exempt income declined $289,000 in 1998 as a result of net declines in average non-taxable municipal securities. As a result, the Company's effective tax rate increased to 30.7% in 1998 compared to 27.6% in 1997.

FINANCIAL CONDITION
-------------------

1999 - 1998
-----------

Average total assets at December 31,1999 were $226.0 million, an increase of $14.7 million or 7.0% from $211.3 million at December 31,1998. Average total interest-earning assets increased $12.9 million in 1998, primarily from increases in average loan balances, which increased $11.8 million or 7.3% and an increase in average non-taxable securities, which increased $7.4 million or
80.5 %. The most significant growth in the loan portfolio occurred within the commercial real estate portfolio and the 1-4 family residential real estate portfolio. Commercial real estate loans increased $5.7 million or 20.5% from $27.8 million at December 31,1998 to $33.5 million at December 31, 1999. Residential real estate loans, which includes first and secondary lien positions, increased $12.2 million from $80.6 million at December 31, 1998 to $92.8 million at December 31, 1999. As previously mentioned, the increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically was funded by an increase in average deposit liabilities and short-term borrowings.

Average deposit liabilities at December 31,1999 were $198.2 million, an increase of $11.9 million or 6.4% from $186.3 million at December 31, 1998. Average balances increased across all deposit products. The greatest net increase occurred within the average money market accounts, which increased $3.3 million or 14.5% from $22.7 million at December 31,1998 to $26.0 million at December 31,1999. This was followed by an increase in average certificates of deposit of $2.6 million or 2.9%. Average short-term borrowings increased $1.4 million for the period ended December 31, 1999. The increase in average borrowed funds resulted from short-term advances from the Federal Home Loan Bank ("FHLB") used for general liquidity purposes.

Total period end assets at December 31,1999 were $233.0 million, an increase of $17.2 million or 7.0% from $215.8 million at December 31, 1998. Total deposits at December 31, 1999 were $197.1 million, an increase of $7.0 million or 3.7% from $190.1 million at December 31.1998. Short-term borrowings at December 31, 1999 totaled $9.0 million.

The Bank continued to sell fixed rate, 1-4 family, residential mortgages as part of its strategies for managing liquidity and interest rate risk within the loan portfolio. In 1999, the Bank sold approximately $14.0 million of these loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of total loans to total deposits of 92.9% at December 31,1999, compared to 84.6% at December 31,1998.

1998 - 1997
-----------

Average total assets at December 31,1998 were $211.3 million, an increase of $14.4 million or 7.3% from $196.9 million at December 31,1997. Average total interest-earning assets increased $13.0 million in 1998, primarily from increases in average loan balances, which increased $10.8 million or 7.3%. The most significant growth in the loan portfolio occurred within the commercial real estate portfolio and the 1-4 family residential real estate portfolio. Commercial real estate loans increased $3.5 million or 14.4% from $24.3 million at December 31,1997 to $27.8 million at December 31, 1998. Residential real estate loans, which includes first and secondary lien positions, increased $5.6 million from $75.0 million at December 31, 1997 to $80.6 million at December 31, 1998. As previously mentioned, the increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically was funded by an increase in average deposit liabilities.

Average deposit liabilities at December 31,1998 were $186.3 million, an increase of $12.9 million or 7.4% from $173.4 million at December 31, 1997. Average balances increased across all deposit products except average money markets, which declined $1 .2 million during the period. The greatest net increase occurred within the average time certificate product, which increased $7.0 million or 8.7% form $81.8 million at December 31,1997 to $88.9 million at December 31,1998. The increase is due to the offering of the 11 month and 19 month certificate specials discussed earlier.

Total assets at December 31,1998 were $215.8 million, an increase of $8.7 million or 4.2% from $207.1 million at December 31, 1997. Total deposits at December 31, 1998 were $190.1 million, an increase of $8.9 million or 4.9% from $181.2 million at December 31.1997.

The Bank sold approximately $14.1 million of fixed rate real estate loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of total loans to total deposits of 84.6% at December 31,1998, compared to 86.9% at December 31, 1997.

LIQUIDITY
---------

Liquidity represents the ability of the Company to meet normal cash flow requirements of both borrowers and depositors efficiently. Repayments of and the management of maturity distributions for loans and securities provide asset liquidity. One measure that the Bank uses to monitor liquidity is the liquidity ratio, which assesses the relationship between certain earning assets, customer deposits and short-term interest-bearing liabilities. This ratio was 2.6% of total assets as of December 31,1999 compared to 8.9% at December 31,1998.

The decrease was due primarily to a decrease in daily federal funds sold and a decrease in certificates of deposit with others. These items decreased $5.2 million and $8.0 million respectively for the period ended December 31, 1999. In 1999, the Bank used two short-term certificates of deposit at the Federal Home Loan Bank ("FHLB") totaling $8.0 million as well as excess liquidity in the daily federal funds sold account to fund investment purchases and loan growth. Daily federal funds sold at December 31,1999 totaled $1.2 million, a decline of $5.2 million from $6.4 million at December 31,1998.

The Statement of Cash Flows indicates that net cash was provided from operating activities and financing activities of $6.3 million and $14.9 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $6.9 million and an increase in short-term borrowings of $9.0 million. Investing activities for the twelve month period ended December 31,1999 indicated that net maturities of investment securities available for sale of $5.5 million, a decrease in time deposits in other banks of $8.0 million, and proceeds from the sale of student loans of $9.2 million offset the net purchases of investment securities available for sale of $14.9 million and the net increase in loans of $32.2 million. In addition, cash was used for an increase in premises and equipment of $1.4 million. Cash dividends paid in 1999 were $1.2 million, an increase of $113,000 from the $1.1 million paid in 1998.

For the period ended December 31, 1998, the Statement of Cash Flows indicates that net cash was provided from operating activities and financing activities of $2.2 million and $5.7 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $8.9 million, of which $2.0 million was used to repay short-term borrowings from the Federal Home Loan Bank. Investing activities for the twelve month period ended December 31,1998 indicated that net maturities of investment securities available for sale of $8.0 million and maturities of investment securities held to maturity of $3.3 million offset the net purchases of investment securities available for sale of $13.1 million and the net increase in loans of $3.7 million. Cash dividends paid in 1998 were $1.1 million, an increase of $111,000 from the $965,000 paid in 1997.

The Company's liquidity plan allows for the use of long-term advances or a short-term line of credit with the FHLB as a source of funds. Borrowing from FHLB not only provides a source of liquidity for the Company, but also serves as a tool to reduce interest risk as well. The Company may structure borrowings from FHLB to match those of customer credit requests, and therefore, lock in interest rate spreads over the lives of the loans. FHLB borrowings, generally, have a lower cost than deposits. At December 31, 1999, the Company continued to have one such matched funding loan outstanding totaling $90,000.

The Company's short-term borrowings with FHLB are "RepoPlus" advances. "RepoPlus" advances are short-term advances subject to annual renewal, incur no service charges, bear a fixed rate of interest, and are secured by a blanket security agreement on qualifying residential mortgages.

The Company had $9.0 million of RepoPlus advances outstanding at December 31, 1999. At December 31,1998, the Company had no advances outstanding. The Company's remaining borrowing capacity with FHLB was $56.0 million at December 31,1999.

In addition to borrowing from the FHLB as a source for liquidity, the Company also continued activity in the secondary mortgage market. Specifically, the Company sold fixed rate residential real estate mortgages to Freddie Mac. The sales to Freddie Mac not only provided an opportunity for the Bank to remain competitive in the market place, by allowing it to offer a fixed rate mortgage product, but also provided an additional source of liquidity and an additional tool for management to limit interest rate risk exposure. Total fixed rate mortgage sales in 1999 were $14.0 million, with gains of $7,000. In 1998, sales totaled $14.1 million with gains of $149,000. The Bank continues to service all loans sold to Freddie Mac. As discussed earlier, the Bank recorded approximately $145,000 in income for the establishment of mortgage servicing rights ("MSR"). The MSRs will be amortized to expense in future periods over the estimated life of the servicing portfolio. The Bank serviced $43.0 million and $34.0 million in sold loans to Freddie Mac at December 31,1999 and 1998 respectively. The retaining of the servicing also provides a source of fee income to the Bank, which totaled $102,000 and $82,000 in 1999 and 1998 respectively. The Bank has a single commitment to fund $5.0 million in 2000.

The following table is a schedule of the maturity distributions and weighted average yield of investment securities as of December 31, 1999:

AVAILABLE FOR SALE

                                                                AMORTIZED COST MATURING:
                                        --------------------------------------------------------------------
                                                     After 1    After 5
                                         Within     but within but within    After      No Fixed
                                         1 Year      5 Years    10 Years    10 Years    Maturity     Total
                                        --------------------------------------------------------------------
                                                                 (Dollars in Thousands)
U. S. Government agency
    securities                          $  1,828    $  3,987    $    495    $    978    $    -      $  7,288
Obligations of states and political
    subdivisions                             -         1,555       8,654       5,304         -        15,513
Other debt securities                        -           927         100         -           -         1,027
Mortgage-backed securities (2)               -            32       1,187       1,385         -         2,604
                                        --------    --------    --------    --------    --------    --------
          Total Debt Securities            1,828       6,501      10,436       7,667         -        26,432
Common Stocks                                -           -           -           -         1,028       1,028
                                        --------    --------    --------    --------    --------    --------
                Total                   $  1,828    $  6,501    $ 10,436     $ 7,667    $  1,028    $ 27,460
                                        ========    ========    ========    ========    ========    ========
Weighted average yield (1)                  5.52 %      5.98 %      6.70 %      6.43 %       -   %      6.05%
                                        ========    ========    ========    ========    ========    ========
HELD TO MATURITY
                                                                AMORTIZED COST MATURING:
                                        --------------------------------------------------------------------
                                                     After 1    After 5
                                         Within     but within but within    After      No Fixed
                                         1 Year      5 Years    10 Years    10 Years    Maturity     Total
                                        --------------------------------------------------------------------
                                                                 (Dollars in Thousands)
Obligations of states and political
   subdivisions                         $    -      $  1,163    $  1,558    $    -      $    -      $  2,721
Other                                        -           100         100         -           -           200
Mortgage-backed securities (2)               -          -            -            52         -            52
                                        --------    --------    --------    --------    --------    --------
               Total                    $    -      $  1,263    $  1,658    $     52    $    -      $  2,973
                                        ========    ========    ========    ========    ========    ========
Weighted average yield (1)                  -    %      8.01 %      7.55 %      7.02 %      -    %      7.74%
                                        ========    ========    ========    ========    ========    ========

(1) Weighted average yields were computed on a tax equivalent basis using the federal income tax statutory rate and were determined on the basis of cost, adjusted for amortization of premium or accretion of discount.

(2) Mortgage-backed securities provide for periodic principal repayments. It is anticipated that these securities will be repaid prior to their contractual maturity dates.

Investments maturing within one year and other short-term investments such as interest-bearing deposits with other banks and federal funds sold were 1.32% of total assets at December 31, 1999, a decrease from 8.07% in 1998. The decrease is due to the decreases in interest-bearing balances at other banks, and daily federal funds sold discussed earlier.

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

Interest rate sensitivity is the result of differences in the amounts and repricing dates of a bank's rate sensitive assets and rate sensitive liabilities. These differences, or interest rate repricing "gap" provide an indication of the extent that the Company's net interest income is affected by future changes in interest rates. During a period of rising interest rates, a positive gap, a position of more rate sensitive assets than rate sensitive liabilities, is desired. During a falling interest rate environment, a negative gap is desired, that is, a position in which rate sensitive liabilities exceed rate sensitive assets.

The following table shows the Company's gap position for December 31, 1999, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities, while fixed rate products are measured to contractual maturity without any consideration for prepayments.

                                                 91 days
                                      0-90          to           1 to 5        Over
                                      Days        1 Year         Years        5 Years        Total
                                  ----------    ----------    -----------    ----------    ----------
                                                          (Dollars in Thousands)
ASSETS
   Interest-bearing deposits      $      -      $      -      $       -      $      -      $       -
   Investments (2) (3)                 1,812         3,175          8,980        15,606         29,573
   Federal funds sold                  1,200           -              -             -            1,200
   Loans (1)                          56,752        33,070         26,106        67,214        183,142
                                  ----------    ----------    -----------    ----------    -----------
        Total                         59,764        36,245         35,086        82,820        213,915
                                  ----------    ----------    -----------    ----------    -----------

LIABILITIES
   Interest-bearing demand            24,547           -              -             -           24,547
   Savings                            22,187           -              -             -           22,187
   Money market                       27,349           -              -             -           27,349
   Certificates > $100,000             7,507         9,310          6,119           663         23,599
   Other time deposits                14,997        30,060         19,526         2,389         66,972
   Borrowed funds                      9,003            93            208           -            9,304
                                  ----------    ----------    -----------    ----------    -----------
        Total                        105,590        39,463         25,853         3,052        173,958
                                  ----------    ----------    -----------    ----------    -----------
Interest sensitivity gap          $  (45,826)   $   (3,218)   $     9,233    $   79,768    $    39,957
                                  ==========    ==========    ===========    ==========    ===========
Cumulative interest sensitivity gap  (45,826)      (49,044)       (39,811)       39,957            -
                                  ==========    ==========    ===========    ==========    ===========
Rate sensitive assets/rate
  sensitive liabilities                 0.57          0.92           1.36           -             1.23

Cumulative gap/Total assets            (0.20)        (0.21)         (0.17)        0.17              -

(1)      Includes nonaccrual loans, excludes loans held for sale.
(2)      Includes investments available for sale.
(3) Investments are classified by the earlier of call date or maturity date for repricing purposes.

At December 31, 1999, the Company had a cumulative negative gap of $49,044,000 at the one year horizon. This value compares to a negative gap of $27,732,000 at December 31, 1998. The gap analysis indicates that if interest rates were to rise 100 basis points (1.0%), the Company's net interest income would decline $490,000 at the one year horizon because the Company's rate sensitive liabilities would reprice faster than rate sensitive assets. Conversely, if rate were to fall 100 basis points, the Company would earn $490,000 more in net interest income. However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, the Company's gap position does not necessarily predict the impact on interest income given a change in interest rate levels.

Management also manages interest rate risk with the use of simulation modeling which measures the sensitivity of future net interest income as a result of changes in interest rates. The analysis is based on repricing opportunities for variable rate assets and liabilities and upon contractual maturities of fixed rate instruments.

The simulation also calculates net interest income based upon estimates of the
largest foreseeable rate increase or decrease (+ or   200 basis points or
2.00%). The current analysis indicates that, given a 200 basis point overnight movement in interest rates, the Bank would experience a potential
$ 868,000 or 8% change in net interest income. It is important to note, however, that this exercise would be of a worst-case scenario. It would be more likely to have incremental changes in interest rates, rather than a single significant increase or decrease. When management believes interest rate movements will occur, it can restructure the balance sheet and thereby the ration of rate sensitive assets to rate sensitive liabilities which in turn will effect the net interest income. As mentioned earlier, in gap analysis, as well as simulation analysis, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree and therefore, could affect forecasted results.

CAPITAL RESOURCES

Capital adequacy is the ability of the Company to support growth while protecting the interests of shareholders and depositors. Total capital consists of common stock, surplus, retained earnings and net unrealized gains / losses on securities. Equity capital increased $1,355,000 or 5.6% in 1999. This increase is attributed, primarily, to retained net income. Historically, the Company has generated net retained profits sufficient to support normal growth and expansion.

Bank regulatory agencies have designated certain capital ratio requirements, which they use to assist in monitoring the safety and soundness of financial institutions. For 1999, management has calculated and monitored risk-based and leverage capital ratios in order to assess compliance with regulatory guidelines. The following schedule presents certain regulatory capital ratio requirements along with the Company's position at December 31, 1999:

                                      Actual
                                ------------------   Minimum       Well
                                 Amount     Ratio     Ratio     Capitalized
                                --------    ------    ------    -----------
Tier 1 risk - based capital     $ 24,484    14.7 %    4.00 %        6.00 %
Total risk - based capital        26,165    15.7      8.00         10.00
Leverage capital                  24,484    10.6      4.00          5.00

As the above table illustrates, the Company exceeds both the minimum and "well capitalized" regulatory capital requirements at December 31, 1999. Management does not anticipate any future activity that would have a negative impact on any of these ratios. Also, management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity, or capital of the Company.

INFLATION AND CHANGING PRICES

Management is aware of the impact inflation has on interest rates and the resulting impact it can have on the Company's performance. The ability of a financial institution to cope with inflation can only be determined by the analysis and monitoring of its asset and liability structure. The Company does monitor its asset and liability position, with particular emphasis on the mix of interest rate sensitive assets and liabilities, in order to reduce the effect of inflation upon its performance. However, it must be remembered that the asset and liability structure of a financial institution is substantially different from that of an industrial corporation, in that virtually all assets and liabilities are monetary in nature, meaning that they have been or will be converted into a fixed number of dollars regardless of changes in prices. Examples of monetary items include cash, loans and deposits. Nonmonetary items are those assets and liabilities, which do not gain or lose purchasing power solely as a result of general price level changes. Examples of nonmonetary items are premises and equipment.

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


INVESTMENT SECURITIES

The following schedule presents the composition of the investment portfolio as of the three most recent years ended:

                                                         Amortized
                                                            Cost
                              --------------------------------------------------------------------
                                                         December 31,
                              --------------------------------------------------------------------
                                                   (Dollars in Thousands)
                                       1999                   1998                    1997
                               Available  Held to     Available   Held to     Available   Held to
                               for Sale   Maturity    for Sale    Maturity    for Sale    Maturity
                              ----------  --------    ---------   --------    ---------   --------
U.S. Treasury securities      $    -      $    -      $  2,415    $    -      $  4,925    $    500
U. S. Government
  agency securities              7,288         -         6,033         -           728         500
Obligation of states and
  political subdivisions        15,513       2,721       7,518       3,365       5,039       5,640
Other debt securities            1,027         200         100         200         -           200
Mortgage backed securities       2,604          52       1,008          79       1,395         110
                              --------    --------    --------    --------    --------    --------
                                26,432       2,973      17,074       3,644      12,087       6,950
Restricted common stock          1,028         -           992         -           891         -
                              --------    --------    --------    --------    --------    --------
       Total                  $ 27,460    $  2,973    $ 18,066    $  3,644    $ 12,978    $  6,950
                              ========    ========    ========    ========    ========    ========

There are no securities in excess of 10% of stockholders' equity at December 31, 1999, deemed to be payable from and secured by the same source of revenue or taxing authority.

LOANS

The following table presents the composition of the loan portfolio as of the five most recent year-ends:

                                                         December 31,
                              ------------------------------------------------------------------
                                  1999          1998         1997          1996           1995
                              ----------    ----------    ----------    ----------    ----------
                                                    (Dollars in Thousands)
Commercial, financial and
  agricultural                $   17,727    $   15,761    $   18,223    $   18,084    $   13,283
Real estate construction           4,663         2,693         2,587         1,466         2,967
Real estate mortgage             136,853       112,173       106,308        94,213        81,717
Loans to individuals              23,899        30,227        30,385        27,539        24,852
                              ----------    ----------    ----------    ----------    ----------
                                 183,142       160,854       157,503       141,302       122,819

Less unearned income                 -             -               2            17            72
                              ----------    ----------    ----------    ----------    ----------
Total loans                   $  183,142    $  160,854    $  157,501    $  141,285    $  122,747
                              ==========    ==========    ==========    ==========    ==========

                                             30

The following table presents the maturity distribution sensitivity of real estate construction and commercial loans:

                                                               December 31, 1999
                                           ------------------------------------------------------
                                                            Due After
                                              Due in 1       1 Year
                                              Year or        Through       Due After
                                               Less         5 Years         5 Years         Total
                                             ---------      ---------      ---------      ---------
                                                          (Dollars in Thousands)

Commercial, financial and agricultural      $   6,324      $   7,128      $   4,275      $  17,727
Real estate construction                        4,663            -              -            4,663
                                            ---------      ---------      ---------      ---------
                                            $  10,987      $   7,128      $   4,275      $  22,390
                                            =========      =========      =========      =========

Predetermined interest rates                $   2,608      $   5,337      $   1,774      $   9,719
Floating interest rates                         8,379          1,791          2,501         12,671
                                            ---------      ---------      ---------      ---------
                                            $  10,987      $   7,128      $   4,275      $  22,390
                                            =========      =========      =========      =========

Generally, loans with maturities of one year or less consist of funds drawn on commercial lines of credit, short-term notes, and demand notes written without alternative maturity schedules. All lines of credit and demand loans are subject to an annual review where the account may be approved for up to one year. Real estate construction loans have a six-month maturity, after which the loans are generally transferred to the real estate mortgage portfolio and amortized over their contractual lives.


ALLOWANCE FOR LOAN LOSSES

The following table presents a summary of loan loss experience for each of the years in the five years ended December 31, 1999:

                                                                  Year Ended December 31,
                                           ---------------------------------------------------------------
                                              1999          1998          1997          1996         1995
                                           ----------    ----------    ----------    ----------    ----------
Loans outstanding at
end of period                              $  183,142    $  160,854    $  157,501    $  141,285    $  122,747
                                           ==========    ==========    ==========    ==========    ==========
Average loans outstanding (1)              $  171,974    $  160,218    $  149,370    $  132,278    $  118,201
                                           ==========    ==========    ==========    ==========    ==========
Allowance for loan losses:
Balance, beginning of period               $    1,410    $    1,299    $    1,177    $    1,098    $    1,037
Loans charged off:
  Commercial, financial and agricultural            7            14            35             8           -
  Real estate mortgages                           326             8           -               5            50
  Consumer                                        190           221           153           139           190
                                           ----------    ----------    ----------    ----------    ----------
    Total loans charged off                       523           243           188           152           240
                                           ----------    ----------    ----------    ----------    ----------
Recoveries:
  Commercial, financial and agricultural            3             9             5             5             4
  Real estate mortgages                            11            -             -              4             1
  Consumer                                         60            35            30            22            21
                                           ----------    ----------    ----------    ----------    ----------
    Total recoveries                               74            44            35            31            26
                                           ----------    ----------    ----------    ----------    ----------
Net loans charged off                             449           199           153           121           214
                                           ----------    ----------    ----------    ----------    ----------

Provision charged to expense                      720           310           275           200           275
                                           ----------    ----------    ----------    ----------    ----------
Balance, end of period                     $    1,681    $    1,410    $    1,299    $    1,177    $    1,098
                                           ==========    ==========    ==========    ==========    ==========
Ratio of net charge offs during the period
to average loans outstanding during
the period                                      0.26%         0.12%         0.10%         0.09%         0.18%

     (1)      Daily average balances.

The following table presents non-performing loans including nonaccrual accounts and loans past due 90 days or more as to interest or principal. In addition, interest data on nonaccrual and restructured loans at December 31, 1999 is also presented:

                                                                    December 31,
                                                  1999        1998        1997        1996       1995
                                                --------    --------    --------    --------    --------
                                                               (Dollars in thousands)

Non-performing and restructured loans
Loans past due 90 days or more                  $     93    $     50    $     18    $    177    $     87
  Non-accrual loans                                2,526       1,871       1,335         798         783
  Restructured loans                                 -           -           -           597         306
                                                --------    --------    --------    --------    --------
    Total non-performing
      and restructured loans                       2,619       1,921       1,353       1,572       1,176
                                                --------    --------    --------    --------    --------
Other non-performing assets
  Other real estate owned                            280         138           1         221         149
  Repossessed assets                                  33          38          24          24          24
                                                --------    --------    --------    --------    --------
    Total other non-performing assets                313         176          25         245         173
                                                --------    --------    --------    --------    --------
    Total non-performing assets                 $  2,932    $  2,097    $  1,378    $  1,817    $  1,349
                                                ========    ========    ========    ========    ========
         Non-performing and restructured loans
         as a percentage of total loans              1.4%        1.2%        0.9%        1.1%        1.0%
         Non-performing assets as a
         percentage of total assets                   1.3%        1.0%        0.7%        0.9%        0.8%

         Non-performing and restructured
         loans as a percentage of loan loss
         allowance                                 155.8%      136.2%      104.2%      133.6%      107.1%

         Allowance for loan losses/loans            0.92%       0.88%       0.82%       0.83%       0.89%

         Nonaccrual and restructured loan interest data:

         Interest computed at
         original terms:($ in 000)         $  34
                                           =====
         Interest recognized in income
         ($ in 000)                        $   6
                                           =====

Other real estate owned increased to $280,000 during 1999, which is the result of foreclosure activity on a single commercial property.

A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1999, the Company had nonaccrual loans of $2,526,000, of which, $2,150,000 were classified as impaired. The average balance in 1999 of impaired loans was $948,000. Impaired loans had a related allowance allocation of $322,000 and income recognized in 1999 for impaired loans totaled $6,000.

While impaired loans at December 31, 1999 were comprised of several loan accounts, three borrowers accounted for $1.9 million of the total, of which one borrower totaled $1.3 million. Two of the borrowers have begun voluntary liquidation of assets and are making payments as part of work out arrangements with the Bank. The remaining borrower pertains to a participated loan for a dairy operation. The Bank was cross-collateralized on cattle, feed and real estate, including facilities. Prior to year-end, based on internal analysis, the Bank determined that a loss pertaining to the cattle portion of the credit was eminent. Accordingly, management recorded a charge off in the amount of $300,000 during the fourth quarter of 1999, which
represented the Bank's portion of the total loss.   In addition, the
remaining dairy herd has been sold with all proceeds delivered to the Bank. Management anticipates receiving deed in lieu of foreclosure on the remaining real estate. Management is in negotiations with an interested third party for a lease with an option to purchase. Management does not consider any of the remaining non-performing loans to pose any significant risk to the capital position or future earnings of the Company.

Commercial, financial and agricultural loans are classified as nonaccrual when the loans become 90 days or more past due, and all other loans 120 days or more past due. In addition, a loan may also be classified as nonaccrual if, in the opinion of management, doubts as to the collectibility of the account arise prior to reaching certain past due parameters. At the time the account is placed on nonaccrual status, all previously accrued interest is charged against current earnings. At the time the accrual of interest is discontinued, futures income is recognized only when cash is received.

Non-performing loans as a percentage of total loans at December 31, 1999 was 1.4% compared to 1.2% at December 31, 1998, the increase is due principally to an increase in nonaccrual loans, which increased $655,000 during the period. Management does not believe the increase in nonaccrual loans or any of the accounts classified as non-performing will have a significant effect on operations or liquidity during 2000. Exclusive of the dairy farm credit mentioned above, nonaccrual loans, total non-performing and restructured loans and total non-performing assets at December 31, 1999 would have been $1.2 million, $1.3 million and $1.6 million respectively. Non-performing and restructured loans as a percentage of total loans would be 0.7% and non-performing assets as a percentage of total assets would be 0.7%.

Management is not aware of any trends or uncertainties related to any loans classified as doubtful or substandard which might have a material effect on future earnings, liquidity or capital resources. In addition, management is not aware of any information pertaining to material credits, which would cause it to doubt the ability of such borrowers to comply with the loan repayment terms.

The risk of loan losses is one of the inherent risks associated with lending. Management recognizes and experience indicates, that at any point in time, possible losses may exist in the loan portfolio. Therefore, based upon management's best estimate, each year provisions are charged against earnings to maintain the allowance for loan losses a level sufficient to recognize this potential risk. For 1999, management provided $720,000 to the allowance for loan losses.

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

To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering past charge-offs and recoveries and assessing the current risk element in the portfolio, management believes the allowance for loan losses at December 31, 1999 is adequate. Management believes the allowance can be allocated to commercial, real estate and consumer categories as follows:

                                    1999               1998                1997                  1996                1995
                             -----------------   ------------------  -------------------  -------------------  -------------------
                                         % of                % of                 % of                   % of              % of
                                       Loans in            Loans in             Loans in              Loans in            Loans in
                                       Category            Category             Category              Category            Category
                                       to Total            to Total             to Total              to Total            to Total
                              Amount    Loans    Amount     Loans    Amount      Loans     Amount     Loans    Amount      Loans
                             -------   -------   -------   -------   -------    -------   -------    -------   -------    -------
                                                                   (Dollars in Thousands)

Commercial, financial
   and agricultural          $   256     9.7 %   $   249     9.8 %   $   269     11.6 %   $   139     12.8 %   $   169     10.8 %
Real estate   construction       -       2.5         -       1.7         -        1.6          -       1.0         -        2.4
Real estate mortgage             528    74.7         279    69.7         247     67.5         315     66.7         196     66.6
Consumer                         449    13.1         298    18.8         271     19.3         299     19.5         312     20.2
Unallocated                      448     -           584     -           512      -           424      -           421      -
                             -------   -------   -------   -------   -------    -------   -------    -------   -------    -------
                             $ 1,681   100.0 %   $ 1,410   100.0 %   $ 1,299    100.0 %   $ 1,177    100.0 %   $ 1,098    100.0 %
                             =======   =======   =======   =======   =======    =======   =======    =======   =======    =======

DEPOSITS

The following table presents average deposits by type and the average interest rates paid as of 1999, 1998 and 1997:

                                                           December 31,
                            ----------------------------------------------------------------------------
                                     1999                      1998                        1997
                            ----------------------     ----------------------     ----------------------
                                                      (Dollars in thousands)

                                            Average                    Average                    Average
                              Average        Rate       Average         Rate        Average        Rate
                              Balance        Paid       Balance         Paid        Balance        Paid
                            ----------      ------     ---------       ------     -----------     ------
Non interest-bearing
  demand                    $   32,699        -  %    $   29,910         -  %     $   26,195        -  %
Interest-bearing demand         25,691      1.69          24,052       2.17           22,780      2.16
Money market                    25,994      3.50          22,694       3.82           23,842      3.83
Savings                         22,324      2.14          20,736       2.45           18,709      2.47
Time                            91,512      5.32          88,928       5.68           81,840      5.59
                            ----------                 ---------                  -----------
      Total                 $  198,220      4.04 %     $ 186,320       4.44 %     $  173,366      4.38 %
                            ==========      ======     =========       ======     ===========     ======

The following table presents the maturity schedule of time deposits of $100,000 and over:

   Three months or less                             $      7,507
   Over three through six months                           3,655
   Over six months through twelve months                   5,655
   Over twelve months                                      6,782
                                                    ------------
                              Total                 $     23,599
                                                    ============

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to fourth quarter 1995, the Company's common stock was traded locally. There was no established public trading market for Slippery Rock Financial Corporation's common stock at that time. During the fourth quarter of 1995, the Company began trading its stock in the local over-the-counter market through the National Association of Securities Dealers OTC "Bulletin Board" system, which is its automated system for reporting non-NASDAQ quotes and the National Quotation Bureau's "Pink Sheets." Price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The Company uses the following firms in establishing a market for its stock:

                  Legg Mason Wood Walker   Pittsburgh, PA
                  F. J. Morrissey & Co   Philadelphia, PA
                  Monroe Securities, Inc.   Rochester, NY
                  Ryan Beck & Co.   West Orange, NJ

The following table summarizes the high and low prices and dividend information since January 1, 1998. Prices are based on information made available to the Company. Cash dividends were declared on a quarterly basis. Pricing and dividends have been adjusted for the effect of a two for one split in December 1998.

                                                1999                                              1998
                              -------------------------------------      ---------------------------------------------
                                      Stock Price                                 Stock Price
                              -----------------------      Dividend      -----------------------------       Dividend
                                   High        Low         Declared          High             Low            Declared
                              -----------------------    ----------      -----------------------------    ------------
        First Quarter         $    28.00      24.50      $     0.09      $    25.00      $     21.88      $      0.075
        Second Quarter             25.75      22.00            0.09           25.50            23.25             0.080
        Third Quarter              27.00      23.00            0.09           27.18            23.25             0.085
        Fourth Quarter             25.50      23.00            0.16           26.00            21.75             0.150


The Company paid cash dividends of $0.43 and $0.39 per shares in 1999 and 1998 respectively, after adjustment for the stock split in 1998. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, future dividends must depend upon earnings, financial condition and any other factors relevant at the time the Board of Directors consider such dividends. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, any restrictions on the Bank's dividend payments are directly applicable to the Company.

As of December 31, 1999, the Company had approximately, 653 shareholders of record.