Form 10-K405, Exhibit 13
period 2000-12-31
SLIPPERY ROCK FINANCIAL CORP
filed 2001-03-29
CIK 884782

                                                                     Exhibit 13

SLIPPERY ROCK FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

                                                                               FIVE YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------------------
                                                        2000             1999              1998             1997             1996
                                                     ------------------------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF EARNINGS

Interest income..................................... $  20,048         $  16,619        $  16,091         $  15,152       $  13,744

Interest expense....................................     8,955             6,796            6,986             6,515           5,761
                                                     ------------------------------------------------------------------------------
Net interest income.................................    11,093             9,823            9,105             8,637           7,983
Provision for loan losses...........................       820               720              310               275             200
                                                     ------------------------------------------------------------------------------
Net interest income after
    provision for loan losses.......................    10,273             9,103            8,795             8,362           7,783
Other income........................................     1,970             1,735            1,629             1,053             846
Other expense.......................................     7,490             6,485            6,017             5,432           4,964
                                                     ------------------------------------------------------------------------------
Income before income taxes..........................     4,753             4,353            4,407             3,983           3,665
Applicable income tax expense.......................     1,382             1,256            1,353             1,100             995
                                                     ------------------------------------------------------------------------------
NET INCOME .........................................    $3,371            $3,097           $3,054            $2,883          $2,670
                                                     ==============================================================================
PER SHARE DATA (1)

Earnings per share..................................     $1.22             $1.12            $1.11             $1.05           $0.97
Dividends paid......................................     $0.50             $0.43            $0.39             $0.35           $0.29
Book value per share at period end..................    $10.16             $9.26            $8.79             $8.05           $7.36
Average number of shares outstanding................ 2,769,236         2,765,086        2,759,802         2,756,278       2,756,248

STATEMENT OF
CONDITION STATISTICS
(At end of period)

Assets..............................................  $283,442          $233,019         $215,773          $207,148        $195,713
Deposits............................................  $223,578          $197,124         $190,149          $181,225        $164,779
Loans...............................................  $231,321          $183,142         $160,854          $157,501        $141,286
Allowance for loan losses...........................    $2,142            $1,681           $1,410            $1,299          $1,177
Interest-bearing deposits in other banks............       $52               $38           $8,016               $68            $287
Investment securities...............................   $28,112           $29,573          $21,841           $20,030         $37,346
Short-term borrowings...............................   $30,000            $9,000               --            $2,000          $9,000
Long term debt......................................      $336              $304             $333              $552            $754
Stockholders' equity................................   $28,143           $25,610          $24,255           $22,175         $20,297

SIGNIFICANT RATIOS (2)

Return on average equity............................     12.46%            12.34%           13.06%            13.52%          13.78%
Return on average assets............................      1.30%             1.37%            1.45%             1.46%           1.52%
Loans as a percent of deposits......................    103.46%            92.91%           84.59%            86.91%          85.74%
Ratio of average equity to average assets...........     10.44%            11.11%           11.07%            10.83%          11.05%
Dividends as a percent of net income................     40.98%            38.39%           35.14%            33.33%          29.90%


(1) Per share data restated for the effects of a four for one stock split in 1996 and a two for one split in 1998.

(2) Loans as a percent of deposits calculations use actual period end volume data, all other ratios use average daily volume data.

                         REPORT OF INDEPENDENT AUDITORS


                             [SNODGRASS LETTERHEAD]


Board of Directors and Stockholders
Slippery Rock Financial Corporation

We have audited the accompanying consolidated balance sheet of Slippery Rock Financial Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slippery Rock Financial Corporation and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ S.R. SNODGRASS, A.C.


Wexford, PA
January 26, 2001

SLIPPERY ROCK FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEET

                                                                                DECEMBER 31,
                                                                        2000                    1999
                                                                        ----                    ----

ASSETS
Cash and due from banks ...................................         $  12,590,525          $  10,067,615
Interest-bearing deposits in other banks ..................                51,816                 38,018
Federal funds sold ........................................                    --              1,200,000
Mortgage loans held for sale ..............................             1,371,524                     --
Investment securities available for sale ..................            25,949,567             26,600,031
Investment securities held to maturity (market value of
     $2,175,011 and $2,985,634) ...........................             2,162,314              2,972,549
Loans .....................................................           231,320,977            183,142,466
Less allowance for loan losses ............................             2,142,130              1,681,172
                                                                    -------------          -------------
     Net loans ............................................           229,178,847            181,461,294

Premises and equipment ....................................             6,871,107              5,177,550
Accrued interest and other assets .........................             5,266,235              5,502,232
                                                                    -------------          -------------
          TOTAL ASSETS ....................................         $ 283,441,935          $ 233,019,289
                                                                    =============          =============

LIABILITIES
Deposits:
     Noninterest-bearing demand ...........................         $  35,603,928          $  32,469,443
     Interest-bearing demand ..............................            25,451,591             24,547,131
     Savings ..............................................            28,775,782             22,187,257
     Money market .........................................            20,733,750             27,349,379
     Time .................................................           113,012,832             90,570,491
                                                                    -------------          -------------
          Total deposits ..................................           223,577,883            197,123,701

Short-term borrowings .....................................            30,000,000              9,000,000
Other borrowings ..........................................               336,458                303,705
Accrued interest and other liabilities ....................             1,384,184                982,177
                                                                    -------------          -------------
          TOTAL LIABILITIES ...............................           255,298,525            207,409,583
                                                                    -------------          -------------

STOCKHOLDERS' EQUITY

Common stock, par value $.25; 12,000,000 shares authorized;
      2,769,381 and 2,769,048 issued and outstanding ......               692,345                692,262
Capital surplus ...........................................            10,552,153             10,547,408
Retained earnings .........................................            16,923,653             14,937,380
Accumulated other comprehensive loss ......................               (24,741)              (567,344)
                                                                    -------------          -------------
          TOTAL STOCKHOLDERS' EQUITY ......................            28,143,410             25,609,706
                                                                    -------------          -------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ......         $ 283,441,935          $ 233,019,289
                                                                    =============          =============


        See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF INCOME

                                                                            YEAR ENDED DECEMBER 31,
                                                                   2000                1999                1998
                                                                   ----                ----                ----
INTEREST AND DIVIDEND INCOME
     Interest and fees on loans ......................         $18,390,085         $14,694,862         $14,139,576
     Interest-bearing deposits in other banks ........                  --             185,339               1,996
     Federal funds sold ..............................             165,634             266,915             745,412
     Interest and dividends on investment securities:
         Taxable interest ............................             583,822             640,032             692,959
         Tax-exempt interest .........................             819,555             765,205             449,258
         Dividends ...................................              88,644              66,528              62,016
                                                               -----------         -----------         -----------
                    Total interest and dividend income          20,047,740          16,618,881          16,091,217
                                                               -----------         -----------         -----------

INTEREST EXPENSE
     Deposits ........................................           7,693,885           6,693,959           6,949,151
     Short-term borrowings ...........................           1,234,066              76,513               2,374
     Other borrowings ................................              26,618              25,959              34,227
                                                               -----------         -----------         -----------
                    Total interest expense ...........           8,954,569           6,796,431           6,985,752
                                                               -----------         -----------         -----------

NET INTEREST INCOME ..................................          11,093,171           9,822,450           9,105,465

PROVISION FOR LOAN LOSSES ............................             820,000             720,000             310,000
                                                               -----------         -----------         -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ..          10,273,171           9,102,450           8,795,465
                                                               -----------         -----------         -----------

OTHER INCOME
     Service charges on deposit accounts .............             847,334             640,387             593,112
     Trust Department income .........................             124,326             122,928              75,452
     Net gains on loan sales .........................              94,311             219,636             289,932
     Mastermoney Interchange fee income ..............             281,239             218,655              72,019
     Other income ....................................             623,020             533,490             598,321
                                                               -----------         -----------         -----------
                    Total other income ...............           1,970,230           1,735,096           1,628,836
                                                               -----------         -----------         -----------

OTHER EXPENSE
     Salaries and employee benefits ..................           3,568,099           3,142,051           2,857,553
     Occupancy expense ...............................             430,968             371,050             242,570
     Equipment expense ...............................             843,474             812,032             756,845
     Data processing expense .........................             267,594             226,087             292,761
     Pennsylvania shares tax .........................             246,660             224,889             203,272
     Stationery, printing, and supplies ..............             240,107             156,131             156,896
     Other expense ...................................           1,893,105           1,552,463           1,506,921
                                                               -----------         -----------         -----------
                    Total other expense ..............           7,490,007           6,484,703           6,016,818
                                                               -----------         -----------         -----------

Income before income taxes ...........................           4,753,394           4,352,843           4,407,483

Income tax expense ...................................           1,382,467           1,255,863           1,353,457
                                                               -----------         -----------         -----------

NET INCOME ...........................................         $ 3,370,927         $ 3,096,980         $ 3,054,026
                                                               ===========         ===========         ===========

EARNINGS PER SHARE
     Basic ...........................................         $      1.22         $      1.12         $      1.11
     Diluted .........................................         $      1.22         $      1.12         $      1.11

        See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS' EQUITY

                                                                                        ACCUMULATED
                                                                                          OTHER
                                            COMMON         CAPITAL        RETAINED     COMPREHENSIVE                   COMPREHENSIVE
                                             STOCK         SURPLUS        EARNINGS     INCOME (LOSS)       TOTAL          INCOME
                                             -----         -------        --------     -------------       -----          ------

Balance, December 31, 1997 ..............   $344,831     $10,710,629    $11,052,496      $  67,170     $22,175,126

Net income ..............................                                 3,054,026                      3,054,026      $3,054,026
Other comprehensive income:
    Net unrealized gain on available
      for sale securities, net of
      tax of $9,957 .....................                                                   19,329          19,329          19,329
                                                                                                                        ----------
Comprehensive income ....................                                                                               $3,073,355
                                                                                                                        ==========

Cash dividends ($.39 per share) .........                                (1,076,728)                    (1,076,728)

Stock options exercised .................        625          82,696                                        83,321
Stock split .............................    345,456        (345,456)
                                            --------     -----------    -----------      ---------     -----------
Balance, December 31, 1998 ..............    690,912      10,447,869     13,029,794         86,499      24,255,074

Net income ..............................                                 3,096,980                      3,096,980      $3,096,980
Other comprehensive income:
    Net unrealized loss on
      available for sale securities,
      net of tax benefit of $336,827 ....                                                 (653,843)       (653,843)       (653,843)
                                                                                                                        ----------
Comprehensive income ....................                                                                               $2,443,137
                                                                                                                        ==========

Cash dividends ($.43 per share) .........                                (1,189,394)                    (1,189,394)

Stock options exercised .................      1,350          99,539                                       100,889
                                            --------     -----------    -----------      ---------     -----------
Balance, December 31, 1999 ..............    692,262      10,547,408     14,937,380       (567,344)     25,609,706

Net income ..............................                                 3,370,927                      3,370,927      $3,370,927
Other comprehensive income:
    Net unnrealized gain on
      available for sale securities,
      net of taxes of $279,523 ..........                                                  542,603         542,603         542,603
                                                                                                                        ----------
Comprehensive income ....................                                                                               $3,913,530
                                                                                                                        ==========

Cash dividends ($.50 per share) .........                                (1,384,654)                    (1,384,654)

Stock options exercised .................         83           4,745                                         4,828
                                            --------     -----------    -----------      ---------     -----------
Balance, December 31, 2000..............    $692,345     $10,552,153    $16,923,653      $ (24,741)    $28,143,410
                                            ========     ===========    ===========      =========     ===========


        See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                          YEAR ENDED DECEMBER 31,
                                                                                2000                1999                1998
                                                                                ----                ----                ----
OPERATING ACTIVITIES

     Net income ....................................................       $  3,370,927        $  3,096,980        $  3,054,026
     Adjustments to reconcile net income to net cash provided by operating activities:
          Provision for loan losses ................................            820,000             720,000             310,000
          Depreciation and amortization ............................            649,600             606,838             812,004
          Originations of mortgage loans held for sale .............         (8,800,001)        (12,024,053)        (15,528,429)
          Proceeds from sales of mortgage loan .....................          7,448,305          14,498,222          14,248,558
          Net gains on mortgage loan sales .........................            (94,311)           (219,636)           (289,932)
          Decrease (increase) in accrued interest receivable .......           (357,290)             35,198               2,079
          Increase (decrease) in accrued interest payable ..........            356,304             (26,583)            (48,215)
          Other, net ...............................................            433,950            (358,849)           (334,363)
                                                                           ------------        ------------        ------------
                    Net cash provided by operating activities ......          3,827,484           6,328,117           2,225,728
                                                                           ------------        ------------        ------------

INVESTING ACTIVITIES

     Decrease (increase) in time deposits in other banks, net ......                 --           8,000,000          (8,000,000)
     Investment securities available for sale:
          Proceeds from maturities and repayments ..................          2,119,232           5,512,358           8,021,601
          Purchases ................................................           (631,800)        (14,913,651)        (13,133,296)
     Investment securities held to maturity:
          Proceeds from maturities and repayments ..................            910,408             672,341           3,306,670
          Purchases ................................................           (100,000)                 --                  --
     Increase in loans, net ........................................        (48,555,531)        (32,192,223)         (3,689,028)
     Purchases of premises and equipment ...........................         (2,340,194)         (1,409,130)         (1,225,459)
     Proceeds from loan sales ......................................                 --           9,181,939                  --
     Proceeds from sales of other real estate owned ................                 --             235,366                  --
                                                                           ------------        ------------        ------------
                    Net cash used for investing activities .........        (48,597,885)        (24,913,000)        (14,719,512)
                                                                           ------------        ------------        ------------

FINANCING ACTIVITIES

     Increase in deposits, net .....................................         26,454,182           6,974,766           8,924,368
     Increase (decrease) in short-term borrowings, net .............         21,000,000           9,000,000          (2,000,000)
     Proceeds from other borrowings ................................            186,213             223,000                  --
     Payments on other borrowings ..................................           (153,460)           (252,549)           (218,998)
     Proceeds from stock options exercised .........................              4,828              99,420              83,321
     Cash dividends paid ...........................................         (1,384,654)         (1,189,394)         (1,076,728)
                                                                           ------------        ------------        ------------
                    Net cash provided by financing activities ......         46,107,109          14,855,243           5,711,963
                                                                           ------------        ------------        ------------

                    Increase (decrease) in cash and cash equivalents          1,336,708          (3,729,640)         (6,781,821)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .....................         11,305,633          15,035,273          21,817,094
                                                                           ------------        ------------        ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR ...........................       $ 12,642,341        $ 11,305,633        $ 15,035,273
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

The Company is a Pennsylvania corporation organized to become the holding company of the Bank. The Bank is a national bank headquartered in Slippery Rock, Pennsylvania. The Company's principal sources of revenue emanate from interest earnings on its portfolio of residential real estate, commercial mortgage, and commercial and consumer loans as well as interest earnings on investment securities and a variety of deposit and trust services provided to its customers through nine locations. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

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

LOANS

Loans are reported at their principal amount net of the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. The Company's general policy has been to stop accruing interest on loans when it is determined a reasonable doubt exists as to the collectibility of additional interest. Income is subsequently recognized only to the extent that cash payments are received and, in management's judgment, the borrower has the ability and intent to make future interest and principal payments.

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

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

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

INTANGIBLE ASSETS

Such assets are comprised of branch acquisition core deposit premiums. These core deposit premiums which were quantified by specific core deposit life studies are amortized using the straight-line method over the estimated average lives of the deposit accounts. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments as deemed necessary. Intangible assets are a component of other assets on the consolidated balance sheet.

TRUST DEPARTMENT

Trust Department assets (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers are not included in the consolidated balance sheet since such items are not assets of the Company. In accordance with industry practice, fees are recorded on the cash basis and approximate the fees which would have been recognized on the accrual basis.

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

EARNINGS PER SHARE

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

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

MORTGAGE SERVICING RIGHTS ("MSRs")

The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains all servicing rights for these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. MSRs are a component of other assets on the consolidated balance sheet.

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

Cash payments for interest in 2000, 1999, and 1998 were $8,598,265, $6,823,014, and $7,033,967, respectively. Cash payments for income taxes for 2000, 1999, and 1998 amounted to $1,485,000, $1,472,000, and $1,353,000, respectively.

PENDING ACCOUNTING PRONOUNCEMENTS

Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), as amended by Financial Accounting Standards Board Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of Statement No. 133" (Statement No. 138), is effective in 2001, and requires measuring and recording the change in fair value of derivative instruments. Statement No. 133 is not expected to materially affect the Company's financial position or results of operations.

In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement replaces FASB Statement No. 125 and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 140 are effective for transactions occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of Statement No. 140 is not expected to have a material impact on financial position or results of operations.

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

                                                                                          2000              1999             1998
                                                                                          ----              ----             ----
      Weighted-average common shares outstanding
          used to calculate basic earnings per share...............................     2,769,236         2,765,086        2,759,802
      Additional common stock equivalents (stock options)
          used to calculate diluted earnings per share ............................            --             4,637            2,167
                                                                                        ---------        ----------        ---------
      Weighted-average common shares and common stock
          equivalents used to calculate diluted earnings per share.................     2,769,236         2,769,723        2,761,969
                                                                                        =========         =========        =========

3.    INVESTMENT SECURITIES

      Amortized cost and estimated market values of investment securities are summarized as follows:

                                                                                      2000
                                                  ----------------------------------------------------------------------------
                                                                          GROSS                GROSS               ESTIMATED
      AVAILABLE FOR SALE                           AMORTIZED            UNREALIZED           UNREALIZED             MARKET
      ------------------                              COST                GAINS                LOSSES                VALUE
                                                      ----                -----                ------                -----

      U. S. Government agency securities          $ 5,467,449          $    13,115          $   (13,677)          $ 5,466,887
      Obligations of states and
           political subdivisions ......           15,524,384               60,115              (97,969)           15,486,530
      Other debt securities ............            1,025,367                1,699                 (343)            1,026,723
      Mortgage-backed securities .......            2,310,454               10,908              (11,335)            2,310,027
                                                  -----------          -----------          -----------           -----------
            Total debt securities ......           24,327,654               85,837             (123,324)           24,290,167
      Common stocks ....................            1,659,400                   --                   --             1,659,400
                                                  -----------          -----------          -----------           -----------
             Total .....................          $25,987,054          $    85,837          $  (123,324)          $25,949,567
                                                  ===========          ===========          ===========           ===========

                                                                           2000
                                          ------------------------------------------------------------------------
                                                                 GROSS              GROSS              ESTIMATED
      HELD TO MATURITY                     AMORTIZED           UNREALIZED         UNREALIZED             MARKET
      ----------------                        COST               GAINS              LOSSES               VALUE
                                              ----               -----              ------               -----
      Obligations of states and
          political subdivisions          $1,831,114          $   14,807          $       --           $1,845,921
      Other debt securities ....             300,000                 693              (2,794)             297,899
      Mortgage-backed securities              31,200                  --                  (9)              31,191
                                          ----------          ----------          ----------           ----------
               Total ...........          $2,162,314          $   15,500          $   (2,803)          $2,175,011
                                          ==========          ==========          ==========           ==========


                                                                                  1999
                                                  ----------------------------------------------------------------------
                                                                        GROSS             GROSS               ESTIMATED
      AVAILABLE FOR SALE                           AMORTIZED          UNREALIZED        UNREALIZED             MARKET
      ------------------                              COST              GAINS             LOSSES               VALUE
                                                      ----              -----             ------               -----
      U. S. Government agency securities          $ 7,287,943          $ 1,096          $ (92,503)          $ 7,196,536
      Obligations of states and
          political subdivisions .......           15,513,032            8,319           (705,726)           14,815,625
      Other debt securities ............            1,027,092               --            (12,535)            1,014,557
      Mortgage-backed securities .......            2,603,977            4,293            (62,557)            2,545,713
                                                  -----------          -------          ---------           -----------
                Total debt securities ..           26,432,044           13,708           (873,321)           25,572,431
      Common stocks ....................            1,027,600               --                 --             1,027,600
                                                  -----------          -------          ---------           -----------
                Total ..................          $27,459,644          $13,708          $(873,321)          $26,600,031
                                                  ===========          =======          =========           ===========


                                                                           1999
                                          ------------------------------------------------------------------------
                                                                 GROSS              GROSS              ESTIMATED
      HELD TO MATURITY                     AMORTIZED           UNREALIZED         UNREALIZED             MARKET
      ----------------                        COST               GAINS              LOSSES               VALUE
                                              ----               -----              ------               -----
      Obligations of states and
         political subdivisions           $2,720,987            $20,257            $(2,424)          $2,738,820
      Other debt securities ....             200,000                 --             (4,219)             195,781
      Mortgage-backed securities              51,562                 --               (529)              51,033
                                          ----------            -------            -------           ----------
            Total ..............          $2,972,549            $20,257            $(7,172)          $2,985,634
                                          ==========            =======            =======           ==========


      The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          AVAILABLE FOR SALE                       HELD TO MATURITY
                                                       --------------------------            ---------------------------
                                                                        ESTIMATED                              ESTIMATED
                                                       AMORTIZED          MARKET             AMORTIZED          MARKET
                                                         COST             VALUE                COST             VALUE
                                                         ----             -----                ----             -----

      Due in one year or less ..............          $ 1,397,121      $ 1,393,377          $   200,000      $   203,201
      Due after one year through five years             6,229,130        6,241,592              932,302          937,169
      Due after five years through ten years           12,255,632       12,251,020              998,812        1,003,449
      Due after ten years ..................            4,445,771        4,404,178               31,200           31,192
                                                      -----------      -----------          -----------      -----------
           Total ...........................          $24,327,654      $24,290,167          $ 2,162,314      $ 2,175,011
                                                      ===========      ===========          ===========      ===========

      Investment securities with an amortized cost and estimated market value of $22,822,947 and $22,799,369, respectively, at December 31, 2000, and
      $22,159,763 and $21,545,025, respectively, at December 31, 1999, were pledged to secure public deposits and other purposes as required by law.

4.    LOANS

      Major classifications of loans are summarized as follows:

                                                             2000                  1999
                                                             ----                  ----
         Real Estate:
               Construction ...................          $  9,687,962          $  4,662,680
               Residental .....................           119,246,949           100,426,388
               Commercial .....................            41,743,374            36,426,608
         Commercial, financial and agricultural            26,011,994            17,727,489
         Consumer .............................            34,630,698            23,899,301
                                                         ------------          ------------
                                                          231,320,977           183,142,466
         Less allowance for loan losses .......             2,142,130             1,681,172
                                                         ------------          ------------

                   Net loans ..................          $229,178,847          $181,461,294
                                                         ============          ============


      Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $46,645,576 and $42,834,475 at December 31, 2000 and 1999, respectively.

      In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 2000 is as follows:

                                                 AMOUNTS
         1999               ADVANCES            COLLECTED           2000
         ----               --------            ---------           ----

      $1,307,489          $25,989,042          $25,436,196       $1,860,335

      The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Although the Company has a diversified loan portfolio at December 31, 2000 and 1999, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the immediate trade area.

      The Company had nonaccrual loans, exclusive of impaired loans, of $576,596 and $376,391 at December 31, 2000 and 1999, respectively. Interest income on loans would have increased by approximately $50,118 and $33,560 during 2000 and 1999, respectively, if these loans had performed in accordance with their original terms.

      Information with respect to impaired loans as of and for the years ended December 31, is as follows:

                                                         2000                1999
                                                         ----                ----

Impaired loans .............................          $1,909,516          $2,149,846
Related allowance for loan losses ..........             286,427             322,477
Average recorded balance of impaired loans .           1,986,146             947,725
Interest income recognized on impaired loans              19,886               6,125


5.    ALLOWANCE FOR LOAN LOSSES


      Changes in the allowance for loan losses for the years ended December 31, are as follows:

                                                        2000                1999                1998
                                                        ----                ----                ----
         Balance, January 1 ...............          $1,681,172          $1,410,309          $1,298,981
         Add:
            Provision charged to operations             820,000             720,000             310,000
            Recoveries ....................              73,608              73,477              44,246
         Less loans charged off ...........             432,650             522,614             242,918
                                                     ----------          ----------          ----------
         Balance, December 31 .............          $2,142,130          $1,681,172          $1,410,309
                                                     ==========          ==========          ==========

6.    PREMISES AND EQUIPMENT

      Major classifications of premises and equipment are summarized as follows:

                                                         2000                1999
                                                         ----                ----

         Land .............................          $ 1,241,137          $ 1,107,484
         Bank buildings ...................            6,929,836            5,280,262
         Furniture, fixtures, and equipment            4,300,528            3,743,561
                                                     -----------          -----------
                                                      12,471,501           10,131,307
         Less accumulated depreciation ....            5,600,394            4,953,757
                                                     -----------          -----------
              Total .......................          $ 6,871,107          $ 5,177,550
                                                     ===========          ===========


      Depreciation charged to operations was $646,637, $636,345, and $553,848 in 2000, 1999, and 1998, respectively.

7.    DEPOSITS

      Time deposits include certificates of deposit and other time deposits in denominations of $100,000 or more. Such deposits totaled $32,498,420 and $23,599,092 at December 31, 2000 and 1999, respectively. Interest expense on certificates of deposit over $100,000 amounted to $1,786,890, $1,252,337, and $1,291,458 for the years ended December 31, 2000, 1999, and 1998, respectively.

      The following table sets forth the remaining maturity of time certificates of deposit of $100,000 or more at December 31, 2000.

                Three months or less .......................................  $ 9,975,302
                Over three months through six months .......................    2,664,762
                Over six months through twelve months ......................    8,307,565
                Over twelve months .........................................   11,550,791
                                                                              -----------
                      Total ................................................  $32,498,420
                                                                              ===========


8.    SHORT-TERM BORROWINGS


      The outstanding balances and related information for short-term borrowings are summarized as follows:

                                                                             2000                                1999
                                                              -----------------------------       -----------------------------
                                                                 Amount               Rate           Amount               Rate
                                                                 ------               ----           ------               ----

         Balance at year-end ...........................      $30,000,000             6.62%       $ 9,000,000             5.81%
         Average balance outstanding during the year....       18,573,770             6.64          1,367,671             5.59
         Maximum amount outstanding at any month-end....       30,000,000               --          9,000,000               --


      Short-term borrowings include "RepoPlus" advances with the Federal Home Loan Bank of Pittsburgh ("FHLB"). RepoPlus advances are subject to annual renewal, incur no service charges, bear a fixed rate of interest, and are secured by a blanket security agreement on qualifying residential mortgages.

9.    OTHER BORROWINGS

      Other borrowings consists of the following:

                                                                                                             2000         1999
                                                                                                             ----         ----

         Long-term FHLB advances.....................................................................      $     --     $ 89,588
         Community Loans FHLB Advances, due in monthly installments
                of $670 including interest at 6.92 percent...........................................        46,972           --
         Community Loans FHLB Advances, due in monthly installments
                of $998 including interest at 6.90 percent...........................................        54,706           --
         Community Loans FHLB Advances, due in monthly installments
                of $905 including interest at 6.93 percent ..........................................        75,403           --
         Real estate mortgage payable, due in monthly installments
                of $3,198 including interest at 9.50 percent ........................................        69,668       97,552
         Real estate mortgage payable, due in monthly installments
               of $2,571 including interest at 9.50 percent..........................................        89,709      111,065
         Real estate mortgage payable, due in monthly installments
               of $945 including interest at 10.50 percent...........................................            --        5,500
                                                                                                           --------     --------
                Total ...............................................................................      $336,458     $303,705
                                                                                                           ========     ========

      Pursuant to a collateral agreement entered into with the FHLB, these advances are secured by stock in the FHLB and qualifying first mortgage loans. As of December 31, 2000, the Company's remaining borrowing capacity was $66 million.

10.   INCOME TAXES

      The provision for federal income taxes consists of:

                                         2000               1999              1998
                                         ----               ----              ----
         Currently payable ........   $ 1,566,473       $ 1,392,429       $ 1,353,202

         Deferred .................      (184,006)         (136,566)              255
                                      -----------       -----------       -----------
              Total provision......   $ 1,382,467       $ 1,255,863       $ 1,353,457
                                      ===========       ===========       ===========


      The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                     2000              1999
                                                                                     ----              ----
Deferred tax assets:
     Allowance for loan losses ..........................................          $637,221          $480,495
     Unrealized loss on securities ......................................            12,746           292,268
     Premises and equipment .............................................           101,766            54,154
     Fair market value in excess of carrying value of loans held for sale            24,745            26,472
     Other ..............................................................            94,488            71,985
                                                                                   --------          --------
          Total .........................................................           870,966           925,374
                                                                                   --------          --------

Deferred tax liabilities:
     Prepaid pension asset ..............................................           120,051           120,286
     Deferred loan origination fees, net ................................            44,134             2,791
                                                                                   --------          --------

          Total .........................................................           164,185           123,077
                                                                                   --------          --------

               Net deferred tax assets ..................................          $706,781          $802,297
                                                                                   ========          ========


      No valuation allowance was established at December 31, 2000 and 1999 in view of the Company's ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

      The reconciliation between the federal statutory rate and the Company's effective consolidated income tax rate is as follows:

                                                  2000                           1999                           1998
                                   -----------------------------     ---------------------------     ---------------------------
                                                          % OF                            % OF                            % OF
                                                         PRE-TAX                         PRE-TAX                         PRE-TAX
                                       AMOUNT            INCOME         AMOUNT           INCOME         AMOUNT           INCOME
                                       ------            ------         ------           ------         ------           ------
Federal income tax
    at statutory rate .....        $ 1,616,154           34.0%       $ 1,479,967          34.0%      $ 1,498,544          34.0%
Tax-exempt income .........           (288,993)          (6.1)          (270,636)         (6.2)         (177,373)         (4.0)
Nondeductible interest to
    carry tax-exempt assets             42,928            0.9             35,956           0.8            23,799           0.5
Other .....................             12,378            0.2             10,576           0.3             8,487           0.2
                                   -----------           ----        -----------          ----       -----------          ----
Actual expense and
    effective rate ........        $ 1,382,467           29.0%       $ 1,255,863          28.9%      $ 1,353,457          30.7%
                                   ===========           ====        ===========          ====       ===========          ====

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

      The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                                            2000            1999
                                                                            ----            ----
          Plan assets at fair value, beginning of year...............    $2,158,358     $1,742,177
          Actual return on plan assets ..............................       (64,835)       283,727
          Employer contribution .....................................       141,722        158,587
          Benefits paid .............................................       (12,966)       (26,133)
                                                                         ----------     ----------
          Plan assets at fair value, end of year ....................     2,222,279      2,158,358
                                                                         ----------     ----------

          Benefit obligation, beginning of year .....................     2,189,731      1,823,757
          Service cost ..............................................       154,288        137,433
          Interest cost .............................................       142,111        118,544
          Actuarial adjustments .....................................         4,969        136,130
          Benefits paid .............................................       (12,966)       (26,133)
                                                                         ----------     ----------
          Benefit obligation, end of year ...........................     2,478,133      2,189,731
                                                                         ----------     ----------

          Funded status..............................................      (255,854)       (31,373)
          Prior service cost ........................................         5,985          7,391
          Unrecognized transition asset..............................       (19,799)       (24,049)
          Unrecognized net (gain) loss from past experience
              different from that assumed ...........................       631,254        401,121
                                                                         ----------     ----------

          Prepaid pension cost.......................................    $  361,586     $  353,090
                                                                         ==========     ==========


      Plan assets consist primarily of certificates of deposit, money market, and equity mutual funds.

      Assumptions used in determining net period pension cost are as follows:

                                                        2000     1999     1998
                                                        ----     ----     ----
          Discount rate............................     6.50%    6.50%    6.50%
          Expected return on plan assets...........     7.50%    7.50%    6.50%
          Rate of compensation increase............     5.00%    5.00%    5.00%

      Net period pension costs include the following components:

                                                                   2000          1999           1998
                                                                   ----          ----           ----
          Service cost of the current period..................  $ 154,288     $ 137,433      $ 134,789
          Interest cost on projected benefit obligation.......    142,111       118,544         82,464
          Actual loss (return) on plan assets.................     64,835      (283,727)      (255,354)
          Net amortization and deferral.......................   (228,008)      188,190        137,717
                                                                ---------     ---------      ---------
          Net periodic pension cost...........................  $ 133,226     $ 160,440      $  99,616
                                                                =========     =========      =========


      401(k) PLAN

      The Bank maintains a trusteed Section 401(k) plan. The Bank makes matching contributions of 50 percent of eligible officers' and employees' contributions annually, to a maximum of four percent of base salary. Substantially all officers and employees are eligible to participate in the plan. The Bank's contribution to this plan was $34,932, $40,418, and $33,503 for the years ended December 31, 2000, 1999, and 1998, respectively.

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

                                                                      WEIGHTED-                    WEIGHTED-
                                                                       AVERAGE                      AVERAGE
                                                                      EXERCISE                     EXERCISE
                                                         2000           PRICE          1999          PRICE
                                                         ----           -----          ----          -----

          Outstanding, January 1 .....................  58,350         $17.62         39,650        $16.70
              Granted ................................  46,900          15.25         24,100         19.30
              Exercised ..............................     333          14.50          5,400         18.41
              Forfeited ..............................   2,767          17.84             --            --
                                                       -------                        ------
          Outstanding, December 31 ................... 102,150          16.54         58,350         17.62
                                                       =======                        ======
          Exercisable.................................  31,704          16.21         11,119         16.70


The following table summarizes the characteristics of stock options outstanding at December 31, 2000:

                                          OUTSTANDING                                        EXERCISABLE
                           ------------------------------------------                 ------------------------
                                                              AVERAGE                                  AVERAGE
                                             AVERAGE         EXERCISE                                 EXERCISE
      EXERCISE PRICE       SHARES             LIFE             PRICE                  SHARES            PRICE
      --------------       ------             ----             -----                  ------            -----

          $14.50            16,200            6.75             $14.50                 10,784            $14.50
           18.50            18,400            7.75              18.50                  7,320             18.50
           19.30            20,650            8.75              19.30                  3,600             19.30
           15.25            46,900            9.75              15.25                 10,000             15.25
                           -------                                                    ------
                           102,150                                                    31,704
                           =======                                                    ======


For purpose of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2000, 1999, and 1998: (1) expected dividend yields ranged from 2.0 percent to 2.9 percent; (2) risk-free interest rates ranging from 5.1 percent to 6.5 percent; (3) expected volatility of 14.0; and (4) expected lives of options ranged from 6.75 to 9.75 years.

The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock and basic and diluted net income per common share for the years ended December 31, would have been as follows:

                                                                2000                1999                1998
                                                                ----                ----                ----
Net income applicable to common stock:
    As reported ...................................          $3,370,927          $3,096,980          $3,054,026
    Pro forma .....................................           3,311,871           3,060,619           3,049,812
Basic net income per common share:
    As reported...................................           $     1.22          $     1.12          $     1.11
    Pro forma .....................................                1.20                1.11                1.10
Diluted net income per common share:
    As reported...................................           $     1.22          $     1.12          $     1.11
    Pro forma .....................................                1.20                1.11                1.10

13.   COMMITMENTS AND CONTINGENT LIABILITIES

      COMMITMENTS

      In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments were comprised of the following at December 31:

                                                                         2000                 1999
                                                                         ----                 ----

         Commitments to extend credit .....................          $37,498,000          $34,904,000
         Standby letters of credit and financial guarantees            1,096,000            1,214,000
                                                                     -----------          -----------

              Total .......................................          $38,594,000          $36,118,000
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

14.   REGULATORY RESTRICTIONS

      CASH AND DUE FROM BANKS

      Included in cash and due from banks are reserves required by the district Federal Reserve Bank of $2,697,000 and $2,606,000 at December 31, 2000 and 1999. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and a balance maintained directly with the Federal Reserve Bank.

      DIVIDENDS

      Under the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by the subsidiary bank in any one year exceed the net profits of that year as defined, combined with net retained profit from the two preceding years. Using this formula, the amount available for payment of dividends in 2001, without approval of the Comptroller, will be limited to approximately $3,966,000 plus net profits in 2001 retained up to the date of the dividend declaration.

15.   REGULATORY CAPITAL REQUIREMENTS

      Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

      In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

      As of December 31, 2000 and 1999, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

      The Company's actual capital ratios are presented in the following table which shows that both met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

                                                                         2000                               1999
                                                              -----------------------             ----------------------
                                                                AMOUNT          RATIO                AMOUNT        RATIO
                                                                ------          -----                ------        -----
      Total Capital (to Risk-weighted Assets)

          Actual............................................  $28,846,012       13.57%            $26,164,754      15.70%
          For Capital Adequacy Purposes ....................   17,008,246        8.00              13,333,280       8.00
          To Be Well Capitalized ...........................   21,260,307       10.00              16,666,600      10.00

      Tier I Capital (to Risk-weighted Assets)

          Actual ...........................................  $26,703,982       12.56%            $24,483,582      14.69%
          For Capital Adequacy Purposes ....................    8,504,123        4.00               6,666,640       4.00
          To Be Well Capitalized ...........................   12,756,184        6.00               9,999,960       6.00

      Tier I Capital (to Average Assets)

          Actual ...........................................  $26,703,982        9.67%            $24,483,582      10.63%
          For Capital Adequacy Purpose .....................   11,047,523        4.00               9,217,342       4.00
          To Be Well Capitalized ...........................   13,809,404        5.00              11,521,678       5.00


16.   FAIR VALUE DISCLOSURE

      The estimated fair value of the Company's financial instruments are as follows:

                                                                  2000                                   1999
                                                    --------------------------------        --------------------------------
                                                      CARRYING              FAIR              CARRYING              FAIR
                                                        VALUE               VALUE               VALUE               VALUE
                                                        -----               -----               -----               -----
Financial assets:
    Cash, interest-bearing deposits in
        other banks, and federal funds sold......   $ 16,608,361        $ 16,608,361        $ 11,305,633        $ 11,305,633
    Mortgage loans held for sale ................      1,371,524           1,371,524                  --                  --
    Investment securities .......................     28,111,881          28,124,578          29,572,580          29,585,665
    Net loans ...................................    229,178,847         228,380,068         181,461,294         180,460,824
    Accrued interest receivable .................      1,703,811           1,703,811           1,346,521           1,346,521
                                                    ------------        ------------        ------------        ------------
        Total ...................................   $276,974,424        $276,188,342        $223,686,028        $222,698,643
                                                    ============        ============        ============        ============
Financial liabilities:
    Deposits ....................................   $223,577,883        $223,549,570        $197,123,701        $197,248,797
    Short-term borrowings .......................     30,000,000          30,000,000           9,000,000           9,000,000
    Other borrowings ............................        336,458             336,458             303,705             303,705
    Accrued interest payable ....................      1,063,385           1,063,385             707,081             707,081
                                                    ------------        ------------        ------------        ------------
        Total ...................................   $254,977,726        $254,949,413        $207,134,487        $207,259,583
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

17.   PARENT COMPANY

      Following are condensed financial statements for the parent company:

                             CONDENSED BALANCE SHEET

                                                                                 DECEMBER 31,
                                                                             2000             1999
                                                                             ----             ----
      ASSETS
           Cash in subsidiary bank....................................   $   139,990      $   169,131
           Investment in bank subsidiary..............................    27,985,747       25,419,846
           Other assets...............................................        19,074           22,132
                                                                         -----------      -----------
                Total assets .........................................   $28,144,811      $25,611,109
                                                                         ===========      ===========

      LIABILITIES
           Other liabilities .........................................   $     1,401      $     1,403

      STOCKHOLDERS' EQUITY ...........................................    28,143,410       25,609,706
                                                                         -----------      -----------
                TOTAL LIABILITIES
                   AND STOCKHOLDERS' EQUITY ..........................   $28,144,811      $25,611,109
                                                                         ===========      ===========


                          CONDENSED STATEMENT OF INCOME

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                        2000            1999          1998
                                                                                        ----            ----          ----
      INCOME
           Dividends from subsidiary................................................ $1,384,657      $1,189,395    $1,076,728

      EXPENSES  ....................................................................     56,101          53,240        42,463
                                                                                     ----------      ----------    ----------
           Income before income tax benefit.........................................  1,328,556       1,136,155     1,034,265
           Income tax benefit.......................................................    (19,074)        (18,102)      (14,437)
                                                                                     ----------      ----------    ----------
           Income before equity in undistributed net income of subsidiary...........  1,347,630       1,154,257     1,048,702

      Equity in undistributed net income of subsidiary..............................  2,023,297       1,942,723     2,005,324
                                                                                     ----------      ----------    ----------
      NET INCOME   ................................................................. $3,370,927      $3,096,980    $3,054,026
                                                                                     ==========      ==========    ==========


                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                        2000              1999            1998
                                                                                        ----              ----            ----
      OPERATING ACTIVITIES
           Net Income............................................................... $ 3,370,927      $ 3,096,980     $ 3,054,026

           Adjustments to reconcile net income to net cash provided by operating activities:
                Equity in undistributed net income of subsidiary....................  (2,023,297)      (1,942,723)     (2,005,324)
                Other ..............................................................       3,055            1,729          (4,185)
                                                                                     -----------      -----------     -----------
                    Net cash provided by operating activities.......................   1,350,685        1,155,986       1,044,517
                                                                                     -----------      -----------     -----------

      FINANCING ACTIVITIES
           Proceeds from stock options exercised ...................................       4,828           99,420          83,321
           Cash dividends paid......................................................  (1,384,654)      (1,189,394)     (1,076,728)
                                                                                     -----------      -----------     -----------
                    Net cash used for financing activities..........................  (1,379,826)      (1,089,974)       (993,407)
                                                                                     -----------      -----------     -----------
                    Increase (decrease) in cash.....................................     (29,141)          66,012          51,110
      CASH AT BEGINNING OF PERIOD ..................................................     169,131          103,119          52,009
                                                                                     -----------      -----------     -----------
      CASH AT END OF PERIOD ........................................................ $   139,990      $   169,131     $   103,119
                                                                                     ===========      ===========     ===========

18.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                    THREE MONTHS ENDED
                                                                 ------------------------------------------------------
                                                                    MARCH          JUNE         SEPTEMBER     DECEMBER
                                                                    2000           2000           2000          2000
                                                                    ----           ----           ----          ----
      Total interest and dividend income......................   $4,430,363     $4,832,081     $5,243,765    $5,541,531
      Total interest expense..................................    1,809,346      2,078,158      2,401,971     2,665,093
                                                                 ----------     ----------     ----------    ----------
      Net interest income.....................................    2,621,017      2,753,923      2,841,794     2,876,438
      Provision for loan losses...............................      105,000        119,286        172,857       422,857
                                                                 ----------     ----------     ----------    ----------
      Net interest income after provision for loan losses.....    2,516,017      2,634,637      2,668,937     2,453,581

      Total noninterest income................................      429,322        460,367        453,158       627,383
      Total noninterest expense...............................    1,683,129      1,767,142      1,907,939     2,131,799
                                                                 ----------     ----------     ----------    ----------
      Income before income taxes..............................    1,262,210      1,327,862      1,214,156       949,165
      Income taxes............................................      367,576        391,940        356,486       266,465
                                                                 ----------     ----------     ----------    ----------
      Net income..............................................   $  894,634     $  935,922     $  857,670    $  682,700
                                                                 ==========     ==========     ==========    ==========
      Per share data:
      Net income
          Basic...............................................   $     0.32     $     0.34     $     0.31    $     0.25
          Diluted.............................................         0.32           0.34           0.31          0.25
      Average shares outstanding
          Basic...............................................    2,769,048      2,769,132      2,769,381     2,769,381
          Diluted.............................................    2,769,791      2,769,132      2,769,381     2,769,381


                                                                                    THREE MONTHS ENDED
                                                                 ------------------------------------------------------
                                                                    MARCH          JUNE         SEPTEMBER     DECEMBER
                                                                    1999           1999           1999          1999
                                                                    ----           ----           ----          ----
      Total interest and dividend income......................   $4,122,124     $4,008,988     $4,215,954    $4,271,814
      Total interest expense..................................    1,702,391      1,681,650      1,678,965     1,733,424
                                                                 ----------     ----------     ----------    ----------
      Net interest income.....................................    2,419,733      2,327,338      2,536,989     2,538,390
      Provision for loan losses...............................      105,000        105,000        105,000       405,000
                                                                 ----------     ----------     ----------    ----------
      Net interest income after provision for loan losses.....    2,314,733      2,222,338      2,431,989     2,133,390

      Total noninterest income................................      442,106        368,343        361,105       563,542
      Total noninterest expense...............................    1,595,429      1,647,429      1,549,568     1,692,277
                                                                 ----------     ----------     ----------    ----------
      Income before income taxes..............................    1,161,410        943,252      1,243,526     1,004,655
      Income taxes............................................      348,226        265,352        361,358       280,927
                                                                 ----------     ----------     ----------    ----------
      Net income..............................................    $ 813,184     $  677,900     $  882,168    $  723,728
                                                                  =========     ==========     ==========    ==========
      Per share data:
      Net income
          Basic...............................................   $     0.29     $     0.25     $     0.32    $     0.26
          Diluted.............................................         0.29           0.25           0.32          0.26
      Average shares outstanding
          Basic...............................................    2,764,248      2,764,248      2,764,248     2,763,648
          Diluted.............................................    2,764,248      2,766,649      2,766,360     2,768,724

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
OPERATING RESULTS AND FINANCIAL CONDITION

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

OVERVIEW

Slippery Rock Financial Corporation ("Company") is the parent holding company for The First National Bank of Slippery Rock ("Bank"). This discussion and the related financial data represent the financial condition and results of operations of the Bank for the three years ended December 31, 2000, and is presented to assist in the understanding and evaluation of the financial condition and the results of operations of the Company and is intended to supplement, and should be read in conjunction with, the consolidated financial statements and the related notes.

Management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity or capital of the Company.

RESULTS OF OPERATIONS

Net income for 2000 was $3,371,000, an increase of $274,000 from 1999's earnings of $3,097,000. An increase in net interest income after provision for loan losses of $1,171,000 and a net increase in total other income of $235,000 was offset by a net increase in total other expense of $1,005,000. Income before taxes at December 31, 2000 was $4,753,000 an increase of $400,000 or 9.19% from the $4,353,000 reported at December 31, 1999. Federal income taxes of $1,382,000 at December 31, 2000 represents an increase of $126,000 from the $1,256,000 reported at December 31,1999.

Net income for 1999 was $3,097,000, an increase of $43,000 from 1998's earnings of $3,054,000. An increase in net interest income after provision for loan losses of $307,000 and a net increase in total other income of $106,000 was offset by a net increase in total other expense of $468,000. Income before taxes at December 31, 1999 was $4,353,000 a decrease of $55,000 or 1.24% from the $4,408,000 reported at December 31, 1998. Federal income taxes of $1,256,000 at December 31, 1999 represents a decrease of $98,000 from the $1,354,000 reported at December 31,1998.


ANNUAL NET INCOME
$ IN THOUSANDS


         1996        1997        1998        1999        2000
         ----        ----        ----        ----        ----
        $2,670      $2,883      $3,054      $3,097      $3,371


EARNINGS PER SHARE
DOLLARS

         1996        1997        1998        1999        2000
         ----        ----        ----        ----        ----
        $0.97       $1.05       $1.11       $1.12       $1.22


DIVIDENDS PAID PER SHARE
DOLLARS

         1996        1997        1998        1999        2000
         ----        ----        ----        ----        ----
        $0.29       $0.35       $0.39       $0.43       $0.50

Earnings per share, on a fully diluted basis, of $1.22 at December 31, 2000 compared to $1.12 at December 31, 1999 and $1.11 at December 31,1998, increases of $0.10 and $0.11 per share respectively.

NET INTEREST INCOME

Net interest income is the amount by which interest generated from interest earning assets exceeds interest paid on interest-bearing liabilities. Net interest income, on a tax equivalent basis, which is the primary component of earnings, was $11,537,000 for 2000, as compared to $10,239,000 for 1999 and $9,375,000 for 1998.

                                                                   SLIPPERY ROCK FINANCIAL CORPORATION
                                                            AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

                                                     2000                           1999                           1998
                                          ---------------------------    --------------------------     --------------------------
                                          AVERAGE                        AVERAGE                        AVERAGE
                                          VOLUME     INTEREST   YIELD    VOLUME   INTEREST    YIELD     VOLUME    INTEREST   YIELD
                                          ------     --------   -----    ------   --------    -----     ------    --------   -----

ASSETS                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets
   Investment securities:
       Taxable ......................    $ 10,379    $   672    6.47%   $ 11,497   $   707     6.15%   $ 12,565   $   755   6.01%
       Non-taxable (2) ..............      17,982      1,242    6.91      16,688     1,159     6.95       9,246       680   7.35
   Interest-bearing deposits in
       other banks ..................          --         --      --       3,781       185     4.89          33         2   6.06
   Loans (1), (3) ...................     209,147      18412    8.80     171,974    14,717     8.56     160,218    14,179   8.85
   Federal funds sold ...............       2,465        166    6.73       5,241       267     5.09      13,955       746   5.35
                                         --------    -------            --------   -------             --------   -------
   Total interest-earning assets ....     239,973     20,492    8.54     209,181    17,035     8.14     196,017    16,362   8.34
                                                     -------                       -------                        -------
Noninterest-earning assets
   Cash and due from banks ..........       9,792                          8,769                          7,918
   Allowance for loan losses ........      (1,827)                        (1,533)                        (1,353)
   Other assets .....................      11,268                          9,606                          8,706
                                         --------                       --------                       --------
   Total assets .....................    $259,206                       $226,023                       $211,288
                                         ========                       ========                       ========
LIABILITIES AND
STOCKHOLDERS' EQUITY

Interest-bearing liabilities
   Interest-bearing checking ........    $ 26,476        424    1.60    $ 25,691       434     1.69    $ 24,052       523   2.17
   Money market accounts ............      24,549        858    3.50      25,994       911     3.50      22,694       866   3.82
   Savings deposits .................      25,153        609    2.42      22,324       478     2.14      20,736       508   2.45
   Time deposits ....................     100,953      5,803    5.75      91,512     4,871     5.32      88,928     5,053   5.68
   Borrowed funds ...................      18,934      1,261    6.66       1,779       102     5.73         551        37   6.72
                                         --------    -------            --------   -------             --------   -------
    Total interest-bearing liabilities    196,065      8,955    4.57     167,300     6,796     4.06     156,961     6,987   4.45
                                                     -------                       -------                        -------
Noninterest-bearing liabilities
   Demand deposits ..................      34,888                         32,699                         29,910
   Other liabilities ................       1,201                            917                          1,028
   Capital ..........................      27,052                         25,107                         23,389
                                         --------                       --------                       --------
   Total liabilities
       and stockholders' equity .....    $259,206                       $226,023                       $211,288
                                         ========                       ========                       ========
   Net interest income and net yield
       on interest-earning assets ...                $11,537    4.81%              $10,239     4.89%              $ 9,375   4.78%
                                                     =======    ====               =======     ====               =======   ====
   Net interest spread ..............                           3.97%                          4.08%                        3.89%
                                                                ====                           ====                         ====


(1) - Interest on loans includes fee income.

(2) - Yields on interest-earning assets have been computed on a taxable-equivalent basis using the federal income tax statutory rate of 34%.

(3) - Non-accrual loans included.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                          2000 CHANGE FROM 1999                    1999 CHANGE FROM 1998
                                                  -----------------------------------       -----------------------------------
                                                                   CHANGE DUE TO                             CHANGE DUE TO
                                                   TOTAL       ----------------------        TOTAL       ----------------------
                                                  CHANGE       VOLUME(1)      RATE(1)       CHANGE       VOLUME(1)      RATE(1)
                                                  ------       ---------      -------       ------       ---------      -------
INTEREST INCOME ON:
   Taxable investment securities ..........      $   (35)      $   (71)      $    36       $   (48)      $   (66)      $    18
   Non-taxable investments ................           83            90            (7)          479           518           (39)
   Interest-bearing deposits in other banks         (185)          (92)          (93)          183           148            35
   Loans ..................................        3,695         3,272           423           538         1,014          (476)
   Federal funds sold .....................         (101)         (170)           69          (479)         (445)          (34)
                                                 -------        ------       -------       -------       -------       -------
       Total interest income ..............        3,457         3,029           428           673         1,169          (496)
                                                 -------        ------       -------       -------       -------       -------
INTEREST EXPENSE ON:
   Interest-bearing checking ..............          (10)           14           (24)          (89)           32          (121)
   Money market accounts ..................          (53)          (53)           --            45           122           (77)
   Savings deposits .......................          131            64            67           (30)           37           (67)
   Time deposits ..........................          932           520           412          (182)          144          (326)
   Borrowed funds .........................        1,159         1,139            20            65            71            (6)
                                                 -------        ------       -------       -------       -------       -------
       Total interest expense .............        2,159         1,684           475          (191)          406          (597)
                                                 -------        ------       -------       -------       -------       -------
NET INTEREST INCOME .......................      $ 1,298       $ 1,345       $   (47)      $   864       $   763       $   101
                                                 =======       =======       =======       =======       =======       =======

(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

Interest income and interest expense increases or decreases as the volumes of interest sensitive assets and liabilities and interest rates fluctuate. Average interest-earning assets increased $30.8 million in 2000, due to an increase in average loans of $37.2 million. Although virtually all major segments of the loan portfolio experienced net increases, the most significant growth, $18.4 million, occurred within the real estate segment of the loan portfolio. There were no concentrated efforts on management's part to target growth within any one particular segment of the loan portfolio. A significant portion of the growth is attributed to the Bank's expansion into Lawrence County, Pennsylvania. The Bank opened the first of its two new Lawrence County offices in March 2000 when the New Wilmington, Pennsylvania office celebrated its grand opening. In addition to the increase in average loans, average non-taxable investments increased $1.3 million.

These increases were offset by declines in average federal funds sold of $2.8 million, interest-bearing deposits in other banks of $3.8 million and a decline in average taxable investment securities of $1.1 million.

Average interest-bearing liabilities increased $28.8 million for the period ended December 31,2000. With the exception of average money market accounts, which declined $1.5 million, all segments of interest-bearing products had net increases for the period. Average balances on borrowed funds had the most significant growth with a net increase of $17.2 million. This was followed by net increases in average time certificates of $9.4 million, average savings of $2.8 million and average interest-bearing checking of $785,000. The increases in average deposit product balances also resulted from the Bank's expansion activities, while the increase in average borrowed funds resulted from increased liquidity needs for funding earning asset growth.

For the period ended December 31, 1999, average interest-earning assets increased $13.0 million. As in 2000, the increase is due principally to an increase in average loans, which grew $11.8 million. Although the most significant growth, $6.9 million, occurred within the commercial real estate segment of the loan portfolio, there were no concentrated efforts on management's part to target growth within any one particular segment of the loan portfolio. In addition to the increase in average loans, average non-taxable investments increased $7.4 million and average interest-bearing balances with others


TOTAL ASSETS
$ IN THOUSANDS

            1996            1997          1998           1999        2000
            ----            ----          ----           ----        ----
          $195,713        $207,148      $215,773       $233,019    $283,442


RETURN ON AVERAGE ASSETS
PERCENTAGE

            1996            1997          1998           1999        2000
            ----            ----          ----           ----        ----
           1.52%           1.46%         1.45%          1.37%       1.30%


RETURN ON AVERAGE EQUITY
PERCENTAGE

            1996            1997          1998           1999        2000
            ----            ----          ----           ----        ----
           13.78%          13.52%        13.06%         12.34%      12.46%
increased $3.6 million. These increases were offset by a decline in average federal funds sold, which declined $8.7 million during the period. The changes were brought about by the use of general liquidity available in federal funds sold, which was used to fund the net increases in loans and tax-free investments.

Average interest-bearing liabilities increased $10.3 million for the period ended December 31, 1999. Although each of interest-bearing products had net increases for the period, average money market accounts, which increased $3.3 million, had the most significant growth. Money market accounts were followed by net increases in average time deposits of $2.6 million and interest-bearing checking of $1.6 million. Average interest-bearing deposits increased $9.1 million or 5.8% without any concentrated efforts on management's part to target growth within any one particular product.

Not only did average earning assets and specifically average loans increase during 2000, but the yield increased as well. The yield on average interest-earning assets increased in 2000 to 8.54% from a level of 8.14% in 1999. The increase occurred principally from an increase on loan yields which rose from a level of 8.56% at December 31,1999 to 8.80% at December 31, 2000. As a result of Federal Reserve Board action to manage interest rates in U. S. economy, interest rates were at generally higher levels throughout 2000 than those experienced throughout 1999. As an example, prime rate, the rate at which banks lend funds to their best commercial customers, rose from a level of 8.50% in January 2000 to 9.50% in June and remained at this level throughout the year. In contrast to this, prime maintained a level of 7.75% for the first six months of 1999 before ascending to a level of 8.50% at December 31, 1999.

The analysis of changes in net interest income table depicts the changes in net interest income for the Company for 2000.

Total interest income increased $3,457,000 for the twelve-month period ended December 31, 2000 due primarily to an increase in interest income from loans. Total interest income increased $3,029,000 due to volume and $428,000 due to higher rates. Interest income from loans increased $3,695,000 with $3,272,000 due to volume increases and $423,000 due to changes in interest rates.

Although the yield on interest-earning assets rose, the yield on interest-bearing liabilities also rose in 2000. The yield on interest-bearing liabilities increased 51 basis points (0.51%) during the twelve- month period ended December 31, 2000 from a level of 4.06% at December 31, 1999 to 4.57% at December 31, 2000. Savings, time deposits and borrowed funds all experienced higher rates. The yield on savings accounts increased from 2.14% at December 31, 1999 to 2.42% at December 31, 2000 due the addition of the new "classic plus" savings account. Management created the new product, in an effort to attract new deposit dollars and to maintain existing customers, by paying 5.25% to customers that maintain targeted balance levels. At December 31, 2000, the classic plus savings product represented approximately $8.8 million. The yield on time certificates increased from a level of 5.32% at December 31, 1999 to 5.75% at December 31, 2000. The increase was brought about by the general rise in market interest rates and to "special" promotional certificate rates offered as part of the grand opening celebration for the new branch office. The yield on borrowed funds increased from 5.73% at December 31, 1999 to 6.66% at December 31, 2000 due to the general interest rate rise in the market place.

Net interest margin at December 31, 2000 was 4.81% as compared to 4.89% at December 31,1999 and 4.78% at December 31, 1998.


OTHER INCOME

2000 -- 1999

The principal sources of other income are service charges, fees and commissions. Other income for 2000 totaled $1,970,000 an increase of $235,000 or 13.5% from $1,735,000 at December 31,1999. Total other income increased due to increases in service charges on deposit accounts of $207,000, an increase in mastermoney interchange fees of $62,000 and an increase in other miscellaneous income of $90,000. These items were offset by a decline on net gains recorded on loan sales of $125,000.

Service charge fee income increased due to volume activity and to price restructurings that went into effect during third quarter 1999. Mastermoney interchange fees increased due to increased activity on the Bank's debit card product. Management anticipates this fee to continue to increase as customer acceptance of the product grows. Other miscellaneous income increased due to three items. Sweep fee income increased $13,000 to $22,000 at December 31, 2000, income from insurance commissions increased $47,000 to $158,000 at December 31, 2000 and trust brokerage commissions increased $19,000 to $45,000 for the period ended December 31, 2000. Sweep fee income is derived from a product that allows customers to sweep deposit dollars daily to an outside investor that invests dollars in non-traditional deposit products such as mutual funds. At December 31, 2000, the Bank swept approximately $3.0 million in deposit dollars. Commissions on insurance sales for consumer and mortgage loans increased due enhanced sales efforts by lenders and due to volume increases in originations of these types of loans. Trust brokerage commissions increased due to higher sales volumes of non-traditional deposit products available through the Bank's trust department.

In 2000, The Bank recorded gains of $94,000 on the sale of $7.4 million of fixed rate, 1-4 family, residential mortgages, a decline of $57,000 from 1999. Gains recorded on the sale of $14.5 million of residential mortgages in 1999 totaled $151,000. In addition to mortgage sales, the Bank also sold approximately $9.2 million in student loans in 1999 and recorded net gains of $68,000 on the sale.

1999 -- 1998

Other income for 1999 totaled $1,735,000 an increase of $106,000 or 6.5% from $1,629,000 at December 31,1998. Total other income increased due to increases in service charges on deposit accounts of $47,000, and an increase in trust fees of $47,000. These items were offset by a decline on net gains recorded on loan sales of $138,000.

The increase in service charges on deposit accounts is due to volume activity and pricing changes that became effective during the third quarter. Trust fee income increased due to volume activity within the department.

The increase in other miscellaneous income is comprised of several items; an increase in mortgage servicing fees of $20,000, an increase in insurance commissions of $46,000, an increase in fees associated with the Bank's debit card program of $147,000 and an increase in brokerage commission fees of $26,000. These items were offset by a one-time gain recorded in 1998 pertaining to the sale of the Bank's former Plaza office of $145,000. No such gains were recorded in 1999. Income from mortgage servicing increased due to volume increases within the sold loan portfolio. Commissions from insurance sales increased due to greater marketing efforts on the part of the Bank's lenders to sell life and accident and health insurance on consumer and mortgage loans. The increase in debit card fee income is due to the implementation of an annual fee assessment and due to increased volumes. In October 1999, in an effort to offset costs associated with the product, the Bank implemented an annual fee for customers using the debit card product. In addition, the Bank records interchange fees from merchants who accept the debit card as a payment method. The fee, which is transaction based, increases as the volume and average transaction amount increases.

In 1999, The Bank recorded gains of $151,000 on the sale of $14.5 million of fixed rate, 1-4 family, residential mortgages, a decline of $138,000 from 1998. Gains recorded on the sale of $14.1 million of residential mortgages in 1998 totaled $289,000. As mentioned earlier, the Bank also sold approximately $9.2 million in student loans in 1999 and recorded net gains of $68,000 on the sale.


OTHER EXPENSE

2000 -- 1999

Total other expenses of $7,490,000 at December 31, 2000 represented an increase of $1,005,000 from $6,485,000 at December 31, 1999. The major contributors of the increase are salary and employee benefits of $426,000, net occupancy expense of $60,000, stationary, printing and supplies of $84,000 and "other" miscellaneous expenses of $341,000. Salary, occupancy, and supply expenses increased due to the new branch additions. The New Wilmington branch opened in March 2000, the Bank's new grocery store branch opened in October 2000, and the Bank will open its new Laurel branch in January 2001.

Other miscellaneous expense increased due to several items. Advertising expense increased $97,000 due to various promotions in conjunction with the new branch openings. Contributions expense increased $190,000 as the Company funded $150,000 towards a scholarship program it created at the local university. Additional collection expenses in the amount of $55,000 were incurred due to legal and professional services pertaining to various foreclosure proceedings.

1999 -- 1998

Total other expenses of $6,485,000 at December 31,1999 represented an increase of $468,000 from $6,017,000 at December 31, 1998. The major contributors of the increase are salary and employee benefits of $285,000, net occupancy expense of $129,000, and equipment expense of $55,000. The increase in salary and employee benefits is attributed to normal annual increases and staff additions.

Occupancy expense and equipment expense increased in 1999 due to increased costs associated with the new Plaza facility and the new Trust Division building. These increases were offset by a decline in data processing expense of $67,000 which was due to one-time, third party data processing charges recorded in 1998 associated with the Bank's debit card product.

INCOME TAXES

Federal income taxes for 2000 of $1,382,000 represented a 10.0% increase from the $1,256,000 reported in 1999. The increase is due to an increase in taxable income, which increased $376,000 or 10.2% to $4,066,000 in 2000. The Company's effective tax rate increased to 29.0% in 2000 from 28.9% in 1999.

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

FINANCIAL CONDITION

2000 -- 1999

Average total assets at December 31, 2000 were $259.2 million, an increase of $33.2 million or 14.7%. Average total interest-earning assets increased $30.8 million in 2000, primarily from increases in average loan balances, which increased $37.2 million or 21.6% and an increase in average non-taxable securities, which increased $1.3 million or 7.8 %. The most significant growth in the loan portfolio occurred within the 1-4 family residential real estate portfolio and the consumer portfolio, which includes student loans. Real estate loans, which includes first and secondary lien positions, increased $18.2 million or 19.6%. and consumer loans increased $10.7 million or 47.9%. As previously mentioned, the increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically was funded by an increase in average deposit liabilities and average short-term borrowings.

Average deposit liabilities at December 31, 2000 were $212.0 million, an increase of $13.8 million or 7.0% from $198.2 million at December 31, 1999. With the exception of money market accounts, average balances increased across all deposit products. The greatest net increase occurred within average certificates of deposit, which increased $9.4 million. This was followed by an increase in average savings deposits of $2.8 million or 12.7%. Average short-term borrowings increased $17.1 million for the period ended December 31, 2000. The increase in average borrowed funds resulted from short-term advances from the Federal Home Loan Bank ("FHLB") used for general liquidity purposes.

Total period end assets at December 31, 2000 were $283.4 million, an increase of $50.4 million or 21.6%. Total deposits at December 31, 2000 were $223.6 million, an increase of $26.5 million or 13.4% and short-term borrowings increased $21.0 million to $30.0 million at December 31, 2000.

The Bank continued to sell fixed rate, 1-4 family, residential mortgages as part of its strategies for managing liquidity and interest rate risk within the loan portfolio. In 2000, the Bank sold approximately $7.4 million of these loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of total loans, including loans held for sale, to total deposits of 104.1% at December 31, 2000 compared to 92.9% at December 31, 1999.

1999 -- 1998

Average total assets at December 31, 1999 were $226.0 million, an increase of $14.7 million or 7.0% Average total interest-earning assets increased $13.2 million in 1999, primarily from increases in average loan balances, which increased $11.8 million or 7.3% and an increase in average non-taxable securities, which increased $7.4 million or 80.5 %. The most significant growth in the loan portfolio occurred within the commercial real estate portfolio and the 1-4 family residential real estate portfolio. Commercial real estate loans increased $5.7 million or 20.5%. Residential real estate loans, which includes first and secondary lien positions, increased $12.2 million. As previously mentioned, the increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically was funded by an increase in average deposit liabilities and short-term borrowings.

Average deposit liabilities at December 31, 1999 were $198.2 million, an increase of $11.9 million or 6.4%. Average balances increased across all deposit products. The greatest net increase occurred within the average money market accounts, which increased $3.3 million or 14.5%. This was followed by an increase in average certificates of deposit of $2.6 million or 2.9%. Average short-term borrowings increased $1.4 million for the period ended December 31, 1999. The increase in average borrowed funds resulted from short-term advances from the Federal Home Loan Bank ("FHLB") used for general liquidity purposes.

Total period end assets at December 31,1999 were $233.0 million, an increase of $17.2 million or 7.0%. Total deposits at December 31, 1999 were $197.1 million, an increase of $7.0 million or 3.7%. Short-term borrowings at December 31, 1999 totaled $9.0 million.

The Bank continued to sell fixed rate, 1-4 family, residential mortgages as part of its strategies for managing liquidity and interest rate risk within the loan portfolio. In 1999, the Bank sold approximately $14.0 million of these loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of total loans to total deposits of 92.9% at December 31,1999, compared to 84.6% at December 31, 1998.

LIQUIDITY

Liquidity represents the ability of the Company to meet normal cash flow requirements of both borrowers and depositors efficiently. Repayments of and the management of maturity distributions for loans and securities provide asset liquidity. One measure that the Bank uses to monitor liquidity is the liquidity ratio, which assesses the relationship between certain earning assets, customer deposits and short-term interest-bearing liabilities. This ratio was 2.7% of total assets as of December 31, 2000 compared to 2.6% at December 31, 1999. The liquidity report not only identifies liquidity within the balance sheet, but off balance sheet items as well. The report identifies anticipated sources and uses of funds as well as potential sources and uses. Anticipated needs would include liquidity for credit demand, commitments to purchase assets, and deposit decreases. Anticipated sources would include cash (net of reserve requirements), maturing investment securities, daily fed funds sold, deposit increases, and the repayment of loans. Potential uses would include unfunded loan commitments available on lines of credit. Potential sources would include borrowing capacity available to the Company through the Federal Home Loan Bank ("FHLB").

The Statement of Cash Flows indicates that net cash was provided from operating activities and financing activities of $3.8 million and $46.1 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $26.5 million and an increase in short-term borrowings of $21.0 million. These items, in conjunction with net maturities of investment securities of $3.0 million, were used to fund a net increase in loans of $48.6 million and the purchase of premises and equipment of $2.3 million. Cash dividends paid in 2000 were $1.4 million, an increase of $195,000 from the $1.2 million paid in 1999.

For the period ended December 31, 1999, the Statement of Cash Flows indicates that net cash was provided from operating activities of $6.3 million and financing activities of $14.9 million. As was the case in 2000, cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits and an increase in short-term borrowings. Net deposits increased $6.9 million and short-term borrowings increased $9.0 million. Investing activities for the twelve month period ended December 31, 1999 indicated that net maturities of investment securities available for sale of $5.5 million, a decrease in time deposits in other banks of $8.0 million, and proceeds from the sale of student loans of $9.2 million offset the net purchases of investment securities available for sale of $14.9 million and the net increase in loans of $32.2 million. In addition, cash was used for an increase in premises and equipment of $1.4 million. Cash dividends paid in 1999 were $1.2 million, an increase of $113,000 from the $1.1 million paid in 1998.

The Company's liquidity plan allows for the use of long-term advances or a short-term line of credit with the FHLB as a source of funds. Borrowing from FHLB not only provides a source of liquidity for the Company, but also serves as a tool to reduce interest risk as well. The Company may structure borrowings from FHLB to match those of customer credit requests, and therefore, lock in interest rate spreads over the lives of the loans. FHLB borrowings, generally, have a lower cost than deposits. At December 31, 2000, the Company continued to have three such matched funding loans outstanding totaling $177,000.

The Company's short-term borrowings with FHLB are "RepoPlus" advances. "RepoPlus" advances are short-term advances subject to annual renewal, incur no service charges, bear a fixed rate of interest, and are secured by a blanket security agreement on qualifying residential mortgages.

The Company had $30.0 million and $9.0 million of RepoPlus advances outstanding at December 31, 2000 and 1999 respectively. The Company's maturity distributions for the RepoPlus product throughout 2000 were short-term, usually less than 90 days; however, management anticipates extending the maturity to the ten-year horizon through the use of FHLB's Convertible Select product. The Company may extend the term with a fixed rate over the entire loan term or opt for a fixed rate with a strike rate. With a strike rate product, the interest rate is fixed for the first year of the outstanding debt. At a specified period in the future, the FHLB may opt to maintain the fixed rate or may opt to convert it to a variable rate. Should FHLB convert to a variable rate, the Company would then have the option to accept the variable rate instrument or pre-pay the loan without penalty and rewrite the debt.

The Company's remaining borrowing capacity with FHLB was $66.0 million at December 31, 2000.

In addition to borrowing from the FHLB as a source for liquidity, the Company also continued activity in the secondary mortgage market. Specifically, the Company sold fixed rate residential real estate mortgages to Freddie Mac. The sales to Freddie Mac not only provided an opportunity for the Bank to remain competitive in the market place, by allowing it to offer a fixed rate mortgage product, but also provided an additional source of liquidity and an additional tool for management to limit interest rate risk exposure. Total fixed rate mortgage sales in 2000 were $7.4 million, with gains of $94,000. In 1999, sales totaled $14.5 million with gains of $151,000. The Bank continues to service all loans sold to Freddie Mac. The Company recorded approximately $74,000 in income for the establishment of mortgage servicing rights ("MSR"). The MSRs will be amortized to expense in future periods over the estimated life of the servicing portfolio. The Bank serviced $46.7 million and $42.8 million in sold loans to Freddie Mac at December 31, 2000 and 1999 respectively. The retaining of the servicing also provides a source of fee income to the Bank, which totaled $110,000 and $102,000 in 2000 and 1999 respectively. The Company anticipates funding in January 2001 on $1.4 million of loans available for sale at December 31, 2000.

The following table is a schedule of the maturity distributions and weighted average yield of investment securities as of December 31, 2000:

AVAILABLE FOR SALE                                                           AMORTIZED COST MATURING:
                                                    -------------------------------------------------------------------------------
                                                                   AFTER 1        AFTER 5
                                                     WITHIN      BUT WITHIN     BUT WITHIN      AFTER         NO FIXED
                                                     1 YEAR        5 YEARS       10 YEARS      10 YEARS       MATURITY       TOTAL
                                                     ------------------------------------------------------------------------------
                                                                              (DOLLARS IN THOUSANDS)
U.S. Government agency securities ..............      $1,000        $2,993        $   496        $  979        $   --       $ 5,468
Obligations of states and political
    subdivisions ...............................          --         2,695         10,604         2,225            --        15,524
Other debt securities ..........................         397           528            100            --            --         1,025
Mortgage - backed securities (2) ...............          --            13          1,056         1,242            --         2,311
                                                      ------        ------        -------        ------        ------       -------
    Total debt securities ......................       1,397         6,229         12,256         4,446            --        24,328
Common Stocks ..................................          --            --             --            --         1,659         1,659
                                                      ------        ------        -------        ------        ------       -------
    Total......................................       $1,397        $6,229        $12,256        $4,446        $1,659       $25,987
                                                      ======        ======        =======        ======        ======       =======
Weighted average yield (1) .....................        5.70%         6.20%          6.66%         5.98%           --%         6.36%
                                                      ======        ======        =======        ======        ======       =======

HELD TO MATURITY                                                             AMORTIZED COST MATURING:
                                                    -----------------------------------------------------------------------------
                                                                   AFTER 1        AFTER 5
                                                     WITHIN      BUT WITHIN     BUT WITHIN      AFTER         NO FIXED
                                                     1 YEAR        5 YEARS       10 YEARS      10 YEARS       MATURITY     TOTAL
                                                    -----------------------------------------------------------------------------
                                                                              (DOLLARS IN THOUSANDS)
Obligations of states and political
    subdivisions .............................       $ 200         $ 732          $ 899         $  --            $--       $1,831
Other ........................................          --           200            100            --             --          300
Mortgage-backed securities (2) ...............          --            --             --            31             --           31
                                                     -----         -----          -----         -----            ---       ------
    Total ....................................       $ 200         $ 932          $ 999         $  31            $--       $2,162
                                                     =====         =====          =====         =====            ===       ======
Weighted average yield (1) ...................        9.85%         7.37%          7.56%         7.02%            --%        7.68%
                                                     =====         =====          =====         =====            ===       ======

(1) Weighted average yields were computed on a tax equivalent basis using the federal income tax statutory rate and were determined on the basis of cost, adjusted for amortization of premium or accretion of discount.

(2) Mortgage-backed securities provide for periodic principal repayments. It is anticipated that these securities will be repaid prior to their contractual maturity dates.

Investments maturing within one year and other short-term investments such as interest-bearing deposits with other banks and federal funds sold were 0.58% of total assets at December 31, 2000, a decrease from 1.32% in 1999. The decrease is due to the decrease in short-term, liquid assets and to the relative increase in total assets during the period.

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

The following table shows the Company's gap position for December 31, 2000, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities, while fixed rate products are measured to contractual maturity without any consideration for prepayments.

                                                                             91 DAYS
                                                                 0-90           TO           1 TO 5         OVER
                                                                 DAYS         1 YEAR         YEARS         5 YEARS         TOTAL
                                                                -----        --------        ------        -------         -----
                                                                                     (DOLLARS IN THOUSANDS)
ASSETS
    Intrest-bearing deposits................................    $    52      $     --       $     --        $    --      $     52
    Investments (2) (3) ....................................      2,542         4,247         13,595          7,728        28,112
    Federal funds sold......................................         --            --             --             --            --
    Loans (1)...............................................     54,355        39,865         47,521         89,580       231,321
                                                               --------      --------       --------        -------      --------
           Total............................................     56,949        44,112         61,116         97,308       259,485
                                                               --------      --------       --------        -------      --------
LIABILITIES
    Interest-bearing demand.................................     25,452            --             --             --        25,452
    Savings.................................................     28,776            --             --             --        28,776
    Money market............................................     20,734            --             --             --        20,734
    Certificates  > $100,000................................     10,665        11,185          9,181          1,467        32,498
    Other time deposits.....................................     11,874        32,219         28,923          7,499        80,515
    Borrowed funds..........................................     30,000            --            336             --        30,336
                                                               --------      --------       --------        -------      --------
           Total............................................    127,501        43,404         38,440          8,966       218,311
                                                                -------      --------       --------        -------      --------
Interest sensitivity gap....................................   $(70,552)     $    708       $ 22,676        $88,342      $ 41,174
                                                               ========      ========       ========        =======      ========
Cumulative interest sensitivity gap.........................    (70,552)      (69,844)       (47,168)        41,174            --
                                                               ========      ========       ========        =======      ========
Rate sensitive assets/rate sensitive liabilities............       0.45          1.02           1.59          10.85          1.19
Cumulative gap/Total assets ................................      (0.25)        (0.25)         (0.17)          0.15            --


(1) Includes nonaccrual loans, excludes loans held for sale.
(2) Includes investments available for sale.
(3) Investments are classified by the earlier of call date or maturity date for repricing purposes.

At December 31, 2000, the Company had a cumulative negative gap of $69,844,000 at the one-year horizon. This value compares to a negative gap of $49,044,000 at December 31, 1999. The gap analysis indicates that if interest rates were to rise 100 basis points (1.0%), the Company's net interest income would decline $698,000 at the one year horizon because the Company's rate sensitive liabilities would reprice faster than rate sensitive assets. Conversely, if rate were to fall 100 basis points, the Company would earn $698,000 more in net interest income. However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, the Company's gap position does not necessarily predict the impact on interest income given a change in interest rate levels.

Management also manages interest rate risk with the use of simulation modeling which measures the sensitivity of future net interest income as a result of changes in interest rates. The analysis is based on repricing opportunities for variable rate assets and liabilities and upon contractual maturities of fixed rate instruments.

The simulation also calculates net interest income based upon estimates of the largest foreseeable rate increase or decrease (+ or - 200 basis points or 2.00%). The current analysis indicates that, given a 200 basis point overnight movement in interest rates, the Bank would experience a potential $1,253,000 or 10.6% change in net interest income. It is important to note, however, that this exercise would be of a worst-case scenario. It would be more likely to have incremental changes in interest rates, rather than a single significant increase or decrease. When management believes interest rate movements will occur, it can restructure the balance sheet and thereby the ratio of rate sensitive assets to rate sensitive liabilities which in turn will effect the net interest income. As mentioned earlier, in gap analysis, as well as simulation analysis, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree and therefore, could affect forecasted results.

CAPITAL RESOURCES

Capital adequacy is the ability of the Company to support growth while protecting the interests of shareholders and depositors. Total capital consists of common stock, surplus, retained earnings and net unrealized gains/losses on securities. Equity capital increased $2,534,000 or 9.9% in 2000. This increase is attributed, primarily, to retained net income. Historically, the Company has generated net retained profits sufficient to support normal growth and expansion.

Bank regulatory agencies have designated certain capital ratio requirements, which they use to assist in monitoring the safety and soundness of financial institutions. For 2000, management has calculated and monitored risk-based and leverage capital ratios in order to assess compliance with regulatory guidelines. The following schedule presents certain regulatory capital ratio requirements along with the Company's position at December 31, 2000:

                                                            ACTUAL
                                                      -------------------        MINIMUM      WELL
                                                      AMOUNT        RATIO         RATIO    CAPITALIZED
                                                      ------        -----        -------   -----------
           Tier 1 risk-based capital.............     $26,704        12.6%         4.00%       6.00%

           Total risk-based capital..............      28,846        13.6          8.00       10.00

           Leverage capital......................      26,704         9.7          4.00        5.00

As the above table illustrates, the Company exceeds both the minimum and "well capitalized" regulatory capital requirements at December 31, 2000. Management does not anticipate any future activity that would have a negative impact on any of these ratios. Also, management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity, or capital of the Company.

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

Inflation can have a more direct impact on the categories of other operation income and other operating expense, such as salaries, employee benefit costs and supplies. These expenses are closely monitored by management for both the effects of inflation and increases relating to such items as staffing levels, usage of supplies and occupancy costs.

INVESTMENT SECURITIES

The following schedule presents the composition of the investment portfolio as of the three most recent years ended:

                                                                                       AMORTIZED COST
                                                         -------------------------------------------------------------------------
                                                                                         DECEMBER 31,
                                                         -------------------------------------------------------------------------
                                                                  2000                       1999                     1998
                                                         ---------------------     --------------------    -----------------------
                                                         AVAILABLE    HELD TO      AVAILABLE    HELD TO    AVAILABLE     HELD TO
                                                          FOR SALE    MATURITY      FOR SALE    MATURITY    FOR SALE     MATURITY
                                                         ---------    --------     ---------    --------   ---------     --------
                                                                                   (DOLLARS IN THOUSANDS)
      U. S. Treasury securities......................     $    --      $   --       $    --      $   --       $ 2,415      $   --
      U. S. Government
         agency securities...........................       5,468          --         7,288          --         6,033          --
      Obligations of states and
         political subdivisions .....................      15,524       1,831        15,513       2,721         7,518       3,365
      Other debt securities .........................       1,025         300         1,027         200           100         200
      Mortgage-backed securities.....................       2,311          31         2,604          52         1,008          79
                                                          -------      ------       -------      ------       -------      ------
                                                           24,328       2,162        26,432       2,973        17,074       3,644
      Restricted common stock........................       1,659          --         1,028          --           992          --
                                                          -------      ------       -------      ------       -------      ------
              Total..................................     $25,987      $2,162       $27,460      $2,973       $18,066      $3,644
                                                          =======      ======       =======      ======       =======      ======

There are no securities in excess of 10% of stockholders' equity at December 31, 2000, deemed to be payable from and secured by the same source of revenue or taxing authority.

LOANS

The following table presents the composition of the loan portfolio as of the five most recent year-ends:


                                                                                 DECEMBER 31,
                                                      -------------------------------------------------------------------
                                                       2000           1999           1998          1997           1996
                                                       ----           ----           ----          ----           ----
                                                                            (DOLLARS IN THOUSANDS)
      Commercial, financial and
         agricultural ............................    $ 26,012       $ 17,727      $ 15,761       $ 18,223      $ 18,084
      Real estate construction....................       9,688          4,663         2,693          2,587         1,466
      Real estate mortgage........................     160,990        136,853       112,173        106,308        94,213
      Loans to individuals........................      34,631         23,899        30,227         30,383        27,522
                                                      --------       --------      --------       --------      --------
                                                      $231,321       $183,142      $160,854       $157,501      $141,285
                                                      ========       ========      ========       ========      ========

The following table presents the maturity distribution sensitivity of real estate construction and commercial loans:

                                                                                          DECEMBER 31, 2000
                                                                         -------------------------------------------------
                                                                                      DUE AFTER
                                                                         DUE IN 1      1 YEAR
                                                                          YEAR OR      THROUGH      DUE AFTER
                                                                           LESS        5 YEARS       5 YEARS         TOTAL
                                                                         --------     ----------    ---------        -----
                                                                                      (DOLLARS IN THOUSANDS)
         Commercial, financial and agricultural........................  $ 9,344        $9,984         $6,684       $26,012
         Real estate construction......................................    9,688            --             --         9,688
                                                                         -------        ------         ------       -------
                                                                         $19,032        $9,984         $6,684       $35,700
                                                                         =======        ======         ======       =======
         Predetermined interest rates..................................  $ 4,133        $7,518         $2,050       $13,701
         Floating interest rates.......................................   14,899         2,466          4,634        21,999
                                                                         -------        ------         ------       -------
                                                                         $19,032        $9,984         $6,684       $35,700
                                                                         =======        ======         ======       =======

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

ALLOWANCE FOR LOAN LOSSES

The following table presents a summary of loan loss experience for each of the years in the five years ended December 31, 2000:


                                                                           YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------------------------
                                                       2000         1999            1998            1997           1996
                                                       ----         ----            ----            ----           ----
                                                                           (DOLLARS IN THOUSANDS)
Loans outstanding at end of period ...............   $231,321     $183,142        $160,854        $157,501        $141,285
                                                     ========     ========        ========        ========        ========
Average loans outstanding (1) ....................   $209,147     $171,974        $160,218        $149,370        $132,278
                                                     ========     ========        ========        ========        ========
Allowance for loan losses:
   Balance, beginning of period ..................   $  1,681     $  1,410        $  1,299        $  1,177        $  1,098
   Loans charged off:
       Commercial, financial and agricultural              54            7              14              35               8
       Real estate mortgages .....................        202          326               8              --               5
       Consumer ..................................        177          190             221             153             139
                                                     --------     --------        --------        --------        --------
           Total loans charged off ...............        433          523             243             188             152
                                                     --------     --------        --------        --------        --------
Recoveries:
   Commercial, financial and agricultural ........         10            3               9               5               5
   Real estate mortgages .........................         10           11              --              --               4
   Consumer ......................................         54           60              35              30              22
                                                     --------     --------        --------        --------        --------
           Total recoveries ......................         74           74              44              35              31
                                                     --------     --------        --------        --------        --------
           Net loans charged off .................        359          449             199             153             121
                                                     --------     --------        --------        --------        --------
Provision charged to expense .....................        820          720             310             275             200
                                                     --------     --------        --------        --------        --------
Balance, end of period ...........................   $  2,142     $  1,681        $  1,410        $  1,299        $  1,177
                                                     ========     ========        ========        ========        ========
Ratio of net charge offs during the period to
   average loans outstanding during the period ...       0.17%        0.26%           0.12%           0.10%           0.09%

(1) Daily average balances.

The following table presents non-performing loans including nonaccrual accounts and loans past due 90 days or more as to interest or principal. In addition, interest data on nonaccrual and restructured loans at December 31, 2000 is also presented:

                                                                                            DECEMBER 31,
                                                                   --------------------------------------------------------------
                                                                    2000          1999          1998          1997          1996
                                                                    ----          ----          ----          ----          ----
                                                                                       (DOLLARS IN THOUSANDS)
Non-performing and restructured loans:
   Loans past due 90 days or more..............................    $   54        $   93        $   50        $   18        $  177
   Nonaccrual loans ............................................    2,486         2,526         1,871         1,335           798
   Restructured loans ..........................................       --            --            --            --           597
                                                                   ------        ------        ------        ------        ------
Total non-performing and restructured loans ....................    2,540         2,619         1,921         1,353         1,572
                                                                   ------        ------        ------        ------        ------
Other non-performing assets
    Other real estate owned ....................................      280           280           138            --           221
    Repossessed assets .........................................       14            33            38            24            24
                                                                   ------        ------        ------        ------        ------
    Total other non-performing assets ..........................      294           313           176            25           245
                                                                   ------        ------        ------        ------        ------
    Total non-performing assets ................................   $2,834        $2,932        $2,097        $1,378        $1,817
                                                                   ======        ======        ======        ======        ======

Non-performing and restructured loans
    as a percentage of total loans .............................      1.1%          1.4%          1.2%          0.9%          1.1%
Non-performing assets as a percentage of total assets ..........      1.0%          1.3%          1.0%          0.7%          0.9%
Non-performing and restructured loans
    as a percentage of loan loss allowance .....................    118.6%        155.8%        136.2%        104.2%        133.6%
Allowance for loan losses/loans ................................     0.93%         0.92%         0.88%         0.82%         0.83%

Nonaccrual and restructured loan interest data:
   Interest computed at original terms: ($ in 000) ............    $  229
                                                                   ======
   Interest recognized in income ($ in 000) ....................   $   20
                                                                   ======

Other real estate owned of $280,000 at December 31, 2000 is the result of foreclosure activity on a single commercial property.

A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 2000, the Company had nonaccrual loans of $2,486,000, of which, $1,910,000 were classified as impaired. The average balance in 2000 of impaired loans was $1,986,000. Impaired loans had a related allowance allocation of $286,000 and income recognized in 2000 for impaired loans totaled $20,000.

Impaired loans at December 31, 2000 continued to be comprised principally of three borrowers. These three borrowers accounted for $1.7 million of total impaired loans. One borrower in particular totaled $991,000. The remaining two borrowers continued their respective work out and asset liquidation plans.

The largest borrower within the impaired loan accounts pertains to a participated loan for a dairy operation. The Bank was cross-collateralized on cattle, feed and real estate, including facilities. In 1999, the Bank recorded a $300,000 charge off pertaining to the cattle portion of the loan. The borrower has subsequently filed for bankruptcy relief, and the Bank continues foreclosure proceedings on the real estate portion of the loan through the bankruptcy courts. In addition, the Bank, as a result of prudent collateral valuation, recorded an additional $100,000 charge off in 2000 pertaining to the feed portion of the loan. A significant portion of feed continues to be warehoused on the property and deteriorates as the legal proceedings continue. Management anticipates possession of the property in 2001 and continues negotiations with an interested third party for a lease with an option to purchase. Management does not consider any of the remaining non-performing loans to pose any significant risk to the capital position or future earnings of the Company.

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

Non-performing loans as a percentage of total loans at December 31, 2000 was 1.1% compared to 1.4% at December 31, 1999. Management does not believe the nonaccrual loans or any of the accounts classified as non-performing will have a significant effect on operations or liquidity during 2001. Exclusive of the dairy farm credit mentioned above, nonaccrual loans, total non-performing and restructured loans and total non-performing assets at December 31, 2000 would have been $1.5 million, $1.5 million and $1.8 million respectively. Non-performing and restructured loans as a percentage of total loans would be 0.7% and non-performing assets as a percentage of total assets would be 0.7%.

Management is not aware of any trends or uncertainties related to any loans classified as doubtful or substandard which might have a material effect on future earnings, liquidity or capital resources. In addition, management is not aware of any information pertaining to material credits, which would cause it to doubt the ability of such borrowers to comply with the loan repayment terms.

The risk of loan losses is one of the inherent risks associated with lending. Management recognizes and experience indicates, that at any point in time, possible losses may exist in the loan portfolio. Therefore, based upon management's best estimate, each year provisions are charged against earnings to maintain the allowance for loan losses a level sufficient to recognize this potential risk. For 2000, management provided $820,000 to the allowance for loan losses.

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

To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering past charge-offs and recoveries and assessing the current risk element in the portfolio, management believes the allowance for loan losses at December 31, 2000 is adequate. Management believes the allowance can be allocated to commercial, real estate and consumer categories as follows:

                                        2000              1999                 1998                  1997               1996
                                  ---------------    ---------------      ----------------      ---------------     ---------------
                                            % OF               % OF                  % OF                 % OF               % OF
                                          LOANS IN           LOANS IN              LOANS IN             LOANS IN           LOANS IN
                                          CATEGORY           CATEGORY              CATEGORY             CATEGORY           CATEGORY
                                          TO TOTAL           TO TOTAL              TO TOTAL             TO TOTAL           TO TOTAL
                                  AMOUNT    LOANS    AMOUNT    LOANS      AMOUNT    LOANS       AMOUNT    LOANS     AMOUNT   LOANS
                                  ------  -------    ------  -------      -------  -------      ------  -------     ------ --------
                                                                      (DOLLARS IN THOUSANDS)
Commercial, financial and
  agricultural .................  $  699     11.2%   $  428     9.7%     $  460        9.8%     $  369     11.6%$     339    12.8%
Real estate - construction......      --      4.2        --     2.5          --        1.7          --      1.6        --     1.0
Real estate mortgage............     969     69.6       709    74.7         568       69.7         581     67.5       465    66.7
Consumer........................     419     15.0       467    13.1         368       18.8         319     19.3       299    19.5
Off balance sheet items.........      55       --        77      --          14         --          30       --        74      --
                                  ------    -----    ------   -----      ------      -----      ------    -----    ------   -----
    Total.......................  $2,142    100.0%   $1,681   100.0%     $1,410      100.0%     $1,299    100.0%   $1,177   100.0%
                                  ======    =====    ======   =====      ======      =====      ======    =====    ======   =====

Deposits

The following table presents average deposits by type and the average interest rates paid as of 2000, 1999 and 1998:


                                                                                  DECEMBER 31,
                                            ---------------------------------------------------------------------------------------
                                                      2000                            1999                           1998
                                            ---------------------------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)

                                                             AVERAGE                         AVERAGE                        AVERAGE
                                              AVERAGE         RATE            AVERAGE         RATE          AVERAGE          RATE
                                              BALANCE         PAID            BALANCE         PAID          BALANCE          PAID
                                              --------       -------          -------        -------        -------         -------
         Noninterest-bearing
             demand........................  $ 34,888           --%          $ 32,699           -- %        $ 29,910           --%
         Interest-bearing demand...........    26,476         1.60             25,691          1.69           24,052         2.17
         Money market......................    24,549         3.50             25,994          3.50           22,694         3.82
         Savings...........................    25,153         2.42             22,324          2.14           20,736         2.45
         Time..............................   100,953         5.75             91,512          5.32           88,928         5.68
                                             --------                        --------                       --------
         Total.............................  $212,019         4.34%          $198,220          4.04%        $186,320         4.44%
                                             ========         ====           ========          ====         ========         ====

The following table presents the maturity schedule of time deposits of $100,000 and over:

         Three months or less...................................   $ 9,975
         Over three months through six months...................     2,665
         Over six months through twelve months..................     8,307
         Over twelve months.....................................    11,551
                                                                   -------
                              Total.............................   $32,498
                                                                   =======

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock is traded in the local over-the-counter market and its price is quoted on the OTC Bulletin Board (OTCBB). The OTC Bulletin Board system is an electronic quotation medium for over the counter issues and is not affiliated with any of the major stock exchanges. Price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The Company uses the following firms in establishing a market for its stock:

           Legg Mason Wood Walker-Pittsburgh, PA
           F. J. Morrissey & Co-Philadelphia, PA
           Monroe Securities, Inc.-Rochester, NY
           Ryan Beck & Co.-West Orange, NJ

The following table summarizes the high and low prices and dividend information since January 1, 1999. Prices are based on information made available to the Company. Cash dividends were declared on a quarterly basis.

                                              2000                              1999
                               -------------------------------       ------------------------------
                                  STOCK PRICE                           STOCK PRICE
                               -----------------      DIVIDEND       -----------------     DIVIDEND
                                HIGH       LOW        DECLARED        HIGH       LOW       DECLARED
                                ----       ---        --------        ----       ---       --------
First Quarter................  $24.00     $19.00       $0.10         $28.00     $24.50      $0.09
Second Quarter...............   21.00      18.00        0.10          25.75      22.00       0.09
Third Quarter................   19.69      15.00        0.10          27.00      23.00       0.09
Fourth Quarter...............   16.00      12.06        0.20          25.50      23.00       0.16

The Company paid cash dividends of $0.50 and $0.43 per shares in 2000 and 1999 respectively. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, future dividends must depend upon earnings, financial condition and any other factors relevant at the time the Board of Directors consider such dividends. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, any restrictions on the Bank's dividend payments are directly applicable to the Company.

As of December 31, 2000, the Company had approximately, 671 shareholders of record.