Form 10-K405, Exhibit 13
period 2001-12-31
SLIPPERY ROCK FINANCIAL CORP
filed 2002-03-29
CIK 884782

                                                                      EXHIBIT 13

SLIPPERY ROCK FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

                                                                     Five Years Ended December 31,
                                                    ------------------------------------------------------------------
                                                       2001          2000          1999          1998          1997
                                                    ------------------------------------------------------------------
                                                               (Dollars in thousands except per share data)
SUMMARY OF EARNINGS
Interest income .............................       $   22,773    $   20,049    $   16,619    $   16,091    $   15,152

Interest expense ............................           11,380         8,955         6,797         6,986         6,515
                                                    ------------------------------------------------------------------
Net interest income .........................           11,393        11,094         9,822         9,105         8,637
Provision for loan losses ...................            1,020           820           720           310           275
                                                    ------------------------------------------------------------------
Net interest income after
   provision for loan losses ................           10,373        10,274         9,102         8,795         8,362
Other income ................................            2,947         1,969         1,735         1,629         1,053
Other expense ...............................            8,601         7,490         6,484         6,017         5,432
                                                    ------------------------------------------------------------------
Income before income taxes ..................            4,719         4,753         4,353         4,407         3,983
Applicable income tax expense ...............            1,388         1,382         1,256         1,353         1,100
                                                    ------------------------------------------------------------------
NET INCOME ..................................       $    3,331    $    3,371    $    3,097    $    3,054    $    2,883
                                                    ==================================================================

PER SHARE DATA (1)

Earnings per share ..........................       $     1.20    $     1.22    $     1.12    $     1.11    $     1.05
Dividends paid ..............................       $     0.55    $     0.50    $     0.43    $     0.39    $     0.35
Book value per share at period end ..........       $    10.82    $    10.16    $     9.26    $     8.79    $     8.05
Average number of shares outstanding ........        2,769,846     2,769,236     2,765,086     2,759,802     2,756,278

STATEMENT OF
CONDITION STATISTICS
(At end of period)

Assets ......................................       $  324,035    $  283,442    $  233,019    $  215,773    $  207,148
Deposits ....................................       $  261,895    $  223,579    $  197,124    $  190,149    $  181,225
Loans .......................................       $  240,786    $  231,321    $  183,142    $  160,854    $  157,501
Allowance for loan losses ...................       $    2,766    $    2,142    $    1,681    $    1,410    $    1,299
Interest-bearing deposits in other banks ....               --            --    $       38    $    8,016    $       68
Investment securities .......................       $   45,335    $   26,452    $   29,573    $   21,841    $   20,030
Short-term borrowings .......................               --    $   30,000    $    9,000            --    $    2,000
Long term debt ..............................       $   30,260    $      336    $      304    $      333    $      552
Stockholders' equity ........................       $   29,979    $   28,143    $   25,610    $   24,255    $   22,175

SIGNIFICANT RATIOS (2)

Return on average equity ....................            11.54%        12.46%        12.34%        13.06%        13.52%
Return on average assets ....................             1.06%         1.30%         1.37%         1.45%         1.46%
Loans as a percent of deposits ..............            91.94%       103.46%        92.91%        84.59%        86.91%
Ratio of average equity to average assets....             9.15%        10.44%        11.11%        11.07%        10.83%
Dividends as a percent of net income ........            45.75%        40.98%        38.39%        35.14%        33.33%

(1) Per share data restated for the effects of a two for one stock split in 1998.
(2) Loans as a percent of deposits calculations use actual period end volume data, all other ratios use average daily volume data.

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

     REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------
     [LOGO OF SNODGRASS]

     Board of Directors and Stockholders
     Slippery Rock Financial Corporation

     We have audited the accompanying consolidated balance sheet of Slippery Rock Financial Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slippery Rock Financial Corporation and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

     /s/ S. R. Snodgrass, A.C.

     Wexford, PA
     February 8, 2002

     S.R. Snodgrass, A.C.
     1000 Stonewood Drive, Suite 200 Wexford, PA 15090-6909 Phone: 724-934-0344
     Facsimile: 724-934-0345
--------------------------------------------------------------------------------

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                                                            December 31,
                                                                                                      2001                2000
                                                                                                 -------------        -------------
ASSETS                                                                                                 (Dollars in thounsands)
Cash and due from banks.......................................................................   $      14,903        $      12,643
Federal funds sold............................................................................           7,700                    -
Mortgage loans held for sale..................................................................           3,514                1,372
Investment securities available for sale......................................................          44,217               24,290
Investment securities held to maturity (market value of
     $1,129 and $2,175).......................................................................           1,118                2,162
Loans.........................................................................................         240,786              231,321
Less allowance for loan losses................................................................           2,766                2,142
                                                                                                 -------------        -------------
     Net loans................................................................................         238,020              229,179

Premises and equipment........................................................................           7,518                6,871
Accrued interest and other assets.............................................................           7,045                6,925
                                                                                                 -------------        -------------
               TOTAL ASSETS...................................................................   $     324,035        $     283,442
                                                                                                 =============        =============

LIABILITIES
Deposits:
     Noninterest-bearing demand...............................................................   $      42,211        $      35,604
     Interest-bearing demand..................................................................          28,226               25,452
     Savings..................................................................................          39,589               28,776
     Money market.............................................................................          22,614               20,734
     Time.....................................................................................         129,255              113,013
                                                                                                 -------------        -------------
               Total deposits.................................................................         261,895              223,579

Short-term borrowings.........................................................................               -               30,000
Other borrowings..............................................................................          30,260                  336
Accrued interest and other liabilities........................................................           1,901                1,384
                                                                                                 -------------        -------------
               TOTAL LIABILITIES..............................................................         294,056              255,299
                                                                                                 -------------        -------------

STOCKHOLDERS' EQUITY
Common stock, par value $.25; 12,000,000 shares authorized;
        2,772,874 and 2,769,381 issued and outstanding........................................             693                  692
Capital surplus...............................................................................          10,601               10,552
Retained earnings.............................................................................          18,731               16,924
Accumulated other comprehensive loss..........................................................             (46)                 (25)
                                                                                                 -------------        -------------
               TOTAL STOCKHOLDERS' EQUITY.....................................................          29,979               28,143
                                                                                                 -------------        -------------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................   $     324,035        $     283,442
                                                                                                 =============        =============

       See accompanying notes to the consolidated financial statements.

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME

                                                                                      Year Ended December 31,
                                                                                  2001         2000          1999
                                                                               ---------    ---------     ---------
                                                                               (Dollars in thousands, except per share data)
INTEREST AND DIVIDEND INCOME
   Interest and fees on loans................................................   $ 20,164    $  18,390     $  14,695
   Interest-bearing deposits in other banks..................................          -            -           185
   Federal funds sold........................................................        749          166           267
   Interest and dividends on investment securities:
     Taxable interest........................................................        949          584           640
     Tax-exempt interest.....................................................        804          820           765
     Dividends...............................................................        107           89            67
                                                                               ---------    ---------     ---------
          Total interest and dividend income.................................     22,773       20,049        16,619
                                                                               ---------    ---------     ---------

INTEREST EXPENSE
   Deposits..................................................................      9,753        7,694         6,694
   Short-term borrowings.....................................................        434        1,234            77
   Other borrowings..........................................................      1,193           27            26
                                                                               ---------    ---------     ---------
          Total interest expense.............................................     11,380        8,955         6,797
                                                                               ---------    ---------     ---------

NET INTEREST INCOME..........................................................     11,393       11,094         9,822

PROVISION FOR LOAN LOSSES....................................................      1,020          820           720
                                                                               ---------    ---------     ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..........................     10,373       10,274         9,102
                                                                               ---------    ---------     ---------

OTHER INCOME
   Service charges on deposit accounts.......................................      1,000          847           640
   Trust Department income...................................................        148          124           123
   Investment securities gains...............................................         37            -             -
   Net gains on loan sales...................................................        613           94           220
   Interchange fee income....................................................        376          281           219
   Other income..............................................................        773          623           533
                                                                               ---------    ---------     ---------
          Total other income.................................................      2,947        1,969         1,735
                                                                               ---------    ---------     ---------

OTHER EXPENSE
   Salaries and employee benefits............................................      4,297        3,568         3,142
   Occupancy expense.........................................................        652          431           371
   Equipment expense.........................................................        790          843           812
   Data processing expense...................................................        352          268           226
   Pennsylvania shares tax...................................................        270          247           225
   Stationery, printing, and supplies........................................        211          240           156
   Other expense.............................................................      2,029        1,893         1,552
                                                                               ---------    ---------     ---------
          Total other expense................................................      8,601        7,490         6,484
                                                                               ---------    ---------     ---------

Income before income taxes...................................................      4,719        4,753         4,353

Income tax expense...........................................................      1,388        1,382         1,256
                                                                               ---------    ---------     ---------
NET INCOME...................................................................  $   3,331    $   3,371     $   3,097
                                                                               =========    =========     =========

EARNINGS PER SHARE
   Basic.....................................................................  $    1.20    $    1.22     $    1.12
   Diluted...................................................................  $    1.20    $    1.22     $    1.12

       See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK
FINANCIAL CORPORATION

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS' EQUITY

                                                                                         Accumulated
                                                                                            Other
                                             Common        Capital        Retained      Comprehensive                 Comprehensive
                                              Stock        Surplus        Earnings      Income (Loss)      Total          Income
                                            ---------   ------------    -----------     -------------    --------       ----------
                                                                  (Dollars in thousands, except per share data)
Balance, December 31, 1998................  $     691   $     10,448    $    13,030       $      86      $ 24,255

Net income................................                                    3,097                         3,097        $  3,097
Other comprehensive income:
   Net unrealized loss on available
     for sale securities, net of
     tax benefit of $337..................                                                     (654)         (654)           (654)
                                                                                                                         --------
Comprehensive income......................                                                                               $  2,443
                                                                                                                         ========
Cash dividends ($.43 per share)...........                                   (1,189)                       (1,189)
Stock options exercised...................          1             99                                          100
                                            ---------   ------------    -----------       ---------      --------
Balance, December 31, 1999................        692         10,547         14,938            (568)       25,609

Net income................................                                    3,371                         3,371        $  3,371
Other comprehensive income:
   Net unrealized gain on
     available for sale securities,
     net of taxes of $280.................                                                      543           543             543
                                                                                                                         --------
Comprehensive income......................                                                                               $  3,914
                                                                                                                         ========
Cash dividends ($.50 per share)...........                                   (1,385)                       (1,385)
Stock options exercised...................          -              5                                            5
                                            ---------   ------------    -----------       ---------      --------
Balance, December 31, 2000................        692         10,552         16,924             (25)       28,143

Net income................................                                    3,331                         3,331        $  3,331
Other comprehensive income:
   Net unnrealized loss on
     available for sale securities,
     net of reclassification
     adjustment, net of
     tax benefit of $11...................                                                      (21)          (21)            (21)
                                                                                                                         --------
Comprehensive income......................                                                                               $  3,310
                                                                                                                         ========
Cash dividends ($.55 per share)...........                                   (1,524)                       (1,524)
Stock options exercised...................          1             49                                           50
                                            ---------   ------------    -----------       ---------      --------
Balance, December 31, 2001................  $     693   $     10,601    $    18,731       $     (46)     $ 29,979
                                            =========   ============    ===========       =========      ========

Components of other comprehensive income (loss):
                                                                           2001             2000           1999
                                                                        -----------       ---------      --------
Change in net unrealized gain (loss)
   on investment securities
   available for sale.................................................  $         3       $     543      $   (654)
Realized gains included in
   net income, net of taxes of $13....................................          (24)              -             -
                                                                        -----------       ---------      --------
Total.................................................................  $       (21)      $     543      $   (654)
                                                                        ===========       =========      ========

       See accompanying notes to the consolidated financial statements.

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       Year Ended December 31,
                                                                                   2001          2000        1999
                                                                                ----------    ----------  ----------
                                                                                     (Dollars in thousands)
OPERATING ACTIVITIES
   Net income..............................................................     $    3,331    $    3,371  $    3,097
   Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for loan losses..........................................          1,020           820         720
        Depreciation, amortization and accretion of
          investment securities............................................            756           650         607
        Investment security gains..........................................            (37)            -           -
        Originations of mortgage loans held for sale.......................        (27,304)       (8,800)    (12,024)
        Proceeds from sales of mortgage loans..............................         25,441         7,448      14,498
        Net gains on loan sales............................................           (613)          (94)       (220)
        Decrease (increase) in accrued interest receivable.................            139          (357)         35
        Increase (decrease) in accrued interest payable....................            302           356         (27)
        Other, net.........................................................            154           435        (359)
                                                                                ----------    ----------  ----------
             Net cash provided by operating activities.....................          3,189         3,829       6,327
                                                                                ----------    ----------  ----------
INVESTING ACTIVITIES
   Decrease in time deposits in other banks, net...........................              -             -       8,000
   Investment securities available for sale:
        Proceeds from sales................................................          4,539             -           -
        Proceeds from maturities and repayments............................          5,477         2,119       5,512
        Purchases..........................................................        (29,926)         (632)    (14,913)
   Investment securities held to maturity:
        Proceeds from maturities and repayments............................          1,044           910         672
        Purchases..........................................................              -          (100)          -
   Increase in loans, net..................................................        (16,195)      (48,555)    (32,192)
   Purchases of premises and equipment.....................................         (1,362)       (2,340)     (1,409)
   Proceeds from loan sales................................................          6,428             -       9,182
   Proceeds from sales of other real estate owned..........................              -             -         235
                                                                                ----------    ----------  ----------
             Net cash used for investing activities........................        (29,995)      (48,598)    (24,913)
                                                                                ----------    ----------  ----------

FINANCING ACTIVITIES
   Increase in deposits, net...............................................         38,316        26,454       6,975
   Increase (decrease) in short-term borrowings, net.......................        (30,000)       21,000       9,000
   Proceeds from other borrowings..........................................         30,000           186         223
   Payments on other borrowings............................................            (76)         (153)       (253)
   Proceeds from stock options exercised...................................             50             5         100
   Cash dividends paid.....................................................         (1,524)       (1,385)     (1,189)
                                                                                ----------    ----------  ----------
             Net cash provided by financing activities.....................         36,766        46,107      14,856
                                                                                ----------    ----------  ----------

             Increase (decrease) in cash and cash equivalents..............          9,960         1,338      (3,730)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.............................         12,643        11,305      15,035
                                                                                ----------    ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................................     $   22,603    $   12,643  $   11,305
                                                                                ==========    ==========  ==========

       See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK
FINANCIAL CORPORATION

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

The accounting principles followed by the Company and its wholly-owned subsidiary, the Bank, and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and statement of income. Actual results could differ significantly from those estimates.

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

Common stock of the Federal Home Loan Bank, Federal Reserve Bank, and Atlantic Central Bankers Bank represents ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified as regulatory stock in other assets.

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

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

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

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

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

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Estimated lives range from three years to thirty-nine years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

Mortgage Servicing Rights ("MSRs")
----------------------------------

The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains all servicing rights for these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. Impairment is evaluated based on the fair value of the right, based on portfolio interest rates and prepayment characteristics. MSRs are a component of other assets on the Consolidated Balance Sheet.

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Federal funds sold, and the Demand deposit portion of Interest-bearing deposits in other banks.

Cash payments for interest in 2001, 2000, and 1999 were $11,078,000, $8,599,000, and $6,823,000, respectively. Cash payments for income taxes for 2001, 2000, and 1999 amounted to $1,635,000, $1,485,000, and $1,472,000, respectively.

SLIPPERY ROCK
FINANCIAL CORPORATION

Pending Accounting Pronouncements
---------------------------------

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

In July 2001, the FASB issued FAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. However, the new statement did not amend FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which requires recognition and amortization of unidentified intangible assets relating to the acquisition of financial institutions or branches thereof. The FASB has decided to undertake a limited scope project to reconsider the provisions of FAS No. 72 in 2002. Therefore, the adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

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

                                                                                            2001        2000        1999
                                                                                          ---------   ---------   ---------
     Weighted-average common shares outstanding
        used to calculate basic earnings per share.............................           2,769,846   2,769,236   2,765,086
     Additional common stock equivalents (stock options)
        used to calculate diluted earnings per share...........................                   -           -       4,637
                                                                                          ---------   ---------   ---------
     Weighted-average common shares and common stock
        equivalents used to calculate diluted earnings per share...............           2,769,846   2,769,236   2,769,723
                                                                                          =========   =========   =========

     Options to purchase 39,050 shares of common stock at prices from $18.50 to $19.30 were outstanding during 2001 and 2000, respectively, and 21,700 shares at price of $19.30 were outstanding during 1999, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

3.   INVESTMENT SECURITIES

     Amortized cost and estimated market values of investment securities are summarized as follows (in thousands):

                                                                                                   2001
                                                                              -----------------------------------------------
                                                                                            Gross       Gross      Estimated
     Available for Sale                                                       Amortized   Unrealized  Unrealized     Market
     ------------------                                                         Cost         Gains      Losses       Value
                                                                              ----------  ----------  ----------   -----------
     U. S. Government agency securities.................................      $    6,269  $       98  $        -   $     6,367
     Obligations of states and
     political subdivisions.............................................          15,414         108        (133)       15,389
     Other debt securities..............................................             623          11           -           634
     Mortgage-backed securities.........................................          21,981          36        (190)       21,827
                                                                              ----------  ----------  ----------   -----------
     Total..............................................................      $   44,287  $      253  $     (323)  $    44,217
                                                                              ==========  ==========  ==========   ===========

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

                                                                                                       2001
                                                                             -------------------------------------------------------
                                                                                               Gross          Gross      Estimated
     Held to Maturity                                                        Amortized       Unrealized     Unrealized     Market
     ----------------                                                          Cost            Gains          Losses       Value
                                                                             ----------     ------------   -----------  ------------
     Obligations of states and
        political subdivisions.....................................          $      801     $         11   $         -  $        812
     Other debt securities.........................................                 300                -             -           300
     Mortgage-backed securities....................................                  17                -             -            17
                                                                             ----------     ------------   -----------  ------------
          Total....................................................          $    1,118     $         11   $         -  $      1,129
                                                                             ==========     ============   ===========  ============

                                                                                                       2000
                                                                             -------------------------------------------------------
                                                                                               Gross          Gross      Estimated
     Available for Sale                                                      Amortized       Unrealized     Unrealized     Market
     ------------------                                                        Cost            Gains          Losses       Value
                                                                             ----------     ------------   -----------  ------------
     U. S. Government agency securities............................          $    5,467     $         13   $       (14) $      5,466
     Obligations of states and
        political subdivisions.....................................              15,524               60           (98)       15,486
     Other debt securities.........................................               1,026                1             -         1,027
     Mortgage-backed securities....................................               2,311               11           (11)        2,311
                                                                             ----------     ------------   -----------  ------------
          Total....................................................          $   24,328     $         85   $      (123) $     24,290
                                                                             ==========     ============   ===========  ============

                                                                                                       2000
                                                                             -------------------------------------------------------
                                                                                               Gross          Gross      Estimated
     Held to Maturity                                                        Amortized       Unrealized     Unrealized     Market
     ----------------                                                          Cost            Gains          Losses       Value
                                                                             ----------     ------------   -----------  ------------
     Obligations of states and
        political subdivisions.....................................          $    1,831     $         15   $         -  $      1,846
     Other debt securities.........................................                 300                1            (3)          298
     Mortgage-backed securities....................................                  31                -             -            31
                                                                             ----------     ------------   -----------  ------------
          Total....................................................          $    2,162     $         16   $        (3) $      2,175
                                                                             ==========     ============   ===========  ============

The amortized cost and estimated market value of debt securities, at December 31, 2001, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                 Available for Sale            Held to Maturity
                                                                             ---------------------------   -------------------------
                                                                                             Estimated                     Estimated
                                                                              Amortized       Market        Amortized        Market
                                                                                Cost           Value          Cost           Value
                                                                             ----------     ------------   -----------  ------------
     Due in one year or less......................................           $    2,876     $      2,906   $         -   $         -
     Due after one year through five years........................                7,244            7,392           886           895
     Due after five years through ten years.......................               20,336           20,215           215           216
     Due after ten years..........................................               13,831           13,704            17            18
                                                                             ----------     ------------   -----------  ------------
        Total.....................................................           $   44,287     $     44,217   $     1,118   $     1,129
                                                                             ==========     ============   ===========  ============

For 2001, proceeds from the sale of investment securities totaled $4,539,000 resulting in gross gains of $37,000. There were no investment sales in 2000 or 1999.

Investment securities with an amortized cost and estimated market value of $20,488,000 and $20,575,000, respectively, at December 31, 2001, and $22,823,000 and $22,799,000, respectively, at December 31, 2000, were pledged to secure public deposits and other purposes as required by law.


SLIPPERY ROCK
FINANCIAL CORPORATION

4.   LOANS

     Major classifications of loans are summarized as follows (in thousands):

                                                                                                         2001             2000
                                                                                                    ------------      ------------
     Real Estate:
        Construction..........................................................................      $     12,670      $      9,688
        Residental............................................................................           119,079           119,247
        Commercial............................................................................            46,569            41,743
     Commercial, financial, and agricultural..................................................            27,706            26,012
     Consumer.................................................................................            34,762            34,631
                                                                                                    ------------      ------------
                                                                                                         240,786           231,321
     Less allowance for loan losses...........................................................             2,766             2,142
                                                                                                    ------------      ------------
          Net loans...........................................................................      $    238,020      $    229,179
                                                                                                    ============      ============

     Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $60,261,000 and $46,646,000 at December 31, 2001 and 2000, respectively.

     In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 2001, is as follows (in thousands):

                                            Amounts
                    2000       Advances     Collected       2001
                ----------   -----------   -----------  -----------
                $    1,860   $    19,386   $    19,347  $     1,899

     The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Although the Company has a diversified loan portfolio at December 31, 2001 and 2000, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the immediate trade area.

     The Company had nonaccrual loans, exclusive of impaired loans, of $1,055,000 and $577,000 at December 31, 2001 and 2000, respectively.
     Interest income on loans would have increased by approximately $62,000 and $50,000 during 2001 and 2000, respectively, if these loans had performed in accordance with their original terms.

     Information with respect to impaired loans as of and for the years ended December 31, is as follows (in thousands)

                                                                    2001      2000      1999
                                                                    ----      ----      ----
        Impaired loans.........................................   $ 3,104   $ 1,910    $ 2,150
        Related allowance for loan losses......................       486       286        322
        Average recorded balance of impaired loans.............     2,190     1,986        948
        Interest income recognized on impaired loans...........       108        20          6

5.   ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

                                                                       2001       2000       1999
                                                                   ----------   --------   --------
        Balance, January 1..................................       $   2,142    $ 1,681    $ 1,410
        Add:
          Provision charged to operations...................           1,020        820        720
          Recoveries........................................              43         74         74
        Less loans charged off..............................             439        433        523
                                                                   ----------   --------   --------
        Balance, December 31................................       $   2,766    $ 2,142    $ 1,681
                                                                   ==========   ========   ========

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

6.   PREMISES AND EQUIPMENT

     Major classifications of premises and equipment are summarized as follows (in thousands):

                                                                                     2001               2000
                                                                                   ---------          ---------
              Land............................................................     $   1,300          $   1,241
              Bank buildings..................................................         7,643              6,930
              Furniture, fixtures, and equipment..............................         4,891              4,300
                                                                                   ---------          ---------
                                                                                      13,834             12,471
              Less accumulated depreciation...................................         6,316              5,600
                                                                                   ---------          ---------
                 Total........................................................     $   7,518          $   6,871
                                                                                   =========          =========

     Depreciation charged to operations was $716,000, $647,000, and $636,000 in 2001, 2000, and 1999, respectively.

7.   DEPOSITS

     Time deposits include certificates of deposit and other time deposits in denominations of $100,000 or more. Such deposits totaled $41,434,000 and $32,498,000 at December 31, 2001 and 2000, respectively. Interest expense on certificates of deposit over $100,000 amounted to $2,813,000, $1,787,000, and $1,252,000 for the years ended December 31, 2001, 2000, and
     1999, respectively.

     The following table sets forth the remaining maturity of time certificates of deposit of $100,000 or more at December 31, 2001 (in thousands).

              Three months or less................................................      $   17,471
              Over three months through six months................................           4,046
              Over six months through twelve months...............................           6,252
              Over twelve months..................................................          13,665
                                                                                        ----------
                Total.............................................................      $   41,434
                                                                                        ==========

8.   SHORT-TERM BORROWINGS

     The outstanding balances and related information for short-term borrowings are summarized as follows (in thousands):

                                                                             2001                         2000
                                                                   ------------------------     -----------------------
                                                                     Amount          Rate         Amount         Rate
                                                                   ----------     ---------     -----------    --------
     Balance at year-end.......................................    $        -           -%       $  30,000       6.62%
     Average balance outstanding during the year...............         7,500        5.79           18,574       6.64
     Maximum amount outstanding at any month-end...............        30,000           -           30,000          -

     Short-term borrowings include "RepoPlus" advances with the Federal Home Loan Bank of Pittsburgh ("FHLB"). RepoPlus advances are subject to annual renewal, incur no service charges, bear a fixed rate of interest, and are secured by a blanket security agreement on qualifying residential mortgages.

 9.   OTHER BORROWINGS

      Other borrowings consists of the following (in thousands):

                                                                                  2001         2000
                                                                               ----------    ---------
     Long-term FHLB advances, adjustable rate, maturing in 2011...........     $   30,000    $      -
     Community Loans FHLB Advances, due in monthly installments
             of $670 including interest at 6.92 percent...................             42           47
     Community Loans FHLB Advances, due in monthly installments
             of $998 including interest at 6.90 percent...................             46           55
     Community Loans FHLB Advances, due in monthly installments
             of $905 including interest at 6.93 percent...................             70           75
     Real estate mortgage payable, due in monthly installments
             of $3,084 including interest at 4.75 percent.................             36           69
     Real estate mortgage payable, due in monthly installments
             of $2,402 including interest at 4.75 percent.................             66           90
                                                                               ----------    ---------
             Total........................................................     $   30,260    $     336
                                                                               ==========    =========

SLIPPERY ROCK
FINANCIAL CORPORATION

     Pursuant to a collateral agreement entered into with the FHLB, these advances are secured by stock in the FHLB and qualifying first mortgage loans. At December 31, 2001, the Company's remaining borrowing capacity was $70 million.

10.  INCOME TAXES

       The provision for federal income taxes consists of (in thousands):

                                                                            2001              2000          1999
                                                                        -----------       -----------    -----------
          Currently payable..........................................   $     1,581       $     1,566    $     1,392
          Deferred...................................................          (193)             (184)          (136)
                                                                        -----------       -----------    -----------
               Total provision.......................................   $     1,388       $     1,382    $     1,256
                                                                        ===========       ===========    ===========

     The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                                                     2001          2000
                                                                                                  ----------    ---------
     Deferred tax assets:
          Allowance for loan losses.............................................................  $     849     $     637
          Unrealized loss on securities.........................................................         24            13
          Premises and equipment................................................................        107           102
          Fair market value in excess of carrying value of loans held for sale..................         22            25
          Other.................................................................................        117            94
                                                                                                  ---------     ---------
            Total...............................................................................      1,119           871
                                                                                                  ---------     ---------
     Deferred tax liabilities:
          Prepaid pension asset.................................................................        142           120
          Deferred loan origination fees, net...................................................         65            44
          Other.................................................................................          1             -
                                                                                                  ---------     ---------
            Total...............................................................................        208           164
                                                                                                  ---------     ---------
               Net deferred tax assets..........................................................  $     911     $     707
                                                                                                  =========     =========

     No valuation allowance was established at December 31, 2001 and 2000 in view of the Company's ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

     The reconciliation between the federal statutory rate and the Company's effective consolidated income tax rate is as follows (in thousands):


                                                2001                           2000                             1999
                                    ----------------------------   ---------------------------    --------------------------------
                                                         % of                          % of                               % of
                                                        Pre-tax                       Pre-tax                            Pre-tax
                                       Amount           Income        Amount          Income         Amount              Income
                                    -------------      --------    -------------     ---------     -----------         ----------
     Federal income tax
          at statutory rate.........  $  1,605            34.0%       $  1,616          34.0%        $ 1,480             34.0%
     Tax-exempt income..............      (288)           (6.1)           (289)         (6.1)           (271)            (6.2)
     Nondeductible interest to
          carry tax-exempt assets...        61             1.3              43           0.9              36              0.8
     Other..........................        10             0.2              12           0.2              11              0.3
                                      --------          ------        --------         -----         -------            -----
     Actual expense and
          effective rate............  $  1,388            29.4%       $  1,382          29.0%        $ 1,256             28.9%
                                      ========          ======        ========         =====         =======            =====

                                                                           2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

11.  EMPLOYEE BENEFITS

     Defined Benefit Plan
     ---------------------

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

     The following table sets forth the change in plan assets and benefit obligation at December 31 (in thousands):

                                                                                             2001               2000
                                                                                        ------------        -----------
          Plan assets at fair value, beginning of year...............................   $      2,222        $     2,158
          Actual return on plan assets...............................................            (84)               (65)
          Employer contribution......................................................            187                142
          Benefits paid..............................................................            (16)               (13)
                                                                                        ------------        -----------
          Plan assets at fair value, end of year.....................................          2,309              2,222
                                                                                        ------------        -----------
          Benefit obligation, beginning of year......................................          2,478              2,190
          Service cost...............................................................            181                154
          Interest cost..............................................................            160                142
          Actuarial adjustments......................................................             85                  5
          Benefits paid..............................................................            (16)               (13)
                                                                                        ------------        -----------
          Benefit obligation, end of year............................................          2,888              2,478
                                                                                        ------------        -----------
          Funded status..............................................................           (579)              (256)
          Prior service cost.........................................................              5                  6
          Unrecognized transition asset..............................................            (15)               (19)
          Unrecognized net loss from past experience
              different from that assumed............................................            955                631
                                                                                        ------------        -----------
          Prepaid pension cost.......................................................   $        366        $       362
                                                                                        ============        ===========

     Plan assets consist primarily of certificates of deposit, money market, and equity mutual funds.

     Assumptions used in determining net period pension cost are as follows:

                                                                                        2001          2000         1999
                                                                                      -------        ------       ------
          Discount rate...........................................................      6.50%         6.50%        6.50%
          Expected return on plan assets..........................................      7.50%         7.50%        7.50%
          Rate of compensation increase...........................................      5.00%         5.00%        5.00%

     Net period pension costs include the following components (in thousands):

                                                                                        2001           2000        1999
                                                                                     ---------       --------     -------
         Service cost of the current period.......................................    $   181         $  154       $   137
         Interest cost on projected benefit obligation............................        160            142           119
         Actual loss (return) on plan assets......................................         84             65          (284)
         Net amortization and deferral............................................       (242)          (228)          188
                                                                                      -------         ------       -------
         Net periodic pension cost................................................    $   183         $  133       $   160
                                                                                      =======         ======       =======

     401(k) Plan
     -----------

     The Bank maintains a trusteed Section 401(k) plan. The Bank makes matching contributions of 50 percent of eligible officers' and employees' contributions annually, to a maximum of four percent of base salary. Substantially all officers and employees are eligible to participate in the plan. The Bank's contribution to this plan was $44,000, $35,000, and $40,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

12.  STOCK OPTION PLAN

     The Company maintains an Incentive Stock Option Plan ("ISOP") and a Directors Stock Option Plan ("Directors Plan"). The ISOP provides for granting up to 200,000 shares of authorized but unissued common stock to eligible salaried officers and employees. The Directors Plan provides for 72,000 authorized but unissued shares of common stock to be granted to nonemployee directors. The per share exercise price of an option granted cannot be less than the fair value of


SLIPPERY ROCK
FINANCIAL CORPORATION
     a share of common stock on the date the option is granted. The options granted under the Directors Plan are immediately vested while the options granted under the ISOP are not exercisable for two years and then are vested in equal installments in years three through five. The stock options typically have expiration terms of ten years subject to certain extensions and terminations. The following table presents share data related to the outstanding options.

                                                                                       Weighted-                  Weighted-
                                                                                        average                    average
                                                                                        Exercise                   Exercise
                                                                              2001        Price         2000         Price
                                                                          ----------   ----------     --------     ---------
     Outstanding, January 1..............................................    102,150    $  16.54        58,350      $  17.62
        Granted..........................................................     43,150       14.14        46,900         15.25
        Exercised........................................................      3,000       14.14           333         14.50
        Forfeited........................................................          -           -         2,767         17.84
                                                                            --------                   -------
     Outstanding, December 31............................................    142,300       15.86       102,150         16.54
                                                                            ========                   =======
     Exercisable.........................................................     58,322    $  16.21        31,704      $  16.21


     The following table summarizes the characteristics of stock options outstanding at December 31, 2001:

                                         Outstanding                                    Exercisable
                            -----------------------------------------          -----------------------------
                                                           Average                                 Average
                                            Average        Exercise                                Exercise
     Exercise Price         Shares            Life           Price                Shares             Price
     --------------         -------         --------       ---------              ------           --------
     $  14.50                 16,200          5.75           $14.50               16,200           $ 14.50
        18.50                 18,400          6.75            18.50               12,853             18.50
        19.30                 20,650          7.75            19.30                9,269             19.30
        15.25                 46,900          8.75            15.25               10,000             15.25
        14.14                 40,150          9.75            14.14               10,000             14.14
                             -------                                              ------
                             142,300                          15.86               58,322             16.21
                             =======                                              ======

     For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions which can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2001, 2000, and 1999: (1) expected dividend yields ranged from 2.28 percent to 3.52 percent; (2) risk-free interest rates ranged from 5.07 percent to
     6.41 percent; (3) expected volatility of 22.0; and (4) expected lives of options ranged from 7.75 to 9.75 years.

     The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

     Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock and basic and diluted net income per common share for the years ended December 31, would have been as follows (in thousands, except per share data):

                                                                 2001             2000              1999
                                                              -----------     ------------      -------------
     Net income applicable to common stock:
        As reported.........................................  $      3,331     $      3,371      $      3,097
        Pro forma...........................................         3,260            3,312             3,061
     Basic net income per common share:
        As reported.........................................  $       1.20     $       1.22      $       1.12
        Pro forma...........................................          1.18             1.20              1.11
     Diluted net income per common share:
        As reported.........................................  $       1.20     $       1.22      $       1.12
        Pro forma...........................................          1.18             1.20              1.11

                                                                           2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

13.  COMMITMENTS AND CONTINGENT LIABILITIES

     Commitments
     -----------

     In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments were comprised of the following at December 31 (in thousands):

                                                                                             2001        2000
                                                                                         ----------   ---------
          Commitments to extend credit................................................   $  40,945     $ 37,498
          Standby letters of credit and financial guarantees..........................       1,682        1,096
                                                                                         ---------    ---------
             Total....................................................................   $  42,627     $ 38,594
                                                                                         =========    =========

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

     Contingent Liabilities
     -----------------------

     The Company is involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such litigation will not have a material adverse effect on the Company's financial position.

14.  REGULATORY RESTRICTIONS

     Cash and Due from Banks
     -----------------------

     Included in cash and due from banks are reserves required by the district Federal Reserve Bank of $3,017,000 and $2,697,000 at December 31, 2001 and 2000, respectively. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and a balance maintained directly with the Federal Reserve Bank.

     Dividends
     ---------

     Under the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by the subsidiary bank in any one year exceed the net profits of that year as defined, combined with net retained profit from the two preceding years. Using this formula, the amount available for payment of dividends in 2002, without approval of the Comptroller, will be limited to approximately $3,870,000 plus net profits in 2002 retained up to the date of the dividend declaration.

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

     As of December 31, 2001 and 2000, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

SLIPPERY ROCK
FINANCIAL CORPORATION

     The Company's actual capital ratios are presented in the following table which shows that both met all regulatory capital requirements (in thousands). The capital position of the Bank does not differ significantly from the Company's.

                                                                              2001                              2000
                                                                   --------------------------        ---------------------------
                                                                     Amount           Ratio             Amount          Ratio
                                                                   ---------         --------        ------------     ----------
     Total Capital (to Risk-weighted Assets)
     ---------------------------------------
        Actual...................................................   $    31,508       13.69%         $    28,846        13.57%
        For Capital Adequacy Purposes............................        18,407        8.00               17,008         8.00
        To Be Well Capitalized...................................        23,009       10.00               21,260        10.00

     Tier I Capital (to Risk-weighted Assets)
     ----------------------------------------

        Actual...................................................   $    28,742       12.48%         $    26,704        12.56%
        For Capital Adequacy Purposes............................         9,204        4.00                8,504         4.00
        To Be Well Capitalized...................................        13,805        6.00               12,756         6.00

     Tier I Capital (to Average Assets)
     ----------------------------------

        Actual...................................................   $    28,742        8.91%         $     26,704        9.67%
        For Capital Adequacy Purposes............................        12,854        4.00                11,048        4.00
        To Be Well Capitalized...................................        16,067        5.00                13,809        5.00


16.  FAIR VALUE DISCLOSURE
The estimated fair value of the Company's financial instruments are as follows (in thousands):

                                                                       2001                                 2000
                                                               ------------------------             ---------------------
                                                               Carrying          Fair                 Carrying      Fair
                                                                 Value           Value                 Value        Value
                                                               ---------       --------             ------------  --------
     Financial assets:
        Cash, interest-bearing deposits in
          other banks, and federal funds sold............    $     22,603      $     22,603       $      12,643    $      12,643
        Mortgage loans held for sale.....................           3,514             3,514               1,372            1,372
        Investment securities............................          45,335            45,346              26,452           26,465
        Net loans........................................         238,020           238,667             229,179          228,380
        Regulatory stock.................................           1,659             1,659               1,659            1,659
        Accrued interest receivable......................           1,565             1,565               1,704            1,704
                                                             ------------      ------------       -------------    -------------
          Total..........................................    $    312,696      $    313,354       $     273,009    $     272,223
                                                             ============      ============       =============    =============
     Financial liabilities:
        Deposits.........................................    $    261,895      $    264,752       $     223,579    $     223,550
        Short-term borrowings............................               -                 -              30,000           30,000
        Other borrowings.................................          30,260            30,538                 336              336
        Accrued interest payable.........................           1,365             1,365               1,063            1,063
                                                             ------------      ------------       -------------    -------------
          Total..........................................    $    293,520      $    296,655       $     254,978    $     254,949
                                                             ============      ============       =============    =============

     Financial instruments are as cash, evidence of ownership interest in an entity, or a contract, which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

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

     The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

                                                                           2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]
                                     -17-

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

SLIPPERY ROCK
FINANCIAL CORPORATION

17.  PARENT COMPANY

     Following are condensed financial statements for the parent company:

                            CONDENSED BALANCE SHEET

                                                                                          December 31,
                                                                                        2001          2000
                                                                                      -------       -------
                                                                                      (Dollars in thousands)
     ASSETS
        Cash in subsidiary bank...................................................   $    149     $     140
        Investment in bank subsidiary.............................................     29,811        27,985
        Other assets..............................................................         20            19
                                                                                     --------     ---------
          TOTAL ASSETS............................................................   $ 29,980     $  28,144
                                                                                     ========     =========
     LIABILITIES
        Other liabilities.........................................................   $      1     $       1

     STOCKHOLDERS' EQUITY.........................................................     29,979        28,143
                                                                                    ---------     ---------
          TOTAL LIABILITIES
               AND STOCKHOLDERS' EQUITY...........................................   $ 29,980     $  28,144
                                                                                    =========     =========

                         CONDENSED STATEMENT OF INCOME

                                                                                  Year Ended December 31,
                                                                              2001        2000        1999
                                                                            ---------   ---------   --------
                                                                                 (Dollars in thousands)
     INCOME
        Dividends from subsidiary.........................................  $  1,524      $ 1,385   $  1,189
     EXPENSES.............................................................        60           56         53
                                                                            --------      -------   --------
        Income before income tax benefit..................................     1,464        1,329      1,136
        Income tax benefit................................................       (20)         (19)       (18)
                                                                            --------      -------   --------
        Income before equity in undistributed earnings of subsidiary......     1,484        1,348      1,154
     Equity in undistributed earnings of subsidiary.......................     1,847        2,023      1,943
                                                                            --------      -------   --------
     NET INCOME...........................................................  $  3,331      $ 3,371   $  3,097
                                                                            ========      =======   ========

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                                     Year Ended December 31,
                                                                               2001            2000            1999
                                                                             --------        --------        --------
                                                                                     (Dollars in thousands)
     OPERATING ACTIVITIES
        Net Income.......................................................   $  3,331       $    3,371       $    3,097
        Adjustments to reconcile net income to net cash provided by operating activities:
             Equity in undistributed earnings of subsidiary..............     (1,847)          (2,023)          (1,943)
             Other.......................................................         (1)               3                1
                                                                            --------          -------          -------
                    Net cash provided by operating activities............      1,483            1,351            1,155
                                                                            --------          -------          -------
     FINANCING ACTIVITIES
        Proceeds from stock options exercised............................         50                5              100
        Cash dividends paid..............................................     (1,524)          (1,385)          (1,189)
                                                                            --------          -------          -------
                    Net cash used for financing activities...............     (1,474)          (1,380)          (1,089)
                                                                            --------          -------          -------
                    Increase (decrease) in cash..........................          9              (29)               66
     CASH AT BEGINNING OF PERIOD.........................................        140              169               103
                                                                            --------          -------          --------
     CASH AT END OF PERIOD...............................................   $    149       $      140       $       169
                                                                            ========          =======          ========

                                                                          2001
                                                                         ANNUAL
                                                                         REPORT
                                                                         [LOGO]

18. SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                                             Three Months Ended
                                                                           ------------------------------------------------------
                                                                             March          June        September       December
                                                                              2001          2001           2001           2001
                                                                           ----------    ----------     ----------     ----------
                                                                               (Dollars in thousands, except per share data)
Total interest and dividend income...................................      $    5,751    $    5,774     $    5,711     $    5,537
Total interest expense...............................................           2,990         2,981          2,855          2,554
                                                                           ----------    ----------     ----------     ----------
Net interest income..................................................           2,761         2,793          2,856          2,983
Provision for loan losses............................................             105           105            105            705
                                                                           ----------    ----------     ----------     ----------
Net interest income after provision for loan losses..................           2,656         2,688          2,751          2,278

Total noninterest income.............................................             580           629            851            887
Total noninterest expense............................................           2,085         2,054          2,168          2,294
                                                                           ----------    ----------     ----------     ----------
Income before income taxes...........................................           1,151         1,263          1,434            871
Income taxes.........................................................             336           378            434            240
                                                                           ----------    ----------     ----------     ----------
Net income...........................................................      $      815    $      885     $    1,000     $      631
                                                                           ==========    ==========     ==========     ==========
Per share data:
Net income
   Basic.............................................................      $     0.29    $     0.32     $     0.36     $     0.23
   Diluted...........................................................            0.29          0.32           0.36           0.23
Average shares outstanding
   Basic.............................................................       2,769,381     2,769,412      2,769,671      2,770,907
   Diluted...........................................................       2,769,381     2,769,412      2,769,671      2,783,195

                                                                                             Three Months Ended
                                                                           ------------------------------------------------------
                                                                              March         June        September       December
                                                                              2000          2000           2000           2000
                                                                           ----------    ----------     ----------     ----------
                                                                               (Dollars in thousands, except per share data)
Total interest and dividend income...................................      $    4,430    $    4,832     $    5,244     $    5,543
Total interest expense...............................................           1,809         2,078          2,402          2,666
                                                                           ----------    ----------     ----------     ----------
Net interest income..................................................           2,621         2,754          2,842          2,877
Provision for loan losses............................................             105           119            173            423
                                                                           ----------    ----------     ----------     ----------
Net interest income after provision for loan losses..................           2,516         2,635          2,669          2,454

Total noninterest income.............................................             429           460            453            627
Total noninterest expense............................................           1,683         1,767          1,908          2,132
                                                                           ----------    ----------     ----------     ----------
Income before income taxes...........................................           1,262         1,328          1,214            949
Income taxes.........................................................             368           392            356            266
                                                                           ----------    ----------     ----------     ----------
Net income...........................................................      $      894    $      936     $      858     $      683
                                                                           ==========    ==========     ==========     ==========
Per share data:
Net income
   Basic.............................................................      $     0.32    $     0.34     $     0.31     $     0.25
   Diluted...........................................................            0.32          0.34           0.31           0.25
Average shares outstanding
   Basic.............................................................       2,769,048     2,769,132      2,769,381      2,769,381
   Diluted...........................................................       2,769,791     2,769,132      2,769,381      2,769,381

SLIPPERY ROCK
FINANCIAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
OPERATING RESULTS AND FINANCIAL CONDITION

Forward Looking Statement

The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward looking statements. When used in this discussion, the words "believes,""anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


OVERVIEW

Slippery Rock Financial Corporation ("Company") is the parent holding company for The First National Bank of Slippery Rock ("Bank"). This discussion and the related financial data represent the financial condition and results of operations of the Bank for the three years ended December 31, 2001, and is presented to assist in the understanding and evaluation of the financial condition and the results of operations of the Company and is intended to supplement, and should be read in conjunction with, the consolidated financial statements and the related notes.

Management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity or capital of the Company.

RESULTS OF OPERATIONS

Net income for 2001 was $3,331,000, a decrease of $40,000 from 2000's earnings of $3,371,000. An increase in total other income of $978,000 and an increase in net interest income after provision for loan losses of $99,000 was offset by a net increase in total other expense of $1,111,000. Income before taxes at December 31, 2001 was $4,719,000 a decrease of $34,000 or 0.7% from the $4,753,000 reported at December 31, 2000. Federal income taxes of $1,388,000 at December 31, 2001 represent an increase of $6,000 from the $1,382,000 reported at December 31, 2000.

Net income for 2000 was $3,371,000, an increase of $274,000 from 1999's earnings of $3,097,000. An increase in net interest income after provision for loan losses of $1,172,000 and a net increase in total other income of $234,000 was offset by a net increase in total other expense of $1,006,000. Income before taxes at December 31, 2000 was $4,753,000 an increase of $400,000 or 9.19% from the $4,353,000 reported at December 31, 1999. Federal income taxes of $1,382,000 at December 31, 2000 represent an increase of $126,000 from the $1,256,000 reported at December 31, 1999.

                                  [GRAPH OF]
                               Annual Net Income
                               $ in Thousands

                                  [GRAPH OF]
                              Earnings Per Share
                              Dollars

                                  [GRAPH OF]
                           Dividends Paid Per Share
                           Dollars

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

Earnings per share, on a fully diluted basis, of $1.20 at December 31, 2001 compared to $1.22 at December 31, 2000 and $1.12 at December 31, 1999, a decrease of $0.02 per share for 2001 and an increase of $0.10 per share for 2000.

NET INTEREST INCOME

Net interest income is the amount by which interest generated from interest earning assets exceeds interest paid on interest-bearing liabilities. Net interest income, on a tax equivalent basis, which is the primary component of earnings, was $11,834,000 for 2001, as compared to $11,537,000 for 2000 and $10,239,000 for 1999.

                                                             Slippery Rock Financial Corporation
                                                      AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

                                                      2001                            2000                           1999
                                         ----------------------------   -----------------------------  -----------------------------
                                          Average                        Average                        Average
                                          Volume    Interest   Yield     Volume     Interest   Yield    Volume     Interest    Yield
                                         ---------  --------  -------   ---------   --------  -------  ---------   --------    -----
ASSETS                                                                  (Dollars in Thousands)
Interest-earning assets
  Investment securities:
     Taxable...........................  $  18,005  $  1,056    5.87%   $  10,379   $    672    6.47%  $  11,497   $   707     6.15%
     Non-taxable (2)...................     17,735     1,217    6.86       17,982      1,242    6.91      16,688     1,159     6.95
  Interest-bearing deposits in
     other banks.......................          -         -       -            -          -       -       3,781       185     4.89
  Loans (1), (3).......................    241,045    20,192    8.38      209,147     18,412    8.80     171,974    14,717     8.56
  Federal funds sold...................     17,961       749    4.17        2,465        166    6.73       5,241       267     5.09
                                         ---------  --------            ---------   --------           ---------   -------
  Total interest-earning assets........    294,746    23,214    7.88      239,973     20,492    8.54     209,181    17,035     8.14
                                                    --------                        --------                       -------
Noninterest-earning assets
  Cash and due from banks..............     10,795                          9,792                          8,769
  Allowance for loan losses............     (2,241)                        (1,827)                        (1,533)
  Other assets.........................     12,302                         11,268                          9,606
                                         ---------                      ---------                      ---------
  Total assets.........................  $ 315,602                      $ 259,206                      $ 226,023
                                         =========                      =========                      =========

LIABILITIES AND
STOCKHOLDERS' EQUITY

Interest-bearing liabilities
  Interest-bearing checking............  $  26,317       301    1.14    $  26,476        424    1.60   $  25,691       434     1.69
  Money market accounts................     21,916       614    2.80       24,549        858    3.50      25,994       911     3.50
  Savings deposits.....................     34,391       790    2.30       25,153        609    2.42      22,324       478     2.14
  Time deposits........................    134,005     8,048    6.01      100,953      5,803    5.75      91,512     4,871     5.32
  Borrowed funds.......................     30,298     1,627    5.37       18,934      1,261    6.66       1,779       102     5.73
                                         ---------  --------            ---------   --------           ---------   -------
  Total interest-bearing liabilities...    246,927    11,380    4.61      196,065      8,955    4.57     167,300     6,796     4.06
                                                    --------                        --------                       -------
Noninterest-bearing liabilities
  Demand deposits......................     38,157                         34,888                         32,699
  Other liabilities....................      1,642                          1,201                            917
  Capital..............................     28,876                         27,052                         25,107
                                         ---------                      ---------                      ---------
  Total liabilities
     and stockholders' equity..........  $ 315,602                      $ 259,206                      $ 226,023
                                         =========                      =========                      =========
  Net interest income and net yield
     on interest-earning assets........             $ 11,834    4.01%               $ 11,537    4.81%              $10,239     4.89%
                                                    ========   =====                ========   =====               =======    =====
  Net interest spread..................                         3.27%                           3.97%                          4.08%
                                                               =====                           =====                          =====

(1) - Interest on loans includes fee income.
(2) - Yields on interest-earning assets have been computed on a taxable-equivalent basis using the federal income tax statutory rate of 34%.
(3) - Non-accrual loans included.

SLIPPERY ROCK
FINANCIAL CORPORATION

                  ANALYSIS OF CHANGES IN NET INTEREST INCOME
                            (Dollars in Thousands)

                                                        2001 CHANGE FROM 2000                  2000 CHANGE FROM 1999
                                                  ---------------------------------     ----------------------------------
                                                  TOTAL           CHANGE DUE TO         TOTAL           CHANGE DUE TO
                                                               --------------------                 ----------------------
                                                  CHANGE       VOLUME(1)   RATE(1)      CHANGE      VOLUME(1)     RATE(1)
                                                  -------      ---------   --------     -------     ---------     --------
INTEREST INCOME ON:
   Taxable investment securities...............   $   384       $   451    $    (67)    $   (35)    $    (71)     $     36
   Non-taxable investments.....................       (25)          (16)         (9)         83           90            (7)
   Interest-bearing deposits in other banks....         -             -           -        (185)         (93)          (92)
   Loans.......................................     1,780         2,690        (910)      3,695        3,272           423
   Federal funds sold..........................       583           669         (86)       (101)        (170)           69
                                                  -------       -------    --------     -------     --------      --------
     Total interest income.....................     2,722         3,794      (1,072)      3,457        3,028           429
                                                  -------       -------    --------     -------     --------      --------
INTEREST EXPENSE ON:
   Interest-bearing checking...................      (123)           (2)       (121)        (10)          14           (24)
   Money market accounts.......................      (244)          (84)       (160)        (53)         (53)            -
   Savings deposits............................       181           212         (31)        131           64            67
   Time deposits...............................     2,245         1,973         272         932          520           412
   Borrowed funds..............................       366           646        (280)      1,159        1,139            20
                                                  -------       -------    --------     -------     --------      --------
     Total interest expense....................     2,425         2,745        (320)      2,159        1,684           475
                                                  -------       -------    --------     -------     --------      --------
NET INTEREST INCOME............................   $   297       $ 1,049    $   (752)    $ 1,298     $  1,344      $    (46)
                                                  =======       =======    ========     =======     ========      ========


(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

Interest income and interest expense increase or decrease as the volumes of interest sensitive assets and liabilities and interest rates fluctuate. Average interest-earning assets increased $54.8 million in 2001, due to an increase in average loans of $31.9 million. Although virtually all major segments of the loan portfolio experienced net increases, the most significant growth, $12.6 million, occurred within the real estate segment of the loan portfolio. There were no concentrated efforts on management's part to target growth within any one particular segment of the loan portfolio. A significant portion of the growth is attributed to the Company's expansion into Lawrence County, Pennsylvania. The Bank opened the first of its two new Lawrence County offices in March 2000 when the New Wilmington, Pennsylvania office celebrated its grand opening. The Laurel office, located in Hickory Township, Pennsylvania, opened in January 2001. In addition to the increase in average loans, average investments and average federal funds sold increased $22.9 million. The increase in investments also resulted from the new offices, as new deposit dollars not used for lending, were applied to the investment portfolio.

Average interest-bearing liabilities increased $50.8 million for the period ended December 31, 2001. With the exception of average money market accounts and interest-bearing deposits, which declined $2.6 million and $159,000, respectively, all segments of interest-bearing products had net increases for the period. Average balances of time deposits had the most significant growth with a net increase of $33.1 million. This was followed by net increases in average balances on borrowed funds of $11.4 million and average savings of $9.2 million. The increases in average deposit product balances also resulted from the Company's expansion activities, including bank-wide time deposit promotions, and the introduction of the new classic plus savings account, while the increase in average borrowed funds resulted from increased liquidity needs for funding earning asset growth.

For the period ended December 31, 2000, average interest-earning assets increased $30.8 million in 2000, due to an increase in average loans of $37.2 million. As in 2001, virtually all major segments of the loan portfolio experienced net increases, however, the most significant growth of $18.4 million, occurred within the real estate segment of the loan portfolio. There were no


   [Graph of]                   [Graph of]                    [Graph of]
  Total Assets           Return on Average Assets      Return on Average Equity
 $ in thousands          Percentage                    Percentage

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]
concentrated efforts on management's part to target growth within any one particular segment of the loan portfolio. As in 2001, a significant portion of the growth is attributed to the Company's expansion into Lawrence County, Pennsylvania. In addition to the increase in average loans, average non-taxable investments increased $1.3 million.

These increases were offset by declines in average federal funds sold of $2.8 million, interest-bearing deposits in other banks of $3.8 million and a decline in average taxable investment securities of $1.1 million.

Average interest-bearing liabilities increased $28.8 million for the period ended December 31, 2000. With the exception of average money market accounts, which declined $1.5 million, all segments of interest-bearing products had net increases for the period. Average balances on borrowed funds had the most significant growth with a net increase of $17.2 million. This was followed by net increases in average time certificates of $9.4 million, average savings of $2.8 million and average interest-bearing checking of $785,000. The increases in average deposit product balances also resulted from the Company's expansion activities, while the increase in average borrowed funds resulted from increased liquidity needs for funding earning asset growth.

Although average earning assets and net interest income earned increased in 2001, the net yield on interest-earning assets declined as a result of the Federal Reserve Board's actions of decreasing interest rates throughout 2001. The tax equivalent yield on average interest-earning assets decreased in 2001 to 7.88% from a level of 8.54% in 2000. The decrease occurred principally from a decrease on loan yields which fell from a level of 8.80% at December 31, 2000 to 8.38% at December 31, 2001. As a result of Federal Reserve Board's action to manage interest rates in U. S. economy, interest rates were decreased a record eleven times in 2001. Prime rate, the rate at which banks lend funds to their best commercial customers, was at 9.50% at January 2001. The prime rate was 4.75% at December 31, 2001, a decrease of 4.75%. In contrast to this, prime rose from a level of 8.50% in January 2000 to 9.50% in June and remained at this level throughout 2000.

The analysis of changes in net interest income table depicts the changes in net interest income for the Company for 2000 and 2001.

Total interest income increased $2,722,000 for the twelve-month period ended December 31, 2001 due primarily to an increase in interest income from loans. An increase in total interest income due to volume of $3,794,000 was offset by a decline in interest income due to rates of $1,072,000. Interest income from loans increased $1,780,000 with an increase of $2,690,000 due to volume increases and a decrease of $910,000 due to the reduction of interest rates.

Although the yield on interest-earning assets decreased, the yield on interest-bearing liabilities rose in 2001. The yield on interest-bearing liabilities increased 4 basis points (0.04%) during the twelve-month period ended December 31, 2001 from a level of 4.57% at December 31, 2000 to 4.61% at December 31, 2001. With the opening of the new branches at the end of 2000 and the beginning of 2001, the bank ran several promotions primarily for time deposits with terms of six months and eleven months. As the Federal Reserve Board decreased interest rates, the Banks' variable rate interest-earning assets, particularly loans, decreased; however, the time deposits were locked in at higher interest rates until their next repricing opportunity. These certificates began repricing in July 2001, at which time they repriced to lower market rates. Since the Bank paid a higher rate of interest on these deposits for the first half of the year, the average yield on time deposits for 2001 increased 26 basis points (0.26%).

All of the other deposit products experienced lower rates in 2001. The yield on savings accounts decreased from 2.42% at December 31, 2000 to 2.30% at December 31, 2001. This decrease was less substantial than that seen in the other deposit accounts due the addition of the new "classic plus" savings account. Management created the new product, in an effort to attract new deposit dollars and to maintain existing customers, by paying a higher yield to customers that maintain targeted balance levels. At December 31, 2001, the classic plus savings product represented approximately $19.3 million of the total savings deposits. The yield on money market accounts decreased 0.70% and the yield on interest-bearing checking decreased 0.46%.

Borrowed funds were comprised of short-term advances from the Federal Home Loan Bank (FHLB) in 2000. As interest rates decreased during the first quarter of 2001, management viewed March 2001 to be an appropriate time to lock in the advances for the long-term and thereby reduce overall interest expense associated with the borrowings. As a result, net yield on borrowed funds declined 1.29% in 2001, to 5.37%.

Net interest margin at December 31, 2001 was 4.01% as compared to 4.81% at December 31, 2000 and 4.89% at December 31, 1999. The reduction in net interest margin resulted from the overall decline in interest rates discussed above.

It should be noted that there is a time lag between changes in interest rates and their effect on the Bank's yield on earning assets and its cost of funds. If interest rates decline, it would be expected that the yield on assets and the cost of funds would also decrease, however, the effect upon the net interest margin would be dependent upon the extent of the decrease in rates, the timing of the change and the general composition of the mix of interest-earning assets and interest-bearing liabilities.

SLIPPERY ROCK
FINANCIAL CORPORATION

OTHER INCOME

2001- 2000
----------

The principal source of other income is service charges, fees and commissions. Other income for 2001 totaled $2,947,000 an increase of $978,000 or 49.7% from December 31, 2000. Total other income increased due to increases in service charges on deposit accounts of $153,000, an increase in gains recorded on the sales of loans of $519,000, and an increase in other miscellaneous income of $150,000.

Service charge fee income increased due to volume activity and to price restructurings that went into effect during third quarter 2001. In 2001, the Company recorded gains of $530,000 on the sale of $25.2 million of fixed rate, 1-4 family, residential mortgages. Gains recorded on the sale of $7.4 million of residential mortgages in 2000 totaled $94,000. In addition to mortgage sales, the Company sold approximately $5.7 million in student loans and $662,000 in credit card loans in 2001 and recorded net gains of $57,000 and $26,000, respectively. Total gains on all loan sales for 2001 totaled $613,000.

Other miscellaneous income increased primarily due to three items. Commission and fee income increased $142,000, mortgage loan servicing fees increased $21,000, and ATM surcharge fee income increased $20,000. These items were offset by decreases in insurance commissions on consumer and mortgage loans of $49,000 and a decrease in brokerage fees of $12,000 resulting from the sales of non-deposit products within the Company's Wealth Management Department. The changes were all brought about by volume activity.

2000- 1999
----------

Other income for 2000 totaled $1,969,000 an increase of $234,000 or 13.5% from $1,735,000 at December 31, 1999. Total other income increased due to increases in service charges on deposit accounts of $207,000, an increase in mastermoney interchange fees of $62,000 and an increase in other miscellaneous income of $90,000. These items were offset by a decline on net gains recorded on loan sales of $126,000.

Service charge fee income increased due to volume activity and to price restructurings that went into effect during third quarter 1999. Mastermoney interchange fees increased due to increased activity on the Company's debit card product. Management anticipates this fee to continue to increase as customer acceptance of the product grows. Other miscellaneous income increased due to three items. Sweep fee income increased $13,000, income from insurance commissions increased $47,000, and non-deposit brokerage commissions increased $19,000. Sweep fee income is derived from a product that allows customers to sweep deposit dollars daily to an outside investor that invests dollars in non-traditional deposit products such as mutual funds. At December 31, 2000, the Company swept approximately $3.0 million in deposit dollars. Commissions on insurance sales for consumer and mortgage loans increased due to enhanced sales efforts by lenders and due to volume increases in originations of these types of loans. Non-deposit brokerage commissions increased due to higher sales volumes of non-traditional deposit products available through the Company's Wealth Management Department.

In 2000, the Company recorded gains of $94,000 on the sale of $7.4 million of fixed rate, 1-4 family, residential mortgages, a decline of $57,000 from 1999. Gains recorded on the sale of $14.5 million of residential mortgages in 1999 totaled $152,000. In addition to mortgage sales, the Company also sold approximately $9.2 million in student loans in 1999 and recorded net gains of $68,000 on the sale.


OTHER EXPENSE

2001 - 2000
-----------

Total other expenses of $8,601,000 at December 31, 2001 represented an increase of $1,111,000 from $7,490,000 at December 31, 2000. The major contributors of the increase are salary and employee benefits of $729,000, net occupancy expense of $221,000, data processing expense of $84,000 and "other" miscellaneous expenses of $136,000. The increases are largely due to the Company's recent expansion activities and various support staff additions. The New Wilmington branch opened in March 2000, the Bank's new grocery store branch opened in October 2000, and the Laurel branch opened in January 2001. As a result of staff additions to support the new offices, the number of full-time equivalent employees ("FTE") increased from 124 at December 31, 2000 to 133 at December 31, 2001.

2000 - 1999
-----------

Total other expenses of $7,490,000 at December 31, 2000 represented an increase of $1,006,000 from $6,484,000 at December 31, 1999. The major contributors of the increase are salary and employee benefits of $426,000, net occupancy expense of $60,000, stationary, printing and supplies of $84,000 and "other" miscellaneous expenses of $341,000. Salary, occupancy, and supply expenses increased due to the new branch additions discussed above.


                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

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

INCOME TAXES

Federal income taxes for 2001 of $1,388,000 represented a 0.4% increase from the $1,382,000 reported in 2000. The increase is due to an increase in taxable income, which increased $17,000 or 0.4% to $4,083,000 in 2001. The Company's effective tax rate increased to 29.4% in 2001 from 29.0% in 2000 .

Federal income taxes for 2000 of $1,382,000 represented a 10.0% increase from the $1,256,000 reported in 1999. The increase is due to an increase in taxable income, which increased $376,000 or 10.2% to $4,066,000 in 2000. The Company's effective tax rate increased to 29.0% in 2000 from 28.9% in 1999.


FINANCIAL CONDITION

2001 - 2000
-----------

Average total assets at December 31, 2001 were $315.6 million, an increase of $56.4 million or 21.8%. Average total interest-earning assets increased $54.8 million in 2001, primarily from increases in average loan balances, which increased $31.9 million or 15.3% and an increase in average daily federal funds sold, which increased $15.5 million. The most significant growth in the loan portfolio occurred within the real estate and commercial real estate portfolios. Average real estate loans increased $12.6 million or 13.6% and average commercial real estate loans increased $8.3 million or 13.8%. As previously mentioned, the increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically was funded by an increase in average deposit liabilities and average borrowings.

Average deposit liabilities at December 31, 2001 were $254.8 million, an increase of $42.8 million or 20.2% from $212.0 million at December 31, 2000. With the exception of money market accounts and interest-bearing checking accounts, average balances increased across all deposit products. The greatest net increase occurred within average certificates of deposit, which increased $33.1 million. This was followed by an increase in average savings deposits of $9.2 million or 36.7%. The increase in deposits resulted from the branch expansions as well as increased consumer preference for insured deposit products as stock market returns began to decline. Average borrowings increased $11.4 million for the period ended December 31, 2001. The increase in average borrowed funds resulted from short-term advances from the Federal Home Loan Bank ("FHLB"), which were locked in for the long-term in March 2001, as discussed above. These advances were used for general liquidity purposes.

Total period end assets at December 31, 2001 were $324.0 million, an increase of $40.6 million or 14.3% from December 31, 2000. Total deposits at December 31, 2001 were $261.9 million, an increase of $38.3 million or 17.1%.

The Company continued to sell fixed rate, 1-4 family, residential mortgages as part of its strategies for managing liquidity and interest rate risk within the loan portfolio. In 2001, the Company sold approximately $25.2 million of these loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of total loans, including loans held for sale, to total deposits of 93.3% at December 31, 2001, compared to 104.1% at December 31, 2000.

2000 - 1999
-----------

Average total assets at December 31, 2000 were $259.2 million, an increase of $33.2 million or 14.7%. Average total interest-earning assets increased $30.8 million, primarily from increases in average loan balances, which increased $37.2 million or 21.6% and an increase in average non-taxable securities, which increased $1.3 million or 7.8 %. The most significant growth in the loan portfolio occurred within the 1-4 family residential real estate portfolio and the consumer portfolio, which includes student loans. Real estate loans, which includes first and secondary lien positions, increased $18.2 million or 19.6%. Consumer loans increased $10.7 million or 47.9%. Growth within the loan portfolio in 2000 was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically was funded by an increase in average deposit liabilities and average short-term borrowings.

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

SLIPPERY ROCK
FINANCIAL CORPORATION

The Company continued to sell fixed rate, 1-4 family, residential mortgages as part of its strategies for managing liquidity and interest rate risk within the loan portfolio. In 2000, the Company sold approximately $7.4 million of these loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of total loans, including loans held for sale, to total deposits of 104.1% at December 31,2000, compared to 92.9% at December 31, 1999.

LIQUIDITY

The principal functions of the Company's asset/liability management program are to provide adequate liquidity and to monitor interest rate sensitivity. Liquidity represents the ability to meet the cash flow requirements of both depositors and customers requesting bank credit. Asset liquidity is provided by repayments and the management of maturity distributions for loans and securities. An important aspect of asset liquidity lies in maintaining adequate levels of adjustable rate, short term, or relatively risk free interest earning assets. Management evaluates the Company's liquidity position over 30 day, 60 day, and 90+ day time horizons. The analysis not only identifies liquidity within the balance sheet, but off of the balance sheet as well. It identifies anticipated sources and uses of funds as well as potential sources and uses. Anticipated needs would include liquidity for credit demand, commitments to purchase assets, and anticipated deposit decreases. Anticipated sources would include cash (net of reserve requirements), maturing investment securities, daily fed funds sold, anticipated deposit increases, and the repayment of loans. Potential uses would include unfunded loan commitments available on lines of credit. Potential sources would include borrowing capacity available to the Company through the FHLB. At December 31, 2001, for the 30-day horizon, the Company had a net anticipated funding position of 3.5% of total assets. Management views this ratio to be at an adequate level.

The Statement of Cash Flows indicates that net cash was provided from operating activities and financing activities of $3.2 million and $36.8 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $38.3 million. These items, in conjunction with net maturities of investment securities of $6.5 million, the sale of available for sale securities of $4.5 million, and the sales of student loans and credit card loans of $6.4 million, were used to fund a net increase in loans of $16.2 million and the purchase of available for sale securities of $30.0 million. Cash dividends paid in 2001 were $1.5 million, an increase of $139,000 from the $1.4 million paid in 2000.

For the period ended December 31, 2000, the Statement of Cash Flows indicates that net cash was provided from operating activities of $3.8 million and financing activities of $46.1 million. As was the case in 2001, cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits. In 2000, an increase in short-term borrowings also attributed to the cash provided by financing activities. Net deposits increased $26.5 million and short-term borrowings increased $21.0 million. Investing activities for the year ended December 31, 2000 indicated that net maturities of investment securities of $3.0 million offset the net increase in loans of $48.6 million and the purchase of premises and equipment of $2.3 million. Cash dividends paid in 2000 were $1.4 million, an increase of $196,000 from the $1.2 million paid in 1999.

Management also monitors its liquidity by the net loans to deposits ratio. The net loans (including loans held for sale) to deposits ratio was 93.2% at December 31, 2001 as compared to 104.1% at December 31, 2000. The Company's liquidity plan allows for the use of long-term advances or short-term lines of credit with the Federal Home Loan Bank ("FHLB") as a source of funds. Borrowing from the FHLB not only provides a source of liquidity for the Company, but also serves as a tool to reduce interest rate risk. The Company may structure borrowings from FHLB to match those of customer credit requests, and therefore, lock in interest rate spreads over the lives of the loans. At December 31, 2001, the Company continued to have three such matched funding loans outstanding totaling $158,000.

The Company's short-term borrowings with FHLB are "RepoPlus" advances. "RepoPlus" advances are short-term advances subject to annual renewal, incur no service charges, bear a fixed rate of interest, and are secured by a blanket security agreement on qualifying residential mortgages. At December 31, 2001, the Company had no "RepoPlus" advances outstanding. The Company had $30.0 million of "RepoPlus" advances outstanding at December 31, 2000, which were used for general liquidity purposes. The Company's remaining borrowing capacity with FHLB was $70.0 million at December 31, 2001.

In addition to borrowing from the FHLB as a source for liquidity, the Company also continued activity in the secondary mortgage market. Specifically, the Company sold fixed rate residential real estate mortgages to Freddie Mac. The sales to Freddie Mac not only provided an opportunity for the Company to remain competitive in the market place, by allowing it to offer a fixed rate mortgage product, but also provided an additional source of liquidity and an additional tool for management to limit interest rate risk exposure. Total fixed rate mortgage sales in 2001 were $25.2 million, with gains of $530,000. In 2000, sales totaled $7.4 million with gains of $94,000. The Company continues to service all loans sold to Freddie Mac. The Company recorded approximately $252,000 in income during 2001 for the establishment of mortgage servicing rights ("MSR"). The MSRs will be amortized to expense in future periods over the estimated life of the servicing portfolio. The Company serviced $60.3 million and $46.7 million in sold loans to Freddie Mac at December 31, 2001 and 2000 respectively. The retaining of the servicing also provides a source of fee income to the Company, which totaled $131,000 and $110,000 in 2001 and 2000 respectively. The Company anticipates funding in January 2002 on $3.5 million of loans available for sale at December 31, 2001.

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

The following table is a schedule of the maturity distributions and weighted average yield of investment securities as of December 31, 2001:


Available for Sale                                                                 Amortized Cost Maturing:
                                                               ----------------------------------------------------------------
                                                                            After 1       After 5
                                                                Within     but within    but within        After
                                                                1 Year       5 Years      10 Years       10 Years       Total
                                                               ----------------------------------------------------------------
                                                                               (Dollars in Thousands)
U. S. Government agency securities.........................    $ 1,998      $  2,850      $     441      $    980     $   6,269
Obligations of states and political
   subdivisions............................................        355         3,788          8,478         2,793        15,414
Other debt securities......................................        523             -            100             -           623
Mortgage - backed securities (2)...........................          -           606         11,317        10,058        21,981
                                                               -------      --------      ---------      --------     ---------
   Total...................................................    $ 2,876      $  7,244      $  20,336      $ 13,831     $  44,287
                                                               =======      ========      =========      ========     =========

Weighted average yield (1).................................       5.84%         6.40%          6.06%         6.27%         6.16%
                                                               =======      ========      =========      ========     =========

Held to Maturity                                                                   Amortized Cost Maturing:
                                                               ----------------------------------------------------------------
                                                                            After 1        After 5
                                                               Within      but within    but within        After
                                                               1 Year        5 Years      10 Years       10 Years       Total
                                                               ----------------------------------------------------------------
                                                                               (Dollars in Thousands)
Obligations of states and political
   subdivisions............................................    $     -      $    686      $     115      $      -     $     801
Other......................................................          -           200            100             -           300
Mortgage-backed securities (2).............................          -             -              -            17            17
                                                               -------      --------      ---------      --------     ---------
   Total...................................................    $     -      $    886      $     215      $     17     $   1,118
                                                               =======      ========      =========      ========     =========

Weighted average yield (1).................................          - %        7.31 %         7.43 %        7.02 %        7.33 %
                                                               =======      ========      =========      ========     =========

(1) Weighted average yields were computed on a tax equivalent basis using the federal income tax statutory rate and were determined on the basis of cost, adjusted for amortization of premium or accretion of discount.

(2) Mortgage-backed securities provide for periodic principal repayments. It is anticipated that these securities will be repaid prior to their contractual maturity dates.

Investments maturing within one year and other short-term investments such as interest-bearing deposits with other banks and federal funds sold were 3.3% of total assets at December 31, 2001, an increase from 0.6% in 2000. The increase is due to the increase in short-term liquid assets; especially federal funds sold which increased $7.7 million.

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

The following table shows the Company's gap position for December 31, 2001, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities, while fixed rate products are measured to contractual maturity with consideration for prepayments based on historical data.

SLIPPERY ROCK
FINANCIAL CORPORATION

                                                                            91 days
                                                              0-90            to          1 to 5      Over
                                                              Days          1 Year        Years      5 Years       Total
                                                          ------------   -----------   ----------   ---------    ----------
                                                                             (Dollars in Thousands)
Assets
   Investments (2)(3)...................................  $      1,241   $     1,877   $    9,715   $  32,502    $   45,335
   Federal funds sold...................................         7,700             -            -           -         7,700
   Loans (1)............................................        71,688        75,944       77,606      15,548       240,786
                                                          ------------   -----------   ----------   ---------    ----------
     Total..............................................        80,629        77,821       87,321      48,050       293,821
                                                          ------------   -----------   ----------   ---------    ----------
Liabilities
   Interest-bearing demand..............................        28,226             -            -           -        28,226
   Savings..............................................        39,589             -            -           -        39,589
   Money market.........................................        22,614             -            -           -        22,614
   Certificates * $100,000..............................        17,142        10,529       11,588       2,175        41,434
   Other time deposits..................................        24,299        32,148       28,170       3,204        87,821
   Borrowed funds.......................................        30,260             -            -           -        30,260
                                                          ------------   -----------   ----------   ---------    ----------
     Total..............................................       162,130        42,677       39,758       5,379       249,944
                                                          ------------   -----------   ----------   ---------    ----------

Interest sensitivity gap................................  $    (81,501)  $    35,144   $   47,563   $  42,671    $   43,877
                                                          ============   ===========   ==========   =========    ==========
Cumulative interest sensitivity gap.....................       (81,501)      (46,357)       1,206      43,877             -
                                                          ============   ===========   ==========   =========    ==========
Rate sensitive assets/rate sensitive liabilities........          0.50          1.82         2.20        8.93          1.18
Cumulative gap/Total assets.............................         (0.25)        (0.14)       (0.00)       0.14             -

*   Denotes greater than.
(1) Includes nonaccrual loans, excludes loans held for sale.
(2) Includes investments available for sale.
(3) Investments are classified by the earlier of call date or maturity date for repricing purposes.

At December 31, 2001, the Company had a cumulative negative gap of $46,357,000 at the one-year horizon. This value compares to a negative gap of $69,844,000 at December 31, 2000. The gap analysis indicates that if interest rates were to rise 100 basis points (1.0%), the Company's net interest income would decline $464,000 at the one-year horizon because the Company's rate sensitive liabilities would reprice faster than rate sensitive assets. Conversely, if rate were to fall 100 basis points, the Company would earn $464,000 more in net interest income. However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, the Company's gap position does not necessarily predict the impact on interest income given a change in interest rate levels.

Management also manages interest rate risk with the use of simulation modeling which measures the sensitivity of future net interest income as a result of changes in interest rates. The analysis is based upon repricing opportunities for variable rate assets and liabilities and upon contractual maturities of fixed rate instruments.

The simulation also calculates net interest income based upon rate increases or decreases of + or - 300 basis points (or 3.00%) in 100 basis point (or 1.00%) increments. The analysis reprices the balance sheet and forecasts future cash flows over a one-year horizon at the new interest rate levels. The cash flows are then totaled to calculate net interest income. Assumptions are made for loan and investment pre-payment speeds and are incorporated into the simulation as well. Loan and investment prepayment speeds will increase as interest rates decrease and slow as interest rates rise. The current analysis indicates that, given a 300 basis point overnight decrease in interest rates, the Company would experience a potential $967,000 or 7.5% decline in net interest income. If rates were to increase 300 basis points, the analysis indicates that the Company's net interest income would increase $418,000 or 3.2%. It is important to note, however, that this exercise would be of a worst-case scenario. It would be more likely to have incremental changes in interest rates, rather than a single significant increase or decrease. When management believes interest rate movements will occur, it can restructure the balance sheet and thereby the ratio of rate sensitive assets to rate sensitive liabilities, which in turn will effect the net interest income. As mentioned earlier, in gap analysis, as well as simulation analysis, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree and therefore, could affect forecasted results.


CAPITAL RESOURCES

Capital adequacy is the ability of the Company to support growth while protecting the interests of shareholders and depositors. Total capital consists of common stock, surplus, retained earnings and net unrealized gains/losses on securities. Equity capital increased $1,836,000 or 6.5% in 2001. This increase is attributed, primarily, to retained net income. Historically, the Company has generated net retained profits sufficient to support normal growth and expansion.

Bank regulatory agencies have designated certain capital ratio requirements, which they use to assist in monitoring the safety and soundness of financial institutions. For 2001, management has calculated and monitored risk-based and leverage capital ratios in order to assess compliance with regulatory guidelines. The following schedule presents certain regulatory capital ratio requirements along with the Company's position at December 31, 2001:

                                                                          2001
                                                                         ANNUAL
                                                                         REPORT
                                                                         [LOGO]

                                                                         Actual           Minimum      Well
                                                                    -----------------
                                                                    Amount     Ratio       Ratio    Capitalized
                                                                    ------     ------      -----    -----------
          Tier 1 risk-based capital.............................  $  28,742    12.5%       4.00%        6.00%
          Total risk-based capital..............................     31,508    13.7        8.00        10.00
          Leverage capital......................................     28,742     8.9        4.00         5.00

As the above table illustrates, the Company exceeds both the minimum and "well capitalized" regulatory capital requirements at December 31, 2001. Management does not anticipate any future activity that would have a negative impact on any of these ratios. Also, management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity, or capital of the Company.

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

INVESTMENT SECURITIES

The following schedule presents the composition of the investment portfolio as of the three most recent years ended:

                                                                                Amortized Cost
                                                      -----------------------------------------------------------------------
                                                                                   December 31,
                                                      -----------------------------------------------------------------------
                                                             2001                    2000                       1999
                                                      ------------------     ---------------------     ----------------------
                                                      Available  Held to     Available     Held to     Available     Held to
                                                      for sale  Maturity     for sale      Maturity    for sale      Maturity
                                                      --------  --------     --------      --------    --------     ---------
                                                                                (Dollars in Thoudands)
     U.S. Government
       agency securities..........................   $ 6,269    $     --    $ 5,467        $      -     $ 7,288      $       -
     Obligations of states and
       political subdivisions.....................    15,414         801     15,524           1,831      15,513          2,721
     Other debt securities.......................        623         300      1,026             300       1,027            200
     Mortgage backed securities...................    21,981          17      2,311              31       2,604             52
                                                    --------    --------    -------        --------     -------      ---------
         Total....................................  $ 44,287    $  1,118    $24,328        $  2,162     $26,432      $   2,973
                                                    ========    ========    =======        ========     =======      =========

There are no securities in excess of 10% of stockholders' equity at December 31, 2001, deemed to be payable from and secured by the same source of revenue or taxing authority.

LOANS

The following table presents the composition of the loan portfolio as of the five most recent year-ends:

                                                                                December 31,
                                                      ------------------------------------------------------------------
                                                         2001            2000         1999         1998          1997
                                                      ----------     -----------   ----------   ----------    ----------
                                                                           (Dollars in Thousands)
     Commercial, financial and
        agricultural..............................    $   27,706     $    26,012   $   17,727   $   15,761    $   18,223
     Real estate construction.....................        12,670           9,688        4,663        2,693         2,587
     Residential real estate......................       119,079         119,247      100,427       84,380        82,009
     Commercial real estate.......................        46,569          41,743       36,426       27,793        24,299
     Loans to individuals.........................        34,762          34,631       23,899       30,227        30,383
                                                      ----------     -----------   ----------   ----------    ----------
     Total loans..................................    $  240,786     $   231,321   $  183,142   $  160,854    $  157,501
                                                      ==========     ===========   ==========   ==========    ==========

SLIPPERY ROCK
FINANCIAL CORPORATION

The following table presents the maturity distribution sensitivity of real estate construction and commercial loans:

                                                                            December 31, 2001
                                                          -----------------------------------------------------
                                                                           After
                                                           Due in 1        1 Year
                                                           Year or        Through       Due After
                                                            Less          5 Years        5 Years        Total
                                                          ---------      ---------     -----------    ---------
                                                                             (Dollars in Thousands)
Commercial, financial and agricultural..................   $   9,557   $  12,710         $  5,439       $ 27,706
Real estate construction................................      12,670           -                -         12,670
                                                           ---------   ---------         --------       --------
                                                           $  22,227   $  12,710         $  5,439       $ 40,376
                                                           =========   =========         ========       ========

Predetermined interest rates............................   $   4,858   $   9,414         $  2,005       $ 16,277
Floating interest rates.................................      17,369       3,296            3,434         24,099
                                                           ---------   ---------         --------       --------
                                                           $  22,227   $  12,710         $  5,439       $ 40,376
                                                           =========   =========         ========       ========

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


ALLOWANCE FOR LOAN LOSSES

The following table presents a summary of loan loss experience for each of the years in the five years ended December 31, 2001:

                                                                                Year Ended December 31,
                                                           -----------------------------------------------------------------
                                                               2001        2000           1999        1998            1997
                                                            ---------    --------       -------    ----------       --------
                                                                                 (Dollars in Thousands)
Loans outstanding at end of period........................  $  240,786    $ 231,321    $  183,142   $  160,854      $  157,501
                                                            ==========    =========    ==========   ===========     ==========
Average loans outstanding (1).............................  $  241,045    $ 209,147    $  171,974   $  160,218      $  149,370
                                                            ==========    =========    ==========   ===========     ==========
Allowance for loan losses:
   Balance, beginning of period...........................  $    2,142    $   1,681    $    1,410   $    1,299      $    1,177
   Loans charged off:
     Commercial, financial and agricultural...............          52           54             7           14              35
     Real estate mortgages................................         211          202           326            8               -
     Consumer.............................................         176          177           190          221             153
                                                            ----------    ---------    ----------   ----------     -----------
        Total loans charged off...........................         439          433           523          243             188
                                                            ----------    ---------    ----------   ----------     -----------
Recoveries:
   Commercial, financial and agricultural.................           7           10             3            9               5
   Real estate mortgages..................................          16           10            11            -               -
   Consumer...............................................          20           54            60           35              30
                                                            ----------    ---------    ----------   ----------     -----------
        Total recoveries..................................          43           74            74           44              35
                                                            ----------    ---------    ----------   ----------     -----------
          Net loans charged off...........................         396          359           449          199             153
                                                            ----------    ---------    ----------   ----------     -----------
Provision charged to expense..............................       1,020          820           720          310             275
                                                            ----------    ---------    ----------   ----------     -----------
Balance, end of period....................................  $    2,766    $   2,142    $    1,681   $    1,410      $    1,299
                                                            ==========    =========    ==========   ==========     ===========
Ratio of net charge offs during the period to
   average loans outstanding during the period............       0.16%        0.17%         0.26%        0.12%           0.10%

(1)Daily average balances.

                                                                           2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

The following table presents non-performing loans including nonaccrual accounts and loans past due 90 days or more as to interest or principal. In addition, interest data on nonaccrual and restructured loans at December 31, 2001 is also presented:

                                                                                         December 31,
                                                                ---------------------------------------------------------------
                                                                  2001        2000           1999          1998        1997
                                                                --------    ---------      ---------    ----------  -----------
                                                                                    (Dollars in thousands)
Non-performing and restructured loans:
     Loans past due 90 days or more...........................  $     69    $      54      $      93    $       50  $        18
     Nonaccrual loans.........................................     3,958        2,486          2,526         1,871        1,335
     Restructured loans.......................................         -            -              -             -            -
                                                                --------    ---------      ---------    ----------  -----------
Total non-performing and restructured loans...................     4,027        2,540          2,619         1,921        1,353
                                                                --------    ---------      ---------    ----------  -----------
Other non-performing assets
   Other real estate owned....................................       216          280            280           138            1
   Repossessed assets.........................................        22           14             33            38           24
                                                                --------    ---------      ---------    ----------  -----------
   Total other non-performing assets..........................       238          294            313           176           25
                                                                --------    ---------      ---------    ----------  -----------
   Total non-performing assets................................  $  4,265    $   2,834      $   2,932    $    2,097  $     1,378
                                                                ========    =========      =========    ==========  ===========
Non-performing and restructured loans
   as a percentage of total loans.............................       1.7%         1.1%           1.4%          1.2%         0.9%
Non-performing assets as a percentage of total assets.........       1.3%         1.0%           1.3%          1.0%         0.7%
Non-performing and restructured loans
   as a percentage of loan loss allowance.....................     145.6%       118.6%         155.8%        136.2%       104.2%
Allowance for loan losses/loans...............................      1.15%        0.93%          0.92%         0.88%        0.82%

Nonaccrual and restructured loan interest data:
     Interest computed at original terms: ($ in 000)..........  $    190
                                                                ========
     Interest recognized in income ($ in 000).................  $    108
                                                                ========

Other real estate owned of $216,000 at December 31, 2001 is the result of foreclosure activity on three separate properties.

A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 2001, the Company had nonaccrual loans of $3,958,000. Impaired loans at December 31, 2001 were $3,104,000, of which, $2,904,000 were also classified as nonaccrual. The average balance in 2001 of impaired loans was $2,190,000. Impaired loans had a related allowance allocation of $486,000 and income recognized in 2001 for impaired loans totaled $108,000.

Impaired loans at December 31, 2001 were comprised principally of four borrowers. Two borrowers accounted for $984,000 of total impaired loans. The Company continues to seek restitution through the bankruptcy courts with those borrowers. The Company has begun foreclosure proceedings with a third borrower who accounted for $439,000 of total impaired loans. The fourth credit, totaling $1.6 million, was classified as impaired during the fourth quarter of 2001 as a result of the borrowers deteriorating financial condition. Upon reviewing the current financial condition of the borrower, as part of the normal loan review process, management felt in appropriate to classify the credit as impaired and provide additional amounts to the allowance for loan losses pertaining to its risk-rating allocation.

The second largest borrower within the impaired loan accounts pertains to a participated loan for a dairy operation. The Company was cross-collateralized on cattle, feed and real estate, including facilities. In 1999, the Company recorded a $300,000 charge off pertaining to the cattle portion of the loan. The borrower has subsequently filed for bankruptcy relief, and the Company continues foreclosure proceedings on the real estate portion of the loan through the bankruptcy courts. An additional $100,000 charge off was recorded in 2000. As a result of prudent collateral valuation, the Company recorded an additional $190,000 charge off in the fourth quarter of 2001. Management will continue its collateral valuations until final resolution of the matter. Although the Company originally anticipated possession of the real estate in 2001, it now appears that possession will occur in 2002.

Management does not consider any of the remaining non-performing loans to pose any significant risk to the capital position or future earnings of the Company.

Commercial, financial and agricultural loans are classified as nonaccrual when the loans become 90 days or more past due, and all other loans 120 days or more past due. In addition, a loan may also be classified as nonaccrual if, in the opinion of management, doubts as to the collectibility of the account arise prior to reaching certain past due parameters. At the time the account is placed on nonaccrual status, all previously accrued interest is charged against current earnings. At the time the accrual of interest is discontinued, future income is recognized only when cash is received. Management does not believe the nonaccrual loans or any of the accounts classified as non-performing will have a significant effect on operations or liquidity during 2002.

Management is not aware of any trends or uncertainties related to any loans classified as doubtful or substandard which might have a material effect on future earnings, liquidity or capital resources. In addition, management is not aware of any information pertaining to material credits, which would cause it to doubt the ability of such borrowers to comply with the loan repayment terms.

SLIPPERY ROCK
FINANCIAL CORPORATION

The risk of loan losses is one of the inherent risks associated with lending. Management recognizes and experience indicates, that at any point in time, possible losses may exist in the loan portfolio. Therefore, based upon management's best estimate, each year provisions are charged against earnings to maintain the allowance for loan losses at a level sufficient to recognize this potential risk. For 2001, management provided $1,020,000 to the allowance for loan losses, an increase of $200,000 from 2000. During the fourth quarter of 2001, as part of the normal loan review process, deterioration in financial performance was noted for several credits within the loan portfolio. Management determined it appropriate to provide $705,000 to the allowance for loan losses in the fourth quarter due to the risk-ratings applied to these credits and due to general growth within the loan portfolio.

In determining the level at which the allowance for loan losses should be maintained, management relies on in-house quarterly reviews of significant loans and commitments outstanding, including a continuing review of problem or non-performing loans and overall portfolio quality. Commercial and commercial real estate loans are risk-rated by individual loan officers and a loan review committee. Consumer and residential real estate loans are generally reviewed in the aggregate due to their relative smaller dollar size and homogeneous nature. Specific provision and allowance allocations are made for risk-rated loans that have gone before the loan review committee. These allocations are based upon specific borrower data, such as non-performance, delinquency, financial performance, capacity to repay, and collateral valuation. Non-account specific allocations are made for all remaining loans within the portfolio based on recent charge-off history, other known trends and expected losses. In addition, allocations are made for qualitative factors such as changes in the local, regional and national economies, industry trends, and loan administration. The unallocated portion of the allowance is then assessed to determine if it is deemed sufficient to absorb any unidentified losses. A quarterly report and recommendation is presented to and approved by the Board of Directors. Management believes the allowance is adequate to cover known losses within the loan portfolio. However, no assurances can be made concerning the future financial condition of borrowers, the deterioration of which would require additional provisions in subsequent periods.

To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering past charge-offs and recoveries and assessing the current risk element in the portfolio, management believes the allowance for loan losses at December 31, 2001 is adequate. Management believes the allowance can be allocated to commercial, real estate and consumer categories as follows:

                                         2001                 2000                1999                1998                1997
                                   -----------------    -----------------   -----------------    ---------------   ----------------
                                              % of                 % of                % of               % of               % of
                                            Loans in             Loans in            Loans in           Loans in           Loans in
                                            Category             Category            Category           Category           Category
                                            to Total             to Total            to Total           to Total           to Total
                                   Amount     Loans     Amount     Loans    Amount     Loans     Amount   Loans    Amount    Loans
                                   ------     -----     ------     -----    ------     -----     ------   -----    ------    -----
                                                                         (Dollars in Thousands)
Commercial, financial and
agricultural...................... $  971       11.5%   $  699       11.2%  $  428        9.7%   $  460      9.8%  $  369      11.6%
Real estate - construction........      -        5.3         -        4.2        -        2.5         -      1.7        -       1.6
Real estate mortgage..............  1,266       68.8       969       69.6      709       74.7       568     69.7      581      67.5
Consumer..........................    455       14.4       419       15.0      467       13.1       368     18.8      319      19.3
Off Balance Sheet items...........     74          -        55          -       77          -        14        -       30         -
                                   ------     ------    ------     ------   ------     ------    ------   ------   ------    ------
   Total.......................... $2,766      100.0%   $2,142      100.0%  $1,681      100.0%   $1,410    100.0%  $1,299     100.0%
                                   ======     ======    ======     ======   ======     ======    ======   ======   ======    ======

Deposits

The following table presents average deposits by type and the average interest rates paid as of 2001, 2000 and 1999:

                                                                    December 31,
                                      --------------------------------------------------------------------------
                                             2001                      2000                      1999
                                      -------------------      ---------------------     -------------------
                                                              (Dollars in thousands)

                                                  Average                    Average                 Average
                                      Average      Rate        Average        Rate       Average      Rate
                                      Balance      Paid        Balance        Paid       Balance      Paid
                                      -------      ----        -------        ----       -------      ----
     Noninterest-bearing
        demand....................... $ 38,157         -%     $ 34,888           -%     $ 32,699         -%
     Interest-bearing demand.........   26,317      1.14        26,476        1.60        25,691      1.69
     Money market....................   21,916      2.80        24,549        3.50        25,994      3.50
     Savings.........................   34,391      2.30        25,153        2.42        22,324      2.14
     Time............................  134,005      6.01       100,953        5.75        91,512      5.32
                                      --------                --------                  --------
     Total........................... $254,786      4.50%     $212,019        4.34%     $198,220      4.04%
                                      ========      ====      ========        ====      ========      ====

                                                                            2001
                                                                          ANNUAL
                                                                          REPORT
                                                                          [LOGO]

The following table presents the maturity schedule of time deposits of $100,000 and over:

     Three months or less...........................................   $ 17,471
     Over three months through six months...........................      4,046
     Over six months through twelve months..........................      6,252
     Over twelve months.............................................     13,665
                                                                       --------
           Total....................................................   $ 41,434
                                                                       ========

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

                   Legg Mason Wood Walker, Inc.
                   F.J. Morrissey & Co, Inc.
                   Monroe Securities, Inc.
                   Ryan Beck & Co. LLC
                   Hill Thompson Magid, L.P.
                   E.E. Powell & Company, Inc.
                   Herzog, Heine, Geduld, LLC

The following table summarizes the high and low prices and dividend information since January 1, 2000. Prices are based on information made available to the Company. Cash dividends were declared on a quarterly basis.

                                                                    2001                           2000
                                                        -----------------------------   ---------------------------
                                                           Stock Price       Dividend      Stock Price     Dividend
                                                        -----------------               -----------------
                                                          High      Low      Declared     High      Low    Declared
                                                        -------   -------    --------   -------   -------  --------
First Quarter........................................   $ 14.12   $ 12.13     $ 0.13    $ 24.00   $ 19.00   $ 0.10
Second Quarter.......................................     17.25     12.15       0.13      21.00     18.00     0.10
Third Quarter........................................     18.00     16.75       0.14      19.69     15.00     0.10
Fourth Quarter.......................................     16.75     14.00       0.15      16.00     12.06     0.20

The Company paid cash dividends of $0.55 and $0.50 per share in 2001 and 2000 respectively. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, future dividends must depend upon earnings, financial condition and any other factors relevant at the time the Board of Directors consider such dividends. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, any restrictions on the Bank's dividend payments are directly applicable to the Company.

As of December 31, 2001, the Company had approximately, 680 shareholders of record.

SLIPPERY ROCK
FINANCIAL CORPORATION