Form 10-K, Exhibit 13
period 2002-12-31
SLIPPERY ROCK FINANCIAL CORP
filed 2003-03-28
CIK 884782

SLIPPERY ROCK FINANCIAL CORPORATION
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

-----------------------------------------------------------------------------------------------
Five Years Ended December 31,       2002         2001         2000         1999         1998
-----------------------------------------------------------------------------------------------
SUMMARY OF EARNINGS
Interest income                  $   20,320   $   22,773   $   20,049   $   16,619   $   16,091
Interest expense                      8,344       11,380        8,955        6,797        6,986
-----------------------------------------------------------------------------------------------

Net interest income                  11,976       11,393       11,094        9,822        9,105
Provision for loan losses               911        1,020          820          720          310
-----------------------------------------------------------------------------------------------

Net interest income after
   provison for loan losses          11,065       10,373       10,274        9,102        8,795
Other income                          3,063        2,947        1,969        1,735        1,629
Other expense                         9,995        8,601        7,490        6,484        6,017
-----------------------------------------------------------------------------------------------

Income before income taxes            4,133        4,719        4,753        4,353        4,407
Applicable income tax expense         1,213        1,388        1,382        1,256        1,353
-----------------------------------------------------------------------------------------------
NET INCOME                       $    2,920   $    3,331   $    3,371   $    3,097   $    3,054
===============================================================================================

PER SHARE DATA (1)
Earnings per share               $     1.05   $     1.20   $     1.22   $     1.12   $     1.11
Dividends paid                   $     0.60   $     0.55   $     0.50   $     0.43   $     0.39
Book value per share
   at period end                 $    11.51   $    10.82   $    10.16   $     9.26   $     8.79
Average number of
   shares outstanding             2,775,915    2,769,846    2,769,236    2,765,086    2,759,802

STATEMENT OF
CONDITION STATISTICS
(At end of period)
Assets                           $  337,543   $  324,035   $  283,442   $  233,019   $  215,773
Deposits                         $  271,303   $  261,895   $  223,579   $  197,124   $  190,149
Loans                            $  232,157   $  240,786   $  231,321   $  183,142   $  160,854
Allowance for loan losses        $    3,110   $    2,766   $    2,142   $    1,681   $    1,410
Interest-bearing deposits
   in other banks                        --           --           --   $       38   $    8,016
Investment securities            $   78,553   $   45,335   $   26,452   $   29,573   $   21,841
Short-term borrowings            $    2,825           --   $   30,000   $    9,000           --
Long term debt                   $   30,177   $   30,260   $      336   $      304   $      333
Stockholders' equity             $   31,960   $   29,979   $   28,143   $   25,610   $   24,255

SIGNIFICANT RATIOS (2)
Return on average equity               9.36%       11.54%       12.46%       12.34%       13.06%
Return on average assets               0.88%        1.06%        1.30%        1.37%        1.45%
Loans as a percent of deposits        85.57%       91.94%      103.46%       92.91%       84.59%
Ratio of average equity
   to average assets                   9.35%        9.15%       10.44%       11.11%       11.07%
Dividends as a percent
   of net income                      57.06%       45.75%       40.98%       38.39%       35.14%

(1) Per share data restated for the effects of a two for one stock split in 1998.

(2) Loans as a percent of deposits calculations use actual period end volume data, all other ratios use average daily volume data.

SLIPPERY ROCK FINANCIAL CORPORATION
REPORT OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------

[LOGO] SNODGRASS

Board of Directors and Stockholders
Slippery Rock Financial Corporation

We have audited the accompanying consolidated balance sheet of Slippery Rock Financial Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slippery Rock Financial Corporation and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ S. R. Snodgrass, A.C.
------------------------------

Wexford, PA
January 31, 2003

S.R.Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-6909 Phone:
724-934-0344 Facsimile: 724-934-0345

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

------------------------------------------------------------------------------------
December 31,                                                       2002       2001
------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                       $ 13,484   $ 14,903
   Federal funds sold                                                  --      7,700
   Mortgage loans held for sale                                     1,417      3,514
   Investment securities available for sale                        75,907     44,217
   Investment securities held to maturity (market value
      of $2,661 and $1,129)                                         2,646      1,118
   Loans                                                          232,157    240,786
   Less allowance for loan losses                                   3,110      2,766
------------------------------------------------------------------------------------
      Net loans                                                   229,047    238,020
   Premises and equipment                                           7,419      7,518
   Core deposit intangible                                             99        223
   Goodwill                                                         1,013      1,013
   Accrued interest and other assets                                6,511      5,809
------------------------------------------------------------------------------------
      TOTAL ASSETS                                               $337,543   $324,035
====================================================================================

LIABILITIES
   Deposits:
      Noninterest-bearing demand                                 $ 44,807   $ 42,211
      Interest-bearing demand                                      32,512     28,226
      Savings                                                      58,209     39,589
      Money market                                                 27,103     22,614
      Time                                                        108,672    129,255
------------------------------------------------------------------------------------
         Total deposits                                           271,303    261,895
   Short-term borrowings                                            2,825         --
   Other borrowings                                                30,177     30,260
   Accrued interest and other liabilities                           1,278      1,901
------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                           305,583    294,056
------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
   Common stock, par value $.25; 12,000,000 shares authorized;
      2,776,504 and 2,772,874 issued and outstanding                  694        693
   Capital surplus                                                 10,656     10,601
   Retained earnings                                               19,982     18,731
   Accumulated other comprehensive income (loss)                      628        (46)
------------------------------------------------------------------------------------
      TOTAL STOCKHOLDERS' EQUITY                                   31,960     29,979
------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $337,543   $324,035
====================================================================================

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share data)

---------------------------------------------------------------------------------
Year Ended December 31,                                 2002      2001      2000
---------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
   Interest and fees on loans                         $17,439   $20,164   $18,390
   Federal funds sold                                     193       749       166
   Interest and dividends on investment securities:
      Taxable interest                                  1,999       949       584
      Tax-exempt interest                                 625       804       820
      Dividends                                            64       107        89
---------------------------------------------------------------------------------
         Total interest and dividend income            20,320    22,773    20,049
---------------------------------------------------------------------------------

INTEREST EXPENSE
   Deposits                                             6,773     9,753     7,694
   Short-term borrowings                                    3       434     1,234
   Other borrowings                                     1,568     1,193        27
---------------------------------------------------------------------------------
         Total interest expense                         8,344    11,380     8,955
---------------------------------------------------------------------------------

NET INTEREST INCOME                                    11,976    11,393    11,094

PROVISION FOR LOAN LOSSES                                 911     1,020       820
---------------------------------------------------------------------------------

NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                           11,065    10,373    10,274
---------------------------------------------------------------------------------

OTHER INCOME
   Service charges on deposit accounts                  1,169     1,000       847
   Trust Department income                                128       148       124
   Investment securities gains, net                       240        37        --
   Net gains on loan sales                                744       613        94
   Interchange fee income                                 405       376       281
   Other income                                           377       773       623
---------------------------------------------------------------------------------
         Total other income                             3,063     2,947     1,969
---------------------------------------------------------------------------------

OTHER EXPENSE
   Salaries and employee benefits                       4,890     4,297     3,568
   Occupancy expense                                      689       652       431
   Equipment expense                                      924       790       843
   Data processing expense                                330       352       268
   Pennsylvania shares tax                                294       270       247
   Professional fees                                      453       161       137
   Other expense                                        2,415     2,079     1,996
---------------------------------------------------------------------------------
         Total other expense                            9,995     8,601     7,490
---------------------------------------------------------------------------------
Income before income taxes                              4,133     4,719     4,753
Income tax expense                                      1,213     1,388     1,382
---------------------------------------------------------------------------------

NET INCOME                                            $ 2,920   $ 3,331   $ 3,371
=================================================================================
EARNINGS PER SHARE
   Basic                                              $  1.05   $  1.20   $  1.22
   Diluted                                            $  1.05   $  1.20   $  1.22

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except per share data)

------------------------------------------------------------------------------------------------------------------------
                                                                                  Accumulated
                                                                                     Other
                                                   Common   Capital   Retained   Comprehensive             Comprehensive
                                                   Stock    Surplus   Earnings   Income (Loss)    Total        Income
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                          $692    $10,547   $14,938        $(568)      $25,609

Net income                                                              3,371                      3,371       $3,371
Other comprehensive income:
   Net unrealized gain on available for sale
      securities, net of taxes of $280                                                 543           543          543
------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                           $3,914
========================================================================================================================
Cash dividends ($.50 per share)                                        (1,385)                    (1,385)
Stock options exercised                               --          5                                    5
------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000                           692     10,552    16,924          (25)       28,143

Net income                                                              3,331                      3,331       $3,331
Other comprehensive income:
   Net unrealized loss on available for sale
      securities, net of reclassification
      adjustment, net of tax benefit of $11                                            (21)          (21)         (21)
------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                           $3,310
========================================================================================================================
Cash dividends ($.55 per share)                                        (1,524)                    (1,524)

Stock options exercised                                1         49                                   50
------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2001                           693     10,601    18,731          (46)       29,979

Net income                                                              2,920                      2,920       $2,920
Other comprehensive income:
   Net unrealized gain on available for sale
      securities, net of reclassification
      adjustment, net of taxes of $347                                                 674           674          674
------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                           $3,594
========================================================================================================================
Cash dividends ($.60 per share)                                        (1,666)                    (1,666)
Stock options exercised                                1         55        (3)                        53
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                          $694    $10,656   $19,982        $ 628       $31,960
========================================================================================================================

                                                    2002   2001   2000
----------------------------------------------------------------------
Components of other comprehensive income (loss):
   Change in net unrealized gain on
      investment securities available for sale     $ 832   $  3   $543

   Realized gains included in net
      income, net of taxes of $82, $13, and
      $0, respectively                              (158)   (24)    --
----------------------------------------------------------------------
Total                                              $ 674   $(21)  $543
======================================================================

See accompanying notes to the consolidated financial statements.

SLIPPERY ROCK FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)

-------------------------------------------------------------------------------------
Year Ended December 31,                                  2002       2001       2000
-------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                          $  2,920   $  3,331   $  3,371
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Provision for loan losses                             911      1,020        820
      Depreciation, amortization and accretion of
         investment securities                              935        756        650
      Investment security gains, net                       (240)       (37)        --
      Originations of mortgage loans held for sale      (38,509)   (27,304)    (8,800)
      Proceeds from sales of mortgage loans              40,944     25,441      7,448
      Net gains on loan sales                              (744)      (613)       (94)
      Decrease (increase) in accrued interest
         receivable                                         (31)       139       (357)
      Increase (decrease) in accrued interest
         payable                                           (566)       302        356
      Other, net                                            216        154        435
-------------------------------------------------------------------------------------
         Net cash provided by operating activities        5,836      3,189      3,829
-------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Investment securities available for sale:
      Proceeds from sales                                11,811      4,539         --
      Proceeds from maturities and repayments            17,334      5,477      2,119
      Purchases                                         (59,717)   (29,926)      (632)
   Investment securities held to maturity:
      Proceeds from maturities and repayments             2,471      1,044        910
      Purchases                                          (4,000)        --       (100)
   Decrease (increase) in loans, net                      7,711    (16,195)   (48,555)
   Purchases of premises and equipment                     (737)    (1,362)    (2,340)
   Proceeds from loan sales                                  --      6,428         --
   Purchase of regulatory stock                            (630)        --         --
   Proceeds from sales of other real estate owned           265         --         --
-------------------------------------------------------------------------------------
         Net cash used for investing activities         (25,492)   (29,995)   (48,598)
-------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Increase in deposits, net                              9,408     38,316     26,454
   Increase (decrease) in short-term borrowings, net      2,825    (30,000)    21,000
   Proceeds from other borrowings                            --     30,000        186
   Payments on other borrowings                             (83)       (76)      (153)
   Proceeds from stock options exercised                     53         50          5
   Cash dividends paid                                   (1,666)    (1,524)    (1,385)
-------------------------------------------------------------------------------------
         Net cash provided by financing activities       10,537     36,766     46,107
-------------------------------------------------------------------------------------
         Increase (decrease) in cash and
            cash equivalents                             (9,119)     9,960      1,338

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR                                  22,603     12,643     11,305
-------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
   AT END OF YEAR                                      $ 13,484   $ 22,603   $ 12,643
=====================================================================================

See accompanying notes to the consolidated financial statements.

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

     Common stock of the Federal Home Loan Bank ("FHLB"), Federal Reserve Bank, and Atlantic Central Bankers Bank represents ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified as regulatory stock in other assets.

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

     Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS amortizing these amounts over the contractual lives of the related loans.

     In general, fixed rate, permanent residential mortgage loans originated by the Bank are held for sale and are carried in the aggregate at the lower of cost or market. Such loans are sold to Federal Home Loan Mortgage Corporation ("Freddie Mac") and serviced by the Bank.

Allowance for Loan Losses

     The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

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

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which consists of three years to thirty-nine years for buildings and three years to seven years for furniture, fixtures, and equipment. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

Intangible Assets

     Such assets are comprised of branch acquisition core deposit premiums. These core deposit premiums which were quantified by specific core deposit life studies are amortized using the straight-line method over seven years, which approximates the estimated average lives of the deposit accounts. Annual assessments of the carrying values and remaining amortization periods of intangible assets are made to determine possible carrying value impairment and appropriate adjustments as deemed necessary.

Goodwill

     Goodwill is the excess of the purchase price over the fair value of the assets acquired in connection with business acquisitions accounted for as purchases and was being amortized on a straight-line method over fifteen years, prior to January 1, 2002. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill from an amortization method to an impairment-only approach. This statements eliminates the regularly scheduled amortization of goodwill and replaces this method with a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company's reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company, upon adoption of this statement, stopped amortizing existing goodwill of $1.0 million. In addition, the Company performed its initial impairment analysis of goodwill and determined that the estimated fair value exceeded the carrying amount.

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

Employee Benefits

     Pension and employee benefits include contributions, determined actuarially, to a defined benefit retirement plan covering the eligible employees of the Bank. The plan is funded on a current basis to the extent that it is deductible under existing federal tax regulations. Pension and other employee benefits also include contributions to a defined contribution Section 401(k) plan covering eligible employees. Contributions matching those made by eligible employees and an elective contribution are made annually at the discretion of the Board of Directors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of FAS No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock and basic and diluted net income per common share for the years ended December 31, would have been as follows (in thousands, except per share data):

----------------------------------------------------------------------
                                               2002     2001     2000
----------------------------------------------------------------------
Net income applicable to common stock:
   As reported                                $2,920   $3,331   $3,371
   Less pro forma expense related to option       84       71       59
----------------------------------------------------------------------
   Pro forma                                  $2,836   $3,260   $3,312
======================================================================

Basic net income per common share:
   As reported                                $ 1.05   $ 1.20   $ 1.22
   Pro forma                                    1.02     1.18     1.20
Diluted net income per common share:
   As reported                                $ 1.05   $ 1.20   $ 1.22
   Pro forma                                    1.02     1.18     1.20

     For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions which can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2002, 2001, and 2000: (1) expected dividend yields ranged from 2.92 percent to 3.94 percent; (2) risk-free interest rates ranged from 3.78 percent to 5.10 percent; (3) expected volatility of 15.0 to 22.0; and (4) expected lives of options ranged from 7.75 to 9.75 years.

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

Cash Flow Information

     The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, and Federal funds sold.

     Cash payments for interest in 2002, 2001, and 2000 were $8,910,000, $11,078,000, and $8,599,000, respectively. Cash payments for income taxes for 2002, 2001, and 2000 amounted to $991,000 $1,635,000, and $1,485,000, respectively.

Recent Accounting Pronouncements

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

     In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively. The adoption of this statement did not have a material effect on the Company's financial statements.

     In April 2002, the FASB issued FAS No. 145, Recission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FAS No. 145 rescinds FAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. This statement also amends FAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements, which are not substantive but in some cases may change accounting practice. The provisions of this statement related to the rescission of FAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishments of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item shall be reclassified. Early adoption of the provisions of this statement related to FAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Early application of this statement is encouraged. The adoption of the effective portions of this statement did not have an impact on the Company's financial position or results of operations. The adoption of the remaining portions of this statement is not expected to have an impact on the Company's financial position or results of operations.

     In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which is not expected to have a material effect on the Company's financial statements.

     On October 1, 2002, FASB issued FAS No. 147, Acquisitions of Certain Financial Institutions, effective for all business combinations initiated after October 1, 2002. This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with FAS No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. Upon adoption of this statement, the Company ceased the amortization of approximately $1,013,000 in goodwill associated with branch acquisitions. The Company will continue to review the remaining goodwill on an annual basis for impairment. However, $99,000 in core deposit intangible will continue to be amortized and reviewed for impairment in accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

     On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock- based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies--regardless of the accounting method used--by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

     In November, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.

Reclassification of Comparative Amounts

     Certain comparative amounts for the prior year have been reclassified to conform to current year presentations. Such reclassifications had no effect on net income or stockholders' equity.

2. EARNINGS PER SHARE

     There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted- average common shares (denominator) used in the basic and diluted earnings per share computation.

-----------------------------------------------------------------------------------------------
                                                                 2002        2001        2000
-----------------------------------------------------------------------------------------------
Weighted-average common shares outstanding used to
   calculate basic earnings per share                         2,775,915   2,769,846   2,769,236
Additional common stock equivalents (stock options) used to
   calculate diluted earnings per share                           3,911          --          --
-----------------------------------------------------------------------------------------------
Weighted-average common shares and common stock
   equivalents used to calculate diluted earnings per share   2,779,826   2,769,846   2,769,236
===============================================================================================

     Options to purchase 116,400 shares of common stock at prices from $15.23 to $19.30 were outstanding during 2002 and options to purchase 39,050 shares of common stock at prices from $18.50 to $19.30 were outstanding during 2001 and 2000, respectively, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. INVESTMENT SECURITIES

Amortized cost and estimated market values of investment securities are summarized as follows (in thousands):

-----------------------------------------------------------------------------------
                                                  Gross         Gross     Estimated
                                    Amortized   Unrealized   Unrealized     Market
2002                                  Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------
Available for Sale
U.S. Government agency securities    $10,634      $  295       $  --       $10,929
Obligations of states and
   political subdivisions             13,950         521          --        14,471
Other debt securities                    100          --          --           100
Mortgage-backed securities            50,272         323        (188)       50,407
-----------------------------------------------------------------------------------
   Total                             $74,956      $1,139       $(188)      $75,907
===================================================================================

-----------------------------------------------------------------------------------
                                                  Gross         Gross     Estimated
                                    Amortized   Unrealized   Unrealized     Market
2002                                  Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------
Held to Maturity
U.S. Government agency securities    $2,000        $ 9           $--       $2,009
Obligations of states and
   political subdivisions               345          6            --          351
Other debt securities                   300         --            --          300
Mortgage-backed securities                1         --            --            1
------------------------------------------------------------------------------------
   Total                             $2,646        $15           $--       $2,661
====================================================================================

-----------------------------------------------------------------------------------
                                                  Gross         Gross     Estimated
                                    Amortized   Unrealized   Unrealized     Market
2001                                  Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------
Available for Sale
U.S. Government agency securities    $ 6,269       $ 98        $  --       $ 6,367
Obligations of states and
   political subdivisions             15,414        108         (133)       15,389
Other debt securities                    623         11           --           634
Mortgage-backed securities            21,981         36         (190)       21,827
-----------------------------------------------------------------------------------
   Total                             $44,287       $253        $(323)      $44,217
===================================================================================

-----------------------------------------------------------------------------------
                                                  Gross         Gross     Estimated
                                    Amortized   Unrealized   Unrealized     Market
2001                                  Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------
Held to Maturity
Obligations of states and
   political subdivisions             $  801       $11           $--        $  812
Other debt securities                    300        --            --           300
Mortgage-backed securities                17        --            --            17
-----------------------------------------------------------------------------------
   Total                              $1,118       $11           $--        $1,129
===================================================================================

     The amortized cost and estimated market value of debt securities, at December 31, 2002, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                           Available for Sale       Held to Maturity
                                         ---------------------   ---------------------
                                                     Estimated               Estimated
                                         Amortized     Market    Amortized     Market
                                            Cost       Value        Cost       Value
--------------------------------------------------------------------------------------
Due in one year or less                   $    --     $    --      $2,100      $2,109
Due after one year through five years      16,382      16,956         545         551
Due after five years through ten years     15,061      15,307          --          --
Due after ten years                        43,513      43,644           1           1
--------------------------------------------------------------------------------------
   Total                                  $74,956     $75,907      $2,646      $2,661
======================================================================================

     For 2002 and 2001, proceeds from the sale of investment securities totaled $11,811,000 and $4,539,000, respectively, resulting in gross gains of $252,000 and $37,000 and gross losses of $12,000 and $0, respectively. There were no investment sales in 2000.

     Investment securities with an amortized cost and estimated market value of $23,135,000 and $23,779,000, respectively, at December 31, 2002, and $20,488,000 and $20,575,000, respectively, at December 31, 2001, were pledged to secure public deposits and other purposes as required by law.

4. LOANS

Major classifications of loans are summarized as follows (in thousands):

-------------------------------------------------------------
                                            2002       2001
-------------------------------------------------------------
Real estate:
   Construction                           $ 13,201   $ 12,670
   Residential                             116,994    119,079
   Commercial                               42,733     46,569
Commercial, financial, and agricultural     25,187     27,706
Consumer                                    34,042     34,762
-------------------------------------------------------------
                                           232,157    240,786
Less allowance for loan losses               3,110      2,766
-------------------------------------------------------------
   Net loans                              $229,047   $238,020
=============================================================

     Real estate loans serviced for Freddie Mac, which are not included in the Consolidated Balance Sheet, totaled $79,046,000 and $60,261,000 at December 31, 2002 and 2001, respectively.

     In the normal course of business, loans are extended to directors, executive officers, and their associates. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 2002, is as follows (in thousands):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        Amounts
                    2001    Advances   Collected     2002
--------------------------------------------------------------------------------
                   $1,899    $20,738    $20,399     $2,238

     The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Although the Company has a diversified loan portfolio at December 31, 2002 and 2001, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the immediate trade area.

     The Company had nonaccrual loans, exclusive of impaired loans, of $755,000 and $1,055,000 at December 31, 2002 and 2001, respectively. Interest income on loans would have increased by approximately $32,000 and $62,000 during 2002 and 2001, respectively, if these loans had performed in accordance with their original terms.

     Information with respect to impaired loans as of and for the years ended December 31, is as follows (in thousands):

---------------------------------------------------------------------------
                                                    2002     2001     2000
---------------------------------------------------------------------------
Impaired loans                                     $4,224   $3,104   $1,910
Related allowance for loan losses                   1,224      486      286
Average recorded balance of impaired loans          5,317    2,190    1,986
Interest income recognized on impaired loans          194      108       20
---------------------------------------------------------------------------

5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

---------------------------------------------------------------------------
                                                    2002     2001     2000
---------------------------------------------------------------------------
Balance, January 1                                 $2,766   $2,142   $1,681
Add:
   Provision charged to operations                    911    1,020      820
   Recoveries                                         159       43       74
Less loans charged off                                726      439      433
---------------------------------------------------------------------------
Balance, December 31                               $3,110   $2,766   $2,142
===========================================================================

6. PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows (in thousands):

---------------------------------------------------------------------------
                                                             2002     2001
---------------------------------------------------------------------------
Land                                                        $1,300   $1,300
Bank buildings                                               7,490    7,643
Furniture, fixtures, and equipment                           5,781    4,891
---------------------------------------------------------------------------
                                                            14,571   13,834
Less accumulated depreciation                                7,152    6,316
---------------------------------------------------------------------------
   Total                                                    $7,419   $7,518
===========================================================================

     Depreciation charged to operations was $836,000, $716,000, and $647,000 in 2002, 2001, and 2000, respectively.

7. INTANGIBLE ASSETS

A summary of core deposit intangible assets is as follows (in thousands):

---------------------------------------------------------------------------
                                          Gross                      Net
                                         Carrying   Accumulated    Carrying
                                          Amount    Amortization    Amount
---------------------------------------------------------------------------
Balance at December 31, 2000               $869         $(522)      $ 347
   Amortization expense                      --          (124)       (124)
---------------------------------------------------------------------------
Balance at December 31, 2001                869          (646)        223

   Amortization expense                      --          (124)       (124)
---------------------------------------------------------------------------
Balance at December 31, 2002               $869         $(770)      $  99
===========================================================================

     Amortization expense amounted to $124,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

     The estimated amortization expense of amortizing intangible assets is $88,000 and $11,000 for the years December 31, 2003 and 2004, respectively.

8. GOODWILL

A summary of goodwill is as follows (in thousands):

---------------------------------------------------------------------------
                                                    2002     2001     2000
---------------------------------------------------------------------------
Goodwill amortization                              $   --   $  103   $  103

Net income                                         $2,920   $3,331   $3,371
Addback: Goodwill amortization (net of tax)            --       68       68
---------------------------------------------------------------------------
Adjusted net income                                $2,920   $3,399   $3,439
===========================================================================

Basic earnings per share:
   Net income                                      $ 1.05   $ 1.20   $ 1.22
   Goodwill amortization                               --     0.02     0.02
---------------------------------------------------------------------------
   Adjusted basic earnings per share               $ 1.05   $ 1.22   $ 1.24
===========================================================================

Diluted earnings per share:
   Net income                                      $ 1.05   $ 1.20   $ 1.22
   Goodwill amortization                               --     0.02     0.02
---------------------------------------------------------------------------
   Adjusted diluted earnings per share             $ 1.05   $ 1.22   $ 1.24
===========================================================================

     Amortization expense amounted to $103,000 for the years ended December 31, 2001 and 2000, respectively.

     The gross carrying amount of goodwill was tested for impairment in the fourth quarter, after the annual forecasting process. Due to an increase in overall earning asset growth, operating profits and cash flows were greater than expected. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no goodwill loss was recognized in the current year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth a comparison of net income and basic and diluted earnings per share, adjusted for the adoption of FAS No. 142, Goodwill and Other Intangible Assets (in thousands, except per share data).

--------------------------------------------------------------------------
December 31,                                       2002     2001     2000
--------------------------------------------------------------------------
Gross carrying amount                             $1,550   $1,550   $1,550
Less accumulated amortization                       (537)    (537)    (434)
--------------------------------------------------------------------------
Net carrying amount                               $1,013   $1,013   $1,116
==========================================================================

9. DEPOSITS

     At December 31, 2002, time deposits totaled $108,672,000. Time deposits of $60,701,000, $15,286,000, $13,807,000, $10,004,000, and $8,874,000 mature during
2003, 2004, 2005, 2006, and 2007, respectively.

     Time deposits include certificates of deposit and other time deposits in denominations of $100,000 or more. Such deposits totaled $30,471,000 and $41,434,000 at December 31, 2002 and 2001, respectively. Interest expense on certificates of deposit over $100,000 amounted to $1,602,000, $2,813,000, and $1,787,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

     The following table sets forth the remaining maturity of time certificates of deposit of $100,000 or more at December 31, 2002 (in thousands).

Three months or less                                                $ 5,485
Over three months through six months                                  3,452
Over six months through twelve months                                 7,025
Over twelve months                                                   14,509
---------------------------------------------------------------------------
   Total                                                            $30,471
===========================================================================

10. SHORT-TERM BORROWINGS

     The outstanding balances and related information for short-term borrowings are summarized as follows (in thousands):

-------------------------------------------------------------------------------
                                                      2002            2001
-------------------------------------------------------------------------------
                                                 Amount   Rate    Amount   Rate
-------------------------------------------------------------------------------
Balance at year-end                              $2,825   1.25%  $    --     --%
Average balance outstanding
   during the year                                  255   1.25     7,500   5.79
Maximum amount outstanding
   at any month-end                               2,825     --    30,000     --

     During 2002, short-term borrowings consisted entirely of repurchase agreements with fixed maturities of thirty days or less. During 2001, short-term borrowings included "RepoPlus" advances with the Federal Home Loan Bank of Pittsburgh ("FHLB"). RepoPlus advances are subject to annual renewal, incur no service charges, bear a fixed rate of interest, and are secured by a blanket security agreement on qualifying residential mortgages.

11. OTHER BORROWINGS

     Other borrowings consist of the following (in thousands):

------------------------------------------------------------------------------------
                                                                     2002     2001
------------------------------------------------------------------------------------
Long-term FHLB advances, adjustable rate, maturing in 2011         $30,000   $30,000
Community Loans FHLB Advances, due in monthly
   installments of $670 including interest at 6.92 percent              37        42
Community Loans FHLB Advances, due in monthly
   installments of $998 including interest at 6.90 percent              37        46
Community Loans FHLB Advances, due in monthly
   installments of $905 including interest at 6.93 percent              63        70
Real estate mortgage payable, due in monthly
   installments of $3,084 including interest at 4.75 percent            --        36
Real estate mortgage payable, due in monthly
   installments of $2,402 including interest at 4.75 percent            40        66
------------------------------------------------------------------------------------
   Total                                                           $30,177   $30,260
====================================================================================

     Pursuant to a collateral agreement entered into with the FHLB, these advances are secured by stock in the FHLB and qualifying first mortgage loans. At December 31, 2002, the Company's remaining borrowing capacity was $128 million.

12. INCOME TAXES

     The provision for federal income taxes consists of (in thousands):

-------------------------------------------------------------------------------
                                                        2002     2001     2000
-------------------------------------------------------------------------------
Currently payable                                      $1,290   $1,581   $1,566
Deferred                                                  (77)    (193)    (184)
-------------------------------------------------------------------------------
   Total provision                                     $1,213   $1,388   $1,382
===============================================================================

     The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

--------------------------------------------------------------------------------
                                                                  2002     2001
--------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                                     $  920   $  849
   Unrealized loss on securities                                     --       24
   Premises and equipment                                            32      107
   Fair market value in excess of carrying value of loans
      held for sale                                                  12       22
   Other                                                            156      117
--------------------------------------------------------------------------------
      Total                                                       1,120    1,119
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Unrealized gain on securities                                    323       --
   Prepaid pension asset                                            115      142
   Deferred loan origination fees, net                               41       65
   Other                                                             --        1
--------------------------------------------------------------------------------
      Total                                                         479      208
--------------------------------------------------------------------------------
      Net deferred tax assets                                    $  641   $  911
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     No valuation allowance was established at December 31, 2002 and 2001 in view of the Company's ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

     The reconciliation between the federal statutory rate and the Company's effective consolidated income tax rate is as follows (in thousands):

-----------------------------------------------------------------------------------
                                   2002               2001               2000
-----------------------------------------------------------------------------------
                                       % of                % of              % of
                                      Pre-tax            Pre-tax            Pre-tax
                             Amount    Income   Amount    Income   Amount    Income
-----------------------------------------------------------------------------------
Federal income tax at
   statutory rate            $1,405    34.0%    $1,605    34.0%    $1,616    34.0%
Tax-exempt income              (239)   (5.8)      (288)   (6.1)      (289)   (6.1)
Nondeductible interest to
   carry tax-exempt assets       38     0.9         61     1.3         43     0.9
Other                             9     0.2         10     0.2         12     0.2
-----------------------------------------------------------------------------------
Actual expense and
   effective rate            $1,213    29.3%    $1,388    29.4%    $1,382    29.0%
===================================================================================

13. EMPLOYEE BENEFITS

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

     The following table sets forth the change in plan assets and benefit obligation at December 31 (in thousands):

-------------------------------------------------------------------------------
                                                                 2002     2001
-------------------------------------------------------------------------------
Plan assets at fair value, beginning of year                    $2,309   $2,222
Actual return on plan assets                                      (252)     (84)
Employer contribution                                              234      187
Benefits paid                                                     (532)     (16)
-------------------------------------------------------------------------------
Plan assets at fair value, end of year                           1,759    2,309
-------------------------------------------------------------------------------

Benefit obligation, beginning of year                            2,888    2,478
Service cost                                                       216      181
Interest cost                                                      153      160
Actuarial adjustments                                              148       85
Benefits paid                                                     (532)     (16)
-------------------------------------------------------------------------------
Benefit obligation, end of year                                  2,873    2,888
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                 2002      2001
--------------------------------------------------------------------------------
Funded status                                                    (1,114)   (579)
   Prior service cost                                                 3       5
   Unrecognized transition asset                                    (11)    (15)
   Unrecognized net loss from past experience
      different from that assumed                                 1,444     955
--------------------------------------------------------------------------------
   Prepaid pension cost                                         $   322   $ 366
================================================================================

     Plan assets consist primarily of certificates of deposit, money market, and equity mutual funds.

     Assumptions used in determining net period pension cost are as follows:

--------------------------------------------------------------------------------
                                                             2002   2001   2000
--------------------------------------------------------------------------------
   Discount rate                                             6.50%  6.50%  6.50%
   Expected return on plan assets                            6.50%  7.50%  7.50%
   Rate of compensation increase                             5.00%  5.00%  5.00%

Net period pension costs include the following components (in thousands):
--------------------------------------------------------------------------------
                                                           2002    2001    2000
--------------------------------------------------------------------------------
   Service cost of the current period                     $ 217   $ 181   $ 154
   Interest cost on projected benefit obligation            153     160     142
   Actual loss (return) on plan assets                      252      84      65
   Net amortization and deferral                           (344)   (242)   (228)
--------------------------------------------------------------------------------
   Net periodic pension cost                              $ 278   $ 183   $ 133
================================================================================

401(k) Plan

     The Bank maintains a trusteed Section 401(k) plan. The Bank makes matching contributions of 50 percent of eligible officers' and employees' contributions annually, to a maximum of four percent of base salary. Substantially all officers and employees are eligible to participate in the plan. The Bank's contribution to this plan was $59,000, $44,000, and $35,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

14. STOCK OPTION PLAN

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
                                                 Weighted             Weighted
                                                  average              average
                                                 Exercise             Exercise
                                        2002       Price      2001      Price
-------------------------------------------------------------------------------
Outstanding, January 1                 142,300     $15.86   102,150     $16.54
   Granted                              43,050      15.23    43,150      14.14
   Exercised                             6,500      14.39     3,000      14.14
   Forfeited                            13,600      16.63        --         --
-------------------------------------------------------------------------------
Outstanding, December 31               165,250      15.69   142,300      15.86
===============================================================================
Exercisable                             81,106     $16.28    58,322     $16.21
===============================================================================

     The following table summarizes the characteristics of stock options outstanding at December 31, 2002:

--------------------------------------------------------------------------------
                          Outstanding                      Exercisable
--------------------------------------------------------------------------------
                                         Average                    Average
Exercise                   Average       Exercise                   Exercise
 Price        Shares        Life          Price       Shares         Price
--------------------------------------------------------------------------------
 $14.50       13,900        4.75         $14.50       13,900        $14.50
  18.50       15,900        5.75          18.50       15,900         18.50
  19.30       17,550        6.75          19.30       12,688         19.30
  15.25       39,900        7.75          15.25       18,618         15.25
  14.14       34,950        8.75          14.14        8,000         14.14
  15.23       43,050        9.75          15.23       12,000         15.23
--------------------------------------------------------------------------------
             165,250                      15.69       81,106         16.28
================================================================================

15. COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

     In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments were comprised of the following at December 31 (in thousands):

--------------------------------------------------------------------------------
                                                                 2002     2001
--------------------------------------------------------------------------------
Commitments to extend credit                                   $39,979   $40,945
Standby letters of credit and financial guarantees               1,233     1,682
--------------------------------------------------------------------------------
   Total                                                       $41,212   $42,627
================================================================================

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

     Performance letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically real estate or customer business assets.

Contingent Liabilities

     The Company is involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such litigation will not have a material adverse effect on the Company's financial position.

16. REGULATORY RESTRICTIONS

Cash and Due from Banks

     Included in cash and due from banks are reserves required by the district Federal Reserve Bank of $4,118,000 and $3,017,000 at December 31, 2002 and 2001, respectively. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and a balance maintained directly with the Federal Reserve Bank.

Dividends

     Under the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by the subsidiary bank in any one year exceed the net profits of that year as defined, combined with net retained profit from the two preceding years. Using this formula, the amount available for payment of dividends in 2003, without approval of the Comptroller, will be limited to approximately $3,139,000 plus net profits in 2003 retained up to the date of the dividend declaration.

17. REGULATORY CAPITAL REQUIREMENTS

     Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk- weighted assets and of Tier I capital to average total assets.

     In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

17. REGULATORY CAPITAL REQUIREMENTS (Continued)

capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

     As of December 31, 2002 and 2001, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

     The Company's actual capital ratios are presented in the following table which shows that both met all regulatory capital requirements (in thousands). The capital position of the Bank does not differ significantly from the Company's.

--------------------------------------------------------------------------------
                                                     2002             2001
--------------------------------------------------------------------------------
                                               Amount   Ratio    Amount   Ratio
--------------------------------------------------------------------------------
Total Capital
   (to Risk-weighted Assets)
----------------------------

Actual                                        $32,954   14.74%  $31,508   13.69%
For Capital Adequacy Purposes                  17,883    8.00    18,407    8.00
To Be Well Capitalized                         22,354   10.00    23,009   10.00

Tier I Capital
   (to Risk-weighted Assets)
----------------------------

Actual                                        $30,157   13.49%  $28,742   12.48%
For Capital Adequacy Purposes                   8,942    4.00     9,204    4.00
To Be Well Capitalized                         13,412    6.00    13,805    6.00

Tier I Capital
   (to Average Assets)
----------------------------

Actual                                        $30,157    8.93%  $28,742    8.91%
For Capital Adequacy Purposes                  13,507    4.00    12,854    4.00
To Be Well Capitalized                         16,884    5.00    16,067    5.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

18. FAIR VALUE DISCLOSURE

     The estimated fair value of the Company's financial instruments are as follows (in thousands):

--------------------------------------------------------------------------------
                                               2002                  2001
--------------------------------------------------------------------------------
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
--------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks
      and federal funds sold           $ 13,484   $ 13,484   $ 22,603   $ 22,603
   Mortgage loans held for sale           1,417      1,417      3,514      3,514
   Investment securities                 78,553     78,568     45,335     45,346
   Net loans                            229,047    231,319    238,020    238,667
   Regulatory stock                       2,290      2,290      1,659      1,659
   Accrued interest receivable            1,596      1,596      1,565      1,565
--------------------------------------------------------------------------------
      Total                            $326,387   $328,674   $312,696   $313,354
================================================================================

Financial liabilities:

   Deposits                            $271,303   $274,588   $261,895   $264,752
   Short-term borrowings                  2,825      2,825         --         --
   Other borrowings                      30,177     32,876     30,260     30,538
   Accrued interest payable                 799        799      1,365      1,365
--------------------------------------------------------------------------------
         Total                         $305,104   $311,088   $293,520   $296,655
================================================================================

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

     The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

18. FAIR VALUE DISCLOSURE (Continued)

Cash and Due from Banks, Federal Funds Sold, Short-term Borrowings, Accrued Interest Receivable, Regulatory Stock, and Accrued Interest Payable

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

Commitments to Extend Credit

     These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 15.

19. PARENT COMPANY

     Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET
(Dollars in thousands)

--------------------------------------------------------------------------------
December 31,                                                    2002      2001
--------------------------------------------------------------------------------
ASSETS
   Cash in subsidiary bank                                     $   163   $   149
   Investment in bank subsidiary                                31,777    29,811
   Other assets                                                     21        20
--------------------------------------------------------------------------------
      TOTAL ASSETS                                             $31,961   $29,980
================================================================================
LIABILITIES
   Other liabilities                                           $     1   $     1
STOCKHOLDERS' EQUITY                                            31,960    29,979
--------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $31,961   $29,980
================================================================================

--------------------------------------------------------------------------------

CONDENSED STATEMENT OF INCOME
(Dollars in thousands)

-------------------------------------------------------------------------------
Year Ended December 31,                                 2002     2001     2000
-------------------------------------------------------------------------------

INCOME
   Dividends from subsidiary                           $1,666   $1,524   $1,385

EXPENSES                                                   57       60       56
-------------------------------------------------------------------------------
   Income before income tax benefit                     1,609    1,464    1,329
   Income tax benefit                                     (19)     (20)     (19)
-------------------------------------------------------------------------------
   Income before equity in undistributed earnings
      of subsidiary                                     1,628    1,484    1,348
Equity in undistributed earnings of subsidiary          1,292    1,847    2,023
-------------------------------------------------------------------------------
NET INCOME                                             $2,920   $3,331   $3,371
===============================================================================

CONDENSED STATEMENT OF CASH FLOWS
(Dollars in thousands)

-------------------------------------------------------------------------------------
Year Ended December 31,                                     2002      2001      2000
-------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                             $ 2,920   $ 3,331   $ 3,371
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity in undistributed earnings of subsidiary    (1,292)   (1,847)   (2,023)
         Other                                                 (1)       (1)        3
-------------------------------------------------------------------------------------
            Net cash provided by operating activities       1,627     1,483     1,351
-------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Proceeds from stock options exercised                       53        50         5
   Cash dividends paid                                     (1,666)   (1,524)   (1,385)
-------------------------------------------------------------------------------------
            Net cash used for financing activities         (1,613)   (1,474)   (1,380)
-------------------------------------------------------------------------------------
            Increase (decrease) in cash                        14         9       (29)

CASH AT BEGINNING OF PERIOD                                   149       140       169
-------------------------------------------------------------------------------------

CASH AT END OF PERIOD                                     $   163   $   149   $   140
=====================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

20. SELECTED QUARTERLY FINANCIAL DATA (unaudited)
(Dollars in thousands, except per share data)

--------------------------------------------------------------------------------------
                                        March        June       September    December
Three Months Ended                      2002         2002         2002         2002
--------------------------------------------------------------------------------------
Total interest and dividend income   $    5,253   $    5,137   $    5,095   $    4,835
Total interest expense                    2,225        2,086        2,094        1,939
--------------------------------------------------------------------------------------
Net interest income                       3,028        3,051        3,001        2,896
Provision for loan losses                   305          306          150          150
--------------------------------------------------------------------------------------
   Net interest income after
      provision for loan losses           2,723        2,745        2,851        2,746

Total noninterest income                    484          683          624        1,272
Total noninterest expense                 2,356        2,344        2,640        2,655
--------------------------------------------------------------------------------------
Income before income taxes                  851        1,084          835        1,363
Income taxes                                235          318          238          422
--------------------------------------------------------------------------------------
Net income                           $      616   $      766   $      597   $      941
======================================================================================
Per share data:
Net income
   Basic                             $     0.22   $     0.28   $     0.21   $     0.34
   Diluted                                 0.22         0.28         0.21         0.34
Average shares outstanding
   Basic                              2,775,176    2,775,852    2,776,163    2,776,454
   Diluted                            2,779,324    2,781,461    2,780,089    2,779,103

--------------------------------------------------------------------------------------
                                        March        June       September    December
Three Months Ended                      2001         2001         2001         2001
--------------------------------------------------------------------------------------
Total interest and dividend income   $    5,751   $    5,774   $    5,711   $    5,537
Total interest expense                    2,990        2,981        2,855        2,554
--------------------------------------------------------------------------------------
Net interest income                       2,761        2,793        2,856        2,983
Provision for loan losses                   105          105          105          705
--------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses              2,656        2,688        2,751        2,278

Total noninterest income                    580          629          851          887
Total noninterest expense                 2,085        2,054        2,168        2,294
--------------------------------------------------------------------------------------
Income before income taxes                1,151        1,263        1,434          871
Income taxes                                336          378          434          240
--------------------------------------------------------------------------------------
Net income                           $      815   $      885   $    1,000   $      631
======================================================================================
Per share data:
Net income
   Basic                             $     0.29   $     0.32   $     0.36   $     0.23
   Diluted                                 0.29         0.32         0.36         0.23
Average shares outstanding
   Basic                              2,769,381    2,769,412    2,769,671    2,770,907
   Diluted                            2,769,381    2,769,412    2,769,671    2,783,195

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


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

OVERVIEW

     Slippery Rock Financial Corporation ("Company") is the parent holding company for The First National Bank of Slippery Rock ("Bank"). This discussion and the related financial data represent the financial condition and results of operations of the Company for the three years ended December 31, 2002, and is presented to assist in the understanding and evaluation of the financial condition and the results of operations of the Company and is intended to supplement, and should be read in conjunction with, the consolidated financial statements and the related notes.

     With the exception of recommendations and conditions outlined in a formal agreement executed with the Office of the Comptroller of the Currency (OCC) in 2002, management is not aware of any current recommendations by the regulatory agencies that will have a material effect on future earnings, liquidity or capital of the Company.

CRITICAL ACCOUNTING POLICIES

     The Company's accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 1 of the consolidated financial statements. Our most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commit-ments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

     Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company's allowance for loan losses provides for probable losses based upon evaluations of known, and inherent risks in the loan portfolio.

     Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company's methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of "Notes to Consolidated Financial Statements".

Goodwill and Other Intangible Assets

     As discussed in Notes 1, 7, and 8 of the consolidated financial statements, the Company must assess goodwill and other intangible assets each year for impairment. This assessment involves estimating cash flows for future periods. If the future cash flows were less than the recorded goodwill and other intangible assets balances, we would be required to take a charge against earnings to write down the assets to the lower value.

Mortgage Servicing Rights

     The Bank originates residential mortgages that are sold on the secondary market and it is the Bank's normal practice to retain the servicing of these loans. This means that the customers whose loans have been sold to the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

secondary market still make their monthly payments to the Bank. As a result of these mortgage loan sales, the Bank capitalizes a value allocated to the servicing rights in other assets and recognizes other income from the mortgage banking activity. The capitalized servicing rights are amortized against noninterest income in proportion to, and over the periods of, the estimated net servicing income of the underlying financial assets.

     Capitalized servicing rights are evaluated for impairment periodically based upon the fair value of the rights as compared to amortized cost. The rights are deemed to be impaired when the fair value of the rights is less than the amortized cost. The fair value of the servicing rights is determined using quoted prices for similar assets with similar characteristics, when available, or estimated based on projected discounted cash flows using market based assumptions. The Bank primarily uses the discounted cash flow method.

Deferred Tax Assets

     We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Our deferred tax assets are described further in
Note 12 of the consolidated financial statements.

RESULTS OF OPERATIONS

     Net income for 2002 was $2,920,000 a decrease of $411,000 from 2001's earnings of $3,331,000. An increase in total other income of $116,000 and an increase in net interest income after provision for loan losses of $692,000 were offset by a net increase in total other expense of $1,394,000. Income before taxes at December 31, 2002 was $4,133,000 a decrease of $586,000 or 12.4% from the $4,719,000 reported at December 31, 2001. Federal income taxes of $1,213,000 at December 31, 2002 represented a decrease of $175,000 from the $1,388,000 reported at December 31, 2001.

     Net income for 2001 was $3,331,000, a decrease of $40,000 from 2000's earnings of $3,371,000. An increase in total other income of $978,000 and an increase in net interest income after provision for loan losses of $99,000 was offset by a net increase in total other expense of $1,111,000. Income before taxes at December 31, 2001 was $4,719,000 a decrease of $34,000 or 0.7% from the $4,753,000 reported at December 31, 2000. Federal income taxes of $1,388,000 at December 31, 2001 represented an increase of $6,000 from the $1,382,000 reported at December 31, 2000.

     Earnings per share, on a fully diluted basis, of $1.05 at December 31, 2002 compared to $1.20 at December 31, 2001 and $1.22 at December 31, 2000, a decrease of $0.15 per share for 2002 and $0.02 per share for 2001.

NET INTEREST INCOME

     The following table sets forth the Company's average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders' equity, the related rates, net interest income and rate "spread" created:

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
(Dollars in Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                                                        2002                          2001                          2000
-----------------------------------------------------------------------------------------------------------------------------------
                                             Average                       Average                       Average
                                             Volume    Interest   Yield    Volume    Interest   Yield    Volume    Interest   Yield
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
   Taxable investment securities            $ 44,680   $ 2,062     4.62%  $ 18,005   $ 1,056     5.87%  $ 10,379   $    672    6.47%
   Non-taxable investment securities (2)      14,417       947     6.57     17,735     1,217     6.86     17,982      1,242    6.91
   Interest-bearing deposits
      in other banks                             176         2     1.14         --        --       --         --         --      --
   Loans (1), (2), (3)                       239,374    17,481     7.30    241,045    20,192     8.38    209,147     18,412    8.80
   Federal funds sold                         11,958       193     1.61     17,961       749     4.17      2,465        166    6.73
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets          310,605    20,685     6.66    294,746    23,214     7.88    239,973     20,492    8.54
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets
   Cash and due from banks                    13,320                        10,795                         9,792
   Allowance for loan losses                  (2,988)                       (2,241)                       (1,827)
   Other assets                               12,713                        12,302                        11,268
-----------------------------------------------------------------------------------------------------------------------------------
      Total assets                          $333,650                      $315,602                      $259,206
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
   Interest bearing checking                $ 30,965       209     0.67   $ 26,317       301     1.14   $ 26,476        424    1.60
   Money market accounts                      25,742       535     2.08     21,916       614     2.80     24,549        858    3.50
   Savings deposits                           52,401       920     1.76     34,391       790     2.30     25,153        609    2.42
   Time deposits                             117,799     5,109     4.34    134,005     8,048     6.01    100,953      5,803    5.75
   Borrowed funds                             30,435     1,571     5.16     30,298     1,627     5.37     18,934      1,261    6.66
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities     257,342     8,344     3.24    246,927    11,380     4.61    196,065      8,955    4.57
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities
   Demand deposits                            43,876                        38,157                        34,888
   Other liabilities                           1,220                         1,642                         1,201
   Capital                                    31,212                        28,876                        27,052
-----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and
         stockholders' equity               $333,650                      $315,602                      $259,206
===================================================================================================================================
Net interest income and net yield on
   interest-earning assets                             $12,341     3.97%             $11,834     4.01%              $11,537    4.81%
===================================================================================================================================
Net interest spread                                                3.42%                         3.27%                         3.97%
===================================================================================================================================

(1) - Interest on loans includes fee income.

(2) - Yields on interest-earning assets have been computed on a taxable-equivalent basis using the federal income tax statutory rate of 34%.

(3) - Non-accrual loans included.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ANALYSIS OF CHANGES IN NET INTEREST INCOME
(Dollars in Thousands)

                                        2002 CHANGE FROM 2001             2001 CHANGE FROM 2000
                                   -------------------------------   ------------------------------
                                                 CHANGE DUE TO                    CHANGE DUE TO
                                   TOTAL     ---------------------   TOTAL    ---------------------
                                   CHANGE    VOLUME (1)   RATE (1)   CHANGE   VOLUME (1)   RATE (1)
                                   -------   ----------   --------   ------   ----------   --------
INTEREST INCOME ON:
   Taxable investment securities   $ 1,006     $1,273     $  (267)   $  384     $  451     $   (67)
   Non-taxable investments            (270)      (221)        (49)      (25)       (16)         (9)
   Interest-bearing deposits in
      other banks                        2          2          --        --         --          --
   Loans                            (2,711)      (125)     (2,586)    1,780      2,690        (910)
   Federal funds sold                 (556)      (196)       (360)      583        669         (86)
--------------------------------------------------------------------------------------------------
      Total interest income         (2,529)       733      (3,262)    2,722      3,794      (1,072)
--------------------------------------------------------------------------------------------------

INTEREST EXPENSE ON:
   Interest-bearing checking           (92)        47        (139)     (123)        (2)       (121)
   Money market accounts               (79)        96        (175)     (244)       (84)       (160)
   Savings deposits                    130        346        (216)      181        212         (31)
   Time deposits                    (2,939)      (890)     (2,049)    2,245      1,973         272
   Borrowed funds                      (56)         8         (64)      366        646        (280)
--------------------------------------------------------------------------------------------------
      Total interest expense        (3,036)      (393)     (2,643)    2,425      2,745        (320)
--------------------------------------------------------------------------------------------------

NET INTEREST INCOME                $   507     $1,126     $  (619)   $  297     $1,049     $  (752)
==================================================================================================

(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

     Net interest income is the amount by which interest generated from interest earning assets exceeds interest paid on interest-bearing liabilities. Net interest income, on a tax equivalent basis, which is the primary component of earnings, was $12,341,000 for 2002, as compared to $11,834,000 for 2001 and $11,537,000 for 2000.

     Interest income and interest expense increases or decreases as the volumes of interest sensitive assets and liabilities and interest rates fluctuate. Average interest-bearning assets increased $15.9 million in 2002, due to an increase in average taxable investment securities of $26.7 million. This was partially offset by decreases of $6.0 million in average federal funds sold, $3.3 million in average non-taxable investment securities, and $1.7 million in average loans. Mortgage-backed securities represented the largest increase within the taxable investment securities at $24.3 million. As the interest rate on overnight funds decreased throughout 2002, management felt it prudent to invest in higher yielding mortgage backed securities, which provide liquidity to the Company through monthly repayments. The overall increase in investments was funded by deposit growth. As stated above, average loans decreased $1.7 million. Within the loan portfolio, a decrease of $2.5 million in real estate mortgages was partially offset by an increase in dealer loans of $1.3 million.

     Average interest-bearing liabilities increased $10.4 million for the period ended December 31, 2002. With the exception of average time deposits, which declined $16.2 million, all segments of interest-bearing products had net increases for the period. Average balances of savings deposits had the most significant growth with a net increase of $18.0 million. This was followed by net increases in average balances on interest bearing deposits of $4.6 million and average money market accounts of $3.8 million. As a result of the economic decline and low interest rate environment, the Company experienced a shift in consumer preference from time deposits to more liquid core products such as savings accounts. The increases in average deposit balances also resulted from the current economic conditions, with customers moving money from the stock market and into bank deposit products.

Earnings Per Share
(Dollars)

[CHART]

Bar chart

-----------------------------------
  2000         2001        2002
-----------------------------------
$   1.22     $   1.20    $   1.05

Dividends Per Share
(Dollars)

[CHART]

Bar chart

-----------------------------------
  2000         2001        2002
-----------------------------------
$   0.50     $   0.55    $   0.60

Total Assets
(Dollars in Thousands)

[CHART]

Bar chart

---------------------------------
  2000         2001        2002
---------------------------------
$283,442     $324,035    $337,543

Total Deposits
(Dollars in Thousands)

[CHART]

Bar chart

---------------------------------
  2000         2001        2002
---------------------------------
$223,579     $261,895    $271,303


     For the period ended December 31, 2001, average interest-earning assets increased $54.8 million, due to an increase in average loans of $31.9 million. Although virtually all major segments of the average loan portfolio experienced net increases, the most significant growth, $12.6 million, occurred within the real estate segment of the loan portfolio. There were no concentrated efforts on management's part to target growth within any one particular segment of the loan portfolio. A significant portion of the growth is attributed to the Company's expansion into Lawrence County, Pennsylvania. The Company opened the first of its two new Lawrence County offices in March 2000 when the New Wilmington, Pennsylvania office celebrated its grand opening. The Laurel office, located in Hickory Township, Pennsylvania, opened in January 2001. In addition to the increase in average loans, average investments and average federal funds sold increased $22.9 million. The increase in investments also resulted from the new offices, as new deposit dollars not used for lending, were applied to the investment portfolio.

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

     Although average earning assets increased in 2002, interest income decreased due to a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

decline in the net yield on interest-earning assets as a result of the Federal Reserve Board's actions of decreasing interest rates throughout 2001 and 2002. The net yield on interest-earning assets also decreased due to a shift in the earning asset composition. Investments as a percent of earning assets at December 31, 2002 were 25.4% compared to 18.0% at December 31, 2001. The tax equivalent yield on average interest-earning assets decreased in 2002 to 6.66% from a level of 7.88% in 2001. The decrease occurred principally from a decrease on loan yields which fell from a level of 8.38% at December 31, 2001 to 7.30% at December 31, 2002. The decrease in loan yields is due mainly to the repricing of variable rate loans, as well as new lower rate loans being added to the portfolio.

     The analysis of changes in net interest income table depicts the changes in net interest income for the Company for 2001 and 2002.

     Total interest income decreased $2,529,000 for the twelve-month period ended December 31, 2002. An increase in total interest income due to volume of $733,000 was offset by a decrease in interest income due to rates of $3,262,000. The decrease in total interest income was due primarily to a decrease in interest income from loans. Interest income from loans decreased $2,711,000 with decreases of $125,000 due to volume and $2,586,000 due to the reduction of interest rates.

     As with the yield on interest-earning assets, the yield on interest-bearing liabilities also decreased in 2002 due largely to the general decline in interest rates. The yield on interest-bearing liabilities decreased 1.37% during the twelve- month period ended December 31, 2002 from a level of 4.61% at December 31, 2001 to 3.24% at December 31, 2002. The largest contributor to the decrease in the interest-bearing liabilities is time deposits. Average time deposits, which were the liability with the highest cost in 2001, decreased $16.2 million in 2002. This coupled with the decline in the cost of funds for time deposits of 1.67% was a large factor in the decrease in total interest expense of $3,036,000.

     All of the other deposit products experienced lower rates in 2002 as well. The yield on interest-bearing checking decreased 47 basis points and the yield on money market accounts decreased 72 basis points. The yield on savings accounts decreased from 2.30% at December 31, 2001 to 1.76% at December 31, 2002. Although the yield declined, interest expense for savings products increased in 2002. This is due to the downturn in the economy discussed above, and consumer's preference for liquid investments. One of the fastest growing savings products is the classic plus savings account. Management created this product, in an effort to attract new deposit dollars and to maintain existing customers, by paying a higher yield to customers that maintain targeted balance levels. At December 31, 2002, the classic plus savings product represented approximately $32.0 million of the total savings deposits. This is an increase of $12.8 million over the balance at December 31, 2001.

     Net interest margin at December 31, 2002 was 3.97% as compared to 4.01% at December 31, 2001 and 4.81% at December 31, 2000. The reduction in net interest margin resulted from the overall decline in interest rates discussed above.

     It should be noted that there is a time lag between changes in interest rates and their effect on the Bank's yield on earning assets and its cost of funds. If interest rates decline, it would be expected that the yield on assets and the cost of funds would also decrease, however, the effect upon the net interest margin would be dependent upon the extent of the decrease in rates, the timing of the change and the general composition of the mix of interest-earning assets and interest bearing liabilities.

OTHER INCOME

2002- 2001

     The principal source of other income is service charges, fees and commissions. Other income for 2002 totaled $3,063,000 an increase of $116,000 or 3.9% from December 31, 2001.

     Total other income increased due to increases in service charges on deposit accounts of $169,000, an increase in net investment security gains of $203,000, and an increase in gains recorded on the sales of loans of $131,000. These increases were partially offset by a decrease in other miscellaneous income of $396,000.

     Service charge fee income increased primarily due to the new "Bounce Protection" program implemented in October 2002. Gains of $240,000 were recorded on the sale of $11.6 million of investment securities. The Company also recorded gains of $744,000 on the sale of $40.6 million of fixed rate, 1-4 family, residential mortgages. This compares to total gains on the sale of loans in 2001 of $613,000.

     Other miscellaneous income decreased primarily due to two items. Commission and fee income decreased $217,000, and amortization expense of mortgage servicing rights increased $212,000. Commission and fee income decreased as a result of a decline in volume-based fees. Amortization of mortgage servicing rights increased due to accelerated prepayment and refinancing of previously sold real estate mortgages that the Company continues to service. These items were partially offset by increases in mortgage loan servicing fees of $51,000 and an increase in brokerage fees of $24,000 resulting from the sales of non-deposit products within the Company's Wealth Management Group. These changes were brought about by volume activity.

2001- 2000

     Other income for 2001 totaled $2,947,000 an increase of $978,000 or 49.7% from December 31, 2000. Total other income increased due to increases in service charges on deposit accounts of $153,000, an increase in gains recorded on the sales of loans of $519,000, and an increase in other miscellaneous income of $150,000.

     Service charge fee income increased due to volume activity and to price restructurings that went into effect during third quarter 2001. In 2001, the Company recorded gains of $530,000 on the sale of $25.2 million of fixed rate, 1-4 family, residential mortgages. Gains recorded on the sale of $7.4 million of residential mortgages in 2000 totaled $94,000. In addition to mortgage sales, the Company sold approximately $5.7 million in student loans and $662,000 in credit card loans in 2001 and recorded net gains of $57,000 and $26,000, respectively. Total gains on all loan sales for 2001 was $613,000.

     Other miscellaneous income increased primarily due to three items. Commission and fee income increased $142,000, mortgage loan servicing fees increased $21,000, and ATM surcharge fee income increased $20,000. These items were offset by decreases in insurance commissions on consumer and mortgage loans of $49,000 and a decrease in brokerage fees of $12,000 resulting from the sales of non-deposit products within the Company's Wealth Management Group. The changes were all brought about by volume activity.

OTHER EXPENSE

2002- 2001

     Total other expenses of $9,995,000 at December 31, 2002 represented an increase of $1,394,000 from $8,601,000 at December 31, 2001. The major contributors of the increase are salary and employee benefits of $593,000, legal and professional fees of $292,000 and "other" miscellaneous expenses of $336,000. The increase in salaries and employee benefits resulted principally from additional personnel as well as an increase in the cost of employee benefits. As a result of staff additions, the number of full-time equivalent employees ("FTE") increased from 133 at December 31, 2001 to 142 at December 31, 2002. The increase in legal and professional fees is a result of various projects that the Company is currently involved in, including the recent OCC examination.

     Other miscellaneous expense increased due to several items. Collection expense increased $134,000 due to increased legal costs associated with various delinquency and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

foreclosure activities. Contributions expense increased $47,000 due to the Company's contribution to the local community redevelopment project. Partially offsetting these increases is a decrease in intangible amortization of $103,000 related to the adoption of Financial Accounting Standards ("FAS") No. 147, Acquisitions of Certain Financial Institutions. The Company adopted FAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002 and due to FAS No. 147 was required to discontinue the amortization of goodwill effective that date.

2001- 2000

     Total other expenses of $8,601,000 at December 31, 2001 represented an increase of $1,111,000 from $7,490,000 at December 31, 2000. The major contributors of the increase are salary and employee benefits of $729,000, net occupancy expense of $221,000, data processing expense of $84,000 and "other" miscellaneous expenses of $83,000. The increases are largely due to the Company's recent expansion activities and various support staff additions. The New Wilmington branch opened in March 2000, the Bank's new grocery store branch opened in October 2000, and the Laurel branch opened in January 2001. As a result of staff additions to support the new offices, the number of full-time equivalent employees ("FTE") increased from 124 at December 31, 2000 to 133 at December 31, 2001.

INCOME TAXES

     Federal income taxes for 2002 of $1,213,000 represented a 12.6% decrease from the $1,388,000 reported in 2001. The decrease is due to a decrease in taxable income, which decreased $519,000 or 12.7% to $3,564,000 in 2002. The Company's effective tax rate decreased to 29.3% in 2002 from 29.4% in 2001.

     Federal income taxes for 2001 of $1,388,000 represented a 0.4% increase from the $1,382,000 reported in 2000. The increase is due to an increase in taxable income, which increased $17,000 or 0.4% to $4,083,000 in 2001. The Company's effective tax rate increased to 29.4% in 2001 from 29.0% in 2000.

FINANCIAL CONDITION

2002- 2001

     Average total assets at December 31, 2002 were $333.7 million, an increase of $18.0 million or 5.7%. Average total interest-earning assets increased $15.9 million in 2002, primarily from an increases in average taxable investment securities, which increased $26.7 million. Mortgage backed securities comprised the majority of this increase at $24.3 million. This increase was offset by decreases in each of the other areas of interest-earning assets. The most significant decrease occurred in average federal funds sold with a decrease of $6.0 million. Average loans decreased $1.7 million. As discussed above, the majority of this decrease came from a decline in real estate loans of $2.5 million or 2.4%, followed by a decrease in consumer loans of $711,000. These declines were partially offset by an increase in dealer loans of $1.3 million or 8.2%. The growth in average assets and in average investment securities specifically was funded by an increase in average deposit liabilities.

     Average deposit liabilities at December 31, 2002 were $270.8 million, an increase of $16.0 million or 6.3% from $254.8 million at December 31, 2001. With the exception of time deposits, average balances increased across all deposit products. The greatest net increase occurred within average savings deposits, which increased $18.0 million. This was followed by an increase in average noninterest-bearing demand deposits of $5.7 million or 15.0%. The increase in deposits resulted from increased consumer preference for insured deposit products as stock market returns declined. The shift from time deposits to core deposit products allows consumers to be invested for the short-term and have liquidity available in anticipation of a rising interest rate environment.

     Total period end assets at December 31, 2002 were $337.5 million, an increase of $13.5 million or 4.2% from December 31, 2001. Total deposits at December 31, 2002 were $271.3 million, an increase of $9.4 million or 3.6%.

The Company continued to sell fixed rate, 1-4 family, residential mortgages as part of its strategies for managing liquidity and interest rate risk within the loan portfolio. In 2002, the Company sold approximately $40.6 million of these loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of gross loans, including loans held for sale, to total deposits of 86.1% at December 31, 2002, compared to 93.3% at December 31, 2001.

2001- 2000

     Average total assets at December 31, 2001 were $315.6 million, an increase of $56.4 million or 21.8%. Average total interest- earning assets increased $54.8 million in 2001, primarily from increases in average loan balances, which increased $31.9 million or 15.3% and an increase in average daily federal funds sold, which increased $15.5 million. The most significant growth in the loan portfolio occurred within the real estate and commercial real estate portfolios. Average real estate loans increased $12.6 million or 13.6% and average commercial real estate loans increased $8.3 million or 13.8%. As previously mentioned, the increase within the loan portfolio was due to general demand within the local market place and not due to specific management growth objectives. The growth in average assets and in average loan balances specifically was funded by an increase in average deposit liabilities and average borrowings.

     Average deposit liabilities at December 31, 2001 were $254.8 million, an increase of $42.8 million or 20.2% from $212.0 million at December 31, 2000. With the exception of money market accounts and interest-bearing checking accounts, average balances increased across all deposit products. The greatest net increase occurred within average certificates of deposit, which increased $33.1 million. This was followed by an increase in average savings deposits of $9.2 million or 36.7%. The increase in deposits resulted from the branch expansions as well as increased consumer preference for insured deposit products as stock market returns began to decline. Average borrowings increased $11.4 million for the period ended December 31, 2001. The increase in average borrowed funds resulted from short-term advances from the Federal Home Loan Bank ("FHLB"), which were locked in for the long-term in March 2001. These advances were used for general liquidity purposes.

     Total period end assets at December 31, 2001 were $324.0 million, an increase of $40.6 million or 14.3% from December 31, 2000. Total deposits at December 31, 2001 were $261.9 million, an increase of $38.3 million or 17.1%.

     The Company continued to sell fixed rate, 1-4 family, residential mortgages as part of its strategies for managing liquidity and interest rate risk within the loan portfolio. In 2001, the Company sold approximately $25.2 million of these loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The ratio of gross loans, including loans held for sale, to total deposits of 93.3% at December 31, 2001, compared to 104.1% at December 31, 2000.

LIQUIDITY

     The principal functions of the Company's asset/liability management program are to provide adequate liquidity and to monitor interest rate sensitivity. Liquidity represents the ability to meet the cash flow requirements of both depositors and customers requesting bank credit. Asset liquidity is provided by repayments on loans and mortgage-backed securities and the management of maturity distributions for loans and securities. An important aspect of asset liquidity lies in maintaining adequate levels of adjustable rate, short term, or relatively risk free interest earning assets. Management evaluates the Company's liquidity position over 30 day, 60 day, and 90+ day time horizons. The analysis not only identifies liquidity within the balance sheet, but off of the balance sheet as well. It identifies anticipated sources and uses of funds as well as potential sources and uses. Anticipated needs would include liquidity for credit demand, commitments to purchase assets, and anticipated deposit

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

decreases. Anticipated sources would include cash (net of reserve requirements), maturing investment securities, daily fed funds sold, anticipated deposit increases, and the repayment of loans and mortgage-backed securities. Potential uses would include unfunded loan commitments available on lines of credit. Potential sources would include borrowing capacity available to the Company through the FHLB. At December 31, 2002, for the 30-day horizon, the Company had a net anticipated funding position of 1.3% of total assets. This ratio was 3.5% at December 31, 2001. Management views this ratio to be at an adequate level.

     The Statement of Cash Flows indicates that net cash was provided from operating activities and financing activities of $5.8 million and $10.5 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $9.4 million and an increase in short term borrowings of $2.8 million. These items, in conjunction with net maturities and paydowns of investment securities of $19.8 million, the sale of available for sale securities of $11.8 million, and the decrease in loans of $7.7 million, were used to fund purchases of securities totaling $63.7 million. Cash dividends paid in 2002 were $1.7 million, an increase of $142,000 from the $1.5 million paid in 2001.

     For the period ended December 31, 2001, the Statement of Cash Flows indicates that net cash was provided from operating activities and financing activities of $3.2 million and $36.8 million respectively. Cash provided by operating activities was generated principally from net income, while cash provided by financing activities was generated from a net increase in deposits of $38.3 million. These items, in conjunction with net maturities and principal paydowns of investment securities of $6.5 million, the sale of available for sale securities of $4.5 million, and the sales of student loans and credit card loans of $6.4 million, were used to fund a net increase in loans of $16.2 million and the purchase of available for sale securities of $30.0 million. Cash dividends paid in 2001 were $1.5 million, an increase of $139,000 from the $1.4 million paid in 2000.

     Management also monitors its liquidity by the net loans to deposits ratio. The net loans (including loans held for sale) to deposits ratio was 84.9% at December 31, 2002 as compared to 92.2% at December 31, 2001. The Company's liquidity plan allows for the use of long-term advances or short-term lines of credit with the Federal Home Loan Bank ("FHLB") as a source of funds. Borrowing from the FHLB not only provides a source of liquidity for the Company, but also serves as a tool to reduce interest rate risk. The Company may structure borrowings from FHLB to match those of customer credit requests, and therefore, lock in interest rate spreads over the lives of the loans. At December 31, 2002, the Company continued to have three such matched funding loans outstanding totaling $137,000.

     The Company's short-term borrowings with FHLB are "RepoPlus" advances. "RepoPlus" advances are short-term advances subject to annual renewal, incur no service charges, bear a fixed rate of interest, and are secured by a blanket security agreement on qualifying residential mortgages. At December 31, 2002 and 2001, the Company had no "RepoPlus" advances outstanding. The Company's remaining borrowing capacity with FHLB was $128.0 million at December 31, 2002.

     In addition to borrowing from the FHLB as a source for liquidity, the Company also continued activity in the secondary mortgage market. Specifically, the Company sold fixed rate residential real estate mortgages to Freddie Mac. The sales to Freddie Mac not only provided an opportunity for the Company to remain competitive in the market place, by allowing it to offer a fixed rate mortgage product, but also provided an additional source of liquidity and an additional tool for management to limit interest rate risk exposure. Total fixed rate mortgage sales in 2002 were $40.6 million, with gains of $744,000. In 2001, sales totaled

$25.2 million with gains of $530,000. The Company continues to service all loans sold to Freddie Mac. The Company recorded approximately $406,000 in income during 2002 for the establishment of mortgage servicing rights ("MSR"). The MSRs will be amortized to expense in future periods over the estimated life of the servicing portfolio. The Company serviced $79.0 million and $60.3 million in sold loans to Freddie Mac at December 31, 2002 and 2001, respectively. The retaining of the servicing also provides a source of fee income to the Company, which totaled $182,000 and $131,000 in 2002 and 2001 respectively. The Company anticipates funding in January 2003 on $1.4 million of loans available for sale at December 31, 2002.

     The following table is a schedule of the maturity distributions and weighted average yield of investment securities as of December 31, 2002:

Available for Sale
(Dollars in Thousands)

                                                   Amortized Cost Maturing:
-------------------------------------------------------------------------------------------
                                                 After 1      After 5
                                      Within   but within   but within     After
                                      1 Year     5 Years     10 Years    10 Years    Total
-------------------------------------------------------------------------------------------
U. S. Government agency securities     $--      $ 9,654      $    --     $   980    $10,634
Obligations of states and political
   Subdivisions                         --        6,369        7,581          --     13,950
Other debt securities                   --           --          100          --        100
Mortgage - backed securities (2)        --          359        7,380      42,533     50,272
-------------------------------------------------------------------------------------------
      Total                            $--      $16,382      $15,061     $43,513    $74,956
===========================================================================================
Weighted average yield (1)              --%        4.60%        5.59%       4.80%      4.92%
===========================================================================================

Held to Maturity
(Dollars in Thousands)

                                                   Amortized Cost Maturing:
------------------------------------------------------------------------------------------
                                                 After 1     After 5
                                      Within   but within   but within     After
                                      1 Year     5 Years     10 Years    10 Years    Total
------------------------------------------------------------------------------------------
U.S. Government agency securities     $2,000     $ --         $--         $  --     $2,000
Obligations of states and political
   subdivisions                           --      345          --            --        345
Other                                    100      200          --            --        300
Mortgage - backed securities (2)          --       --          --             1          1
------------------------------------------------------------------------------------------
      Total                           $2,100     $545         $--         $   1     $2,646
==========================================================================================
Weighted average yield (1)              2.21%    7.33%         --%         6.92%      3.27%
==========================================================================================

(1) Weighted average yields were computed on a tax equivalent basis using the federal income tax statutory rate and were determined on the basis of cost, adjusted for amortization of premium or accretion of discount.

(2) Mortgage-backed securities provide for periodic principal repayments. It is anticipated that these securities will be repaid prior to their contractual maturity dates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Investments maturing within one year and other short-term investments such as interest-bearing deposits with other banks and federal funds sold were 0.7% of total assets at December 31, 2002, a decrease from 3.3% in 2001. The decrease is due to the decrease in short-term liquid assets; specifically federal funds sold which decreased $7.7 million.

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

     The following table shows the Company's gap position for December 31, 2002, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities, while fixed rate products are measured to contractual maturity with consideration for prepayments based on historical data.

----------------------------------------------------------------------------------------
                                                 91 days
                                        0-90       to        1 to 5    Over
 (Dollars in Thousands)                 Days     1 Year      Years    5 Years    Total
----------------------------------------------------------------------------------------

Assets
   Investments (2) (3)                $  6,706   $ 16,007   $28,224   $27,616   $ 78,553
   Federal funds sold                       --         --        --        --         --
   Loans (1)                            72,609     78,511    66,302    14,735    232,157
----------------------------------------------------------------------------------------
      Total                             79,315     94,518    94,526    42,351    310,710
----------------------------------------------------------------------------------------
Liabilities
   Interest-bearing demand              32,512         --        --        --     32,512
   Savings                              58,209         --        --        --     58,209
   Money market                         27,103         --        --        --     27,103
   Certificates > $100,000               5,485     10,477    13,011     1,498     30,471
   Other time deposits                  14,100     31,338    27,168     5,595     78,201
   Borrowed funds                       32,870         18        75        39     33,002
----------------------------------------------------------------------------------------
      Total                            170,279     41,833    40,254     7,132    259,498
----------------------------------------------------------------------------------------
Interest sensitivity gap              $(90,964)  $ 52,685   $54,272   $35,219   $ 51,212
========================================================================================
Cumulative interest sensitivity gap   $(90,964)  $(38,279)  $15,993   $51,212   $     --
========================================================================================
Rate sensitive assets/rate
   sensitive liabilities                  0.47       2.26      2.35      5.94       1.20
Cumulative gap/Total assets              (0.27)     (0.11)     0.05      0.15         --

(1)  Includes nonaccrual loans, excludes loans held for sale.

(2)  Includes investments available for sale.

(3) Investments are classified by the earlier of call date or maturity date for repricing purposes.

     At December 31, 2002, the Company had a cumulative negative gap of $38,279,000 at the one-year horizon. This value compares to a negative gap of $46,357,000 at December 31, 2001. The gap analysis indicates that if interest rates were to rise 100 basis points (1.00%), the Company's net interest income would decline $383,000 at the one-year horizon because the Company's rate sensitive liabilities would reprice faster than rate sensitive assets. Conversely, if rates were to fall 100 basis points, the Company would earn $383,000 more in net interest income. However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. The pricing on all deposit products, for example, is determined by management, and therefore can be controlled as to the extent and timing of repricing. As a result, the Company's gap position does not necessarily predict the impact on interest income given a change in interest rate levels.

     Management also manages interest rate risk with the use of simulation modeling which measures the sensitivity of future net interest income as a result of changes in interest rates. The analysis is based upon repricing opportunities for variable rate assets and liabilities and upon contractual maturities of fixed rate instruments.

     The simulation also calculates net interest income based upon rate increases or decreases of + or - 300 basis points (or 3.00%) in 100 basis point (or 1.00%) increments. The analysis reprices the balance sheet and forecasts future cash flows over a one-year horizon at the new interest rate levels. The cash flows are then totaled to calculate net interest income. Assumptions are made for loan and investment pre-payment speeds and are incorporated into the simulation as well. Loan and investment pre-payment speeds will increase as interest rates decrease and slow as interest rates rise. The current analysis indicates that, given a 300 basis point overnight decrease in interest rates, the Company would experience a potential $3,039,000 or 24.2% decline in net interest income. If rates were to increase 300 basis points, the analysis indicates that the Company's net interest income would increase $1,586,000 or 12.6%. It is important to note, however, that this exercise would be of a worst-case scenario. It would be more likely to have incremental changes in interest rates, rather than a single significant increase or decrease. When management believes interest rate movements will occur, it can restructure the balance sheet and thereby the ratio of rate sensitive assets to rate sensitive liabilities, which in turn will effect the net interest income. As mentioned earlier, in gap analysis, as well as simulation analysis, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree and therefore, could affect forecasted results.

     Much of the Company's deposits have the ability to reprice immediately; however, deposit rates are not tied to an external index. As a result, although changing market interest rates impact repricing, the Company retains much of the control over repricing by determining itself the extent and timing of repricing of deposit products. In addition, the Company maintains a significant portion of its investment portfolio as available for sale securities and also has a significant variable rate loan portfolio, which is used to offset rate sensitive liabilities.

     Changes in market interest rates can also affect the Company's liquidity position through the impact rate changes may have on the market value of the available for sale portion of the investment portfolio. Increases in market rates can adversely impact the market values and therefore, make it more difficult for the Company to sell available for sale securities needed for general liquidity purposes without incurring a loss on the sale. This issue is addressed by the Company with the use of borrowings from the Federal Home Loan Bank ("FHLB") and the selling of fixed rate mortgages as a source of liquidity to the Company.

CAPITAL RESOURCES

     Capital adequacy is the ability of the Company to support growth while protecting the interests of shareholders and depositors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Total capital consists of common stock, surplus, retained earnings and net unrealized gains / losses on securities. Equity capital increased $1,981,000 or 6.6% in 2002. This increase is attributed, primarily, to retained net income. Historically, the Company has generated net retained profits sufficient to support normal growth and expansion.

     Bank regulatory agencies have designated certain capital ratio requirements, which they use to assist in monitoring the safety and soundness of financial institutions. For 2002, management has calculated and monitored risk-based and leverage capital ratios in order to assess compliance with regulatory guidelines. The following schedule presents certain regulatory capital ratio requirements along with the Company's position at December 31, 2002:

                                             Actual
                                         ---------------   Minimum      Well
                                         Amount    Ratio    Ratio    Capitalized
--------------------------------------------------------------------------------
Tier 1 risk - based capital              $30,157   13.5%    4.00%       6.00%
Total risk - based capital                32,954   14.7     8.00       10.00
Leverage capital                          30,157    8.9     4.00        5.00
--------------------------------------------------------------------------------

     As the above table illustrates, the Company exceeds both the minimum and "well capitalized" regulatory capital requirements at December 31, 2002.

     On October 18, 2002, the Company announced that its subsidiary bank had entered into an agreement with the Bank's primary regulator, the Office of the Comptroller of the Currency ("OCC"). The agreement is designed to evaluate and enhance certain areas of the Bank's operations, including management, credit administration, audit, information technology and regulatory compliance. There are no stipulations that limit or restrict the Bank's ability to pay dividends or require the Bank to increase its capital position. Management is committed to addressing the concerns identified within the agreement and is working diligently to implement the suggestions in a timely and effective manner. Expenditures for exam related issues totaled approximately $227,000 in 2002. The Company anticipates incurring additional operating expenses in connection with complying with the agreement in 2003. Potentially impacted areas would include: staffing levels, legal and consulting fees and higher deposit insurance premiums.

     A copy of the agreement is included as an exhibit to a Form 8-K filed by Slippery Rock Financial Corporation on October 18, 2002.

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

INVESTMENT SECURITIES

     The following schedule presents the composition of the investment portfolio as of the three most recent years ended (dollars in thousands):

                                                      Amortized Cost
----------------------------------------------------------------------------------------------
                                                       December 31,
----------------------------------------------------------------------------------------------
                                    2002                   2001                   2000
----------------------------------------------------------------------------------------------
                            Available    Held to   Available   Held to    Available    Held to
                            for Sale    Maturity   for Sale    Maturity   for Sale    Maturity
----------------------------------------------------------------------------------------------
U. S. Government
   agency securities         $10,634     $2,000     $ 6,269     $   --     $ 5,467     $   --
Obligation of
   states and
   political subdivisions     13,950        345      15,414        801      15,524      1,831
Other debt securities            100        300         623        300       1,026        300
Mortgage backed
   securities                 50,272          1      21,981         17       2,311         31
----------------------------------------------------------------------------------------------
      Total                  $74,956     $2,646     $44,287     $1,118     $24,328     $2,162
==============================================================================================

     There are no securities in excess of 10% of stockholders' equity at December 31, 2002, deemed to be payable from and secured by the same source of revenue or taxing authority.

LOANS

     The following table presents the composition of the loan portfolio as of the five most recent year-ends:

                                                             December 31,
---------------------------------------------------------------------------------------------
(Dollars in Thousands)                     2002       2001       2000       1999       1998
---------------------------------------------------------------------------------------------
Commercial, financial and agricultural   $ 25,187   $ 27,706   $ 26,012   $ 17,727   $ 15,761
Real estate construction                   13,201     12,670      9,688      4,663      2,693
Residential real estate                   116,994    119,079    119,247    100,427     84,380
Commercial real estate                     42,733     46,569     41,743     36,426     27,793
Loans to individuals                       34,042     34,762     34,631     23,899     30,227
---------------------------------------------------------------------------------------------
Total loans                              $232,157   $240,786   $231,321   $183,142   $160,854
=============================================================================================

     The following table presents the maturity distribution sensitivity of real estate construction and commercial loans:

                                                              December 31, 2002
---------------------------------------------------------------------------------------------
                                                              Due After
                                                   Due in 1    1 Year
                                                   Year or     Through    Due After
(Dollars in Thousands)                               Less      5 Years     5 Years     Total
---------------------------------------------------------------------------------------------
Commercial, financial and agricultural             $ 2,606     $10,435     $12,146    $25,187
Real estate construction                            13,201          --          --     13,201
---------------------------------------------------------------------------------------------
                                                   $15,807     $10,435     $12,146    $38,388
=============================================================================================
Predetermined interest rates                       $ 5,561     $ 8,231     $ 1,780    $15,572
Floating interest rates                             10,246       2,204      10,366     22,816
---------------------------------------------------------------------------------------------
                                                   $15,807     $10,435     $12,146    $38,388
=============================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

ALLOWANCE FOR LOAN LOSSES

     The following table presents a summary of loan loss experience for each of the years in the five years ended:

                                                               Year Ended December 31,
-----------------------------------------------------------------------------------------------------
(Dollars in Thousands)                             2002       2001       2000       1999       1998
-----------------------------------------------------------------------------------------------------
Loans outstanding at end of period               $232,157   $240,786   $231,321   $183,142   $160,854
=====================================================================================================
Average loans outstanding (1)                    $239,374   $241,045   $209,147   $171,974   $160,218
=====================================================================================================
Allowance for loan losses:
Balance, beginning of period                     $  2,766   $  2,142   $  1,681   $  1,410   $  1,299
Loans charged off:
   Commercial, financial and agricultural             113         52         54          7         14
   Real estate mortgages                              259        211        202        326          8
   Consumer                                           354        176        177        190        221
-----------------------------------------------------------------------------------------------------
      Total loans charged off                         726        439        433        523        243
-----------------------------------------------------------------------------------------------------

Recoveries:
   Commercial, financial and agricultural              48          7         10          3          9
   Real estate mortgages                               22         16         10         11         --
   Consumer                                            89         20         54         60         35
-----------------------------------------------------------------------------------------------------
      Total recoveries                                159         43         74         74         44
-----------------------------------------------------------------------------------------------------
      Net loans charged off                           567        396        359        449        199
-----------------------------------------------------------------------------------------------------
Provision charged to expense                          911      1,020        820        720        310
-----------------------------------------------------------------------------------------------------
Balance, end of period                           $  3,110   $  2,766   $  2,142   $  1,681   $  1,410
=====================================================================================================
Ratio of net charge offs during the period to
   average loans outstanding during the period       0.24%      0.16%      0.17%      0.26%      0.12%

(1)  Daily average balances.

     The following table presents non-performing loans including nonaccrual accounts and loans past due 90 days or more as to interest or principal. In addition, interest data on nonaccrual and restructured loans at December 31, 2002 is also presented:

                                                                  December 31,
--------------------------------------------------------------------------------------------
(Dollars in Thousands)                             2002     2001     2000     1999     1998
--------------------------------------------------------------------------------------------
Non-performing and restructured loans

Loans past due 90 days or more                    $   66   $   69   $   54   $   93   $   50
Non-accrual loans                                  4,518    5,915    2,486    2,526    1,871
Restructured loans                                   462       --       --       --       --
--------------------------------------------------------------------------------------------
Total non-performing and restructured loans        5,046    5,984    2,540    2,619    1,921
--------------------------------------------------------------------------------------------
Other non-performing assets

Other real estate owned                              356      216      280      280      138
Repossessed assets                                    92       22       14       33       38
--------------------------------------------------------------------------------------------
Total other non-performing assets                    448      238      294      313      176
--------------------------------------------------------------------------------------------
Total nonperforming assets                        $5,494   $6,222   $2,834   $2,932   $2,097
============================================================================================

Non-performing and restructured loans as a
   percentage of total loans                         2.2%     2.5%     1.1%     1.4%     1.2%

Non-performing assets as a percentage of
   total assets                                      1.6%     1.9%     1.0%     1.3%     1.0%

Non-performing and restructured loans as a
   percentage of loan loss allowance               162.3%   216.3%   118.6%   155.8%   136.2%

Allowance for loan losses/loans                     1.33%    1.13%    0.93%    0.92%    0.88%

Nonaccrual and restructured loan interest data:

Interest computed at original terms: ($ in 000)   $  453
============================================================================================

Interest recognized in income ($ in 000)          $  194
============================================================================================

     Other real estate owned of $356,000 at December 31, 2002 is the result of foreclosure activity on five separate properties.

     The non-performing schedule above reflects an increase in non-accrual loans, from previously reported filings, of approximately $1.9 million for the period ended 2001. The increase resulted principally from recent regulatory examination of four specific loan credits involving three customer relationships. Regulatory concerns were raised for documentation and credit administration issues for these credits. Accordingly, management has complied with the regulatory mandate to report the four loans as non-accrual credits. Although the loans have performed in the past and continue to perform in accordance with the contractual agreements, there has been deterioration of the financial strength and performance of the individuals and/or entities. Management has enhanced the Company's collateral positions thereby further minimizing the risk of loss on these credits. Since the loans had no

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

delinquency issues, income recorded on an accrual basis would approximate that recognized on a cash basis respective to the date of non-accrual for these particular credits. As of December 31, 2002, two of these loans totaling $768,000 have been placed back in accrual status subsequent to a six-month performance review period.

     The risk of loan losses is one of the inherent risks associated with lending. Management recognizes and experience indicates, that at any point in time, possible losses may exist in the loan portfolio. Therefore, based upon management's best estimate, each year provisions are charged against earnings to maintain the allowance for loan losses at a level sufficient to recognize this potential risk. The allowance for loan losses at December 31, 2002 totaled $3,110,000 or 1.33% of total loans (including loans held for sale) as compared to $2,766,000 or 1.13% at December 31, 2001. Provisions for loan losses were $911,000 and $1,020,000 for the years ended December 31, 2002 and 2001.

     In determining the level at which the allowance for loan losses should be maintained, management relies on in-house quarterly reviews of significant loans and commitments outstanding, including a continuing review of problem or non-performing loans and overall portfolio quality. Commercial and commercial real estate loans are risk-rated by individual loan officers and a loan review committee. Consumer and residential real estate loans are generally reviewed in the aggregate due to their relative smaller dollar size and homogeneous nature. Specific provision and allowance allocations are made for risk-rated loans that have gone before the loan review committee. These allocations are based upon specific borrower data, such as non- performance, delinquency, financial performance, capacity to repay, and collateral valuation. Non-account specific allocations are made for all remaining loans within the portfolio based on recent charge-off history, other known trends and expected losses. In addition, allocations are made for qualitative factors such as changes in the local, regional and national economies, industry trends, loan growth, and loan administration. A quarterly report and recommendation is presented to and approved by the Board of Directors. Management believes the allowance is adequate to cover probable losses inherent within the loan portfolio. However, no assurances can be made concerning the future financial condition of borrowers, the deterioration of which would require additional provisions in subsequent periods.

     A loan may be classified as nonaccrual if, in the opinion of management, doubts as to the collectibility of the account arise. In addition, commercial, financial and agricultural loans are classified as nonaccrual when the loans become 90 days or more past due, and all other loans 120 days or more past due. At the time the account is placed on nonaccrual status, all previously accrued interest is charged against current earnings. At the time the accrual of interest is discontinued, future income is recognized only when cash is received depending on management's assessment of the collectibility of principal. At December 31, 2002, the Company had nonaccrual loans of $4,518,000.

     A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Impaired loans at December 31, 2002 were $4,224,000, of which, $3,763,000 were also classified as nonaccrual. The average balance in 2002 of impaired loans was $5,317,000. Impaired loans had a related allowance allocation of $1,224,000 and income recognized in 2002 for impaired loans totaled $194,000. Management does not believe the nonaccrual loans or any of the accounts classified as non-performing will have a significant effect on operations or liquidity during 2003.

     Impaired loans at December 31, 2002 were comprised principally of three borrowers. These borrowers accounted for $2.9 million of total impaired loans. One credit, totaling $1.5 million, was classified as impaired during the fourth quarter of 2001 as a result of the

--------------------------------------------------------------------------------

borrower's deteriorating financial condition. The borrower has subsequently filed for bankruptcy relief.

     The second largest borrower within the impaired loan accounts has one credit totaling $750,000 pertaining to a working capital line of credit secured by equipment and inventory for a start-up business venture. Although the loan has performed in the past and continues to perform in accordance with the contractual agreement, Management classified the loan as impaired and placed it in non-accrual status due to the deterioration of the financial strength of the business entity. The Company has obtained additional collateral in the form of marketable securities sufficient to cover 100% of the outstanding debt and anticipates placing the loan on a scheduled pay-back in the second quarter of 2003.

     The third largest borrower within the impaired loan accounts has a balance of $700,000 and pertains to a participated loan for a dairy operation. The Company was cross-collateralized on cattle, feed, and real estate, including facilities. In 1999, the Company recorded a $300,000 charge off pertaining to the cattle portion of the loan. The borrower has subsequently filed for bankruptcy relief, and the Company continues to pursue foreclosure proceedings on the real estate portion of the loan through the bankruptcy courts. As a result of prudent collateral valuations subsequent to the original charge off, the Company has recorded charge offs of $100,000 and $190,000, in 2000 and 2001, respectively, resulting principally from valuations on the remaining feed stored on the property. Based on an evaluation performed in November 2002, the Company charged off an additional $101,000 in the fourth quarter of 2002. Management will continue its collateral valuations until final resolution of the matter, which may result in additional chargeoffs. The Company now anticipates obtaining possession of the real estate in 2003.

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

     To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering past charge-offs and recoveries and assessing the current risk element in the portfolio, management believes the allowance for loan losses at December 31, 2002 is adequate. Management believes the allowance can be allocated to commercial, real estate and consumer categories as follows:

                                  2002                2001                2000                1999                1998
----------------------------------------------------------------------------------------------------------------------------
                                      % of                % of                % of                % of                % of
                                    Loans in            Loans in            Loans in            Loans in            Loans in
                                    Category            Category            Category            Category            Category
                                    to Total            to Total            to Total            to Total            to Total
(Dollars in Thousands)     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
----------------------------------------------------------------------------------------------------------------------------
Commercial, financial
   and agricultural        $  951     10.8%    $  971     11.5%    $  699     11.2%    $  428      9.7%    $  460      9.8%
Real estate -
   construction                --      5.7         --      5.3         --      4.2         --      2.5         --      1.7
Real estate mortgage        1,680     68.8      1,266     68.8        969     69.6        709     74.7        568     69.7
Consumer                      328     14.7        455     14.4        419     15.0        467     13.1        368     18.8
Off Balance Sheet Items       151       --         74       --         55       --         77       --         14       --
----------------------------------------------------------------------------------------------------------------------------
                           $3,110    100.0%    $2,766    100.0%    $2,142    100.0%    $1,681    100.0%    $1,410    100.0%
============================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

Deposits

     The following table presents average deposits by type and the average interest rates paid as of 2002, 2001 and 2000:

                                                     December 31,
------------------------------------------------------------------------------------------
(Dollars in thousands)               2002                 2001                 2000
------------------------------------------------------------------------------------------
                                         Average              Average              Average
                               Average    Rate      Average    Rate      Average    Rate
                               Balance    Paid      Balance    Paid      Balance    Paid
------------------------------------------------------------------------------------------
Non interest-bearing demand   $ 43,876      --%    $ 38,157      --%    $ 34,888      --%
Interest - bearing demand       30,965    0.67       26,317    1.14       26,476    1.60
Money market                    25,742    2.08       21,916    2.80       24,549    3.50
Savings                         52,401    1.76       34,391    2.30       25,153    2.42
Time                           117,799    4.34      134,005    6.01      100,953    5.75
------------------------------------------------------------------------------------------
   Total                      $270,783    2.98%    $254,786    4.50%    $212,019    4.34%
==========================================================================================

     The following table presents the maturity schedule of time deposits of $100,000 and over:

Three months or less                     $ 5,485
Over three through six months              3,452
Over six months through twelve months      7,025
Over twelve months                        14,509
------------------------------------------------
   Total                                 $30,471
================================================

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

               Legg Mason Wood Walker, Inc.
               F.J. Morrissey & Co, Inc.
               Monroe Securities, Inc.
               Ryan Beck & Co. LLC
               Hill Thompson Magid, L.P.
               E.E. Powell & Company, Inc.
               Schwab Capital Markets L.P.
               Knight Securities, L.P.
               Baird, Patrick & Co., Inc

--------------------------------------------------------------------------------

     The following table summarizes the high and low prices and dividend information since January 1, 2001. Prices are based on information made available to the Company. Cash dividends were declared on a quarterly basis.

------------------------------------------------------------------------
                            2002                        2001
------------------------------------------------------------------------
                    Stock Price                 Stock Price
                  --------------   Dividend   ---------------   Dividend
                   High     Low    Declared    High     Low     Declared
------------------------------------------------------------------------
First Quarter     $16.00   14.75    $0.15     $14.12   $12.13    $0.13
Second Quarter     15.50   14.75     0.15      17.25    12.15     0.13
Third Quarter      15.35   14.25     0.15      18.00    16.75     0.14
Fourth Quarter     15.75   14.25     0.15      16.75    14.00     0.15

     The Company paid cash dividends of $0.60 and $0.55 per share in 2002 and 2001 respectively. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, future dividends must depend upon earnings, financial condition and any other factors relevant at the time the Board of Directors consider such dividends. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, any restrictions on the Bank's dividend payments are directly applicable to the Company. Note 16 on page 23 of the Company's 2002 Annual Report provides more information regarding this topic.

     As of March 14, 2003, the Company had approximately, 686 shareholders of record as calculated by excluding individual participants in securities positions listing.